    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1996


                                                      REGISTRATION NO. 333-08737
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                   AMENDMENT


                                    NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                COX RADIO, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                            4832                           58-1620022
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)           Identification No.)

                             1400 LAKE HEARN DRIVE
                             ATLANTA, GEORGIA 30319
                                 (404) 843-5000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------
                               MARITZA C. PICHON
                            CHIEF FINANCIAL OFFICER
                                COX RADIO, INC.
                             1400 LAKE HEARN DRIVE
                             ATLANTA, GEORGIA 30319
                                 (404) 843-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

              STUART A. SHELDON, ESQ.                           KRIS F. HEINZELMAN, ESQ.
           DOW, LOHNES & ALBERTSON, PLLC                         CRAVATH, SWAINE & MOORE
          1200 NEW HAMPSHIRE AVENUE, N.W.                  WORLDWIDE PLAZA, 825 EIGHTH AVENUE
            WASHINGTON, D.C. 20036-6802                         NEW YORK, NEW YORK 10019
                  (202) 776-2000                                     (212) 474-1000

                            ------------------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                COX RADIO, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

   ITEM
  NUMBER                      CAPTION                              LOCATION IN PROSPECTUS
- -----------   ----------------------------------------  --------------------------------------------
     1.       Forepart of the Registration Statement
              and Outside Front Cover Page of
              Prospectus..............................  Outside Front Cover Page
     2.       Inside Front and Outside Back Cover
              Pages of Prospectus.....................  Inside Front and Outside Back Cover Pages
     3.       Summary Information, Risk Factors.......  Prospectus Summary; Risk Factors; Selected
                                                        Historical Consolidated Financial Data;
                                                        Management's Discussion and Analysis of the
                                                        Pro Forma Combined Results of Operations;
                                                        Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations of Cox Radio; Management's
                                                        Discussion and Analysis of Financial
                                                        Condition and Results of Operations of
                                                        NewCity
     4.       Use of Proceeds.........................  Prospectus Summary; Use of Proceeds
     5.       Determination of Offering Price.........  Outside Front Cover Page; Underwriting
     6.       Dilution................................  Dilution
     7.       Selling Security Holders................  *
     8.       Plan of Distribution....................  Outside Front Cover Page; Underwriting
     9.       Description of Securities to be
              Registered..............................  Outside Front Cover Page; Prospectus
                                                        Summary; Capitalization; Dividend Policy;
                                                        Description of Capital Stock; Underwriting
    10.       Interests of Named Experts and
              Counsel.................................  *

   ITEM
  NUMBER                      CAPTION                              LOCATION IN PROSPECTUS
- -----------   ----------------------------------------  --------------------------------------------
    11.       Information with Respect to the
              Registrant..............................  Outside Front Cover Page; Certain
                                                        Definitions and Market and Industry Data;
                                                        Prospectus Summary; Risk Factors; Use of
                                                        Proceeds; Dividend Policy; Dilution;
                                                        Capitalization; Unaudited Pro Forma Combined
                                                        Financial Data; Unaudited Pro Forma Combined
                                                        Balance Sheet; Unaudited Pro Forma Combined
                                                        Statements of Operations; Selected
                                                        Historical Consolidated Financial Data;
                                                        Management's Discussion and Analysis of the
                                                        Pro Forma Combined Results of Operations;
                                                        Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations of Cox Radio; Management's
                                                        Discussion and Analysis of Financial
                                                        Condition and Results of Operations of
                                                        NewCity; Business; The NewCity Acquisition;
                                                        Management; Security Ownership of Certain
                                                        Beneficial Owners; Certain Relationships and
                                                        Related Transactions; Description of Capital
                                                        Stock; Description of Indebtedness; Shares
                                                        Eligible for Future Sale; Underwriting
    12.       Disclosure of Commission Position on
              Indemnification for Securities Act
              Liabilities.............................  *

- ---------------
* Omitted from Prospectus because item is inapplicable.

                                EXPLANATORY NOTE

     This Registration Statement contains a preliminary prospectus relating to the offering of Class A Common Stock of Cox Radio, Inc. in the United States and Canada (the "U.S. Offering"), together with separate preliminary prospectus pages relating to a concurrent public offering of Class A Common Stock outside the United States and Canada (the "International Offering"). The complete preliminary prospectus for the U.S. Offering follows immediately after this Explanatory Note. After such preliminary prospectus are the following alternate pages for the preliminary prospectus for the International Offering: a front cover page and a back cover page. Each such page has been labeled "Alternate Page for International Prospectus." All other pages of the preliminary prospectus for the U.S. Offering are to be used for both the U.S. Offering and the International Offering.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               Subject to Completion, dated                , 1996

PROSPECTUS


                                           7,500,000 SHARES
                                            COX RADIO, INC.                             COX RADIO, INC.
                                         CLASS A COMMON STOCK


                          ---------------------------

     All of the shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), offered hereby are being sold by Cox Radio, Inc. ("Cox Radio" or the "Company"). Of the 7,500,000 shares of Class A Common Stock being offered, 6,000,000 shares are being offered initially in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters and 1,500,000 shares are being concurrently offered outside the United States and Canada (the "International Offering") by the International Managers (together with the U.S. Underwriters, the "Underwriters"). The U.S. Offering and the International Offering are collectively referred to as the "Offerings."



     Cox Radio's authorized capital stock includes Class A Common Stock and Class B Common Stock, par value $1.00 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). Except with respect to voting and conversion, the rights of holders of Class A Common Stock and Class B Common Stock are identical. Each share of Class B Common Stock generally entitles its holder to ten votes, whereas each share of Class A Common Stock entitles its holder to one vote. Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. After giving effect to the sale of Class A Common Stock offered hereby and the issuance of 155,000 shares of restricted Class A Common Stock to management at the effective time of the Offerings (assuming that the Underwriters' over-allotment option is not exercised), Cox Enterprises, Inc. ("CEI") will own approximately 71.9% of the outstanding Common Stock and have 96.2% of the voting power of the Company. See "Description of Capital Stock."



     Prior to the Offerings, there has been no public market for the Class A Common Stock. The initial public offering price is expected to be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The initial public offering price and the underwriting discounts and commissions per share are identical for each of the Offerings. Application has been made for listing of the Class A Common Stock on the New York Stock Exchange ("NYSE") under the symbol "CXR."

                          ---------------------------

 SEE "RISK FACTORS" COMMENCING ON PAGE 9 HEREIN FOR CERTAIN FACTORS THAT SHOULD
                    BE CONSIDERED BY PROSPECTIVE INVESTORS.
                          ---------------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
                                                      PRICE TO     UNDERWRITING DISCOUNTS   PROCEEDS TO
                                                       PUBLIC        AND COMMISSIONS(1)      COMPANY(2)
- ----------------------------------------------------------------------------------------------------------
Per Share......................................... $              $                       $
- ----------------------------------------------------------------------------------------------------------
Total(3).......................................... $              $                       $
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) Cox Radio has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by Cox Radio estimated to be $        .


(3) Cox Radio has granted the Underwriters a 30-day option to purchase up to an aggregate of 1,125,000 additional shares of Class A Common Stock on the same terms and conditions as set forth herein, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $        , $        and $        , respectively. See "Underwriting."

                          ---------------------------

     The shares of Class A Common Stock offered by this Prospectus are offered by the U.S. Underwriters subject to prior sale, to withdrawal, cancellation, or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New
York, New York, on or about           , 1996.
                          ---------------------------
LEHMAN BROTHERS
                  ALLEN & COMPANY
                   INCORPORATED
                                     CS FIRST BOSTON
                                                  MORGAN STANLEY & CO.
                                                       INCORPORATED
          , 1996

                CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA



     The terms "broadcast cash flow" and "EBITDA" are referred to in various places in this Prospectus. Broadcast cash flow consists of operating income plus depreciation and amortization and corporate general and administrative expenses. EBITDA consists of operating income plus depreciation and amortization. Although broadcast cash flow and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that broadcast cash flow is useful to a prospective investor because it is a measure widely used in the radio broadcasting industry to evaluate a broadcast company's operating performance and that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. Neither broadcast cash flow nor EBITDA should be considered in isolation or as a substitute for net income, cash flows from operating activities and other income and cash flow statement data prepared in accordance with GAAP, or as a measure of liquidity or profitability.



     Unless otherwise indicated herein, (i) market ranking by radio advertising revenue, radio market advertising revenue and radio market advertising data used to calculate compounded annual growth rate ("CAGR") have been obtained from Duncan's Radio Market Guide (1996 ed.) ("Duncan's") compiled by Duncan's American Radio, Inc.; (ii) total industry listener and revenue levels have been obtained from the Radio Advertising Bureau ("RAB"); (iii) all audience share data and audience rankings, including ranking by population, except where specifically stated to the contrary, have been derived from surveys of Adults 25 to 54, listening Monday through Sunday, 6 a.m. to 12 midnight, and are based on the average of the Fall, Winter, Spring and Summer Market Reports (each an "Arbitron Market Report") either ending in the year presented or the four most recent Arbitron Market Reports, as reported by Arbitron, Radio Market Reports, Metro or Target Audience Trends, The Arbitron Company ("Arbitron"); (iv) revenue share data in each market presented have been obtained from the Miller, Kaplan Market Revenue Report (published monthly), a publication of Miller, Kaplan, Arase & Co., Certified Public Accountants ("Miller Kaplan") or The Hungerford Market Report, a publication of Hungerford, Aldrin, Nichols & Carter Certified Public Accountants ("Hungerford"); (v) combined radio station group revenue share and combined radio station group revenue rank in each market presented are estimates by the Company that have been derived from Miller Kaplan, Duncan's and the American Radio Guide compiled by Duncan's American Radio, Inc. ("American Radio Guide") (to management's knowledge, there is no definitive, independent source for radio station group share and radio station group rank otherwise available.); (vi) percentage of national and local radio revenues per market have been obtained from Investing in Radio 1996 Market Report, a publication of Broadcasting Investor Analysts ("BIA"); and (vii) number of viable stations per market has been obtained from Duncan's; Duncan's defines "viable stations" as stations which are active and viable competitors for advertising dollars in the market. If Duncan's assigned a 1/2 ranking to a viable station, the total number of viable stations was rounded up to the nearest station.



     The terms local marketing agreement ("LMA") and joint sales agreement ("JSA") are referred to in various places in this Prospectus. An LMA refers to an agreement under which a radio station agrees to provide, on a cooperative basis, the programming, sales, marketing and similar services for a different radio station in the same market. A JSA refers to an agreement, similar to an LMA, under which a radio station agrees to provide the sales and marketing services for another station while the owner of such other radio station provides the programming for such other radio station in the same market. The term "duopoly," as used in various places in this Prospectus, refers to the ownership of two or more AM or two or more FM radio stations in the same geographic market. A station or station group's power ratio is defined as such station or station group's revenue market share divided by audience market share.


                            ------------------------


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



     DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE CLASS A COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                            ------------------------

                 [LEFT FLAP OF FOLDOUT CONTAINS STATION LOGOS]

              [RIGHT FLAP OF FOLDOUT CONTAINS MAP OF UNITED STATES

                           SHOWING STATION LOCATIONS]

                               PROSPECTUS SUMMARY


    The following information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. As indicated, the information with respect to Cox Radio contained in this Prospectus, other than the historical financial data, gives effect to the pending acquisition (the "NewCity Acquisition") by Cox Radio of NewCity Communications, Inc. ("NewCity"), as well as certain other planned acquisitions and dispositions (together with the NewCity Acquisition, the "Pending Transactions"). See "Pending Transactions." Consummation of each of the Pending Transactions is subject to certain conditions, including the approval of the Federal Communications Commission ("FCC"). Two of the Pending Transactions are also being reviewed by the Department of Justice ("DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"). There can be no assurance that such FCC approval will be obtained, that in connection with such HSR review, the DOJ will not require restructuring of such transactions or that such other required conditions will be satisfied or waived. See "Risk Factors." Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option described herein under "Underwriting."


                                  THE COMPANY


     Cox Radio, upon completion of the Pending Transactions, will be one of the ten largest radio broadcasting companies in the United States, based on both net revenues and number of stations. Cox Radio will own or operate, or provide sales and marketing services for, 42 radio stations (27 FM and 15 AM) clustered in 12 markets, including 18 stations to be acquired from NewCity. On a pro forma basis for 1995, Cox Radio will be the number one radio station group ranked by revenue share and audience share in five of its 12 markets. On a pro forma basis, Cox Radio would have generated net revenues of $178.6 million and broadcast cash flow of $51.8 million during the twelve month period ending June 30, 1996. Cox Radio, as part of CEI, was a pioneer in radio broadcasting, building its first station in 1934, acquiring its flagship station, WSB-AM (Atlanta), in 1939 and launching its first FM station, WSB-FM (Atlanta), in 1948.



     Cox Radio seeks to maximize the revenues and broadcast cash flow of its radio stations by operating and developing clusters of stations in demographically attractive and rapidly growing markets, including major markets such as Los Angeles and Sunbelt markets such as Atlanta, Miami, Tampa, Orlando, San Antonio and Birmingham. During the past five years, the 12 markets in which the Company's stations will operate have demonstrated, on an aggregate basis, greater radio advertising revenue growth than the U.S. radio industry as a whole. The Pending Transactions will enhance the clustering of the Company's radio stations; Cox Radio will operate three or more stations in nine of its 12 markets, and a total of 25 of the Company's 42 stations will be clustered in five markets. In addition, the NewCity Acquisition will create a platform for future strategic acquisitions to further cluster radio stations in the Company's markets.


     As a result of the Company's management, programming and sales efforts, the Company's radio stations are characterized by strong ratings and above average power ratios. In addition, Cox Radio has a track record of acquiring, repositioning and improving the operating performance of previously underperforming stations. Cox Radio's senior operating management, together with the NewCity senior operating management which will join Cox Radio as part of the NewCity Acquisition, will be comprised of six individuals with an average of over 23 years of experience in the radio broadcasting industry, including an average of over 14 years with their respective organizations. The Company believes that this experienced senior management team will be well positioned to manage larger radio station clusters and take advantage of new opportunities arising in the U.S. radio broadcasting industry.

     The following table sets forth certain information with respect to Cox Radio and its markets:


                                                       PRO FORMA COMPANY DATA                               MARKET DATA
                                     ----------------------------------------------------------    ------------------------------
                                                                                                                          1990 -
                                        NUMBER              1995 COMBINED STATION GROUP             1995                   1995
                                          OF         ------------------------------------------     RADIO       1995       RADIO
                                       STATIONS      REVENUE     REVENUE     AUDIENCE              MARKET     ARBITRON    MARKET
                                     ------------     MARKET      MARKET      MARKET     POWER     REVENUE     MARKET     REVENUE
MARKET                               FM       AM       RANK       SHARE      SHARE(1.    RATIO      RANK        RANK       CAGR
- ----------------------------------   ---      ---    --------    --------    --------    ------    -------    --------    -------
Los Angeles.......................    2        1         4         10.9%        8.8       1.24         1           2        2.7%
Atlanta...........................    2        2         1         21.3%       15.9       1.34        10          12        8.3%
Miami.............................    2       --         3         11.3%        8.5       1.33        12          11        5.9%
Tampa.............................    2        2         4         11.9%       13.0       0.92        21          21        6.1%
Orlando...........................    4        3         1         30.7%       28.5       1.08        26          39        6.3%
San Antonio.......................    2        1         4         14.3%       12.8       1.12        29          34        7.6%
Louisville........................    3       --         5          8.0%        7.0       1.14        45          49        5.8%
Birmingham........................    2        1         1         32.5%       19.1       1.70        51          55        4.9%
Dayton............................    1        1         2         25.5%       19.0       1.34        55          52        4.7%
Tulsa.............................    3        2         1         41.8%       33.0       1.27        56          60        7.4%
Bridgeport........................    1       --         3         21.6%       12.3       1.76        58         111        5.1%
Syracuse..........................    3        2         1         55.3%       34.9       1.58        71          68        0.4%


- ---------------
(1) Audience share data based upon all Persons 12+.

     The Company's stations are diversified in terms of format, target audience, geographic location and stage of development. Management believes that a number of the Company's stations have significant growth opportunities or turnaround potential and can therefore be characterized as developing stations. Cox Radio believes these stations can achieve significant broadcast cash flow growth by employing the Company's operating strategy. Management believes that its portfolio of stations in different stages of development enables it to maximize the Company's growth potential.


OPERATING STRATEGY

     Cox Radio operates its stations in clusters to (i) enhance net revenue growth by increasing the appeal of the Company's radio stations to advertisers and enabling such stations to compete more effectively with other forms of advertising and (ii) achieve operating efficiencies by consolidating broadcast facilities, eliminating duplicative positions in management and production and reducing overhead expenses. In addition, Cox Radio has demonstrated an ability to acquire underperforming stations and develop them into ratings and revenue leaders. This is achieved through the Company's management philosophy which emphasizes (i) market research and targeted programming; (ii) a customer-focused selling strategy; and (iii) marketing and promotional activities. This management philosophy is designed and coordinated by Cox Radio's experienced senior operating management and implemented on a local level by the Company's station managers. Cox Radio invests significant resources to identify and train local managers who are given the responsibility for day-to-day operations of the stations and the flexibility to develop policies that will improve station performance and establish long-term relationships with advertisers.

ACQUISITION STRATEGY


     During the last several years, the Company has implemented its clustering strategy through the acquisition of radio stations in several of its existing markets, and it intends to continue to make acquisitions in the 12 markets in which it will operate following the completion of the Pending Transactions. In the past, the Company has primarily acquired underperforming stations. Cox Radio may also make opportunistic acquisitions in additional markets in which the Company believes that it can cost-effectively achieve a leading position in terms of audience and revenue share. In evaluating acquisition opportunities in additional markets, Cox Radio intends to focus primarily on demographically attractive markets, such as those in the Sunbelt, and markets ranked between ten and 60 in terms of radio advertising revenues. The Company believes that such markets offer the greatest potential for growth relative to the cost of entry. Management also believes that Cox Radio will have the financial resources and management expertise to continue to pursue its acquisition strategy.


                              PENDING TRANSACTIONS

     Within the last six months, Cox Radio has entered into the following transactions:

NEWCITY ACQUISITION


     In July 1996, Cox Radio agreed to acquire NewCity for an aggregate consideration of approximately $253 million, consisting of approximately $166 million in cash and approximately $87 million in assumption of NewCity debt. The NewCity Acquisition will provide Cox Radio with an additional 18 stations (12 FM and 6 AM): 14 stations in five new markets (Birmingham, Bridgeport, Orlando, San Antonio and Tulsa) and four stations in two existing markets (Atlanta and Syracuse). Three of the five new markets are in the Sunbelt, a region which the Company believes will, over the next several years, demonstrate greater radio advertising revenue growth than the U.S. radio industry as a whole. The acquisition of three radio stations in Syracuse will provide Cox Radio with five stations (three FM and two AM) and a 55% radio revenue share in that market, and the acquisition of four radio stations in Orlando, together with the three stations acquired in the Orlando Acquisition (see below), will provide Cox Radio with seven stations (four FM and three AM) and a 31% radio revenue share in that market. The Company expects NewCity's management group to join Cox Radio, providing continuity and management depth to the combined organization. Cox Radio expects to consummate the NewCity Acquisition in the first half of 1997.

ORLANDO ACQUISITION


     In June 1996, in order to expand its cluster of Orlando stations, Cox Radio agreed to exchange its two Chicago radio stations for three Orlando stations (the "Orlando Acquisition") and approximately $20 million in cash. Cox Radio expects to consummate the Orlando Acquisition in the first half of 1997.


LOUISVILLE ACQUISITION


     In June 1996, Cox Radio agreed to acquire a Louisville FM station for $2.5 million in cash (the "Louisville Acquisition"), which will provide Cox Radio with its third FM station and an 8% revenue share in that market. Cox Radio expects to consummate the Louisville Acquisition in the third quarter of 1996.


MIAMI DISPOSITION

     In April 1996, Cox Radio agreed to sell its AM station in Miami for $13 million in cash (the "Miami Disposition"). Cox Radio expects to consummate the Miami Disposition in the fourth quarter of 1996.

TAMPA ACQUISITION


     In July 1996, Cox Radio exercised its option to purchase an AM station in Tampa for $1.5 million comprised of $0.8 million in cash and the forgiveness of $0.7 million in amounts due to Cox Radio (the "Tampa Acquisition"). Cox Radio expects to consummate the Tampa Acquisition in the fourth quarter of 1996.



TULSA ACQUISITION



     In August 1996, Cox Radio entered into negotiations to acquire an AM and an FM station in Tulsa for $5.5 million in cash. Cox Radio expects to consummate the Tulsa Acquisition in the first quarter of 1997.


                    RELATIONSHIP WITH COX ENTERPRISES, INC.


     Cox Radio is currently an indirect, wholly-owned subsidiary of CEI. CEI, a privately-held corporation headquartered in Atlanta, Georgia, is one of the largest media companies in the United States, with consolidated 1995 revenues of approximately $4 billion. CEI, which has a 98-year history in the media and communications industry and a 62-year history in the radio broadcasting business, publishes 18 daily newspapers, owns and operates seven television stations and owns approximately 75% of Cox Communications, Inc. ("CCI"), a publicly-traded broadband communications company (NYSE: COX) with approximately
3.3 million cable television customers. CEI is also the world's largest operator of auto auctions through Manheim Auctions.



     Immediately prior to the closing of the Offerings, all of CEI's U.S. radio operations will be transferred to Cox Radio (the "Cox Radio Consolidation"). Following the Cox Radio Consolidation, Cox Radio and its subsidiaries will be indebted to CEI in the amount of approximately $107.1 million (the "CEI Notes"). Cox Radio will apply $107.1 million of the net proceeds of the Offerings to discharge completely all amounts owed under the CEI Notes. See "Use of Proceeds" and "Certain Relationships and Related Transactions." Upon completion of the Offerings and the issuance of 155,000 shares of restricted Class A Common Stock to management, CEI will own approximately 71.9% of the outstanding Common Stock of Cox Radio and have 96.2% of the voting power of Cox Radio.


     The principal executive offices of Cox Radio are located at 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319 and the Company's telephone number is (404) 843-5000.

                                 THE OFFERINGS


Class A Common Stock offered:
  U.S. Offering...............................  6,000,000 shares
  International Offering......................  1,500,000 shares
          Total...............................  7,500,000 shares
Common Stock to be outstanding after the
  Offerings:
  Class A Common Stock(1).....................  7,655,000 shares
  Class B Common Stock........................  19,577,672 shares
          Total...............................  27,232,672 shares
Voting Rights.................................  There will be two classes of Common Stock outstanding after the Offerings: Class A
                                                Common Stock and Class B Common Stock. Except
                                                with respect to voting and conversion, the
                                                rights of holders of Class A Common Stock and
                                                Class B Common Stock are identical. Each
                                                share of Class A Common Stock is entitled to
                                                one vote and each share of Class B Common
                                                Stock is entitled to ten votes. Class A
                                                Common Stock and Class B Common Stock
                                                generally vote as a single class with respect
                                                to all matters submitted to a vote of
                                                stockholders. Each share of Class B Common
                                                Stock is convertible into one share of Class
                                                A Common Stock at the option of the holder.
                                                See "Description of Capital Stock."
Use of Proceeds...............................  Cox Radio expects to use the net proceeds from the Offerings to repay the CEI Notes, to
                                                partially fund the NewCity Acquisition and
                                                for general corporate purposes. In order to
                                                consummate the NewCity Acquisition, Cox Radio
                                                will be required to incur indebtedness. See
                                                "Use of Proceeds."
Proposed NYSE Symbol..........................  "CXR"


- ---------------

(1) If the Underwriters' over-allotment option were exercised in full, 8,780,000 shares of Class A Common Stock would be outstanding after the Offerings. See "Underwriting" and "Description of Capital Stock." Includes 155,000 shares of restricted stock to be issued to management at the effective time of the Offerings pursuant to Cox Radio's Long-Term Incentive Plan. Does not include 2,620,000 shares of Class A Common Stock reserved for issuance under Cox Radio's Long-Term Incentive Plan, Stock Purchase Plan and Directors Restricted Stock Plan (as defined herein), of which 760,000 shares will be issuable upon exercise of options granted at the effective time of the Offerings at an exercise price per share equal to the initial public offering price. See "Management -- Long-Term Incentive Plan."

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following pro forma financial data are derived from the Unaudited Pro Forma Combined Statements of Operations and Balance Sheet (the "Pro Forma Financial Data") included elsewhere in this Prospectus. The pro forma combined statements of operations data give effect to the Transactions (as defined herein) as if they had occurred as of January 1, 1995 and the pro forma combined balance sheet data give effect to the Transactions (other than the Prior Acquisitions (as defined herein)) as if they had occurred as of June 30, 1996. The Transactions include (i) the acquisition of WRKA-FM and WRVI-FM in Louisville, which was completed by Cox Radio in January 1996 (the "Prior Louisville Acquisition"); (ii) the acquisition of WHEN-AM and WWHT-FM in Syracuse, which was completed by Cox Radio in June 1996 (the "Prior Syracuse Acquisition" and, together with the Prior Louisville Acquisition, the "Prior Acquisitions"); (iii) the Orlando Acquisition, the Louisville Acquisition, the Tulsa Acquisition and the Miami Disposition (collectively, the "Other Pending Transactions"); (iv) the Offerings; and (v) the NewCity Acquisition. The Pro Forma Financial Data do not purport to represent what Cox Radio's results of operations or financial condition would actually have been had the Transactions in fact occurred on such dates or to project Cox Radio's results of operations or financial condition for any future period or at any future date. The Summary Unaudited Pro Forma Financial Information is based on certain assumptions and adjustments described in the Notes to the Unaudited Pro Forma Combined Statements of Operations and Balance Sheet and should be read in conjunction therewith. See also "Management's Discussion and Analysis of the Pro Forma Combined Results of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cox Radio," "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity," and the Consolidated Financial Statements for each of Cox Radio and NewCity included elsewhere in this Prospectus.



     Consummation of each of the Pending Transactions is subject to certain conditions, including the approval of the FCC. Two of the Pending Transactions are also being reviewed by the DOJ pursuant to HSR. There can be no assurance that such FCC approval will be obtained, that in connection with such HSR review, the DOJ will not require restructuring of such transactions or that such other required conditions will be satisfied or waived.



                                                                            PRO FORMA
                                                                ---------------------------------
                                                                 YEAR ENDED         SIX MONTHS
                                                                DECEMBER 31,      ENDED JUNE 30,
                                                                ------------     ----------------
                                                                    1995         1995       1996
                                                                ------------     -----     ------
                                                                      (DOLLARS IN MILLIONS,
                                                                     EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Net revenues(1).............................................     $168.4        $80.5     $ 90.7
  Station operating expenses..................................      121.6         59.4       64.6
  Corporate general and administrative expenses...............        4.4          2.3        2.7
  Depreciation and amortization...............................       15.4          7.5        7.9
                                                                ------------     -----     ------
  Operating income............................................       27.0         11.3       15.5
  Interest expense............................................       20.6         10.1       10.5
  Net income (loss)...........................................        1.2          (.9)       1.5
  Net income (loss) per share.................................        .04         (.03)       .06
  Number of shares outstanding................................       27.2         27.2       27.2
OTHER OPERATING AND FINANCIAL DATA:
  Broadcast cash flow(2)......................................     $ 46.8        $21.1     $ 26.1
  Broadcast cash flow margin(2)...............................       27.8%        26.2%      28.8%
  EBITDA(2)...................................................     $ 42.4        $18.8     $ 23.4
  After-tax cash flow(2)......................................       16.6          6.6        9.4
  Net debt to EBITDA(3).......................................         --           --        4.9x
BALANCE SHEET DATA (end of period):
  Cash and cash equivalents...................................     $   --        $  --     $ 29.0(4)
  Intangible assets, net......................................         --           --      379.8
  Total assets................................................         --           --      498.3
  Total debt..................................................         --           --      258.6
  Shareholders' equity........................................         --           --      207.5

- ---------------

(1) Total revenues less advertising agency commissions.
(2) "Broadcast cash flow" consists of operating income plus depreciation and amortization and corporate general and administrative expenses. "Broadcast cash flow margin" is broadcast cash flow as a percentage of net revenues. "EBITDA" is operating income plus depreciation and amortization. "After-tax cash flow" is income (loss) before extraordinary items, plus depreciation and amortization. Although broadcast cash flow, broadcast cash flow margin, EBITDA and after-tax cash flow are not recognized under GAAP, they are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the condition and performance of broadcast companies. For the foregoing reasons, the Company believes that these measures are useful to investors. However, investors should not consider these measures to be an alternative to operating income as determined in accordance with GAAP, an alternative to cash flows from operating activities (as a measure of liquidity) or an indicator of the Company's performance under GAAP.

(3) For purposes of this calculation, EBITDA is based on pro forma results for the twelve month period ending June 30, 1996. In addition, for purposes of this calculation, net debt includes $26.7 million of restricted cash, representing the net proceeds from the Miami Disposition and the Orlando Acquisition, net of the cash to be used for the Tulsa Acquisition. The Company intends to use such cash for the acquisition of additional radio properties in transactions which qualify as deferred like kind exchanges. To qualify, such acquisitions must be consummated within 180 days of receipt of the proceeds from the Miami Disposition and the Orlando Acquisition, respectively. If qualifying acquisitions are not consummated within the required time, the $26.7 million in restricted cash will be subject to tax liability. In such event, assuming a tax rate of 38%, the net debt to EBITDA ratio would be 5.2x.


(4) Includes cash of $26.7 million, representing the net proceeds from the Miami Disposition and the Orlando Acquisition, net of the cash to be used for the Tulsa Acquisition. The Company intends to use the proceeds from the Miami Disposition and the Orlando Acquisition for the acquisition of additional radio properties in transactions which will qualify as deferred like-kind exchanges. See "Unaudited Pro Forma Combined Financial Data."

                       SUMMARY HISTORICAL FINANCIAL DATA


     The following sets forth summary historical financial data for Cox Radio and NewCity for the three years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996. The comparability of the historical consolidated financial data reflected herein has been significantly impacted by acquisitions and dispositions. The information presented below is qualified in its entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cox Radio," "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity," and the Consolidated Financial Statements for each of Cox Radio and NewCity included elsewhere in this Prospectus.



                                                                       COX RADIO
                                                   -------------------------------------------------
                                                                                       SIX MONTHS
                                                      YEAR ENDED DECEMBER 31,        ENDED JUNE 30,
                                                   -----------------------------     ---------------
                                                   1993       1994        1995       1995      1996
                                                   -----     -------     -------     -----     -----
                                                                 (DOLLARS IN MILLIONS)
STATEMENTS OF OPERATIONS DATA:
  Net revenues(1)................................  $95.0     $111.5      $123.6      $58.6     $66.3
  Station operating expenses.....................   67.9       76.3        90.0       43.0      47.3
  Corporate general and administrative
     expenses(2).................................    2.5        2.7         5.9        1.9       2.3
  Depreciation and amortization..................    7.3        6.9         7.2        3.7       4.0
                                                   -----     ------      ------      -----     -----
  Operating income...............................   17.3       25.6        20.5       10.0      12.7
  Net income (loss)(3)...........................   (1.1)(4)   11.2         8.2        3.8       5.2
OTHER OPERATING DATA:
  Broadcast cash flow(5).........................  $27.1     $ 35.2      $ 33.6 (6)  $15.6     $19.0
  Broadcast cash flow margin(5)..................   28.5%      31.6 %      27.2 %     26.6%     28.7%
  EBITDA(5)......................................  $24.6     $ 32.5      $ 27.7 (6)  $13.7     $16.7
  After-tax cash flow(5).........................   13.8       18.1        15.4        7.5       9.2
  Net cash provided by operating activities......   11.4       14.1        14.0        6.3       9.1
  Net cash used in investing activities..........    6.1       12.3        17.3        2.1      15.2
  Net cash provided by (used in) financing
     activities..................................   (4.8)      (1.6 )       3.1       (4.3)      6.1
  Number of stations owned or operated or for
     which services are provided(7)..............     15         16          18         18        20



                                                                        NEWCITY
                                                     ---------------------------------------------
                                                                                     SIX MONTHS
                                                      YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
                                                                 (DOLLARS IN MILLIONS)
STATEMENTS OF OPERATIONS DATA:
  Net revenues(1)..................................  $53.3     $52.7(8)  $55.6     $27.4     $28.9
  Station operating expenses.......................   36.8      36.9      40.7      20.3      20.3
  Corporate general and administrative expenses....    1.9       1.8       1.7       1.0       0.9
  Depreciation and amortization....................    3.8       3.1       3.5       1.5       1.6
                                                     -----     -----     -----     -----     -----
  Operating income.................................   10.8      10.9       9.7       4.6       6.1
  Net income (loss)(3).............................   11.0(9)    2.1      (0.4)     (0.3)      0.7
OTHER OPERATING DATA:
  Broadcast cash flow(5)...........................  $16.5     $15.8(8)  $14.9(10) $ 7.1     $ 8.6
  Broadcast cash flow margin(5)....................   31.0%     30.0%     26.8%     25.9%     29.8%
  EBITDA(5)........................................  $14.6     $14.0(8)  $13.2(10) $ 6.1     $ 7.7
  After-tax cash flow(5)...........................   16.9       5.3       3.1       1.2       2.3
  Net cash provided by operating activities........    6.9       4.2       2.4        --       1.4
  Net cash provided by (used in) investing
     activities....................................   12.9       7.1     (13.3)    (12.7)     (1.2)
  Net cash provided by (used in) financing
     activities....................................  (20.1)    (13.6)     11.0      12.6       0.3
  Number of stations owned or operated or for which
     services are provided(7)......................     14        17        17        17        19

- ---------------

 (1) Total revenues less advertising agency commissions.


 (2) As described in Note 9 to the Consolidated Financial Statements of Cox Radio, certain of Cox Radio's executives participate in CEI's stock-based compensation plan (the "Unit Appreciation Plan" or "UAP"). Because CEI and Cox Radio are private companies, the benefits under the UAP are generally payable in cash. This cash payment option has resulted in charges to compensation expense of $0.9 million, $0.8 million and $1.6 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $0.8 million and $1.2 million for the six months ended June 30, 1995 and 1996, respectively. This compensation expense is included in historical corporate general and administrative expenses. Public companies traditionally implement stock award plans that provide for the issuance of stock to participants and do not result in compensation expense under applicable accounting standards. The Company intends to implement such a plan in 1996 and, therefore, Cox Radio does not expect to incur this expense in future periods. See "Management -- Cox Enterprises, Inc. Unit Appreciation Plan" and " -- Long-Term Incentive Plan." In addition, year ended December 31, 1995 corporate general and administrative expenses include a nonrecurring corporate charge.



 (3) Historical earnings per share information for Cox Radio is not presented as it is not considered meaningful and may be misleading to potential investors given the Cox Radio Consolidation immediately prior to the Offerings and the recent significant acquisition and disposition activity of the Company. In addition, historical earnings per share information for NewCity is not presented because NewCity does not have publicly traded equity securities and is not registering stock to be sold in a public market.



 (4) Includes a $7.6 million noncash charge for the cumulative effect of accounting changes. See further discussion in Notes 2, 7 and 8 to the Consolidated Financial Statements of Cox Radio.



 (5) "Broadcast cash flow" consists of operating income plus depreciation and amortization and corporate general and administrative expenses. "Broadcast cash flow margin" is broadcast cash flow as a percentage of net revenues. "EBITDA" is operating income plus depreciation and amortization. "After-tax cash flow" is income (loss) before extraordinary items, plus depreciation and amortization. Although broadcast cash flow, broadcast cash flow margin, EBITDA and after-tax cash flow are not recognized under GAAP, they are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the condition and performance of broadcast companies. For the foregoing reasons, the Company believes that these measures are useful to investors. However, investors should not consider these measures to be an alternative to operating income as determined in accordance with GAAP, an alternative to cash flows from operating activities (as a measure of liquidity) or an indicator of the Company's performance under GAAP.



 (6) Declines in broadcast cash flow and EBITDA from the prior year are due mainly to the impact of the baseball strike on advertiser spending, the cost of sports programming rights in Atlanta, start-up costs related to acquisitions or LMA's consummated in late 1994 and early 1995 and a nonrecurring corporate charge in 1995. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cox Radio."



 (7) For the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996, WJZF-FM (Atlanta) is included in Cox Radio's number of stations owned or operated or for which sales and marketing services are provided because it was operated by Cox Radio during those periods under an LMA agreement with NewCity.



 (8) Declines in net revenues, broadcast cash flow and EBITDA from 1993 are due mainly to the sale of WYAY-FM (Atlanta) and the transfer of the operations of WJZF-FM (Atlanta) to Cox Radio pursuant to an LMA. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity."



 (9) Includes a $15.0 million pre-tax gain on the sale of broadcast property assets. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity."



 (10) Declines in broadcast cash flow and EBITDA from 1994 are due mainly to the losses incurred from the results of developing stations in KJSR-FM (Tulsa) and WZKD-AM (Orlando) that began operating in January 1995. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity."

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors, in addition to the other information contained elsewhere in this Prospectus, prior to making an investment in the Class A Common Stock.

FAILURE TO CONSUMMATE THE PENDING TRANSACTIONS


     Although Cox Radio has entered into definitive contracts regarding the NewCity Acquisition and the Other Pending Transactions (except for the Tulsa Acquisition, for which Cox Radio expects to enter into a definitive agreement shortly), there can be no assurance that any of the Pending Transactions will be consummated. Consummation of each of the Pending Transactions is subject to certain closing conditions, including the receipt of FCC approval. The NewCity Acquisition and the Orlando Acquisition are also being reviewed by the DOJ pursuant to HSR. There can be no assurance that such FCC approval will be obtained, that in connection with such HSR review, the DOJ will not require restructuring of such transactions or that the other closing conditions to any of the Pending Transactions will be satisfied or waived.



     Since CEI owns a television station in Orlando, the Company must obtain waivers of the FCC's radio-television cross-ownership rule in order to complete the NewCity Acquisition insofar as it pertains to NewCity's stations in Orlando and the Orlando Acquisition. Although the Company expects to obtain such waivers, there can be no assurance that such waivers will be granted. In the absence of permanent waivers, the Company will request, and the Company would expect the FCC to grant, temporary waivers of the cross-ownership rule on the condition that Cox Radio divest its ownership of one or more of its radio stations in Orlando within a six-to-eighteen month period following the NewCity Acquisition and the Orlando Acquisition. Since CEI also owns a television station and two daily newspapers in Atlanta, the Company also must obtain waivers of the FCC's radio-television and radio-newspaper cross-ownership rules in order to complete the NewCity Acquisition as it pertains to NewCity's station in Atlanta. The Company has requested, and expects the FCC to grant, temporary waivers of these cross-ownership rules on the condition that Cox Radio divest its ownership of the NewCity Atlanta station within an eighteen month period following the closing of the NewCity Acquisition or upon modification of the FCC's ownership rules such that Cox Radio would be permitted to own NewCity's Atlanta station on a permanent basis without a waiver. There can be no assurance that the FCC will grant such waivers.



     Additionally, if the requisite approval from the FCC is obtained, Cox Radio may consummate the Pending Transactions before such approval becomes "final" (that is, before the close of the time period within which aggrieved parties may petition the FCC, or the FCC may on its own motion determine, to reconsider its consent). If Cox Radio consummates any of the Pending Transactions before the FCC consent becomes "final", and the FCC reconsiders its consent within the applicable time period, it is possible that the FCC would rescind its consent of the Pending Transactions and require the parties in effect to "unwind" part or all of the transaction. Cox Radio is unable to predict whether, if FCC approval of the Pending Transactions is received, the FCC would reconsider its approval or the consequences thereof. However, if FCC approval of the Pending Transactions is received, Cox Radio believes the possibility of the FCC requiring Cox Radio to unwind part or all of the Pending Transactions would be remote, and Cox Radio presently knows no reason why the FCC would take such an action. If part or all of the Pending Transactions were required to be unwound, there can be no assurance as to the effect upon Cox Radio.



     In connection with the Orlando Acquisition, the DOJ has issued a request for additional information (the "Orlando Second Request") seeking the production of documents and other information on the Chicago and Orlando radio markets. In connection with the NewCity Acquisition, the DOJ has issued a second request (the "NewCity Second Request") seeking the production of documents and other information on the Orlando radio market. There can be no assurance that the DOJ will not require restructuring of the acquisitions, potentially including the divestiture of certain stations, as part of the HSR process.



     Obtaining the FCC rule waivers, or complying with the Orlando Second Request and the NewCity Second Request, could delay or prevent consummation of the NewCity Acquisition and the Orlando

Acquisition. If any Pending Transaction is not consummated, there can be no assurance that Cox Radio will be able to enter into comparable transactions.



RISKS ASSOCIATED WITH ACQUISITION STRATEGY


     In addition to the Pending Transactions, Cox Radio intends to continue to evaluate the acquisition of additional radio stations or radio station groups. Any such acquisition will be subject to FCC approval and FCC limits on the number and location of broadcasting properties that any one person or entity may own. In addition, Cox Radio competes and will continue to compete with many other buyers for the acquisition of radio stations. Some of those competitors have greater financial resources than Cox Radio. As a result of these and other factors, there can be no assurance that future acquisitions will be available on attractive terms.

     While management expects to realize certain operating synergies and cost savings as a result of the Pending Transactions and any future acquisition, there can be no assurance that such synergies and savings will be achieved, that the integration of Cox Radio and new stations or management groups can be accomplished successfully or on a timely basis or that the Company's operating strategy can be implemented. In addition, as a result of the Pending Transactions, management will be required to operate substantially larger radio station groups in certain markets. As a result, the Pending Transactions and any future acquisition may have an adverse affect on Cox Radio's financial position and results of operations.

IMPORTANCE OF LOS ANGELES AND ATLANTA RADIO STATIONS

     In 1995, the Company's three radio stations in Los Angeles and four radio stations in Atlanta generated approximately 35% and 25%, respectively, of Cox Radio's net revenues. On a pro forma basis after giving effect to the Pending Transactions, such radio stations in Los Angeles and Atlanta would have generated approximately 26% and 18%, respectively, of Cox Radio's net revenues in 1995. A significant decline in net revenues from the Company's stations in these markets, as a result of a ratings decline or otherwise, could have a material adverse effect on Cox Radio's financial position and results of operations.

COMPETITION

     Radio broadcasting is a highly competitive business. Each of the Company's radio stations competes for audience share and advertising revenue directly with other radio stations, as well as with other electronic and print media within its respective market. There are typically other well-capitalized firms competing in the same geographic markets as Cox Radio.

     The financial success of each of the Company's radio stations is dependent principally upon its share of the overall advertising revenue within its geographic market, its promotional and other expenses incurred to obtain that revenue and the economic strength of its geographic market. Radio advertising revenues are, in turn, highly dependent upon audience share. Other stations may change programming formats to compete directly with the Company's stations for listeners and advertisers or launch aggressive promotional campaigns in support of already existing competitive formats. If a competitor, particularly one with substantial financial resources, were to attempt to compete in either of these fashions, ratings at the Company's affected station could be negatively impacted, resulting in lower net revenues.

     Radio broadcasting is also subject to competition from electronic and print media. Potential advertisers can substitute advertising through broadcast television, cable television systems (which can offer concurrent exposure on a number of cable networks to enlarge the potential audience), daily, weekly, and free-distribution newspapers, other print media, direct mail, and on-line computer services for radio advertising. Competing media commonly target the customers of their competitors, and advertisers regularly shift dollars from radio to these competing media and vice versa. Accordingly, there can be no assurance that any of the Company's radio stations will be able to maintain or increase its current audience share and advertising revenue share.

     Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting ("DAB"). DAB may deliver multi-channel, multi-format digital radio services with sound quality equivalent to compact discs by satellite to nationwide and regional audiences. Cox Radio cannot predict the effect, if any, that any such new technologies may have generally on the radio broadcasting industry as a whole or on the Company's radio stations.


BENEFITS OF OFFERING TO AFFILIATED ENTITY



     After the consummation of the Offerings, Cox Radio will pay approximately $107.1 million or 98.3% of the net proceeds of the Offerings to fully discharge the CEI Notes. As a result, $1.9 million or 1.7% of the net proceeds of the Offerings will be available to the Company for other purposes. Immediately following the repayment of the CEI Notes, Cox Radio will not have any indebtedness. See "Capitalization", "Use of Proceeds" and "Certain Relationships and Related Transactions."


RADIO BROADCASTING INDUSTRY AND ECONOMIC CONDITIONS

     The profitability of the Company's radio stations is subject to various factors that influence the radio broadcasting industry as a whole. The Company's radio stations may be affected by numerous factors, including changes in audience tastes, priorities of advertisers, new laws, governmental regulations and policies, changes in broadcast technical requirements, technological changes and proposals to eliminate the tax deductibility of expenses incurred by advertisers. Cox Radio cannot predict which, if any, of these or other factors might have a significant impact on the radio broadcasting industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on Cox Radio's operations. Generally, advertising tends to decline during economic recession or downturn. Consequently, Cox Radio's advertising revenue is likely to be adversely affected by a recession or downturn in the United States economy, the economy of an individual geographic market in which the Company owns or operates radio stations, or provides sales and marketing services for, or other events or circumstances that adversely affect advertising activity.

GOVERNMENT REGULATION OF RADIO BROADCASTING INDUSTRY

     The radio broadcasting industry is subject to extensive and changing regulation. Among other things, the Communications Act of 1934, as amended (the "Communications Act") and FCC rules and policies limit the number of stations that one entity can own in a given market. The Communications Act and FCC rules and policies also require FCC approval for transfers of control of licensees and assignments of FCC licenses. The filing of petitions or complaints against Cox Radio or other FCC licensees could result in the FCC delaying the grant of, or refusing to grant, its consent to the assignment of licenses to or from an FCC licensee or the transfer of control of an FCC licensee. In certain circumstances, the Communications Act and FCC rules will operate to impose limitations on alien ownership and voting of the Common Stock. There can be no assurance that there will not be changes in the current regulatory scheme, the imposition of additional regulations or the creation of new regulatory agencies, which changes could restrict or curtail the ability of Cox Radio to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of radio and other media properties. Moreover, there can be no assurance that there will not be other regulatory changes, including aspects of deregulation, that will result in a decline in the value of the stations operated by Cox Radio or adversely affect Cox Radio's competitive position. See "Business -- Federal Regulation of Radio Broadcasting."


     Each of the Company's radio stations operates pursuant to one or more licenses issued by the FCC that presently have a maximum term of seven years. The Company's licenses expire at various times through August 1, 2003. Although Cox Radio has applied or will apply to renew these licenses, third parties may challenge the Company's renewal applications. While Cox Radio is not aware of facts or circumstances that would prevent the Company from having its current licenses renewed, there can be no assurance that the licenses will be renewed. Failure to obtain the renewal of any of Cox Radio's broadcast licenses or to obtain FCC approval for an assignment or transfer to Cox Radio of a license in connection with a radio station acquisition may have a material adverse effect on the Company's business and operations. In addition, if Cox Radio or any of its officers, Directors or significant stockholders materially violates the FCC's rules and regulations or the Communications Act, is convicted of a felony or is found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition from a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon Cox Radio which could involve the imposition of monetary fines, the revocation of Cox Radio's broadcast licenses or other sanctions. If the FCC were to issue an order denying a license renewal application or revoking a license, Cox Radio would be required to cease operating the applicable radio station only after Cox Radio had exhausted all rights to administrative and judicial review without success.



CONTROL BY CEI; CERTAIN ANTI-TAKEOVER PROVISIONS



     Prior to the Offerings, CEI, through wholly-owned subsidiaries, beneficially owned 100% of the outstanding Common Stock and 100% of the voting power of Cox Radio, allowing CEI to control all actions taken by Cox Radio. After giving effect to the Offerings and the issuance of 155,000 shares of restricted Class A Common Stock to management, CEI, through wholly-owned subsidiaries, will own approximately 71.9% of the outstanding Common Stock and have 96.2% of the voting power of Cox Radio. As a result, CEI will be able to elect all the members of the Board of Directors of Cox Radio (the "Cox Radio Board") and effect other transactions without the approval of Cox Radio's public stockholders. Cox Radio's Amended and Restated Certificate of Incorporation (the "Cox Radio Certificate") and Amended and Restated Bylaws (the "Bylaws") also contain certain anti-takeover provisions. See "Description of Capital
Stock -- Anti-takeover Provisions." This voting control or these anti-takeover provisions may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Cox Radio, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over the then-current market prices, because the consummation of any such change of control would require the consent of CEI or require compliance with such anti-takeover provisions.



POTENTIAL CONFLICTS OF INTEREST



     The interests of CEI, which operates businesses in other industries, including television broadcasting, broadband communications, auto auctions and newspapers, may from time to time diverge from the interests of Cox Radio. Conflicts of interest between Cox Radio and CEI could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional members of the Cox Radio Board and the payment of dividends by Cox Radio. Cox Radio will form an audit committee of the Cox Radio Board which will consist of independent directors and which will address certain potential conflicts of interest that may arise between the Company and CEI. There can be no assurance that any conflicts of interest will be resolved in favor of Cox Radio.


DEPENDENCE ON KEY PERSONNEL

     Cox Radio's business depends upon the continued efforts, abilities and expertise of its executive officers and other key employees, including Robert F. Neil and, subsequent to the consummation of the NewCity Acquisition, Richard A. Ferguson. The loss of the services of any executive officer or other key employee could have a material adverse effect on Cox Radio's financial condition and results of operations. Although there can be no assurance that the Company will be successful in retaining any executive officer or other key employee, the Company's incentive arrangements have been structured to encourage such executive officers and other key employees to remain with the Company.

RESTRICTIONS IMPOSED BY NEWCITY DEBT

     NewCity is, and subsequent to the consummation of the NewCity Acquisition, will continue to be, subject to certain restrictions pursuant to the terms of its 11.375% Senior Subordinated Notes due 2003 (the "NewCity Notes"). See "Description of Indebtedness -- NewCity Notes." Such restrictions could limit NewCity's ability to declare dividends or to incur additional debt. In addition, the change of control contemplated pursuant to the NewCity Acquisition will trigger an obligation on the part of NewCity to offer to repurchase the NewCity Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of any such repurchase. If NewCity is required to repurchase any of the NewCity Notes, the Company expects to fund such repurchase through debt financing, including bank financing.

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offerings and the issuance of 155,000 shares of restricted Class A Common Stock to management, Cox Radio will have outstanding 7,655,000 shares of Class A Common Stock (assuming no exercise of the Underwriters' overallotment option) and 19,577,672 shares of Class B Common Stock. In addition, Cox Radio will have outstanding options to purchase 760,000 shares of Class A Common Stock. Of these shares, the 7,500,000 shares of Class A Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold subject to certain restrictions as to timing, manner and volume. The remaining 155,000 shares of Class A Common Stock outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Such shares and the 19,577,672 shares of Class B Common Stock held indirectly by CEI (an Affiliate) may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption afforded by Rule 144 under the Securities Act.



     The Company, its directors, CEI and certain officers of the Company, who will directly or indirectly own 19,577,672 shares of Class B Common Stock, 155,000 shares of restricted Class A Common Stock and options to purchase 760,000 shares of Class A Common Stock upon completion of the Offerings, have agreed not to, directly or indirectly, offer for sale, sell or otherwise dispose of, or announce the offering of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc.



     No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Class A Common Stock. Nevertheless, sales of significant numbers of shares of Common Stock in the public market could adversely affect the market price of the Class A Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."


NO PRIOR PUBLIC MARKET

     Prior to the Offerings, there has been no public market for the Class A Common Stock and there can be no assurance that an active public market will develop or, if one does develop, that it will be maintained. The initial public offering price for the Class A Common Stock will be determined by negotiations among Cox Radio and the representatives of the Underwriters based upon the consideration of certain factors set forth herein under "Underwriting." There can be no assurance that the initial public offering price will correspond to the price at which the Class A Common Stock will trade in the public market subsequent to the Offerings. Market conditions in the radio industry may have an adverse impact on the market price of the Class A Common Stock. Furthermore, the stock market typically experiences volatility that affects the market price of companies' securities in ways often unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Class A Common Stock.

DILUTION

     Persons purchasing shares of Class A Common Stock in the Offerings will sustain immediate dilution in net tangible book value per share. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds from the sale of the 7,500,000 shares of Class A Common Stock offered hereby are estimated to be approximately $109 million (approximately $126 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $16 per share (the midpoint of the currently anticipated range of the initial public offering price set forth on the cover page of this Prospectus), and after deducting the underwriting discount and estimated offering expenses. Cox Radio intends to use approximately $107.1 million of such net proceeds to repay all amounts then outstanding under the CEI Notes. The balance of the net proceeds will be available for general corporate purposes and acquisitions, including to partially fund the NewCity Acquisition. Although Cox Radio is repaying indebtedness with the net proceeds of the Offerings, Cox Radio will be required to borrow approximately $164 million to consummate the NewCity Acquisition. Cox Radio expects to be able to obtain the required loan from a syndicate of banks. If such bank financing is not available, the necessary funds will be loaned by CEI to Cox Radio at prevailing market rates. See "The NewCity Acquisition -- The Guaranty."



     The CEI Notes bear interest at a variable rate of interest equal to the prime rate (as reported by Chase Manhattan Bank, N.A.) plus 1.5% (9.75% as of August 15, 1996) and are repayable in full on December 31, 1999. Borrowings under the CEI Notes relate to operations and acquisitions, including the Prior Syracuse Acquisition and the Louisville Acquisition. See "Certain Relationships and Related Transactions" and "Description of Indebtedness."


                                DIVIDEND POLICY


     Cox Radio currently intends to retain any future earnings for use in the development and operation of its business. Accordingly, Cox Radio does not expect to pay cash dividends in the foreseeable future.

                                    DILUTION



     Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of Class A Common Stock will exceed the net tangible book value per share of Common Stock after the Offerings. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding on the date as of which such book value is determined.



     At June 30, 1996, on a pro forma basis to reflect the Transactions (exclusive of the Offerings), the Company had a net tangible book value (deficit) of approximately $(282,741,000) or $(14.33) per share. After giving effect to the sale by the Company of 7,500,000 shares of Class A Common Stock offered hereby at an assumed initial public offering price of $16.00 per share (the mid-point of the range set forth on the cover page of this Prospectus), and application of the estimated net proceeds therefrom, the pro forma net tangible book value (deficit) of the Company as of June 30, 1996 would have been approximately $(172,319,000), or $(6.33) per share. This represents an immediate increase in such net tangible book value of $8.00 per share to existing stockholders and an immediate dilution to new investors of $22.33 per share. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............................            $16.00
  Pro forma net tangible book value (deficit) per share before the
     Offerings..............................................................  $(14.33)
  Increase in net tangible book value (deficit) per share attributable to
     new investors..........................................................     8.00
                                                                              -------
Pro forma net tangible book value (deficit) per share after the Offerings...             (6.33)
                                                                                        ------
Dilution per share to new investors.........................................            $22.33
                                                                                        ======



     The following table summarizes the number of shares of Common Stock acquired from the Company and the aggregate consideration and the average price per share paid by existing stockholders and by purchasers of the shares of Class A Common Stock (before deducting underwriting discounts and commissions and offering expenses) in the Offerings:



                                       SHARES PURCHASED          TOTAL CONSIDERATION
                                    ----------------------     ------------------------     AVERAGE PRICE
                                      NUMBER       PERCENT        AMOUNT        PERCENT       PER SHARE
                                    ----------     -------     ------------     -------     -------------
Existing stockholders(1)..........  19,732,672       72.5%     $124,360,000       50.9%        $  6.30
New investors.....................   7,500,000       27.5       120,000,000       49.1           16.00
                                    ----------      -----      ------------      -----
          Total...................  27,232,672      100.0%     $244,360,000      100.0%
                                    ==========      =====      ============      =====


- ---------------

(1) If the Underwriters' over-allotment option were exercised in full, 8,780,000 shares of Class A Common Stock would be outstanding after the Offerings. See "Underwriting" and "Description of Capital Stock." Includes 155,000 shares of restricted Class A Common Stock to be issued to management at the effective time of the Offerings pursuant to Cox Radio's Long-Term Incentive Plan. Does not include 2,620,000 shares of Class A Common Stock reserved for issuance under Cox Radio's Long-Term Incentive Plan, Stock Purchase Plan and Directors Restricted Stock Plan (as defined herein), of which 760,000 shares will be issuable upon exercise of options granted at the effective time of the Offerings at an exercise price per share equal to the initial public offering price. See "Management -- Long-Term Incentive Plan."

                                 CAPITALIZATION


     The following table sets forth the capitalization of Cox Radio at June 30, 1996 (i) on an historical basis (including the Prior Acquisitions); (ii) on a pro forma basis after giving effect to the Other Pending Transactions; (iii) on a pro forma basis after giving effect to the Other Pending Transactions and the Offerings; and (iv) on a pro forma basis after giving effect to the Transactions (other than the Prior Acquisitions). This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Data and the Consolidated Financial Statements of each of Cox Radio and NewCity included elsewhere in this Prospectus.



                                                                        JUNE 30, 1996
                                             -------------------------------------------------------------------
                                                                                  PRO FORMA FOR
                                                                                    THE OTHER
                                                             PRO FORMA FOR THE       PENDING         PRO FORMA
                                              HISTORICAL       OTHER PENDING     TRANSACTIONS AND     FOR THE
                                               COX RADIO       TRANSACTIONS       THE OFFERINGS     TRANSACTIONS
                                             -------------   -----------------   ----------------   ------------
                                                                   (DOLLARS IN THOUSANDS)
Cash and cash equivalents..................    $   1,666         $  28,366(1)        $ 30,258(1)      $ 29,004(1)
                                                ========          ========           ========         ========
Amounts due to CEI.........................    $ 104,508         $ 107,108           $     --         $     --
Long-term debt (including current
  maturities)..............................           --                --                 --          258,608
Shareholders' equity:
  Preferred Stock, $1.00 par value;
     5,000,000 shares authorized...........           --                --                 --               --
  Common Stock.............................            1                 1                 --               --
     Class A Common Stock, $1.00 par value;
       70,000,000 shares authorized,
       7,655,000 shares issued and
       outstanding.........................           --                --              7,655            7,655
     Class B Common Stock, $1.00 par value;
       45,000,000 shares authorized,
       19,577,672 shares issued and
       outstanding.........................           --                --             19,578           19,578
  Additional paid-in capital...............      124,360           124,360            207,550          207,550
  Deficit in retained earnings.............      (43,029)          (27,280)           (27,280)         (27,280)
                                                --------          --------           --------         --------
          Total shareholders' equity.......       81,332            97,081            207,503          207,503
                                                --------          --------           --------         --------
          Total capitalization.............    $ 185,840         $ 204,189           $207,503         $466,111
                                                ========          ========           ========         ========


- ---------------


(1) Includes cash of $26.7 million, representing the net proceeds from the Miami Disposition and the Orlando Acquisition, net of the cash to be used for the Tulsa Acquisition. The Company intends to use the proceeds from the Miami Disposition and the Orlando Acquisition for the acquisition of additional radio properties which will qualify as deferred like-kind exchanges. See "Unaudited Pro Forma Combined Financial Data."

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


     The following unaudited pro forma combined financial data (the "Pro Forma Financial Data") are based on the historical Consolidated Financial Statements of Cox Radio included elsewhere in this Prospectus, adjusted to give pro forma effect to the Transactions. The Transactions include (i) the Prior Acquisitions;
(ii) the Other Pending Transactions; (iii) the Offerings; and (iv) the NewCity Acquisition. The Unaudited Pro Forma Statements of Operations give effect to the Transactions as if they had occurred as of January 1, 1995 and the Unaudited Pro Forma Combined Balance Sheet gives effect to the Transactions (other than the Prior Acquisitions) as if they had occurred as of June 30, 1996. The Transactions and the related adjustments are described in the accompanying notes. The Pro Forma Financial Data should be read in conjunction with the historical Consolidated Financial Statements for each of Cox Radio and NewCity included elsewhere in this Prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cox Radio" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity."



     The pro forma information with respect to the NewCity Acquisition is based on the historical financial statements of NewCity included elsewhere in this Prospectus. The NewCity Acquisition is accounted for under the purchase method of accounting. The total purchase price is allocated to the tangible and identifiable intangible assets and liabilities of the acquired business based upon Cox Radio's preliminary estimates of their fair value, with the remainder allocated to goodwill. The allocation of the NewCity purchase price will be finalized after consummation of the NewCity Acquisition. The final purchase price allocation is not expected to differ materially from the pro forma estimate. The Pro Forma Financial Data do not purport to represent what Cox Radio's results of operations or financial condition would actually have been had the Transactions occurred on such dates or to project Cox Radio's results of operations or financial condition for any future period or at any future date.


     Consummation of each of the Pending Transactions is subject to certain conditions, including the approval of the FCC; there can be no assurance that such approval will be obtained or that other required conditions will be satisfied or waived. See "Risk Factors."

                                COX RADIO, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1996


                                                                               PRO FORMA FOR
                                   PRO FORMA                                     THE OTHER
                                ADJUSTMENTS FOR  PRO FORMA FOR   PRO FORMA        PENDING
                                   THE OTHER       THE OTHER    ADJUSTMENTS    TRANSACTIONS
                   HISTORICAL       PENDING         PENDING       FOR THE         AND THE     HISTORICAL
                    COX RADIO   TRANSACTIONS(1)  TRANSACTIONS   OFFERINGS(2)     OFFERINGS     NEWCITY
                   -----------  ---------------  -------------  ------------   -------------  ----------
                                                  (DOLLARS IN THOUSANDS)
                                                 ASSETS
CURRENT ASSETS:
 Cash and cash
   equivalents...  $    1,666       $    --       $     1,666    $  120,000    $     3,558     $    638
                                                                    (11,000)
                                                                   (107,108)
 Restricted
   cash..........          --        12,750(a)         26,700            --         26,700           --
                                     19,750(b)
                                     (5,800)(c)
 Accounts and
   notes
   receivable,
   less allowance
   for doubtful
   accounts......      31,285           358(d)         31,643            --         31,643       11,783
 Prepaid expenses
   and other
   current
   assets........       4,804            --             4,804            --          4,804        2,805
                   ----------       -------       -----------    ----------    -----------     --------
     Total
       current
       assets....      37,755        27,058            64,813         1,892         66,705       15,226
                   ----------       -------       -----------    ----------    -----------     --------
Plant and
 equipment,
 net.............      29,614        (2,541)(d)        27,073            --         27,073        9,458
Intangible
 assets, net.....     135,630         3,543(d)        139,173            --        139,173       59,041
Other assets.....       1,767            --             1,767            --          1,767          164
                   ----------       -------       -----------    ----------    -----------     --------
     Total
       Assets....  $  204,766       $28,060       $   232,826    $    1,892    $   234,718     $ 83,889
                   ==========       =======       ===========    ==========    ===========     ========
                                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
 LIABILITIES:
 Current portion
   of long-term
   debt..........  $       --       $    --       $        --    $       --    $        --     $  1,700
 Accounts payable
   and accrued
   expenses......       8,982            58(d)          9,040            --          9,040        4,450
 Unit
   appreciation
   plan
   liability.....       1,422            --             1,422        (1,422)            --           --
 Income taxes
   payable.......         166            --               166            --            166        1,009
 Other current
   liabilities...         888            --               888            --            888        2,388
                   ----------       -------       -----------    ----------    -----------     --------
     Total
       current
   liabilities...      11,458            58            11,516        (1,422)        10,094        9,547
                   ----------       -------       -----------    ----------    -----------     --------
Long-term debt...          --            --                --                                    85,589
Amounts due to
 Cox Enterprises,
 Inc.............     104,508         2,600(e)        107,108      (107,108)            --           --
Deferred income
 taxes...........       7,468         9,653(f)         17,121            --         17,121           --
                   ----------       -------       -----------    ----------    -----------     --------
     Total
   liabilities...     123,434        12,311           135,745      (108,530)        27,215       95,136
                   ----------       -------       -----------    ----------    -----------     --------
Redeemable
 preferred
 stock...........          --            --                --            --             --       11,848
SHAREHOLDERS'
 EQUITY:
Preferred stock,
 $1.00 par value;
 5,000,000 shares
 authorized......          --            --                --            --             --           --
Common Stock.....           1            --                 1            (1)            --            5
Class A Common
 Stock, $1.00 par
 value;
 70,000,000
 shares
 authorized;
 7,655,000 shares
 outstanding.....          --            --                --         7,655          7,655           --
Class B Common
 Stock, $1.00 par
 value;
 45,000,000
 shares
 authorized;
 19,577,672
 shares
 outstanding.....          --            --                --        19,578         19,578           --
Additional
 paid-in
 capital.........     124,360            --           124,360        83,190        207,550           --
                                                                         --
Deficit in
 retained
 earnings........     (43,029 )      15,749(f)        (27,280)           --        (27,280  )   (22,460)
Note receivable
 from
 shareholders....          --            --                --            --             --         (640)
                   ----------       -------       -----------    ----------    -----------     --------
     Total
    shareholders'
       equity....      81,332        15,749            97,081       110,422        207,503      (23,095)
                   ----------       -------       -----------    ----------    -----------     --------
     Total
      Liabilities
       and
    Shareholders'
       Equity....  $  204,766       $28,060       $   232,826    $    1,892    $   234,718     $ 83,889
                   ==========       =======       ===========    ==========    ===========     ========


                      PRO FORMA
                   ADJUSTMENTS FOR     PRO FORMA
                       NEWCITY          FOR THE
                   ACQUISITION(3)     TRANSACTIONS
                   ---------------    ------------


CURRENT ASSETS:
 Cash and cash
   equivalents...  $      (1,892  )(a)   $  2,304

 Restricted
   cash..........             --           26,700

 Accounts and
   notes
   receivable,
   less allowance
   for doubtful
   accounts......             --           43,426
 Prepaid expenses
   and other
   current
   assets........             --            7,609
                        --------         --------
     Total
       current
       assets....         (1,892  )        80,039
                        --------         --------
Plant and
 equipment,
 net.............             --           36,531
Intangible
 assets, net.....        181,608  (b)     379,822
Other assets.....             --            1,931
                        --------         --------
     Total
       Assets....  $     179,716         $498,323
                        ========         ========

CURRENT
 LIABILITIES:
 Current portion
   of long-term
   debt..........  $          --         $  1,700
 Accounts payable
   and accrued
   expenses......             --           13,490
 Unit
   appreciation
   plan
   liability.....             --               --
 Income taxes
   payable.......             --            1,175
 Other current
   liabilities...             --            3,276
                        --------         --------
     Total
       current
   liabilities...             --           19,641
                        --------         --------
Long-term debt...        163,819  (c)     256,908
                           7,500  (b)
Amounts due to
 Cox Enterprises,
 Inc.............             --               --
Deferred income
 taxes...........         (2,850  )(b)     14,271
                        --------         --------
     Total
   liabilities...        168,469          290,820
                        --------         --------
Redeemable
 preferred
 stock...........        (11,848  )(d)         --
SHAREHOLDERS'
 EQUITY:
Preferred stock,
 $1.00 par value;
 5,000,000 shares
 authorized......             --               --
Common Stock.....             (5  )(d)         --
Class A Common
 Stock, $1.00 par
 value;
 70,000,000
 shares
 authorized;
 7,655,000 shares
 outstanding.....             --           7,655
Class B Common
 Stock, $1.00 par
 value;
 45,000,000
 shares
 authorized;
 19,577,672
 shares
 outstanding.....             --          19,578
Additional
 paid-in
 capital.........             --         207,550

Deficit in
 retained
 earnings........         22,460  (d)    (27,280)
Note receivable
 from
 shareholders....            640  (d)         --
                        --------        --------
     Total
    shareholders'
       equity....         23,095         207,503
                        --------        --------
     Total
      Liabilities
       and
    Shareholders'
       Equity....  $     179,716        $498,323
                        ========        ========



            See Notes to Unaudited Pro Forma Combined Balance Sheet.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET


    (1) To reflect the pro forma effect of the Other Pending Transactions:



        (a) To reflect the pending sale of WIOD-AM (Miami) pursuant to an April 1996 asset purchase agreement for $13.0 million less estimated fees and expenses (the Miami Disposition). The sale is expected to close in the fourth quarter of 1996. See also (d) below. The Company intends to use the cash proceeds from the sale for the acquisition of additional radio properties in a transaction which will qualify as a deferred like-kind exchange. See also (c) below.



        (b) To reflect the proceeds (net of related expenses) from the pending exchange of WCKG-FM and WYSY-FM (Chicago) for WHOO-AM, WHTQ-FM and WMMO-FM (Orlando) and approximately $20.0 million in cash, subject to certain adjustments, pursuant to a June 1996 asset exchange agreement (the Orlando Acquisition). The transaction is expected to close in the first half of 1997. See also (d) below. The Company intends to use the cash proceeds from the sale for the acquisition of additional radio properties in a transaction which will qualify as a deferred like-kind exchange.



        (c) To reflect the pending acquisition of KRAV-FM and KGTO-AM (Tulsa Acquisition) for $5.5 million plus estimated acquisition costs (the Tulsa Acquisition). The acquisition is expected to close in the first quarter of 1997, and is expected to be purchased using a portion of the cash received from the Miami Disposition. See purchase price allocation at (d) below.



        (d) To reflect the net effect on net working capital, net plant and equipment and intangibles of the Miami Disposition, the Orlando Acquisition, the Tulsa Acquisition and the Louisville Acquisition:



                                                               NET WORKING     NET PLANT
                                                                 CAPITAL     AND EQUIPMENT   INTANGIBLES    TOTAL
                                                               -----------   -------------   -----------   --------
                                                                              (DOLLARS IN THOUSANDS)
                  Stations acquired:
                    Tulsa....................................     $ 300         $    83       $   5,417    $  5,800
                    Louisville...............................        --              --           2,600       2,600
                    Orlando..................................        --           3,551          16,699      20,250
                  Stations disposed of:
                    Miami....................................        --          (4,714)         (5,747)    (10,461)
                    Chicago..................................        --          (1,461)        (15,426)    (16,887)
                                                                   ----         -------        --------    --------
                                                                  $ 300         $(2,541)      $   3,543    $  1,302
                                                                   ====         =======        ========    ========



            Given the significant monetary consideration to be received, the sale of the Chicago stations and the purchase of the Orlando stations (Orlando Acquisition) will be accounted for as a sale and a purchase and recorded at fair value.



       (e) To reflect the pending acquisition of WXNU-FM (Louisville) pursuant to a June 1996 asset purchase agreement for $2.5 million plus estimated acquisition costs (the Louisville Acquisition). The acquisition is expected to close in the third quarter of 1996, and will be financed through borrowings from CEI under the CEI Notes. See purchase price allocation at (d) above.


       (f) To reflect the estimated financial reporting gains and related deferred taxes to be recorded on the Miami Disposition and Orlando Acquisition (in thousands):


            Net cash proceeds........................................................................  $ 32,500
            Estimated fair value of Orlando..........................................................    20,250
                                                                                                       --------
                    Total consideration received.....................................................    52,750
            Less net carrying amount of assets:
              Plant and equipment....................................................................    (6,175)
              Intangibles............................................................................   (21,173)
                                                                                                       --------
            Pre-tax gain.............................................................................    25,402
            Less related taxes.......................................................................    (9,653)
                                                                                                       --------
                    Net after-tax gain...............................................................  $ 15,749
                                                                                                       ========



(2) To reflect the proceeds of the Offerings of $120.0 million, the estimated costs associated with the Offerings of $11.0 million and the repayment of $107.1 million owed to CEI under the CEI Notes. See "Certain Relationships and Related Transactions." Also, reflects the settlement of the $1.4 million compensation liability allocated to Cox Radio by CEI under the Unit Appreciation Plan. In connection with the Offerings, this liability is expected to be settled through the issuance of 155,000 shares of restricted Class A Common Stock of Cox Radio.

(3) To reflect the adjustments to record the NewCity Acquisition and the application of purchase accounting to the accounts of NewCity, as follows:


    (a) To reflect the partial funding of the NewCity Acquisition with an estimated $1.9 million in net proceeds remaining from the Offerings. See also (c) below.



    (b) To record the excess of the NewCity purchase price over the fair value of tangible assets acquired and liabilities assumed (in thousands):



        Purchase price plus net liabilities assumed:
          Cash (including estimated working capital adjustment of $2,000)............................  $164,711
          Assumption of NewCity debt.................................................................    87,289
          Acquisition and other related costs........................................................     1,000
                                                                                                       --------
                Total................................................................................   253,000
          Estimated fair value of tangible assets acquired and liabilities assumed:
            Plant and equipment......................................................................    (9,458)
            Long-term debt premium...................................................................     7,500
            Deferred tax asset.......................................................................    (2,850)
            Other working capital accounts...........................................................    (7,543)
                                                                                                       --------
                                                                                                        (12,351)
                                                                                                       --------
          Excess of purchase price over tangible assets acquired and liabilities assumed.............   240,649
                                                                                                       --------
          Less previously recorded intangibles.......................................................   (59,041)
                                                                                                       --------
                Pro forma adjustment to intangibles..................................................  $181,608
                                                                                                       ========



       Purchase accounting requires the fair valuation of the $75 million aggregate principal amount of NewCity's 11.375% Senior Subordinated Notes due 2003, which is estimated to be $82.5 million based on market rates and assuming the notes are redeemed on November 1, 1998 at a redemption price of 104.266%. The debt premium gives rise to a deferred tax asset of $2.9 million at an effective tax rate of 38%.



       The allocation of the NewCity purchase price will be finalized after consummation of the NewCity Acquisition. The final purchase price allocation is not expected to differ materially from the pro forma estimate.



    (c) To reflect the financing of the NewCity Acquisition with $163.8 million in borrowings under a new bank credit facility to be negotiated prior to the consummation of the acquisition.



    (d) To reflect the elimination of the redeemable preferred stock and the historical equity accounts of NewCity.

                                COX RADIO, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS


                                                                     YEAR ENDED DECEMBER 31, 1995
                                         ------------------------------------------------------------------------------------
                                                                                                            PRO FORMA FOR THE
                                                         PRO FORMA                          PRO FORMA             PRIOR
                                                      ADJUSTMENTS FOR   PRO FORMA FOR    ADJUSTMENTS FOR    ACQUISITIONS AND
                                         HISTORICAL      THE PRIOR        THE PRIOR     THE OTHER PENDING   THE OTHER PENDING
                                         COX RADIO    ACQUISITIONS(1.   ACQUISITIONS     TRANSACTIONS(2.      TRANSACTIONS
                                         ----------   ---------------   -------------   -----------------   -----------------
                                                                        (DOLLARS IN THOUSANDS)
Net revenues............................  $ 123,572       $ 2,706         $ 126,278         $ (18,175)          $ 108,103
Costs and expenses:
  Operating.............................     41,831           489            42,320            (8,388)             33,932
  Selling, general and administrative...     48,131         1,271            49,402            (8,783)             40,619
  Corporate general and
    administrative......................      5,853            --             5,853                                 5,853
  Depreciation and amortization.........      7,247           817             8,064              (562)              7,502
                                           --------        ------          --------          --------            --------
Operating income........................     20,510           129            20,639              (442)             20,197
Interest expense........................     (5,974)           --            (5,974)            1,212             (11,032)
                                                                                               (6,270)(3)
Other, net..............................       (147)           (6)             (153)               87                 (66)
                                           --------        ------          --------          --------            --------
Income (loss) before income taxes.......     14,389           123            14,512            (5,413)              9,099
Income taxes(10)........................      6,226            47             6,273            (2,057)              4,216
                                           --------        ------          --------          --------            --------
Net income (loss).......................  $   8,163       $    76         $   8,239         $  (3,356)          $   4,883
                                           ========        ======          ========          ========            ========



                                                              YEAR ENDED DECEMBER 31, 1995
                        ---------------------------------------------------------------------------------------------------------
                                                               PRO FORMA FOR
                                                                 THE PRIOR
                                                               ACQUISITIONS,
                        PRO FORMA FOR THE                        THE OTHER
                              PRIOR            PRO FORMA          PENDING                      PRO FORMA
                        ACQUISITIONS AND      ADJUSTMENTS      TRANSACTIONS                   ADJUSTMENTS
                        THE OTHER PENDING       FOR THE           AND THE       HISTORICAL    FOR NEWCITY       PRO FORMA FOR THE
                          TRANSACTIONS         OFFERINGS         OFFERINGS       NEWCITY     ACQUISITION(4.       TRANSACTIONS
                        -----------------     -----------     ---------------   ----------   --------------     -----------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..........      $ 108,103           $    --          $ 108,103       $ 55,636       $  4,622            $ 168,361
Costs and expenses:
  Operating...........         33,932                --             33,932         20,059          2,316               56,307
  Selling, general and
    administrative....         40,619                --             40,619         20,654          3,990               65,263
  Corporate general
    and
    administrative....          5,853            (3,646)(5)          2,207          1,745            418                4,370
  Depreciation and
    amortization......          7,502                --              7,502          3,510          4,398(6)            15,410
                             --------           -------           --------        -------       --------             --------
Operating income......         20,197             3,646             23,843          9,668         (6,500)              27,011
Interest expense......        (11,032)           11,032(7)              --         (9,817)       (11,467)(8))         (20,553)
                                                                                                     731(9)
Other, net............            (66)               --                (66)            --            (49)                (115)
                             --------           -------           --------        -------       --------             --------
Income (loss) before
  income taxes........          9,099            14,678             23,777           (149)       (17,285)               6,343
Income taxes(10)......          4,216             5,578              9,794            249         (4,852)               5,191
                             --------           -------           --------        -------       --------             --------
Net income (loss).....      $   4,883           $ 9,100          $  13,983       $   (398)      $(12,433)           $   1,152
                             ========           =======           ========        =======       ========             ========
Pro forma per share
  data:
  Earnings per
    share.............                                                                                              $     .04
                                                                                                                     ========
  Average shares
    outstanding.......                                                                                                 27,233
                                                                                                                     ========



      See Notes to Unaudited Pro Forma Combined Statements of Operations.

                                COX RADIO, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS


                                                                    SIX MONTHS ENDED JUNE 30, 1996
                                       ----------------------------------------------------------------------------------------
                                                                                                             PRO FORMA FOR THE
                                                        PRO FORMA                           PRO FORMA        PRIOR ACQUISITIONS
                                                     ADJUSTMENTS FOR    PRO FORMA FOR    ADJUSTMENTS FOR       AND THE OTHER
                                       HISTORICAL       THE PRIOR         THE PRIOR     THE OTHER PENDING         PENDING
                                       COX RADIO     ACQUISITIONS(1.    ACQUISITIONS     TRANSACTIONS(2.        TRANSACTIONS
                                       ----------   -----------------   -------------   ------------------   ------------------
                                                                        (DOLLARS IN THOUSANDS)
Net revenues..........................  $ 66,308          $ 104            $66,412           $ (7,354)            $ 59,058
Costs and expenses:
  Operating...........................    20,564             --             20,564             (2,471)              18,093
  Selling, general and
    administrative....................    26,733             --             26,733             (3,841)              22,892
  Corporate general and
    administrative....................     2,341             --              2,341                 --                2,341
  Depreciation and amortization.......     3,979             89              4,068                (85)               3,983
                                         -------           ----            -------            -------              -------
Operating income......................    12,691             15             12,706               (957)              11,749
Interest expense......................    (2,856)            --             (2,856)               578               (5,222)
                                                                                               (2,944)(3)
Other, net............................      (275)            --               (275)                62                 (213)
                                         -------           ----            -------            -------              -------
Income (loss) before income taxes.....     9,560             15              9,575             (3,261)               6,314
Income taxes(10)......................     4,347              6              4,353             (1,239)               3,114
                                         -------           ----            -------            -------              -------
Net income (loss).....................  $  5,213          $   9            $ 5,222           $ (2,022)            $  3,200
                                         =======           ====            =======            =======              =======



                                                             SIX MONTHS ENDED JUNE 30, 1996
                       ----------------------------------------------------------------------------------------------------------
                                                           PRO FORMA FOR THE
                       PRO FORMA FOR THE                         PRIOR
                             PRIOR          PRO FORMA      ACQUISITIONS, THE                  PRO FORMA
                       ACQUISITIONS AND    ADJUSTMENTS       OTHER PENDING                   ADJUSTMENTS
                       THE OTHER PENDING     FOR THE       TRANSACTIONS AND    HISTORICAL    FOR NEWCITY       PRO FORMA FOR THE
                         TRANSACTIONS       OFFERINGS        THE OFFERINGS      NEWCITY     ACQUISITION(4.        TRANSACTIONS
                       -----------------   -----------     -----------------   ----------   --------------     ------------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.........       $59,058          $    --            $59,058         $ 28,865       $  2,769             $ 90,692
Costs and expenses:
  Operating..........        18,093               --             18,093            9,723          1,216               29,032
  Selling, general
    and
    administrative...        22,892               --             22,892           10,548          2,121               35,561
  Corporate general
    and
    administrative...         2,341           (1,164)(5)          1,177              888            672                2,737
  Depreciation and
    amortization.....         3,983               --              3,983            1,642          2,259(6)             7,884
                            -------          -------            -------          -------        -------             --------
Operating income.....        11,749            1,164             12,913            6,064         (3,499)              15,478
Interest expense.....        (5,222)           5,222(7)              --           (5,102)        (5,734)(8)          (10,470)
                                                                                                    366(9)
Other, net...........          (213)              --               (213)              --              1                 (212)
                            -------          -------            -------          -------        -------             --------
Income (loss) before
  income taxes.......         6,314            6,386             12,700              962         (8,866)               4,796
Income taxes(10).....         3,114            2,427              5,541              250         (2,511)               3,280
                            -------          -------            -------          -------        -------             --------
Net income (loss)....       $ 3,200          $ 3,959            $ 7,159         $    712       $ (6,355)            $  1,516
                            =======          =======            =======          =======        =======             ========
Pro forma per share
  data:
  Earnings per
    share............                                                                                               $    .06
                                                                                                                    ========
  Average shares
    outstanding......                                                                                                 27,233
                                                                                                                    ========



      See Notes to Unaudited Pro Forma Combined Statements of Operations.

                                COX RADIO, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS


                                                                    SIX MONTHS ENDED JUNE 30, 1995
                                          ----------------------------------------------------------------------------------
                                                                                            PRO FORMA      PRO FORMA FOR THE
                                                          PRO FORMA                      ADJUSTMENTS FOR         PRIOR
                                                       ADJUSTMENTS FOR   PRO FORMA FOR      THE OTHER      ACQUISITIONS AND
                                          HISTORICAL      THE PRIOR        THE PRIOR         PENDING       THE OTHER PENDING
                                          COX RADIO    ACQUISITIONS(1.   ACQUISITIONS    TRANSACTIONS(2.     TRANSACTIONS
                                          ----------   ---------------   -------------   ---------------   -----------------
                                                                        (DOLLARS IN THOUSANDS)
Net revenues.............................  $ 58,551        $ 1,208          $59,759          $(8,489)           $51,270
Costs and expenses:
  Operating..............................    18,252            255           18,507           (3,072)            15,435
  Selling, general and administrative....    24,757            648           25,405           (4,896)            20,509
  Corporate general and administrative...     1,873             --            1,873               --              1,873
  Depreciation and amortization..........     3,715            560            4,275             (461)             3,814
                                          ----------       -------       -------------   ---------------       --------
Operating income.........................     9,954           (255)           9,699              (60)             9,639
Interest expense.........................    (2,942)            --           (2,942)             597             (5,355)
                                                                                              (3,010)(3)
Other, net...............................      (268)            --             (268)              (6)              (274)
                                          ----------       -------       -------------   ---------------       --------
Income (loss) before income taxes........     6,744           (255)           6,489           (2,479)             4,010
Income taxes(10).........................     2,948            (97)           2,851             (942)             1,909
                                          ----------       -------       -------------   ---------------       --------
Net income (loss)........................  $  3,796        $  (158)         $ 3,638          $(1,537)           $ 2,101
                                           ========    ============      ===========     ============      ================



                                                             SIX MONTHS ENDED JUNE 30, 1995
                        ---------------------------------------------------------------------------------------------------------
                                                            PRO FORMA FOR THE
                        PRO FORMA FOR THE                         PRIOR
                              PRIOR          PRO FORMA      ACQUISITIONS, THE                  PRO FORMA
                        ACQUISITIONS AND    ADJUSTMENTS       OTHER PENDING                   ADJUSTMENTS
                        THE OTHER PENDING     FOR THE       TRANSACTIONS AND    HISTORICAL    FOR NEWCITY       PRO FORMA FOR THE
                          TRANSACTIONS       OFFERINGS        THE OFFERINGS      NEWCITY     ACQUISITION(4.       TRANSACTIONS
                        -----------------   -----------     -----------------   ----------   --------------     -----------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..........       $51,270          $    --            $51,270         $ 27,372       $  1,890            $  80,532
Costs and expenses:
  Operating...........        15,435               --             15,435            9,558          1,113               26,106
  Selling, general and
    administrative....        20,509               --             20,509           10,761          1,984               33,254
  Corporate general
    and
    administrative....         1,873             (823)(5)          1,050              964            252                2,266
  Depreciation and
    amortization......         3,814               --              3,814            1,518          2,259(6)             7,591
                            --------        -----------         --------        ----------   --------------     -----------------
Operating income......         9,639              823             10,462            4,571         (3,718)              11,315
Interest expense......        (5,355)           5,355(7)              --           (4,760)        (5,734)(8))         (10,128)
                                                                                                     366(9)
Other, net............          (274)              --               (274)              --             --                 (274)
                            --------        -----------         --------        ----------   --------------     -----------------
Income (loss) before
  income taxes........         4,010            6,178             10,188             (189)        (9,086)                 913
Income taxes(10)......         1,909            2,347              4,256              136         (2,594)               1,798
                            --------        -----------         --------        ----------   --------------     -----------------
Net income (loss).....       $ 2,101          $ 3,831            $ 5,932         $   (325)      $ (6,492)           $    (885)
                        ==============      ==========      ==============       ========    ============       ==============
Pro forma per share
  data:
  Earnings per
    share.............                                                                                              $    (.03)
                                                                                                                ==============
  Average shares
    outstanding.......                                                                                                 27,233
                                                                                                                ==============



      See Notes to Unaudited Pro Forma Combined Statements of Operations.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS


(1) To reflect the pro forma effect of the operations of WRKA-FM and WRVI-FM (Louisville) (the Prior Louisville Acquisition), which were acquired in January 1996, and WHEN-AM and WWHT-FM (Syracuse) (the Prior Syracuse Acquisition), which were acquired in June 1996, as if such acquisitions were consummated as of January 1, 1995 (the Prior Acquisitions). Since the Prior Louisville Acquisition took place in early January 1996, no pro forma adjustments for historical operations were made for the six months ended June 30, 1996 due to immateriality. In addition, no pro forma adjustment was made for interest expense for the Prior Louisville Acquisition as the purchase was financed through non-interest bearing intercompany advances from CEI. Pro forma adjustments have been made for depreciation and amortization resulting from the allocation of the $8.7 million purchase price of the Prior Louisville Acquisition and the $4.7 million purchase price of the Prior Syracuse Acquisition. In addition, adjustments have been made to reflect the estimated fee associated with the LMA with NewCity for the operation of the Syracuse stations. As a result of the LMA, the operations of the Syracuse stations are recorded by NewCity. See Note 4 below.



    The pro forma adjustments for the Prior Acquisitions are as follows:



                                                                                   PRIOR         PRIOR       TOTAL PRO
                                                                                LOUISVILLE     SYRACUSE        FORMA
                                                                                ACQUISITION   ACQUISITION   ADJUSTMENTS
                                                                                -----------   -----------   -----------
                                                                                        (DOLLARS IN THOUSANDS)
    Year ended December 31, 1995:
      Net revenues............................................................    $ 2,498        $ 208        $ 2,706
      Costs and expenses:
        Operating.............................................................        489           --            489
        Selling, general and administrative...................................      1,271           --          1,271
        Depreciation and amortization.........................................        632          185            817
      Other, net..............................................................         (6)          --             (6)
    Six months ended June 30, 1996:
      Net revenues............................................................    $    --        $ 104        $   104
      Costs and expenses:
        Operating.............................................................         --           --             --
        Selling, general and administrative...................................         --           --             --
        Depreciation and amortization.........................................         --           89             89
    Six months ended June 30, 1995:
      Net revenues............................................................    $ 1,104        $ 104        $ 1,208
      Costs and expenses:
        Operating.............................................................        255           --            255
        Selling, general and administrative...................................        648           --            648
        Depreciation and amortization.........................................        469           91            560


    No pro forma adjustments have been made for KACE-FM (Los Angeles), acquired in August 1995, as the station was operated by the Company pursuant to an LMA since August 1994. In addition, no pro forma adjustments have been made for WCNN-AM (Atlanta), operated by the Company pursuant to an LMA since April 1995, due to immateriality. No pro forma adjustments have been made for the Tampa Acquisition as WFNS-AM has been operated under a JSA since June 1995 and due to immateriality.

(2) To reflect the pro forma effect of the Other Pending Transactions. Pro forma adjustments have been made for depreciation and amortization resulting from purchase price allocations for the acquisition of KRAV-FM and KGTO-AM (Tulsa) (the Tulsa Acquisition) and the acquisition of WHOO-AM, WHTQ-FM, and WMMO-FM (the Orlando Acquisition). In addition, adjustments have been made to reflect the estimated fee associated with the LMA with NewCity for the operation of the Orlando stations. As a result of the LMA, the operations of the Orlando stations are recorded by NewCity for pro forma purposes. See
    Note 4 below.



    The pro forma adjustments for the Other Pending Transactions are set forth as follows:



                                                                DISPOSITIONS            ACQUISITIONS           TOTAL
                                                            --------------------     ------------------      PRO FORMA
                                                             MIAMI      CHICAGO      ORLANDO     TULSA      ADJUSTMENTS
                                                            -------     --------     -------     ------     -----------
                                                                              (DOLLARS IN THOUSANDS)
    Year ended December 31, 1995:
      Net Revenues........................................  $(7,723)    $(13,227)    $1,500      $1,275      $ (18,175)
      Costs and expenses:
        Operating.........................................   (5,630)      (3,337)        --         579         (8,388)
        Selling, general and administrative...............   (3,142)      (6,638)        --         997         (8,783)
        Depreciation and amortization.....................     (496)      (1,128)       895         167           (562)
      Interest expense....................................      285          927         --          --          1,212
      Other, net..........................................       31           54         --           2             87
    Six months ended June 30, 1996:
      Net Revenues........................................  $(3,386)    $ (5,372)    $  750      $  654      $  (7,354)
      Costs and expenses:
        Operating.........................................   (1,420)      (1,298)        --         247         (2,471)
        Selling, general and administrative...............   (1,400)      (2,893)        --         452         (3,841)
        Depreciation and amortization.....................     (246)        (399)       474          86            (85)
      Interest expense....................................      135          443         --          --            578
      Other, net..........................................       --           63         --          (1)            62
    Six months ended June 30, 1995:
      Net Revenues........................................  $(2,797)    $ (6,987)    $  750      $  545      $  (8,489)
      Costs and expenses:
        Operating.........................................   (1,952)      (1,791)        --         671         (3,072)
        Selling, general and administrative...............   (1,518)      (3,570)        --         192         (4,896)
        Depreciation and amortization.....................     (247)        (732)       436          82           (461)
      Interest expense....................................      140          457         --          --            597
      Other, net..........................................       --           --         --          (6)            (6)



    The pro forma results do not include the estimated nonrecurring after-tax gains of $15.7 million from the Miami Disposition and the Orlando Acquisition described in Note 1 to the Unaudited Pro Forma Combined Balance Sheet.



(3) To reflect interest expense on the $107.1 million owed by Cox Radio to CEI as of June 30, 1996, (the CEI Notes). The CEI Notes bear interest at the prime rate (as reported by Chase Manhattan Bank, N.A.) plus 1.5%. Pro forma adjustments to interest expense were $6.3 million, $2.9 million and $3.0 million for the year ended December 31, 1995, and the six months ended June 30, 1996 and 1995, respectively. The assumed interest rates were 10.3%, 9.8% and 10.0% for the year ended December 31, 1995, and the six months ended June 30, 1996 and 1995, respectively. See "Certain Relationships and Related Transactions."

(4) To reflect the effect of the historical operations of the Syracuse and the Orlando stations which are being operated by NewCity pursuant to LMAs prior to the NewCity Acquisition, and the corresponding elimination of LMA fees paid by NewCity to the Company.

    The pro forma adjustments are set forth as follows:


                                                                        HISTORICAL                        TOTAL
                                                                    ------------------   ELIMINATION    PRO FORMA
                                                                    ORLANDO   SYRACUSE   OF LMA FEES   ADJUSTMENTS
                                                                    -------   --------   -----------   -----------
                                                                                (DOLLARS IN THOUSANDS)
    Year ended December 31, 1995:
      Net revenues................................................  $5,632      $698       $(1,708)      $ 4,622
      Cost and expenses:
        Operating.................................................   1,488       828            --         2,316
        Selling, general and administrative.......................   3,281       709            --         3,990
        Corporate general and administrative......................     418        --            --           418
      Other, net..................................................     (39 )     (10)           --           (49)
    Six months ended June 30, 1996:
      Net revenues................................................  $3,370      $253       $  (854)      $ 2,769
      Costs and expenses:
        Operating.................................................     926       290            --         1,216
        Selling, general and administrative.......................   1,884       237            --         2,121
        Corporate general and administrative......................     672        --            --           672
    Six months ended June 30, 1995:
      Net revenues................................................  $2,384      $360       $  (854)      $ 1,890
      Costs and expenses:
        Operating.................................................     678       435            --         1,113
        Selling, general and administrative.......................   1,608       376            --         1,984
        Corporate general and administrative......................     252        --            --           252



 (5) To eliminate compensation expense historically allocated to Cox Radio by CEI under the Unit Appreciation Plan, which was included in corporate general and administrative expenses. As a result of the Offerings, Cox Radio expects to implement a Long-Term Incentive Plan in 1996 that will provide for the issuance of stock to participants that will not result in compensation expense under applicable accounting standards. Therefore, going forward, Cox Radio does not expect to incur this expense in future periods. See "Management -- Cox Enterprises, Inc. Unit Appreciation Plan" and "-- Long-Term Incentive Plan." Also reflects the elimination of a nonrecurring corporate charge for the year ended December 31, 1995.



 (6) To record additional amortization expense related to approximately $240.6 million in intangibles arising from the NewCity Acquisition, net of the amount of amortization previously recorded in the historical financial statements of NewCity. Intangible assets are being amortized over 40 years. No pro forma adjustments have been made for depreciation expense as the fair value of property and equipment is estimated to approximate book value at the date of acquisition.



 (7) To adjust interest expense resulting from the repayment of the CEI Notes from a portion of the net proceeds of the Offerings. See "Use of Proceeds" and "Certain Relationships and Related Transactions." The net reduction in interest expense was limited to Cox Radio's pro forma interest expense recorded prior to the Offerings.



 (8) To adjust interest expense to reflect borrowings of approximately $163.8 million under a bank credit facility to be entered into to finance the NewCity Acquisition, at an estimated interest rate under the facility of 7% for all periods presented. A fluctuation of 0.25% in the estimated interest rate would impact interest expense by $0.4 million and $0.2 million for the year and six month periods, respectively.


 (9) To adjust interest expense to reflect the amortization of the debt premium as a result of recording the NewCity debt at fair value. See Note 3 to Unaudited Pro Forma Combined Balance Sheet.

(10) An effective tax rate of 38% was used to calculate the adjustments reflected in Notes 1 through 5 and 7 through 9. No tax effect is reflected for the adjustment in Note 6 because the amortization of intangibles arising from the NewCity Acquisition is not deductible for tax purposes.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

COX RADIO


     The following selected financial data are derived from the Consolidated Financial Statements of Cox Radio. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cox Radio" and the Consolidated Financial Statements of Cox Radio included elsewhere in this Prospectus. The statements of operations data and other operating data for the years ended December 31, 1993, 1994 and 1995 and the balance sheet data as of December 31, 1994 and 1995 have been derived from audited consolidated financial statements of Cox Radio. The statements of operations data and other operating data for the years ended December 31, 1991 and 1992 and the six months ended June 30, 1995 and 1996 and the balance sheet data as of December 31, 1991, 1992 and 1993 and as of June 30, 1995 and 1996 have been derived from unaudited Consolidated Financial Statements of Cox Radio, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial position at such dates and results of operations for such periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1996.



                                                                                                 SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                       --------------------------------------------------     -----------------
                                        1991       1992       1993       1994       1995       1995       1996
                                       ------     ------     ------     ------     ------     ------     ------
                                                                (DOLLARS IN MILLIONS)
STATEMENTS OF OPERATIONS DATA:
  Net revenues(1)....................  $ 98.1     $ 97.7     $ 95.0     $111.5     $123.6     $ 58.6     $ 66.3
  Station operating expenses.........    73.9       70.9       67.9       76.3       90.0       43.0       47.3
  Corporate general and
    administrative expenses(2).......     2.0        2.2        2.5        2.7        5.9        1.9        2.3
  Depreciation and amortization......     8.3        7.5        7.3        6.9        7.2        3.7        4.0
                                       ------     ------     ------     ------     ------     ------     ------
  Operating income...................    13.9       17.1       17.3       25.6       20.5       10.0       12.7
  Interest expense...................    10.0        7.7        5.6        5.2        6.0        2.9        2.9
  Net income (loss)(3)...............     1.1        4.2       (1.1)(4)   11.2        8.2        3.8        5.2
OTHER OPERATING DATA:
  Broadcast cash flow(5).............  $ 24.2     $ 26.8     $ 27.1     $ 35.2     $ 33.6(6)  $ 15.6     $ 19.0
  Broadcast cash flow margin(5)......    24.7%      27.4%      28.5%      31.6%      27.2%      26.6%      28.7%
  EBITDA(5)..........................  $ 22.2     $ 24.6     $ 24.6     $ 32.5     $ 27.7(6)  $ 13.7     $ 16.7
  After-tax cash flow(5).............     9.4       11.7       13.8       18.1       15.4        7.5        9.2
  Net cash provided by operating
    activities.......................     7.8        9.9       11.4       14.1       14.0        6.3        9.1
  Net cash used in investing
    activities.......................     5.1        0.1        6.1       12.3       17.3        2.1       15.2
  Net cash provided by (used in)
    financing activities.............    (2.8)      (9.3)      (4.8)      (1.6)       3.1       (4.3)       6.1
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents..........  $  0.6     $  1.1     $  1.7     $  1.9     $  1.7     $  1.8     $  1.7
  Intangible assets, net.............   119.2      113.9      114.2      120.1      126.8      117.5      135.6
  Total assets.......................   172.8      165.2      168.3      180.0      191.8      179.8      204.8
  Total debt (including amounts due
    to CEI)..........................    66.9       86.2       89.7      120.3      125.1      117.4      104.5
  Shareholder's equity...............    95.4       70.3       64.2       40.4       47.2       44.2       81.3


- ---------------

(1) Total revenues less advertising agency commissions.


(2) As described in Note 9 to the Consolidated Financial Statements of Cox Radio, certain of Cox Radio's executives participate in CEI's UAP. Because CEI and Cox Radio are private companies, the benefits under the UAP are generally payable in cash. This cash payment option has resulted in charges to compensation expense of $0.2 million, $0.4 million, $0.9 million, $0.8 million, and $1.6 million for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively, and $0.8 million and $1.2 million for the six months ended June 30, 1995 and 1996, respectively. This compensation expense is included in historical corporate general and administrative expenses. Public companies traditionally implement stock award plans that provide for the issuance of stock to participants and do not result in compensation expense under applicable accounting standards. The Company intends to implement such a plan in 1996 and, therefore, Cox Radio does not expect to incur this expense in future periods. See "Management -- Cox Enterprises, Inc. Unit Appreciation Plan" and "-- Long-Term Incentive Plan." In addition, year ended December 31, 1995 corporate general and administrative expenses include a nonrecurring corporate charge.

(3) Historical earnings per share information for Cox Radio is not presented as it is not considered meaningful and may be misleading to potential investors given the Cox Radio Consolidation immediately prior to the Offerings and the recent significant acquisition and disposition activity of the Company.



(4) Includes a $7.6 million noncash charge for the cumulative effect of accounting changes. See further discussion in Notes 2, 7 and 8 to the Consolidated Financial Statements of Cox Radio.



(5) "Broadcast cash flow" consists of operating income plus depreciation and amortization and corporate general and administrative expenses. "Broadcast cash flow margin" is broadcast cash flow as a percentage of net revenues. "EBITDA" is operating income plus depreciation and amortization. "After-tax cash flow" is income (loss) before extraordinary items plus depreciation and amortization. Although broadcast cash flow, broadcast cash flow margin, EBITDA and after-tax cash flow are not recognized under GAAP, they are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the condition and performance of broadcast companies. For the foregoing reasons, the Company believes that these measures are useful to investors. However, investors should not consider these measures to be an alternative to operating income as determined in accordance with GAAP, an alternative to cash flows from operating activities (as a measure of liquidity) or an indicator of the Company's performance under GAAP.



(6) Declines in broadcast cash flow and EBITDA from the prior year are due mainly to the impact of the baseball strike on advertiser spending, the cost of sports programming rights in Atlanta, start-up costs related to acquisitions or LMA's consummated in late 1994 and early 1995 and a nonrecurring corporate charge in 1995. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cox Radio."

NEWCITY

     The following selected financial data are derived from the Consolidated Financial Statements of NewCity. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity" and the Consolidated Financial Statements of NewCity included elsewhere in this Prospectus. Period to period comparisons of NewCity's historical financial statements are not necessarily meaningful due to the disposition or acquisition of certain of NewCity's radio stations and the use of LMAs.


                                                                                                  SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                        --------------------------------------------------     -----------------
                                         1991       1992       1993       1994       1995       1995       1996
                                        ------     ------     ------     ------     ------     ------     ------
                                                                 (DOLLARS IN MILLIONS)
STATEMENTS OF OPERATIONS DATA:
  Net revenues(1)...................... $ 46.0     $ 49.4     $ 53.3     $ 52.7(2)  $ 55.6     $ 27.4     $ 28.9
  Station operating expenses...........   32.9       34.7       36.8       36.9       40.7       20.3       20.3
  Corporate general and administrative
    expenses...........................    1.9        1.8        1.9        1.8        1.7        1.0        0.9
  Depreciation and amortization........    4.0        3.9        3.8        3.1        3.5        1.5        1.6
                                        ------     ------     ------     ------     ------     ------     ------
  Operating income.....................    7.2        9.0       10.8       10.9        9.7        4.6        6.1
  Interest expense.....................   11.9       11.8       11.6       10.1        9.8        4.8        5.1
  Gain on sale of broadcasting
    assets.............................     --         --       15.0(3)     1.6(4)      --         --         --
  Income (loss) before extraordinary
    item...............................   (4.7)      (2.9)      13.1        2.2       (0.4)      (0.3)       0.7
  Extraordinary item...................     --         --       (2.0)(5)   (0.2)(6)     --         --         --
  Net income (loss)(7).................   (4.7)      (2.9)      11.0        2.1       (0.4)      (0.3)       0.7
OTHER OPERATING DATA:
  Broadcast cash flow(8)............... $ 13.1     $ 14.7     $ 16.5     $ 15.8(2)  $ 14.9(9)  $  7.1     $  8.6
  Broadcast cash flow margin(8)........   28.5%      29.8%      31.0%      30.0%      26.8%      25.9%      29.8%
  EBITDA(8)............................ $ 11.2     $ 12.9     $ 14.6     $ 14.0(2)  $ 13.2(9)) $  6.1     $  7.7
  After-tax cash flow(8)...............   (0.7)       1.0       16.9        5.3        3.1        1.2        2.3
  Net cash provided by operating
    activities.........................    0.8        3.5        6.9        4.2        2.4         --        1.4
  Net cash provided by (used in)
    investing activities...............   (0.3)      (1.8)      12.9        7.1      (13.3)     (12.7)      (1.2)
  Net cash provided by (used in)
    financing activities...............   (0.2)      (1.2)     (20.1)     (13.6)      11.0       12.6        0.3
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents............ $  2.3     $  2.8     $  2.4     $  0.2     $  0.2     $  0.1     $   .6
  Intangible assets, net...............   58.4       46.8       53.8       51.8       60.1       61.0       59.0
  Total assets.........................   81.0       80.4       84.3       72.4       81.9       84.9       83.9
  Total debt...........................   90.3       91.4       87.6       76.0       87.0       88.6       87.3
  Redeemable preferred stock...........   12.2       14.1       10.4       10.3       11.3       10.8       11.8
                                        ------     ------     ------     ------     ------     ------     ------
  Total debt and redeemable preferred
    stock..............................  102.5      105.5       98.0       86.3       98.3       99.4       99.1
  Stockholders' deficiency(10).........  (27.0)     (31.8)     (22.8)     (21.9)     (23.3)     (22.7)     (23.1)


- ---------------

(1)   Total revenues less advertising agency commissions.

(2) Declines in net revenues, broadcast cash flow and EBITDA from 1993 are due mainly to the sale of the Atlanta stations (WJZF-FM and WYAY-FM). See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity."

(3) As a result of the sale of the assets of WYAY-FM (Atlanta) during 1993, NewCity recorded a gain of $15.0 million for financial reporting purposes equal to the difference between the contract selling price less all related selling expenses and the net carrying value of the assets sold in August 1993. A substantial portion of the assets sold was comprised of intangibles and plant and equipment.

(4) As a result of the "Option Payment" received during 1994 in connection with WJZF-FM (Atlanta), NewCity recorded a gain of $1.6 million for financial reporting purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity."

(5) NewCity recorded an extraordinary loss of $2.0 million related to its November 1993 refinancing during the year ended December 31, 1993. The components of the extraordinary loss include prepayment penalties of $0.4 million and $0.6 million related to the early retirement of its insurance company term notes payable and its $6.0 million subordinated notes payable to Investors, (see Note 6 to the Consolidated Financial Statements of NewCity), respectively. In addition, the extraordinary loss includes $0.6 million related to the write-off of unamortized deferred financing costs and $0.4 million due to the recognition of a liability in an amount equal to the present value of future payments due on existing interest rate swap agreements that expired in April and June 1994. See Note 2 to the Consolidated Financial Statements of NewCity.

(6) During the year ended December 31, 1994, NewCity recorded an extraordinary loss of $0.2 million in connection with the early retirement of its 25% junior subordinated notes payable due December 31, 2005. Such loss was due to the write-off of unamortized deferred financing costs.



(7) Historical earnings per share information for NewCity is not presented as NewCity does not have publicly traded equity securities and is not registering stock to be sold in a public market.



(8) "Broadcast cash flow" consists of operating income plus depreciation and amortization and corporate general and administrative expenses. "Broadcast cash flow margin" is broadcast cash flow as a percentage of net revenues. "EBITDA" is operating income plus depreciation and amortization. "After-tax cash flow" is income (loss) before extraordinary items, plus depreciation and amortization. Although broadcast cash flow, broadcast cash flow margin, EBITDA and after-tax cash flow are not recognized under GAAP, they are accepted by the broadcast industry as generally recognized measures of performance and are used by analysts who report publicly on the condition and performance of broadcast companies. For the foregoing reasons, NewCity believes that these measures are useful to investors. However, investors should not consider these measures to be an alternative to operating income as determined in accordance with GAAP, an alternative to cash flows from operating activities (as a measure of liquidity) or an indicator of NewCity's performance under GAAP.



(9) Declines in broadcast cash flow and EBITDA from 1994 are due mainly to the losses incurred from the results of developing stations in KJSR-FM (Tulsa) and WZKD-AM (Orlando) that began operating in January 1995. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity."



(10) No cash dividends were declared or paid on NewCity's common stock during any of these periods.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  THE PRO FORMA COMBINED RESULTS OF OPERATIONS


     The following sets forth summary unaudited pro forma combined financial information for Cox Radio for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996. The summary unaudited pro forma financial information is based on certain assumptions and adjustments described in the Notes to the Unaudited Pro Forma Combined Statements of Operations and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cox Radio," "Management's Discussion and Analysis of Financial Condition and Results of Operations of NewCity," "Selected Historical Consolidated Financial Data," and the Consolidated Financial Statements for each of Cox Radio and NewCity.



                                                                               PRO FORMA FOR THE
                                                                                 TRANSACTIONS
                                                                              -------------------
                                                                                  SIX MONTHS
                                                                YEAR ENDED      ENDED JUNE 30,
                                                               DECEMBER 31,   -------------------
                                                                   1995        1995        1996
                                                               ------------   -------     -------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
  Net revenues...............................................    $168,361     $80,532     $90,692
  Station operating expenses.................................     121,570      59,360      64,593
  Corporate general and administrative expenses..............       4,370       2,266       2,737
  Depreciation and amortization..............................      15,410       7,591       7,884
                                                               ------------   -------     -------
  Operating income...........................................      27,011      11,315      15,478
  Interest expense...........................................      20,553      10,128      10,470
  Net income (loss)..........................................       1,152        (885)      1,516
OTHER OPERATING DATA:
  Broadcast cash flow(1).....................................    $ 46,791     $21,172     $26,099
  Broadcast cash flow margin(1)..............................        27.8%       26.3%       28.8%
  EBITDA(1)..................................................    $ 42,421     $18,906     $23,362
  After-tax cash flow(1).....................................      16,562       6,706       9,400


- ---------------


(1)See Note 5 in "Selected Historical Consolidated Financial Data -- Cox Radio" for definitions.


RESULTS OF OPERATIONS


     Cox Radio, upon completion of the Transactions, will own or operate, or provide sales and marketing services for, 42 radio stations (27 FM and 15 AM) clustered in 12 markets. The summary unaudited pro forma combined financial information presented herein does not purport to represent what Cox Radio's results of operations would actually have been had the Transactions occurred on January 1, 1995 or to project Cox Radio's results of operations for any future period. The following analysis is intended only as a comparison of the pro forma results of operations for the six months ended June 30, 1995 and 1996 as presented in "Unaudited Pro Forma Combined Financial Data."



SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995



     Net Revenues. Net revenues for the six months ended June 30, 1996 increased $10.2 million to $90.7 million, a 13% increase over the comparable period in 1995. The increase was due generally to growth in market share and advertising rate increases in certain of the Company's markets and included $3.5 million at WSB-AM (Atlanta) due primarily to increased sports programming, $2.1 million at the Company's Los Angeles stations reflecting higher advertising rates and successful implementation of new marketing strategies, $1.4 million at the Company's Miami stations due to higher ratings and a change in sales approach and $1.5 million at the Company's Orlando stations reflecting a strong local economy.



     Station Operating Expenses. Station operating expenses increased $5.2 million to $64.6 million, an increase of 9% over the comparable period in 1995. The increase included $2.3 million at WSB-AM due primarily to higher sports programming costs, $0.8 million at the Company's Los Angeles stations due to compensation programs tied to station ratings, $0.9 million at the Company's Orlando stations reflecting increases in certain station operating expenses as a result of increases in revenues and an overall increase in selling expenses relating to increases in revenues throughout the Company.



     Broadcast Cash Flow. Broadcast cash flow increased $5.0 million to $26.1 million, a 24% increase over the comparable period in 1995. In addition, the broadcast cash flow margin increased to 28.7% for the six months ended June 30, 1996 from 26.3% for the comparable period in 1995. Such increases resulted primarily from improvements in net revenues over station operating expenses at WSB-AM and the Company's Los Angeles and Miami stations.



     Corporate, General and Administrative expenses. Corporate general and administrative expenses increased $0.5 million to $2.7 million, an increase of 23% over the comparable period in 1995 primarily due to an increase in Cox Radio's allocated portion of CEI's Unit Appreciation Plan ("UAP") expense.



ACQUISITIONS



     During 1996, in response to the removal of certain station ownership restrictions in the 1996 Act, the Company has acquired, contracted to acquire or is negotiating to acquire 29 radio stations for approximately $296 million to substantially increase its station portfolio. In particular, upon the consummation of the NewCity Acquisition, the Company will acquire 18 radio stations which will enhance the Company's existing station group clusters and provide a platform for the establishment of new station group clusters. The consummation of these acquisitions will have a material effect on the Company's results of operations and will limit the comparability of the Company's historical results. As acquired stations are integrated into the Company, management expects to achieve certain cost savings, revenue enhancements and broadcast cash flow growth as a result of (i) the creation of station group clusters and (ii) the development of underperforming stations.


     CREATION OF CLUSTERS


     Management expects that the creation and operation of station clusters will result in (i) revenue growth by increasing the appeal of the Company's stations to advertisers and enabling such stations to compete more effectively with other forms of advertising and (ii) efficiencies by consolidating broadcast facilities, eliminating duplicative positions in management and production and reducing overhead expenses. Upon the consummation of the acquisitions, the Company will have created station clusters in several of its markets including seven stations in Orlando, five in Syracuse, five in Tulsa and three or more in nine of its 12 markets. Management believes that the Company's future operating results should reflect the benefits of the Company's clustering strategy.


     DEVELOPMENT OF UNDERPERFORMING STATIONS


     Management believes that a number of the Company's stations, including several in the group to be acquired, can be characterized as underperforming stations which can achieve broadcast cash flow growth through application of Cox Radio's operating strategy. The operation of underperforming stations will initially require the Company to incur development costs; thereafter, management intends to develop these stations into ratings leaders to improve revenue and broadcast cash flow. Management has historically demonstrated its ability to acquire underperforming stations and develop them into ratings and revenue leaders. See "Business -- Operating Strategy -- Develop Underperforming Stations."

DIVESTITURE OF NON-STRATEGIC PROPERTIES


     Although the Company expects to concentrate on identifying and acquiring radio stations that fit its acquisition strategy, it has contracted to dispose of certain existing stations. In the Orlando Acquisition, the Company has agreed to exchange its two stations in Chicago for approximately $20 million in cash and three stations in Orlando, a market in which management believes it is cost effective to cluster. In the Miami Disposition, the Company has agreed to sell an underperforming AM station for approximately $13 million in cash. For tax purposes, the Company will account for the Orlando Acquisition and Miami Disposition as like-kind exchanges. Tax rules will allow the Company to defer a substantial portion of the taxable gain on these transactions upon the reinvestment of the $32.5 million in net proceeds in additional radio properties in transactions which will qualify as deferred like-kind exchanges. It is not expected that any of the Pending Transactions, with the possible exception of the Tulsa Acquisition, will qualify for reinvestment. The Company is presently pursuing additional qualifying reinvestment properties.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS OF COX RADIO

GENERAL


     Cox Radio is a leading national radio broadcasting company whose business is devoted exclusively to operating, acquiring and developing radio stations located throughout the United States. Prior to the Offerings, CEI will transfer direct or indirect ownership of its U.S. radio broadcast properties to Cox Radio (the "Cox Radio Consolidation"). CEI's historical basis in the assets and liabilities of the operations will be carried over to Cox Radio. The Consolidated Financial Statements of Cox Radio represent the operations of the radio stations currently owned or operated or to which sales and marketing services were provided in connection with CEI's radio broadcasting operations. The historical consolidated financial statements do not necessarily reflect the results of operations or financial position that would have existed had Cox Radio been an independent company.


     The primary source of the Company's revenues is the sale of advertising time to local and national advertisers. Historically, approximately three quarters of the Company's revenues were generated from local advertising which is sold by each station's sales staff. The Company's most significant station operating expenses are employees' salaries and benefits, commissions, programming expenses and advertising and promotional expenditures.

     The Company's revenues are primarily affected by the advertising rates charged by its radio stations for advertising time. The Company's advertising rates are in large part based on a station's ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by Arbitron Radio Market Reports.

     The Company's revenues vary throughout the year. As is typical in the radio broadcasting industry, the Company's first calendar quarter generally produces the lowest revenues for the year, and the second and fourth calendar quarters generally produce higher revenues. The Company's operating results in any period may be affected by advertising and promotional expenses that do not necessarily produce commensurate revenues until the impact of the advertising and promotion is realized in future periods.

ACQUISITIONS AND DISPOSITIONS

     During the past several years, the Company has actively managed its portfolio of radio stations through selected acquisitions, dispositions and swaps, as well as through the use of LMAs and JSAs. Specific transactions entered into by the Company during the past three years are discussed below.


     In December 1993, the Company acquired WYSY-FM (Chicago) for $9.4 million. Also in December 1993, Cox Radio exchanged KLRX-FM (Dallas) for WYNF-FM (Tampa) and approximately $4.7 million. Subsequent to the exchange, the Company switched the call letters of WYNF-FM with its existing Tampa station, WWRM-FM, and then subsequently changed the new WYNF-FM's call letters to WCOF-FM.


     In January 1994, the Company entered into an LMA to operate WJZF-FM (Atlanta). Subsequently, in September 1994, the Company paid $9.4 million for an option to purchase substantially all of the station's assets. In August 1994, the Company began operating KACE-FM (Los Angeles) under an LMA until the station was acquired in August 1995 for $11.7 million.


     In April 1995, Cox Radio entered into an LMA to operate WCNN-AM (Atlanta). In June 1995, Cox Radio entered into a JSA with WFNS-AM (Tampa) and, in July 1996, decided to exercise its option to purchase WFNS-AM for $1.5 million, consisting of $0.8 million in cash and the forgiveness of $0.7 million in amounts due to Cox Radio (the Tampa Acquisition). This transaction is expected to close in fourth quarter of 1996.


     In January 1996, Cox Radio completed the acquisition of two stations in Louisville, WRKA-FM and WRVI-FM, for $8.7 million (the Prior Louisville Acquisition). In April 1996, the Company agreed to sell WIOD-AM (Miami) for approximately $13.0 million (the Miami Disposition). This transaction is expected to close during the last quarter of 1996. In June 1996, the Company acquired WHEN-AM and WWHT-FM (Syracuse) for $4.5 million (the Prior Syracuse Acquisition). The Syracuse stations are operated by NewCity under an LMA. In June 1996, the Company agreed to purchase WXNU-FM (Louisville) for $2.5 million (the Louisville Acquisition). The Louisville Acquisition is expected to close in the third quarter of 1996. In June 1996, the Company agreed to exchange its two Chicago stations, WCKG-FM and WYSY-FM, for three stations in Orlando, WHOO-AM, WHTQ-FM and WMMO-FM, and approximately $20 million (the Orlando Acquisition). The Orlando stations are operated by NewCity under an LMA. The exchange is expected to be consummated in the first half of 1997. The Orlando Acquisition and the Miami Disposition will be accounted for as like-kind exchanges for tax purposes. Tax rules will allow the Company to defer a substantial portion of the taxable gain on these transactions upon the reinvestment of the $32.5 million in net proceeds in qualifying future acquisitions. It is not expected that any of the Pending Transactions, with the possible exception of the Tulsa Acquisition, will qualify for reinvestment. The Company is presently pursuing additional qualifying reinvestment properties. In July 1996, the Company agreed to acquire NewCity for an aggregate consideration of $253 million, subject to certain working capital adjustments, consisting of approximately $166 million in cash and approximately $87 million in the assumption of NewCity debt (the NewCity Acquisition). The NewCity Acquisition is expected to close in the first half of 1997. In July 1996, the Company entered into negotiations to acquire KRAV-FM and KGTO-AM (Tulsa) for $5.5 million (the Tulsa Acquisition). The Tulsa Acquisition is expected to close in the first quarter of 1997.


RESULTS OF OPERATIONS


     This discussion should be read in conjunction with the accompanying audited and unaudited Consolidated Financial Statements of Cox Radio. The results of operations for Cox Radio represent the operations of the radio stations currently owned or operated or to which sales and marketing services were provided in connection with CEI's U.S. radio broadcasting operations. The historical financial statements do not necessarily reflect the results of operations or financial position that would have been reported had Cox Radio been an independent company.


     As a result of the acquisition activity discussed above, the Company's historical financial statements are not directly comparable from period to period.

     The following table summarizes Cox Radio's financial results as reflected in the historical financial statements included elsewhere herein, and other operating data:


                                                                                    SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,          ENDED JUNE 30,
                                             -------------------------------     -----------------
                                              1993         1994       1995        1995      1996
                                             -------     --------   --------     -------   -------
                                                            (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
  Net revenues.............................. $94,950     $111,535   $123,572     $58,551   $66,308
  Station operating expenses................  67,948       76,314     89,962      43,009    47,297
  Corporate general and administrative
     expenses(1)............................   2,522        2,667      5,853       1,873     2,341
  Depreciation and amortization.............   7,224        6,995      7,247       3,715     3,979
                                             -------     --------   --------     -------   -------
  Operating income..........................  17,256       25,559     20,510       9,954    12,691
  Interest expense..........................   5,590        5,229      5,974       2,942     2,856
  Net income (loss).........................  (1,101)(2)   11,207      8,163       3,796     5,213
OTHER OPERATING DATA:
  Broadcast cash flow(3).................... $27,002     $ 35,221   $ 33,610(4)  $15,542   $19,011
  Broadcast cash flow margin(3).............    28.4%        31.6%      27.2%       26.5%     28.7%
  EBITDA(3)................................. $24,480     $ 32,554   $ 27,757(4)  $13,669   $16,670
  After-tax cash flow(3)....................  13,715       18,202     15,410       7,511     9,192


- ---------------


(1) As described in Note 9 to the Consolidated Financial Statements of Cox Radio, certain of Cox Radio's executives participate in CEI's UAP. Because CEI and Cox Radio are private companies, the benefits under the UAP are generally payable in cash. This cash payment option has resulted in charges to compensation expense of $0.9 million, $0.8 million and $1.6 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $0.8 million and $1.2 million for the six months ended June 30, 1995 and 1996, respectively. This compensation expense is included in historical corporate general and administrative expenses. Public companies traditionally implement stock award plans that provide for the issuance of stock to participants and do not result in compensation expense under applicable accounting standards. The Company intends to implement such a plan in 1996 and, therefore, does not expect to incur this expense in future periods. See "Management -- Cox Enterprises, Inc. Unit Appreciation Plan" and "-- Long-Term Incentive Plan." In addition, year ended December 31, 1995 corporate general and administrative expenses include a nonrecurring corporate charge.


(2) Includes a $7.6 million noncash charge for the cumulative effect of accounting changes. See further discussion in Notes 2, 7 and 8 to the Consolidated Financial Statements of Cox Radio.


(3) See Note 5 in "Selected Historical Consolidated Financial Data -- Cox Radio" for definitions.



(4) Declines in broadcast cash flow and EBITDA from the prior year are due mainly to the impact of the baseball strike on advertiser spending, the cost of sports programming rights in Atlanta, start-up costs related to acquisitions or LMA's consummated in late 1994 and early 1995 and a nonrecurring corporate charge in 1995.



SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995



     Net Revenues. Net revenues for the six months ended June 30, 1996 increased $7.8 million to $66.3 million, a 13% increase over the comparable period in 1995. The increase was primarily due to higher ratings at certain of the Company's stations which were owned, operated or to which services were provided during both of these six month periods as well as an increase in the number of such stations. The increase for individual stations and markets included $3.5 million at WSB-AM (Atlanta) primarily due to increased sports programming revenues, $2.1 million at the Company's Los Angeles stations reflecting higher advertising rates and successful implementation of new marketing strategies and $2.0 million at the Company's Miami stations due to higher ratings and a change in sales approach. Net revenues also increased $2.3 million due to the inclusion of the operations of WCNN-AM (Atlanta) and WFNS-AM (Tampa), which were initially included in the Company's operations in April and June 1995, respectively, and WRKA-FM (Louisville), which was initially included in the operations of the Company in the first quarter of 1996. Such increases were partially offset by a decrease of $1.6 million at the Company's Chicago stations due to programming changes. On a "same station" basis (reflecting results from stations operated for the entire six month period ended June 30 in both 1996 and 1995), net revenues increased $5.4 million to $63.6 million, an increase of 9% over the six months ended June 30, 1995.



     Station Operating Expenses. Station operating expenses increased $4.3 million to $47.3 million, an increase of 10% over the comparable period in 1995. Approximately $2.8 million of the increase was attributable to the operations of WCNN-AM, WFNS-AM, and WRKA-FM, which were initially included in the Company's operations in April 1995, June 1995 and January 1996, respectively. The increase for existing stations included $2.3 million at WSB-AM due primarily to higher sports programming costs, $0.8 million at the Company's Los Angeles stations due primarily to compensation programs tied to station ratings and an overall increase in selling expenses relating to increases in revenues throughout the Company. These increases were partially offset by a decrease in station operating expenses of $1.8 million at WIOD-AM (Miami) and the Company's Chicago stations. On a "same station" basis, station operating expenses increased $1.5 million, to $43.7 million an increase of 4% over the six months ended June 30, 1995.



     Broadcast Cash Flow. Broadcast cash flow increased $3.5 million to $19.0 million, a 22% increase over the comparable period in 1995. On a "same station" basis, broadcast cash flow increased by $3.9 million to $19.9 million, an increase of 25% over the comparable period in 1995. In addition, the broadcast cash flow margin increased to 28.7% for the six months ended June 30, 1996 from 26.5% for the comparable period in 1995. Such increases resulted primarily from improvements in net revenues over station operating expenses at WSB-AM, the Company's Los Angeles stations, and the Company's Miami stations and the decrease in station operating expenses at WIOD-AM.



     Corporate General and Administrative Expenses. Corporate, general and administrative expenses increased $0.5 million to $2.3 million over the comparable period in 1995 primarily due to an increase in Cox Radio's allocated portion of CEI's UAP expense.



     Operating Income. Operating income increased $2.7 million to $12.7 million, an increase of 27% over the first six months of 1995 for the reasons noted above. In addition, the operating margin increased to 19.1% for the six months ended June 30, 1996 from 17.0% for the comparable period of 1995.



     Interest Expense. Interest expense for the six months ended June 30, 1996 remained substantially the same as the comparable period in 1995.

     Net Income. Net income increased by $1.4 million to $5.2 million, an increase of 37% over the comparable period in 1995, for the reasons noted above.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


     Net Revenues. Net revenues increased $12.0 million to $123.6 million in 1995, an increase of 11% over the prior year. Favorable ratings driven by Atlanta sports programming, an improved advertising economy and an increase in the number of stations owned or operated in existing station groups all contributed to the increase. In Atlanta, a net revenue increase of $8.8 million was due primarily to the acquisition by WSB-AM of broadcast rights for the Atlanta Braves and the Atlanta Hawks and the addition of the operations of WCNN-AM. In Los Angeles, a $1.6 million increase in net revenues reflected continued strong performance by KOST-FM and the operation of KACE-FM for a full year, offset by the effects of a temporary decline in audience share at KFI-AM during the O.J. Simpson trial. The remaining stations combined contributed an increase in net revenues of $1.6 million despite a $1.8 million decrease in revenues at WIOD-AM (Miami). The Company has contracted to sell WIOD-AM. That transaction is expected to close in the fourth quarter of 1996. On a "same station" basis (reflecting results from stations operated for the entire twelve months in both 1995 and 1994), net revenues increased $8.0 million to $118.8 million, an increase of 7% over 1994.



     Station Operating Expenses. Station operating expenses increased $13.6 million to $90.0 million, an increase of 18% over the prior year. Significant components of the increase included $6.3 million for the acquisition of broadcast rights for the Atlanta Braves and the Atlanta Hawks, $2.0 million of programming, sales and other operating expenses resulting from a full year of operations at KACE-FM and $2.6 million of station operating expenses incurred at WCNN-AM which has been operated under an LMA since April 1995. Higher selling costs associated with revenue increases posted by the Company's existing stations also contributed to the increase in station operating expenses. On a "same station" basis, station operating expenses increased $8.5 million to $84.0 million, an increase of 11% over 1994.


     Broadcast Cash Flow. Broadcast cash flow decreased $1.6 million to $33.6 million, a decrease of 5% from the prior year, primarily attributable to the operations of WCNN-AM discussed above. On a "same station" basis, broadcast cash flow decreased $0.5 million to $34.8 million, a decrease of 1% over the prior year, primarily attributable to the operations of the Company's Atlanta radio stations, exclusive of WCNN-AM.


     Corporate General and Administrative Expenses. Corporate general and administrative expenses increased $3.2 million to $5.9 million principally due to a $0.8 million increase in Cox Radio's allocated portion of CEI's UAP expense and a non-recurring corporate charge.


     Operating Income. Operating income decreased $5.0 million to $20.5 million, a 20% decrease from 1994, for the reasons discussed above.

     Interest Expense. Interest expense increased $0.7 million to $6.0 million in 1995, a 14% increase over the prior year due to an increase in interest rates during 1995.

     Net Income. Net income decreased $3.0 million from 1994 to $8.2 million in 1995, due to the operational changes and the nonrecurring corporate charge discussed above.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993


     Net Revenues. Net revenues increased 17% to $111.5 million in 1994, a $16.6 million increase over the prior year. The net revenue gains were the result of an increase in the number of stations owned or operated during 1994 and improved advertising rates. In Atlanta, an increase in net revenues of $4.5 million was attributable to WJZF-FM, operated under an LMA agreement beginning in January 1994, and improved ratings resulting from programming changes at WSB-AM. In Chicago, an increase in net revenues of $6.3 million included $4.9 million attributable to a full year of operations of WYSY-FM, which was acquired in December 1993. In Los Angeles, net revenues growth of $3.3 million resulted from higher ratings at KOST-FM and KFI-AM and the addition of KACE-FM, operated under an LMA beginning in August 1994. All other markets posted a net revenues increase of $2.5 million in 1994. On a "same station" basis (reflecting results from stations operated for the entire twelve months in both 1994 and 1993), net revenues increased $8.4 million to $100.8 million, an increase of 9% over 1993.

     Station Operating Expenses. Station operating expenses increased $8.4 million to $76.3 million, an increase of 12% over the prior year. This increase was due to increased costs associated with the operation and promotion of additional stations ($4.8 million for WJZF-FM, KACE-FM, and WYSY-FM), additional programming and promotional costs across all other stations, as well as increased sales commissions resulting from the Company's revenue growth. On a "same station" basis, station operating expenses increased $4.8 million to $69.5 million, an increase of 7% over 1994.

     Broadcast Cash Flow. Broadcast cash flow increased $8.2 million to $35.2 million, an increase of 30% over the prior year. On a "same station" basis, broadcast cash flow increased $3.6 million to $31.3 million, an increase of 13% over the prior year. Such increases resulted primarily from the operations of WJZF-FM, WYSY-FM and, on a same station basis, the Company's Los Angeles radio stations.

     Corporate General and Administrative Expenses. Corporate general and administrative expenses increased $0.1 million over the prior year.

     Operating Income. Operating income increased $8.3 million to $25.6 million, a 48% increase over 1993, for the reasons discussed above.


     Interest Expense. Interest expense decreased $0.4 million in 1994 to $5.2 million, a 7% decrease from the prior year, primarily as a result of a $4.6 million reduction in notes payable to CEI during 1994.


     Net Income. Net income was $11.2 million in 1994, a $12.3 million increase over 1993 due to the operational changes discussed above and the impact of the noncash, nonrecurring cumulative effect of accounting changes of $7.6 million recorded in 1993.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's primary source of liquidity is cash provided by operations. Cash requirements have been funded by Cox Radio's operating activities and historically, as needed, through intercompany advances from CEI. Certain of the indirect subsidiaries of CEI, through which the U.S. radio operations of CEI are conducted, have entered into the CEI Notes, which bear interest at the prime rate (as reported by Chase Manhattan Bank, N.A.) plus 1.5%. In addition, Cox Radio has entered into a revolving credit facility with CEI (the "New CEI Credit Facility"). All interest accrued under the New CEI Credit Facility prior to the consummation of the Offerings will be contributed by CEI to Cox Radio. Upon consummation of the Offerings, all existing and future borrowings under the New CEI Credit Facility will accrue interest at the prime rate (as reported by Chase Manhattan Bank, N.A.) plus 1.5%. Upon the consummation of the Offerings, Cox Radio will use $107.1 million of the net proceeds of the Offerings to completely discharge all amounts owed under the CEI Notes. CEI continues to perform day-to-day cash management services for Cox Radio. See "Certain Relationships and Related Transactions."



     Cox Radio will be required to borrow approximately $164 million to consummate the NewCity Acquisition. Although Cox expects to be able to obtain the required financing from a syndicate of banks, if such bank financing is not available, the required funds will be loaned by CEI to Cox Radio at prevailing market rates.



     Upon consummation of the NewCity Acquisition, Cox Radio will assume certain indebtedness of NewCity, including NewCity's obligations under an indenture with Shawmut Bank Connecticut dated November 2, 1993 (the "'Indenture"), which governs the terms and conditions of the $75 million NewCity Notes. The NewCity Notes are general unsecured obligations of NewCity and are subordinated to all existing and future senior indebtedness of NewCity. The NewCity Notes are redeemable at the option of NewCity, in whole or in part, at any time on or after November 1, 1998, at an initial redemption price of 104.266% of the principal amount, plus accrued and unpaid interest through the date of redemption. The NewCity Acquisition will, due to the "change of control", trigger an obligation on the part of NewCity to offer to repurchase such NewCity Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of any such repurchase. Because the NewCity Notes, since the announcement of the acquisition of NewCity by Cox Radio, have consistently traded at prices in excess of 101% of the principal amount thereof, Cox Radio does not expect any holders of the NewCity Notes to accept the repurchase offer. If NewCity is required to repurchase any of the NewCity Notes, the Company expects to fund such repurchase through debt financing, including bank financing.

     The Indenture contains certain covenants that, among other things, limit the ability of NewCity and its subsidiaries to incur additional indebtedness, pay dividends and make other restricted payments, issue or sell common stock of NewCity's subsidiaries, enter into sale and leaseback transactions, create liens, or engage in mergers, consolidations and asset sales. Following consummation of the NewCity Acquisition, the NewCity Notes will be obligations of NewCity as a wholly-owned subsidiary of the Company. Accordingly, the covenants in the Indenture will only limit the actions of NewCity and its subsidiaries and not the other subsidiaries of the Company.


     Future cash requirements are expected to include capital expenditures, principal and interest payments on indebtedness and funds for acquisitions. The Company expects its operations to generate sufficient cash to meet its capital expenditures and debt service requirements. Additional cash requirements, including funds for pending or other acquisitions, will be funded by various sources, including the proceeds from the Offerings, bank financing and, if or when appropriate, other issuances of Company securities.

     Selected statements of cash flow and operations data are summarized as follows:


                                                                                SIX MONTHS
                                                                                   ENDED
                                                 YEAR ENDED DECEMBER 31,         JUNE 30,
                                               ---------------------------   -----------------
                                                1993      1994      1995      1995      1996
                                               -------   -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
    Net cash provided by operating
      activities.............................  $11,429   $14,068   $13,987   $ 6,274   $ 9,070
    Net cash used in investing activities
      (including acquisitions)...............    6,053    12,292    17,342     2,119    15,189
    Net cash provided by (used in) financing
      activities.............................   (4,776)   (1,607)    3,149    (4,255)    6,094
    Broadcast cash flow......................   27,002    35,221    33,610    15,542    19,011
    Interest expense.........................    5,590     5,229     5,974     2,942     2,856
    Income taxes.............................    6,048     8,863     6,226     2,948     4,347
    Capital expenditures.....................    1,065     2,705     4,073     1,308     1,153



     Net cash provided by operating activities for the six months ended June 30, 1996 increased $2.8 million to $9.1 million over the comparable period in 1995. The increase was due principally to the aforementioned $1.4 million improvement in net income and a deferred tax charge of approximately $1.0 million recorded in the second quarter of 1996. Net cash from operating activities in 1995 remained substantially the same as in 1994. Net cash provided by operating activities in 1994 increased $2.6 million to $14.1 million over 1993. The increase was due to the previously noted $12.3 million increase in net income over 1993, including the impact of the noncash, nonrecurring cumulative effect of accounting changes of $7.6 million recorded in 1993, as well as the 1993 $1.1 million gain on disposition of a radio station and the net effect of changes in working capital accounts.



     Net cash used in investing activities for all periods presented principally reflects the Company's acquisition activity discussed above and capital expenditures. The increases in annual capital expenditures from 1993 to 1995 were due to the increasing number of stations owned or operated by Cox Radio.



     Net cash provided by (used in) financing activities represents the net change in amounts due to CEI, repayment of debt, dividends paid and net changes in book overdrafts. With the exception of the $3.0 million repayment of debt in 1993, cash flows from financing activities represent intercompany transactions with CEI and fluctuations for the periods presented generally reflect the differences between changes in both cash flows from operating activities and cash flows from investing activities. See "Certain Relationships and Related Transactions."



     The Company has contractual commitments for sports programming and on-air personality of $9.2 million, $9.7 million, $10.1 million and $9.0 million for 1996, 1997, 1998 and 1999, respectively, which are expected to be funded through operations.

IMPACT OF INFLATION

     The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse impact on the Company's operating results.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," was issued. This Statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amount or fair value less cost to sell. Cox Radio adopted SFAS No. 121 in the first quarter of 1996. Adoption of SFAS No. 121 did not have a material impact on the Company's financial statements.

     In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. The adoption of the new recognition provisions for stock-based compensation expense included in SFAS No. 123 is optional; however, the pro forma effects on net income and earnings per share had the new recognition provisions been elected is required to be disclosed in the financial statements. Cox Radio will continue to follow the requirements of APB No. 25, "Accounting for Stock Issued to Employees" in its accounting for employee stock options; therefore, no impact on the Company's financial position and results of operations is expected. Cox Radio will provide the new disclosure requirements under SFAS No. 123 in the annual financial statements for the year ending December 31, 1996.

UNAUDITED QUARTERLY FINANCIAL INFORMATION

     The following table sets forth selected quarterly financial information for Cox Radio. This information is derived from unaudited financial statements of Cox Radio and includes, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair presentation of the results for such periods. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                             1ST       2ND       3RD        4TH
                                                           QUARTER   QUARTER   QUARTER    QUARTER
                                                           -------   -------   -------    -------
                                                                   (DOLLARS IN THOUSANDS)
1994
  Net revenues...........................................  $21,608   $27,546   $29,907    $32,474
  Corporate general and administrative expenses..........      638       632       659        738
  Depreciation and amortization..........................    1,709     1,731     1,744      1,811
  Operating income.......................................    3,036     6,275     9,641      6,607
  Net income.............................................      641     3,034     4,613      2,919
1995
  Net revenues...........................................  $25,856   $32,695   $31,402    $33,619
  Corporate general and administrative expenses..........      879       994     2,979(1)   1,001
  Depreciation and amortization..........................    1,841     1,874     1,768      1,764
  Operating income.......................................    3,856     6,098     3,610      6,946
  Net income.............................................    1,264     2,532     1,355      3,012
1996
  Net revenues...........................................  $29,568   $36,740
  Corporate general and administrative expenses..........    1,103     1,238
  Depreciation and amortization..........................    1,982     1,997
  Operating income.......................................    4,700     7,991
  Net income.............................................    1,812     3,401


- ---------------

(1) Includes a nonrecurring corporate charge.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                            OF OPERATIONS OF NEWCITY

GENERAL

     NewCity's financial results depend on a number of factors, including the strength of the national economy and the local economies of NewCity's served markets, local market competition from other radio stations and other advertising media, government regulation and policies and NewCity's ability to provide popular programming.

     NewCity's revenues depend directly on the advertising rates that its stations are able to charge, and those in turn depend on the stations' ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by Arbitron. NewCity monitors the popularity of the formats it employs through the regular use of market research and takes other steps to develop strong listener loyalty.


     Advertising contracts are generally short-term. Most of NewCity's revenue is generated from local advertising, which is sold primarily by a station's sales staff. For the years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1996, approximately 66.1%, 66.5%, 68.2%, and 67.6% respectively, of NewCity's total revenues were from local advertising. To generate national advertising sales, NewCity engages Katz Radio, a subsidiary of Katz Communications, Inc., a national sales representative firm that specializes in national sales, for each of its stations. In addition, NewCity employs a national sales manager in each of its markets to maximize its national sales effort.


     Period to period comparisons of NewCity's historical financial statements are not necessarily meaningful due to the disposition or acquisition of certain of NewCity's radio stations and the use of LMAs. In addition, NewCity's revenues and operating income are typically lowest in the first quarter and highest in the second and fourth quarters. Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures. In August 1993, NewCity sold substantially all the assets of WYAY-FM in Atlanta and in June 1993 entered into an agreement to sell WJZF-FM in Atlanta. During the years ended December 31, 1993, 1994 and 1995, WYAY-FM and WJZF-FM had aggregate net revenues of $3.7 million, $0.3 million and $0.4 million or 7%, 0.5% and 0.6% of NewCity's consolidated net revenues, respectively.

RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995



     Net Revenues. Net revenues increased from $27.4 million during the six months ended June 30, 1995 to $28.9 million during the six months ended June 30, 1996, an increase of $1.5 million, or 5%. Such increase was due to increased local revenue of $0.9 million and increased national revenue of $0.6 million which were partially offset by a small decrease in other revenue of $45,000. The most significant increases in local and national revenues were in the Tulsa, Orlando, Syracuse, and San Antonio markets due to growth in market revenue share and advertising rate increases.



     Operating Costs. Total operating costs for the six months ended June 30, 1996 were $22.8 million, the same as for the six months ended June 30, 1995. Although total operating costs remained the same, broadcasting operations costs increased by $0.2 million and depreciation and amortization increased by $0.1 million. These increased costs were offset by decreases in selling, general and administrative expenses of $0.2 million and corporate general and administrative expenses of $76,000. The increase of $0.2 million in broadcasting operations costs is primarily the result of increases in programming expenses in the Syracuse and Orlando markets caused by increased research activity, certain increased salaries for key talent employees, increased royalty costs due to increased net revenue and increased sports programming costs due to increased sports activity.



     Selling, General and Administrative Expenses. The decrease of $0.2 million in selling, general and administrative expenses is primarily the result of reduced general and administrative expenses of approximately $0.4 million in the Orlando, Tulsa, San Antonio and Bridgeport markets due to various reasons that was partially offset by increased selling expenses in the Tulsa and Orlando markets. The primary reasons for the decrease in general and administrative expenses include reduced lease payments related to local marketing agreements in the Orlando, Tulsa and San Antonio markets for radio stations that were not owned for the entire first six months during 1995, reduced employee health insurance costs in the Orlando and San Antonio markets and reduced salaries in the Bridgeport market due to the elimination of certain personnel in minor operating divisions. The increase in selling expenses was principally due to increased commissions paid in the Tulsa and Orlando markets due to increased net revenues.



     Depreciation and Amortization Expense. Depreciation and amortization expense increased from $1.5 million during the six months ended June 30, 1995 to $1.6 million during the six months ended June 30, 1996, an increase of $0.1 million, or 8%. Such increase was due to depreciation of certain equipment during 1996 that was not owned during the entire six months ended June 30, 1995.



     Operating Income. Operating income increased by $1.5 million, or 33%, from $4.6 million during the six months ended June 30, 1995 to $6.1 million during the six months ended June 30, 1996. Such increase was caused by the increase in net revenue of $1.5 million as discussed previously.



     EBITDA. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $1.6 million, or 27%, from $6.1 million during the six months ended June 30, 1995 to $7.7 million during the six months ended June 30, 1996. The increase in EBITDA was substantially due to increased net revenue during 1996.



     Interest Expense. Interest expense increased by $0.3 million, or 7%, during the first six months of 1996 compared to the same period in 1995, from $4.8 million to $5.1 million. Such increase was principally due to an increase in total outstanding indebtedness in 1996 as compared to the same period in 1995.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Revenues. Net revenues increased from $52.7 million during the year ended December 31, 1994 to $55.6 million during the year ended December 31, 1995, an increase of $3.0 million, or 6%. Such increase was primarily caused by net revenue increases in the Tulsa, Orlando, Syracuse and Bridgeport markets. In aggregate, a substantial portion of the $3.0 million increase in net revenues was due to increased local broadcasting revenues partially offset by a minor decrease in national broadcasting revenues. Contributing significantly to the net revenue increases in the Tulsa, Orlando, Syracuse and Bridgeport markets were growth in market revenue share or advertising rate increases. In addition, net revenues attributable to a new radio station, KJSR-FM, that began operating in January 1995 caused a substantial portion of the Tulsa market net revenues increase.

     Operating Costs. Total operating costs increased from $41.8 million during the year ended December 31, 1994 to $46.0 million during the year ended December 31, 1995, an increase of $4.2 million, or 10%. Contributing to the increase in total operating costs of $4.2 million were increases of $2.8 million in broadcasting operations costs, $1.0 million in selling, general and administrative costs and $0.4 million in depreciation and amortization expense. The increase of $2.8 million in broadcasting operations costs was due primarily to the programming and marketing costs associated with operating two new radio stations in the Tulsa and Orlando markets, approximately $1.2 million and, additionally, marketing cost increases in the Orlando and San Antonio markets to advertise and promote new radio station programming formats or to address increased competition within the markets and in the Bridgeport market due to increased marketing efforts in response to increased competition. Also, increases in programming salaries and research expenses in most markets contributed to the overall increase in broadcasting operations costs.

     Selling, General and Administrative Expenses. The increase of $1.0 million in selling, general and administrative expenses was principally due to an increase of $0.9 million in such costs to operate two new radio stations in the Tulsa and Orlando markets.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased from $3.1 million during the year ended December 31, 1994 to $3.5 million during the year ended December 31,

1995, an increase of $0.4 million, or 14%. Such increase was primarily due to the depreciation of equipment acquired during 1995 in connection with the purchase of four radio stations.

     Operating Income. Operating income decreased by $1.2 million from $10.9 million during the year ended December 31, 1994 to $9.7 million for the year ended December 31, 1995. Such decrease was due to the increase in operating costs of $4.2 million partially offset by the increase in consolidated net revenues of $3.0 million.

     EBITDA. EBITDA decreased from $13.9 million during the year ended December 31, 1994 to $13.2 million during the year ended December 31, 1995, a decrease of $0.8 million or 6%. Excluding the EBITDA attributable to the two new radio stations that began operating in January 1995 in the Tulsa and Orlando markets, NewCity's EBITDA for the year ended December 31, 1995 would have been $14.0 million.

     Interest Expense. Interest expense decreased by $0.2 million during the year ended December 31, 1995 compared to the same period in 1994, from $10.1 million to $9.8 million. Such decrease was principally due to a reduction in deferred interest expense of approximately $0.7 million in 1995, resulting from the payment in September 1994 of certain 25% debt to an association of investment partnerships and individual investors (collectively, the "Investors") partially offset by an increase in total cash interest expense of approximately $0.5 million due to increased borrowings.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Net Revenues. Net revenues decreased from $53.3 million during the year ended December 31, 1993 to $52.7 million during the year ended December 31, 1994, a decrease of $0.6 million, or 1%. This decrease was caused by a decrease of $3.4 million in net revenues attributable to the Atlanta radio stations sold or held for sale partially offset by an aggregate increase of $2.8 million in net revenues in all of NewCity's current markets. Primarily contributing to this increase were increases in net revenues in the Birmingham and Tulsa markets due to both growth in market revenue share and advertising rate increases. In addition, a net revenues increase in the Syracuse market, caused by a new radio station's revenue for a full year in 1994 compared to a partial year's revenues in 1993 since the radio station was not acquired until April 1993, also contributed to the aggregate net revenues increase. Excluding the Atlanta radio stations sold or held for sale, net revenues were $49.6 million during the year ended December 31, 1993 compared to $52.4 million during the year ended December 31, 1994, an increase of $2.8 million or approximately 6%.

     Operating Costs. Total operating costs decreased from $42.5 million during the year ended December 31, 1993 to $41.8 million during the year ended December 31, 1994, a decrease of $0.7 million, or 2%. Such decrease was due to a decrease of $3.1 million in operating costs related to the Atlanta radio stations sold or held for sale that was substantially offset by an aggregate increase of $2.3 million in costs to operate the radio stations located in all of NewCity's current markets. Contributing primarily to the aggregate increase of $2.3 million were increases of $1.4 million in broadcasting operations costs and $1.4 million in selling, general and administrative costs partially offset by a decrease in depreciation and amortization of approximately $0.3 million, excluding the Atlanta radio stations. The increase in broadcasting costs of $1.4 million was due to increases in marketing costs in most markets as a result of increased competition, increased rights fees for certain programming contracts in the Syracuse, Tulsa and Orlando markets, and increases in certain broadcasting personnel costs in most markets.

     Marketing and Promotional Costs. Excluding the Atlanta radio stations sold or held for sale, marketing and promotional costs for the year ended December 31, 1994 were $4.9 million, approximately 26% greater than those incurred for the year ended December 31, 1993, which were $3.9 million.

     Selling, General and Administrative Expenses. Excluding the Atlanta radio stations, the increase in selling, general and administrative expenses during the year ended December 31, 1994 of $1.4 million, was substantially due to increased commissions paid as a result of the aggregate growth in net revenues, additional salaries, selling and administrative expenses incurred to operate a new radio station in the Syracuse market that was not part of NewCity's operations until April 1993, increased salaries and administrative expenses of approximately $250,000 to operate a new research division in 1994 that did not exist during most of 1993, increased employee health insurance costs and a general increase in employee compensation.

     Depreciation and Amortization Expense. Depreciation and amortization expense decreased from $3.9 million during the year ended December 31, 1993 to $3.1 million during the year ended December 31, 1994, a decrease of $0.8 million. Such decrease was principally due to a reduction of $0.5 million in depreciation and amortization related to the Atlanta radio stations sold or held for sale. The remaining reduction was caused by certain equipment that became fully depreciated during 1994.

     EBITDA. EBITDA decreased from $14.6 million during the year ended December 31, 1993 to $13.9 million during the year ended December 31, 1994, a decrease of $0.7 million, or approximately 5%. Excluding the Atlanta radio stations, EBITDA was $13.7 million during the year ended December 31, 1993 and $13.9 million during the year ended December 31, 1994, an increase of $0.2 million, or 1%.

     Interest Expense. Interest expense decreased by $1.6 million, or 14%, during the year ended December 31, 1994 compared to the same period in 1993, from $11.6 million to $10.1 million. Such decrease was principally due to NewCity's major refinancing of its total indebtedness in 1993 which resulted in a reduction in total outstanding indebtedness in 1994 compared to 1993. See Note 2 to the Consolidated Financial Statements of NewCity.


     On September 20, 1994, NewCity amended the WJZF-LMA (the "Amendment"). Among other items, the Amendment provided for the issuance by NewCity to Cox Radio of an exclusive option to purchase substantially all the assets of radio station WJZF-FM (Atlanta) during the extended term of the LMA (the "Option"). In consideration for the Option, NewCity received a non-refundable cash payment of $9.1 million (the "Option Payment"). Upon the exercise of the Option, NewCity will receive additional cash consideration of $100. Because the cash proceeds received from the Option are non-refundable and such proceeds, in the opinion of management, approximated the fair market value of the assets of WJZF-FM, NewCity accounted for the economic substance of this transaction as if a sale of substantially all the assets of WJZF-FM had occurred. Accordingly, a gain of $1.6 million was recorded for financial reporting purposes equal to the difference between the Option payment received, less all related selling expenses, and the net carrying value of the assets of WJZF-FM, including all intangibles and equipment. For the year ended December 31, 1993, NewCity had a gain on sale of broadcasting assets of $15.0 million as a result of the sale of WYAY-FM.


     Income Tax Expense. Income tax expense decreased by $0.9 million during the year ended December 31, 1994 as compared to 1993. Such decrease is the result of federal and state income taxes associated with the gain recognized on the sale of WYAY-FM (Atlanta) in 1993 while in 1994 the gain recognized on the sale of WJZF-FM resulted in no federal or state income taxes for income tax purposes because of differences in book and tax asset bases. See Note 11 to the Consolidated Financial Statements of NewCity.

     Extraordinary Loss. During the year ended December 31, 1994, NewCity recorded an extraordinary loss of $0.2 million which was caused by the write-off of unamortized income financing costs related to the Junior Notes. During the year ended December 31, 1993, the $2.0 million loss was incurred in connection with the early extinguishment of debt to Investors.


LIQUIDITY AND CAPITAL RESOURCES



     Generally, the primary sources of liquidity for NewCity are its cash generated from operating activities and any borrowings, as required, made through its Senior Credit Facility (as defined herein). The significant liquidity needs of NewCity include its debt service requirements, funding of working capital needs and capital expenditures.



     Cash generated by operating activities was $2.4 million for the year ended December 31, 1995. Such cash was used to fund purchases of plant and equipment of $1.5 million, acquisition related costs of $0.5 million and to partially contribute to payments on long-term borrowings.



     NewCity's loan agreement with Fleet National Bank (Fleet) provides for an aggregate senior credit facility of $15.0 million. One portion of the senior credit facility provides an $11.0 million reducing revolving line of credit maturing on March 31, 2000 (the "Line of Credit"). Beginning on March 31, 1996, the Line of Credit is subject to permanent quarterly reductions that continue until maturity on March 31, 2000, when a final aggregate reduction of $2.0 million occurs. As of June 30, 1996, the Line of Credit availability was $9.8 million as the result of an open standby letter of credit of $1.2 million issued by Fleet in May 1995 in connection with NewCity's issuance of a 16.33% promissory note due May 16, 1997 to assist in financing the acquisition of KJSR-FM in Tulsa (the "KJSR Note"). The Line of Credit availability will continue to be reduced by any outstanding standby letter of credit issued, or to be issued, in connection with the KJSR Note. The Fleet Agreement also provided for a separate revolving line of credit of $4.0 million to be used for future acquisitions of radio stations, as defined, that will convert to a term loan on March 31, 1996 and mature on December 31, 1999 (the "Term Loan"). Principal payments for any borrowings outstanding on the conversion date commenced on July 1, 1996 and continue on a quarterly basis until maturity in amounts ranging from $66,666 to $0.4 million. Collectively, the Line of Credit and the Term Loan represent NewCity's aggregate senior credit facility (the "Senior Credit Facility"). At December 31, 1995, NewCity had $4.0 million of borrowings outstanding under the Term Loan and $6.0 million outstanding under the Line of Credit. Such borrowings were substantially incurred to assist in funding the acquisitions of four radio stations during the year ended December 31, 1995, as described below.



     Interest on any borrowings under the Senior Credit Facility is payable at the prime interest rate maintained by Fleet plus 1.5% or, at NewCity's option, the London Interbank Offered Rate ("LIBOR") plus 2.75% (the "LIBOR Option"). At December 31, 1995, NewCity had exercised various LIBOR Options for the $10.0 million principal balance outstanding, thereby setting its interest rate on such borrowings at rates ranging from 8.4% to 8.7% through November 1996. NewCity and its subsidiaries have pledged all of their assets to Fleet. In addition, the terms of the Senior Credit Facility, among other conditions, restrict NewCity's future ability to pay dividends and incur additional indebtedness, require NewCity to maintain an annual minimum level of cash flow, as defined, and restrict annual capital expenditures.



     On March 3, 1995, March 17, 1995, May 17, 1995 and May 31, 1995, NewCity
acquired substantially all the assets of radio stations WZKD-AM (formerly WOMX) in Orlando, KCJZ-FM (formerly KDIL) in San Antonio, KJSR-FM (formerly KTFX) in Tulsa and WCFB-FM in Orlando, respectively. The purchase prices for such radio stations were $0.5 million for WZKD, $3.2 million for KCJZ, $3.5 million for KJSR and $6.0 million for WCFB. The aggregate cost of $13.2 million to acquire these radio broadcasting properties was financed using cash in escrow of $1.2 million, the issuance of the KJSR Note, borrowings under the Senior Credit Facility of approximately $10.0 million, and cash on hand.



     The KJSR Note was issued on May 17, 1995 in connection with the acquisition of substantially all the assets of radio station KJSR-FM in Tulsa, Oklahoma. Such promissory note, which will be constantly secured by a standby letter of credit for all future debt service payments, requires annual principal payments of $1.0 million, plus interest, on May 16, 1996 and 1997, respectively. (See
Note 2 to the Consolidated Financial Statements of NewCity).



     NewCity believes that its cash generated from operations and borrowings under the Senior Credit Facility will be sufficient to meet its requirements for working capital, capital expenditures, interest and principal payments.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," was issued. This Statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amount or fair value less cost to sell. NewCity adopted SFAS No. 121 in the first quarter of 1996. Adoption of SFAS No. 121 did not have a material impact on NewCity's financial statements.

                                    BUSINESS


     Cox Radio, upon completion of the Pending Transactions, will be one of the ten largest radio broadcasting companies in the United States, based on both net revenues and number of stations. Cox Radio will own or operate, or provide sales and marketing services for, 42 radio stations (27 FM and 15 AM) clustered in 12 markets, including 18 stations to be acquired from NewCity. On a pro forma basis for 1995, Cox Radio will be the number one radio station group ranked by revenue share and audience share in five of its 12 markets. On a pro forma basis, Cox Radio would have generated net revenue of $179 million and broadcast cash flow of $52 million during the twelve month period ending June 30, 1996. Cox Radio, as part of CEI, was a pioneer in radio broadcasting, building its first station in 1934, acquiring its flagship station, WSB-AM (Atlanta), in 1939 and launching its first FM station, WSB-FM (Atlanta), in 1948.



     Cox Radio seeks to maximize the revenues and broadcast cash flow of its radio stations by operating and developing clusters of stations in demographically attractive and rapidly growing markets, including major markets such as Los Angeles and Sunbelt markets such as Atlanta, Miami, Tampa, Orlando, San Antonio and Birmingham. During the past five years, the 12 markets in which the Company's stations will operate have demonstrated, on an aggregate basis, greater radio advertising revenue growth than the average of 5.3%, which was calculated using revenue projections obtained from RAB, for the U.S. radio industry as a whole. The Pending Transactions will enhance the clustering of the Company's radio stations; Cox Radio will operate three or more stations in nine of its 12 markets, and a total of 25 of the Company's 42 stations will be clustered in five markets. In addition, the NewCity Acquisition will create a platform for future strategic acquisitions to further cluster radio stations in the Company's markets.


     As a result of the Company's management, programming and sales efforts, the Company's radio stations are characterized by strong ratings and above average power ratios. In addition, Cox Radio has a track record of acquiring, repositioning and improving the operating performance of previously underperforming stations. Cox Radio's senior operating management, together with the NewCity senior operating management which will join Cox Radio as part of the NewCity Acquisition, will be comprised of six individuals with an average of over 23 years of experience in the radio broadcasting industry, including an average of over 14 years with their respective organizations. The Company believes that this experienced senior management team will be well positioned to manage larger radio station clusters and take advantage of new opportunities arising in the U.S. radio broadcasting industry.

     The following table summarizes certain information relating to the Company's radio stations, assuming the consummation of the Pending Transactions:

                                                 1995                                   AUDIENCE
                                                 RADIO     1995                         SHARE IN
   MARKET AND                                   MARKET   ARBITRON       TARGET           TARGET
  STATION CALL                                  REVENUE   MARKET     DEMOGRAPHIC       DEMOGRAPHIC
   LETTERS(1)                FORMAT             RANK(2)  RANK(3)        GROUP             GROUP
- ----------------   ---------------------------  -------  --------  ----------------    -----------
LOS ANGELES                                         1         2
  KFI-AM           Talk                                            Adults 35-54(4)          5.8
  KOST-FM          Adult Contemporary                              Women 25-44(4)           4.8
  KACE-FM          R&B Oldies                                      African American        11.9
                                                                   Adults 35-54
ATLANTA                                            10        12
  WSB-AM           News/Talk                                       Adults 35-64             9.8
  WSB-FM           Adult Contemporary                              Women 25-54              8.3
  WJZF-FM(5)(6)    Jazz                                            Men 25-54                4.1
  WCNN-AM(6)       Sports/Talk                                     Men 25-54                2.1
MIAMI                                              12        11
  WFLC-FM          Hot Adult Contemporary                          Adults 25-54             4.7
  WHQT-FM          Urban Adult Contemporary                        Adults 25-54             6.0
TAMPA                                              21        21
  WWRM-FM          Soft Adult Contemporary                         Women 35-54(4)           8.6
  WCOF-FM          70's Oldies                                     Adults 25-44(4)          5.3
  WSUN-AM          Sports/Talk                                     Men 25-54                3.2
  WFNS-AM(8)       Sports/Talk                                     Men 25-54                1.2
ORLANDO                                            26        39
  WDBO-AM(5)       News/Talk                                       Adults 35-64             7.2
  WWKA-FM(5)       Country                                         Adults 25-54             8.5
  WCFB-FM(5)       Rhythmic Adult Contemporary                     Women 25-54              6.1
  WZKD-AM(5)       Kids Radio                                      Children 3-11             --
  WHOO-AM(9)(10)   Standards                                       Adults 55+                --
  WHTQ-FM(9)(10)   Classic Rock                                    Men 25-54                7.5
  WMMO-FM(9)(10)   Rock Adult Contemporary                         Adults 25-54             5.8
SAN ANTONIO                                        29        34
  KCYY-FM(5)       Country                                         Adults 25-54             7.4
  KKYX-AM(5)       Classic Country                                 Adults 35-64             2.6
  KCJZ-FM(5)       Jazz                                            Adults 25-54             4.8
LOUISVILLE                                         45        49
  WRKA-FM          Oldies                                          Adults 35-54(4)          6.2
  WRVI-FM          Rock Adult                                      Adults 25-49             2.1  (11)
  WXNU-FM(12)      Contemporary Alternative                        Adults 18-34             3.8

                                      1995      1995
                                    COMBINED  COMBINED
                                    STATION   STATION
                                     GROUP     GROUP
   MARKET AND         TARGET        REVENUE   REVENUE
  STATION CALL      DEMOGRAPHIC      MARKET    MARKET
   LETTERS(1)          RANK           RANK     SHARE
- ----------------    -----------     --------  --------
LOS ANGELES                             4       10.9  %
  KFI-AM                  1
  KOST-FM                 2
  KACE-FM                 3

ATLANTA                                 1       21.3  %
  WSB-AM                  1
  WSB-FM                  4
  WJZF-FM(5)(6)          10
  WCNN-AM(6)             17
MIAMI                                   3       11.3  %
  WFLC-FM                 4
  WHQT-FM                 2    (7)
TAMPA                                   4       11.9  %
  WWRM-FM                 3
  WCOF-FM                10    (7)
  WSUN-AM                14
  WFNS-AM(8)             17
ORLANDO                                 1       30.7  %
  WDBO-AM(5)              5
  WWKA-FM(5)              2
  WCFB-FM(5)              6
  WZKD-AM(5)             --
  WHOO-AM(9)(10)         --
  WHTQ-FM(9)(10)          3
  WMMO-FM(9)(10)          6
SAN ANTONIO                             4       14.3  %
  KCYY-FM(5)              2
  KKYX-AM(5)             16
  KCJZ-FM(5)             10
LOUISVILLE                              5        8.0  %
  WRKA-FM                 4
  WRVI-FM                14    (11)
  WXNU-FM(12)            11

                                    1995                             AUDIENCE
                                    RADIO     1995                   SHARE IN
 MARKET AND                        MARKET   ARBITRON     TARGET       TARGET
STATION CALL                       REVENUE   MARKET   DEMOGRAPHIC   DEMOGRAPHIC
 LETTERS(1)          FORMAT        RANK(2)  RANK(3)      GROUP         GROUP
- ------------   ------------------  -------  --------  ------------  -----------
BIRMINGHAM                            51        55
  WZZK-FM(5)   Country                                Adults 25-54      14.1  (13)
  WZZK-AM(5)   Country                                Adults 25-54        --
  WODL-FM(5)   Oldies                                 Adults 25-54       8.3
DAYTON                                55        52
  WHIO-AM      News/Talk                              Adults 35-64       6.1
  WHKO-FM      Country                                Adults 25-54      14.2
TULSA                                 56        60
  KRMG-AM(5)   News/Talk                              Adults 25-54       7.0
  KWEN-FM(5)   Country                                Adults 25-54      12.8
  KJSR-FM(5)   70's Oldies                            Adults 25-54       8.7
               Adult Contemporary                     Adults 25-54       4.9
 KRAV-FM(14)
               Standards                              Adults 55+          --
 KGTO-AM(14)
BRIDGEPORT                            58       111
  WEZN-FM(5)   Adult Contemporary                     Adults 25-54      12.2  (15)
SYRACUSE                              71        68
  WSYR-AM(5)   News/Talk                              Adults 35-64      11.1
  WYYY-FM(5)   Adult Contemporary                     Adults 25-54      12.1
  WBBS-FM(5)   Country                                Adults 25-54       9.9
               Sports/Talk                            Men 25-54          3.7
 WHEN-AM(10)
               Adult Hit Radio                        Women 18-34        3.4
 WWHT-FM(10)

                                  1995      1995
                                COMBINED  COMBINED
                                STATION   STATION
                                 GROUP     GROUP
 MARKET AND       TARGET        REVENUE   REVENUE
STATION CALL    DEMOGRAPHIC      MARKET    MARKET
 LETTERS(1)        RANK           RANK     SHARE
- ------------    -----------     --------  --------
BIRMINGHAM                          1       32.5  %
  WZZK-FM(5)           1   (13)
  WZZK-AM(5)          --
  WODL-FM(5)           5
DAYTON                              2       25.5  %
  WHIO-AM              4
  WHKO-FM              1
TULSA                               1       41.8  %
  KRMG-AM(5)           5
  KWEN-FM(5)           1
  KJSR-FM(5)           3
                       8
 KRAV-FM(14)
                      --
 KGTO-AM(14)
BRIDGEPORT                          3       21.6  %
  WEZN-FM(5)           1   (15)
SYRACUSE                            1       55.3  %
  WSYR-AM(5)           1
  WYYY-FM(5)           1
  WBBS-FM(5)           3
                       9
 WHEN-AM(10)
                       7   (7)
 WWHT-FM(10)


- ---------------
 (1) Metropolitan market served; city of license may differ.

 (2) Ranking of the principal radio market served by the stations among all radio markets in the United States by 1995 market revenue.

 (3) Ranks assigned by Arbitron based on 12+ population in the market.

 (4) Arbitron does not report the audience share on these specific target audiences. Therefore, the closest representative target audience shares and rankings were used.

 (5) Station to be acquired pursuant to the NewCity Acquisition.

 (6) Station operated by Cox Radio pursuant to an LMA.


 (7) Tied.



 (8) Advertising time on WFNS-AM is sold and marketed by Cox Radio pursuant to a JSA. Station to be acquired pursuant to the Tampa Acquisition.



 (9) Station to be acquired pursuant to the Orlando Acquisition.



(10) Station operated by NewCity pursuant to an LMA.



(11) Broadcasting on WRVI-FM began in January 1996. Accordingly, audience share and audience rank are based only on the Winter 1996 and Spring 1996 Arbitron Market Reports.



(12) Station to be acquired pursuant to the Louisville Acquisition.



(13) Audience share and audience rank information for WZZK-AM and WZZK-FM are combined because the stations are simulcast.



(14) Station to be acquired pursuant to the Tulsa Acquisition.



(15) Audience share and rank data is based only on Arbitron Market Reports for Fall 1995 and Spring 1996 because Arbitron does not produce Summer and Winter Arbitron Market Reports for the Bridgeport/Fairfield County market.

     The Company's stations are diversified in terms of format, target audience, geographic location and stage of development. Management believes that a number of the Company's stations have significant growth opportunities or turnaround potential and can therefore be characterized as developing stations. Generally, the Company considers developing stations to include those which have been recently acquired by the Company, with respect to which the Company is planning or actively considering a format change and which are not performing well financially. Currently, the Company considers nine of its stations to be developing stations. Cox Radio believes these stations can achieve significant broadcast cash flow growth by employing the Company's operating strategy. Management believes that its mix of stations in different stages of development enables it to maximize the Company's growth potential.


OPERATING STRATEGY

     The following is a description of the key elements of the Company's operating strategy:

Cluster Stations

     Cox Radio operates its stations in clusters to (i) enhance net revenues growth by increasing the appeal of the Company's stations to advertisers and enabling such stations to compete more effectively with other forms of advertising and (ii) achieve operating efficiencies by consolidating broadcast facilities, eliminating duplicative positions in management and production and reducing overhead expenses. Management believes that operating several radio stations in each of its markets will enable its sales teams to offer advertisers more attractive advertising packages. Furthermore, as radio groups achieve significant audience share, they can deliver to advertisers the audience reach that historically only television and newspapers could offer, with the added benefit of frequent exposure to advertisers' potential customers. Management believes that the Company's clusters of stations, and their corresponding audience share, provide opportunities to capture an increased share of total advertising revenue in each of its markets.

Develop Underperforming Stations

     The Company's management has demonstrated its ability to acquire underperforming radio stations and develop them into consistent ratings and revenue leaders. The following illustrates certain past successes of both Cox Radio and NewCity in developing underperforming stations:


     In Miami, Cox Radio acquired WHQT-FM in late 1992 in exchange for its only Charlotte station to further cluster its Miami station group. At the time of the acquisition, WHQT-FM was ranked eighth in the market with a 4.3 audience share among Adults 25-54. Cox Radio instituted its research, programming, and marketing strategy and modified the station's format, installing a morning show and more focused music programming. The station achieved a 5.8 audience share among Adults 25-54 in the Summer 1994 Arbitron Market Report, improving its rank from eighth to second. The station has consistently been a ratings leader capturing the number one audience share among Adults 25-54 in the Fall 1995 and Winter 1996 Arbitron Market Reports. Furthermore, as a result of this increase in ratings, Cox Radio significantly increased the station's broadcast cash flow margins.



     In Tampa, Cox Radio acquired WYNF-FM in 1993 in exchange for its only Dallas radio station to further cluster its Tampa station group. After reevaluating its market position, Cox Radio switched WYNF-FM's call letters and format with Cox Radio's existing Tampa station, WWRM-FM, and then subsequently changed the new WYNF-FM's call letters to WCOF-FM and installed its 70's Oldies format on that station, one of the first in the United States. This transaction enhanced Cox Radio's presence in the market. At the time of the acquisition, WCOF-FM had a 1.3 audience share among Adults 25-54 and ranked thirteenth in the market. After the format change, WCOF-FM debuted with a 7.3 audience share among Adults 25-54 in the Fall 1993 Arbitron Market Report, ranking sixth in the market. The station was ranked eighth and had a 5.5 audience share among Adults 25-54 in the Winter 1996 Arbitron Market Report. In addition, the new dial position helped WWRM-FM reach a larger audience within the Women 35-64 demographic (which is representative of WWRM-FM's target demographic, Women 35-54), resulting in a

6.3 audience share and number six rank in the Fall 1993 Arbitron Market Report. In the Spring 1996 Arbitron Market Report, WWRM-FM had an 8.1 audience share and was ranked third.



     In Los Angeles, Cox Radio entered into an LMA in August 1994 to operate KACE-FM and acquired the station in August 1995. The station has a limited signal that covers only a portion of the Southern California market. At the time of the acquisition, KACE-FM was the thirty-eighth ranked station with a 0.4 audience share among Adults 25-54, and ranked last among stations targeting African American adults. Cox Radio changed the format of the station to Rhythm and Blues Oldies in late 1994. The station subsequently achieved a 1.4 audience share among Adults 25-54 in the Spring 1995 Arbitron Market Report, ranking twenty-sixth. In the Spring 1996 Arbitron Market Report, the station achieved a
1.4 audience share among Adults 25-54, and ranked second in its target demographic of African American Adults 35-54 for the entire Los Angeles market despite its signal limitations.


     In Birmingham, NewCity purchased WZZK-FM in August 1980. When acquired, the station was a low-rated automated Country station. In a six-month period, NewCity hired a new staff, installed a Contemporary Country format and moved the station to new facilities. In the Spring 1981 Arbitron Market Report, WZZK-FM ranked first among Persons 12+ and Adults 25-54 and, with the exception of only a few rating periods, has maintained that rank for the past 15 years.


     In Syracuse, NewCity acquired a third station in the market, WBBS-FM, in August 1993. NewCity immediately installed a Country format. In its first complete Arbitron Market Report as a Country station, WBBS-FM increased its audience share among Adults 25-54 from 6.3 to 8.0. Over the last six Arbitron Market Reports, the station has consistently achieved an audience share above
8.2 and has had an average audience share of 9.6 among Adults 25-54. In the Spring 1996 Arbitron Market Report, WBBS-FM ranked third among Adults 25-54 with an audience share of 9.7.



     In Tulsa, NewCity entered into an LMA in January 1995 to operate KJSR-FM. NewCity immediately replaced the station's low-rated Country format with a popular 70's format and renamed the station. In its first Arbitron Market Report using the new format, the station achieved a 9.0 audience share, ranking third among Adults 25-54. In the Spring 1996 Arbitron Market Report, the station ranked third with an 8.4 audience share among Adults 25-54. In May 1995, NewCity acquired the station.



     In Orlando, NewCity entered into an LMA in August 1992 to operate WCFB-FM and acquired the station in May 1995, NewCity then renamed the station and changed its format from Country to Rhythmic Adult Contemporary. Rhythmic Adult Contemporary is a unique format designed by NewCity specifically for the Orlando market. WCFB-FM's ratings have improved among Adults 25-54 in each succeeding Arbitron Market Report and the station ranked eighth with a 5.3 audience share in the Spring 1996 Arbitron Market Report.


     The Company's historic margins reflect the acquisition and continued development of underperforming stations, as well as the fact that increases in net revenue are typically realized subsequent to increases in audience share. Management believes that a number of the Company's stations have significant growth opportunities or turnaround potential and can therefore be characterized as developing stations.

Implement the Company's Management Philosophy

     The Company's local station operations are supported by a lean corporate staff which employs a management philosophy emphasizing (i) market research and targeted programming; (ii) a customer-focused selling strategy; and (iii) marketing and promotional activities.

     Market Research and Targeted Programming. Cox Radio's research, programming and marketing strategy combines extensive research with an assessment of competitors' vulnerabilities and market dynamics in order to identify specific audience opportunities within each market. Cox Radio also retains consultants and research organizations to continually evaluate listener preferences. Using this information, Cox Radio tailors the programming, marketing and promotions of each Cox Radio station to maximize its appeal to its target audience. Cox Radio's disciplined application of market research enables each of its stations to be responsive to the changing preferences of its targeted listeners. This approach focuses on the needs of the listener and its community and is designed to improve ratings and maximize the impact of advertising for the Company's customers.


     Through its research, programming and marketing, Cox Radio also seeks to create a distinct and marketable local identity for each of its stations in order to enhance audience share and listener loyalty and to protect against direct format competition. To achieve this objective, the Company employs and promotes distinct high-profile on-air personalities and local sports programming at many of its stations. For example, the Company broadcasts (i) "Dr. Laura," which originates at one of the Company's stations in Los Angeles, in Atlanta, Dayton, Los Angeles, Syracuse, Tulsa and Orlando; (ii) "Rush Limbaugh" in Atlanta, Los Angeles, Orlando, Syracuse and Tulsa; (iii) the 1995 World Champion Atlanta Braves in Atlanta and Tampa; and (iv) the Orlando Magic in Orlando and Tampa.


     Customer-Focused Selling Strategy. The Company has implemented a unique, customer-focused approach to selling advertising known as the Consultative Selling System. The Company's sales personnel are trained to approach each advertiser with a view towards solving the marketing needs of the customer. In this regard, the sales staff consults with customers, attempts to understand their business goals and offers comprehensive marketing solutions, including the use of radio advertising. Instead of merely selling station advertising time, the Company's sales personnel are encouraged to develop innovative marketing strategies for the station's advertising customers.

     Cox Radio's local sales strategy is determined by station managers based on the individual needs of a given market. The Company generally utilizes a separate sales force for each station. However, in certain markets, the Company has created a combined sales force for several stations. For example, in Atlanta, Cox Radio's sales force for WSB-AM, WSB-FM and WCNN-AM is organized along product lines and divided into sports, FM and AM product teams. This structure allows each individual sales person to specialize in specific demographic targets, thus catering more closely to the needs of an advertiser, and to deliver to its advertisers an entire demographic group. In Los Angeles, the Company has a separate sales force for KFI-AM, but a combined sales force for KOST-FM and KACE-FM, which target a different demographic group than KFI-AM.

     Marketing and Promotional Activities. The Company's stations regularly engage in significant local promotional activities, including advertising on local television and in local print media, participating in telemarketing and direct mailings and sponsoring contests, concerts and events. Special events may include charitable athletic events (such as a paralympic basketball challenge), events centered around a major local occasion (such as an Olympic t-shirt auction in Atlanta or golf tournament in connection with the Kentucky Derby) or local ethnic group (such as a Haitian American Cultural Festival in Miami) and special community or family events (such as arts festivals, job fairs and family expos). Cox Radio also engages in joint promotional activities with other media in their markets to further leverage their promotional spending. These promotional efforts help the Company's stations add new listeners and increase the amount of time spent listening to the stations.

Leverage Senior Operating Management Team


     Cox Radio's senior operating management, together with the NewCity senior operating management, which will join Cox Radio as part of the NewCity Acquisition, will be comprised of six individuals with an average of over 23 years of experience in the radio broadcasting industry, including an average of over 14 years with their respective organizations. These two management teams share a common operating philosophy, which management believes will facilitate the integration of the two companies. A significant portion of the compensation of each member of the senior operating management team is linked to the Company's operating results and each will participate in the Company's Long-Term Incentive Plan. See "Management -- Long-Term Incentive Plan."


Cultivate Strong Local Management Teams

     The Company places great importance on the hiring and development of strong local management teams and has been successful in retaining experienced management teams that have strong ties to their communities and customers. The general managers of Cox Radio and NewCity have been with their respective organizations for an average of 11 years; Program Directors an average of four years and Chief Engineers/Technical Directors an average of 12 years.

     The Company invests significant resources in identifying and training employees to create a talented team of managers at all levels of station operations. These resources include: (i) Gallup/SRI, which helps the Company identify and select talented individuals for management and sales positions;
(ii) NewCity Associates, an independent sales and management training company initially created by NewCity, which trains and develops managers and sales executives; and (iii) a program of seminars conducted by the Company's senior operating management and outside consultants.

     Local managers are empowered to run the day-to-day operations of their stations and to develop and implement policies that will improve station performance and establish long-term relationships with listeners and advertisers. A significant portion of the compensation of each local station manager is dependent upon the financial performance of the station that he manages and certain of the station managers will participate in the Company's Long-Term Incentive Plan. See "Management -- Long-Term Incentive Plan."

ACQUISITION STRATEGY

     During the last several years, the Company has implemented its clustering strategy through the acquisition of radio stations in several of its existing markets. Management believes that recent changes in federal regulations will allow Cox Radio to continue to pursue its acquisition strategy. The Telecommunications Act of 1996 (the "1996 Act") removed the limit on the number of radio stations an operator may own nationwide and increased the number of radio stations an operator may own in a single market. As a result of this legislation, the competitive landscape in the radio broadcasting industry is changing. Management believes that larger, well-capitalized companies with experienced management, such as Cox Radio, will be best positioned to take advantage of this changing environment. Management considers the following factors when making an acquisition.

     Market Selection Considerations. Cox Radio intends to continue to acquire additional radio stations in the 12 markets in which it will operate following the completion of the Pending Transactions. In the past, the Company has primarily acquired underperforming stations. Cox Radio may also make opportunistic acquisitions in additional markets in which the Company believes that it can cost-effectively achieve a leading position in terms of audience and revenue share. In evaluating acquisition opportunities in additional markets, Cox Radio intends to focus primarily on demographically attractive markets, such as those in the Sunbelt, and markets ranked between ten and 60 in terms of radio advertising revenues. Management believes that such markets offer the greatest potential for growth relative to the cost of entry. Management also believes that Cox Radio will have the financial resources and management expertise to continue to pursue its acquisition strategy. Certain future acquisitions may be limited by the multiple and cross-ownership rules of the FCC. See "Federal Regulation of Broadcasting -- Ownership Matters" and "-- Recent Changes."

     Station Considerations. Cox Radio expects to concentrate on acquiring radio stations that offer, through application of Cox Radio's operating philosophy, the potential for improvement in the station's performance, particularly its broadcast cash flow. Such stations may be in various stages of development, presenting Cox Radio with an opportunity to apply its management techniques and to enhance asset value. In evaluating potential acquisitions, the Company considers the strength of a station's broadcast signal. A powerful broadcast signal enhances delivery range and clarity, thereby influencing listener preference and loyalty. Cox Radio also assesses the strategic fit of an acquisition with its existing clusters of radio stations. When entering a new market, Cox Radio expects to acquire a "platform" upon which to expand its portfolio of stations and to build a leading cluster of stations. Cox Radio believes that the NewCity Acquisition will create such a platform in several markets for the pursuit of its acquisition strategy.

STATION OPERATIONS


     The Company's stations, including the stations to be acquired in the Pending Transactions, are located in markets which, during the last five years, have demonstrated, on an aggregate basis, greater radio advertising revenue growth than the average of 5.3%, which was calculated using revenue projections obtained from RAB, for the U.S. radio industry as a whole. These markets include six Sunbelt markets and four markets which management believes have a disproportionately small number of stations relative to the size of the potential market audience. In most of its markets, radio captures a small percentage of the total advertising dollars spent, with local advertisers accounting for the majority of the spending. Clustering creates an opportunity to increase radio's share of a market's advertising revenues. The following table sets forth certain information relating to each of the markets in which the Company's stations operate or will operate:



                                                             RADIO
                                     1995                    MARKET              RADIO         NUMBER OF
                                     RADIO     1995       REVENUES((3)      MARKET REVENUE      VIABLE     PRO FORMA
                                    MARKET    ARBITRON  ----------------       CAGR((1)        STATIONS((1) NUMBER OF
                                    REVENUE   MARKET       %         %     -----------------   ---------    COMPANY
              MARKET                RANK((1)  RANK((2)  NATIONAL   LOCAL   1990-95   1995-99   FM    AM    STATIONS((4)
- ----------------------------------  -------   -------   --------   -----   -------   -------   ---   ---   ---------
Los Angeles.......................      1         2        28%       72%     2.7%      5.1%    21    11        3
Atlanta...........................     10        12        28        72      8.3       7.4     14     2        4
Miami.............................     12        11        27        73      5.9       5.5     18     6        2
Tampa.............................     21        21        25        75      6.1       5.9     14     4        4
Orlando...........................     26        39        30        70      6.3       5.6     13     2        7
San Antonio.......................     29        34        22        78      7.6       5.9     13     6        3
Louisville........................     45        49        13        87      5.8       5.5     13     2        3
Birmingham........................     51        55        20        80      4.9       5.3     10     5        3
Dayton............................     55        52        15        85      4.7       4.9     11     2        2
Tulsa.............................     56        60        17        83      7.4       6.1     13     3        5
Bridgeport........................     58       111        20        80      5.1       5.0      4 (4) 2 (4)    1
Syracuse..........................     71        68        30        70      0.4       5.0      9     3        5
Average...........................     --        --      22.9      77.1      5.4       5.6     --    --       --


- ---------------
(1) Source, Duncan's.

(2) Ranks assigned by Arbitron based on 12+ population in the market.


(3) Source, BIA.



(4) Assumes consummation of all Pending Transactions.


     As a result of the Company's management, programming and sales efforts, the Company's radio stations are characterized by strong ratings and above average power ratios. A third of the Company's stations are ranked first or second in terms of audience share in their target demographic groups. In five of the Company's markets, the Company's station groups ranked number one with respect to combined station revenue market share. The section below describes the Company's stations and selected audience and revenue share on a market-by-market basis.

LOS ANGELES, CALIFORNIA Market Revenue Rank: 1 - KFI-AM (Talk), KOST-FM (Adult Contemporary), KACE-FM (Rhythm & Blues Oldies).


     Los Angeles is the largest radio revenue market in the United States based on 1995 radio advertising revenue of $476.2 million, a 4.1% increase from 1994. KFI-AM, which is a 50,000 watt "clear channel" station (the strongest AM signal permitted by the FCC) has a Talk plus news format with its talk programming designed to be informative and stimulating and to focus on everyday issues. KFI-AM originates the syndicated talk show host "Dr. Laura," carries the popular "Rush Limbaugh" show and is the leading Talk station in Los Angeles. KOST-FM, which plays Adult Contemporary music and targets Women 25-44, has maintained the same music format for over 13 years and is currently the number one rated English-speaking music station with women over the age of 18 in Los Angeles. KOST-FM employs extensive marketing research to determine listening preferences within the Adult Contemporary music category and, as a result, has finished ahead of all other Adult Contemporary stations in Los Angeles with Persons 12+ for 54 consecutive ratings books. KACE-FM, which was operated under an LMA beginning in August 1994 and was purchased in August 1995, is the only Rhythm and Blues Oldies radio station in Los Angeles and, through promotions and community activities, maintains close ties with the African American community. KOST-FM and KACE-FM are often sold in combination to advertisers.



                                                                                        1996
                                                                                     LATEST FOUR
                                                                                    BOOK AVERAGE/
                                                                                       LATEST
                                                                                      SIX MONTH
                                                             1993   1994   1995     REVENUE DATA
                                                             -----  -----  -----    -------------
                                                                (AUDIENCE SHARE AND RANK DATA
                                                                    BASED ON ADULTS 25-54)
KFI-AM
  Audience Share...........................................   3.8    4.2    3.6          3.8
  Audience Rank............................................    7      5      9            4
KOST-FM
  Audience Share...........................................   5.6    4.7    4.2          3.7
  Audience Rank............................................    2      2      4            5
KACE-FM(1)
  Audience Share...........................................   0.6    0.6    1.2          1.4
  Audience Rank............................................   29     35     28           27
Combined Audience Share....................................  10.0    9.5    9.0          8.9
Combined Revenue Share.....................................  10.8(2) 11.0  10.9         11.6
Combined Revenue Rank......................................    2      3      4          N.A.


- ---------------

(1) KACE-FM was operated by Cox Radio pursuant to an LMA beginning in August 1994 and was acquired in August 1995.



(2) Excludes revenue from KACE-FM.

ATLANTA, GEORGIA Market Revenue Rank: 10 -- WSB-AM (News/Talk), WSB-FM (Adult Contemporary), WJZF-FM (Jazz), WCNN-AM (Sports/Talk).


     Atlanta is the tenth largest radio revenue market in the United States based on 1995 radio advertising revenue of $170.0 million, a 13.6% increase from 1994. Over the past five-year period, the Atlanta radio market has grown at a CAGR in excess of 7%. Cox Radio's station group is the leading station group in Atlanta, with strong Adult Contemporary, Jazz, News/Talk and Sports formats. The WSB call letters are a "brand name" in the market, having served Atlanta for over 73 years. WSB-AM is Atlanta's heritage AM station with a 50,000 watt "clear channel" signal. The station features the market's premier news radio operation along with popular on-air personalities such as "Dr. Laura" and the leading local talk host, Neal Boortz. WSB-AM also broadcasts the 1995 World Champion Atlanta Braves, the Atlanta Hawks and the University of Georgia Bulldogs, and WCNN-AM broadcasts the Georgia Tech Yellow Jackets. WSB-FM is the leading Adult Contemporary station in the market and has consistently been the number one or two Adult Contemporary station since 1986. WSB-FM's morning personality, Gary McKee, has been a prominent Atlanta radio personality for over 20 years. WJZF-FM has been operated by Cox Radio under an LMA since January 1994 and, as the market's only commercial Jazz station, has established a profitable niche. Cox Radio's Atlanta stations achieved a combined 21.3% revenue share in 1995. Cox Radio's sales force for WSB-AM, WSB-FM and WCNN-AM is organized along product lines and divided into sports, FM and AM product teams. WJZF-FM is sold in combination with another Atlanta station which targets the same audience, enabling both stations to offer a more comprehensive marketing package to advertisers. This structure allows each individual sales person to specialize in specific demographic targets, catering more closely to the needs of an advertiser.



                                                                                          1996
                                                                                       LATEST FOUR
                                                                                      BOOK AVERAGE/
                                                                                         LATEST
                                                                                        SIX MONTH
                                                     1993        1994        1995     REVENUE DATA
                                                     -----       -----       -----    -------------
                                                             (AUDIENCE SHARE AND RANK DATA
                                                                 BASED ON ADULTS 25-54)
WSB-AM
  Audience Share...................................   4.7         4.9         5.5          6.8
  Audience Rank....................................   11           9           6            3
WSB-FM
  Audience Share...................................   7.6         7.8         6.6          6.6
  Audience Rank....................................    4           3           3            4
WJZF-FM (NewCity Acquisition)(1)
  Audience Share...................................  N.A.         3.2         3.5          3.9
  Audience Rank....................................  N.A.         14          13           12
WCNN-AM(2)
  Audience Share...................................   0.9         1.3         1.3          1.1
  Audience Rank....................................   16          17          17           18
Combined Audience Share............................  13.2        17.2        16.9         18.4
Combined Revenue Share.............................  16.2(3)     16.8(4)     21.3         22.3
Combined Revenue Rank..............................    1           1           1          N.A.


- ---------------
(1) Cox Radio began operating WJZF-FM pursuant to an LMA in January 1994.

(2) Cox Radio began operating WCNN-AM pursuant to an LMA in April 1995.

(3) Excludes revenue from WJZF-FM and WCNN-AM.

(4) Excludes revenue from WCNN-AM.

MIAMI, FLORIDA  Market Revenue Rank: 12 -- WFLC-FM (Hot Adult
Contemporary),WHQT-FM (Urban Adult Contemporary).



     Miami is the twelfth largest radio revenue market in the United States based on 1995 radio advertising revenue of $141.0 million, an 8.0% increase from 1994. After completion of the Miami Disposition, Cox Radio will own two FM stations in the Miami market. WHQT-FM, which plays Urban Adult Contemporary music and targets Adults 25-54, was the number one rated English-speaking station in the Fall 1995 and Winter 1996 Arbitron Market Reports and has generated broadcast cash flow margins which are among the highest in the Company. WHQT-FM carries "Tom Joyner", the number one ranked morning drive show in the market. In addition, WHQT-FM maintains strong community ties through its participation in various community events. WFLC-FM, a music intensive Hot Adult Contemporary station which targets Adults 25-54, is often the number one rated non-ethnic format station in Miami. WHQT-FM and WFLC-FM rank second and fourth, respectively, in their target demographics for the latest four book average.



                                                                                          1996
                                                                                       LATEST FOUR
                                                                                      BOOK AVERAGE/
                                                                                         LATEST
                                                                                        SIX MONTH
                                                           1993     1994     1995     REVENUE DATA
                                                           -----    -----    -----    -------------
                                                                (AUDIENCE SHARE AND RANK DATA
                                                                    BASED ON ADULTS 25-54)
WHQT-FM
  Audience Share.........................................   4.8      5.6      5.7          6.0
  Audience Rank..........................................    5        3        3          2(1)
WFLC-FM
  Audience Share.........................................   5.2      5.0      4.9          4.7
  Audience Rank..........................................    3        6        4            4
Combined Audience Share..................................  10.0     10.6     10.6         10.7
Combined Revenue Share...................................  10.8     10.9     11.3         10.8
Combined Revenue Rank....................................    4        3        3          N.A.


- ---------------

(1) Tied.

TAMPA, FLORIDA Market Revenue Rank: 21 - WWRM-FM (Soft Adult Contemporary), WCOF-FM
(70's Oldies), WSUN-AM (Sports/Talk), WFNS-AM (Sports/Talk).

     Tampa is the twenty-first largest radio revenue market in the United States based on 1995 radio advertising revenue of $78.5 million, a 7.5% increase from 1994. WWRM-FM, which plays Soft Adult Contemporary music and targets Women 35-54, ranked first in its target audience in 1995. WCOF-FM, which was one of the first stations in the United States to broadcast the 70's Oldies format, targets Adults 25-44 and was ranked tenth in its target audience in 1995. Cox Radio's AM stations, WSUN-AM and WFNS-AM, both broadcast a Sports/Talk format and carry the NHL's Tampa Bay Lightning, the Orlando Magic, the Atlanta Braves and New York Yankees. Cox Radio has sold advertising under a JSA for WFNS-AM since June 1995 and has recently exercised its option to purchase the station. The Company expects to reduce costs at its AM stations by consolidating certain operations and management functions and, in particular, eliminating significant expenses associated with certain high-cost talent contracts which expire at the end of 1996.


                                                                                          1996
                                                                                       LATEST FOUR
                                                                                      BOOK AVERAGE/
                                                                                         LATEST
                                                                                        SIX MONTH
                                                           1993     1994     1995     REVENUE DATA
                                                           -----    -----    -----    -------------
                                                                (AUDIENCE SHARE AND RANK DATA
                                                                    BASED ON ADULTS 25-54)
WWRM-FM
  Audience Share.........................................   6.9      5.8      6.6          5.6
  Audience Rank..........................................    4        8      4(1)           9
WCOF-FM(2)
  Audience Share.........................................  N.A.      7.8      5.9          5.3
  Audience Rank..........................................  N.A.       2        9          10(1)
WSUN-AM
  Audience Share.........................................   1.8      3.2      3.5          2.1
  Audience Rank..........................................   12       12       12           14
WFNS-AM (Tampa Acquisition)(3)
  Audience Share.........................................   0.9      1.0      1.0          0.6
  Audience Rank..........................................   13       15       17           21
Combined Audience Share..................................   9.6     17.8     17.0         13.6
Combined Revenue Share...................................  8.9(4)   13.2(5)  11.9         12.8
Combined Revenue Rank....................................    2        3        4          N.A.


- ---------------
(1) Tied.

(2) WCOF-FM began operating under its current format in December 1993.

(3) Cox Radio sold advertising for WFNS-AM pursuant to a JSA beginning in June 1995 and recently decided to exercise its option to acquire WFNS-AM.

(4) Excludes revenue from WCOF-FM and WFNS-AM.

(5) Excludes revenue from WFNS-AM.

ORLANDO, FLORIDA Market Revenue Rank: 26 - WDBO-AM (News/Talk), WWKA-FM (Country), WCFB-FM (Rhythmic Adult Contemporary), WZKD-AM (Kids Radio), WHOO-AM (Standards), WHTQ-FM (Classic Rock), WMMO-FM (Rock Adult Contemporary).

     Orlando is the twenty-sixth largest radio revenue market in the United States based on 1995 radio advertising revenue of $62.6 million, a 9.8% increase from 1994. Upon consummation of the Pending Transactions, the Company will own seven stations in the Orlando market which, on an aggregate basis, accounted for 30.7% of the market's 1995 radio advertising revenues. Since 1983, WWKA-FM, which plays Country music, has consistently ranked among the top three stations in terms of audience share among Adults 25-54, and has ranked number one in terms of radio revenue share since 1988. WDBO-AM is Orlando's leading News/Talk radio station, featuring a popular morning drive time show and an award-winning news operation. In addition, WDBO-AM broadcasts the Orlando Magic, "Rush Limbaugh", and recently contracted to carry "Dr. Laura." NewCity began operating WCFB-FM in 1992 under an LMA and acquired the station in May 1995. Following the acquisition, NewCity changed the format of the station from Country to a unique format that NewCity refers to as Rhythmic Adult Contemporary, resulting in improved audience and revenue share. NewCity began operating WZKD-AM, which broadcasts a unique format targeting children ages 4-11, under an LMA in December 1994, and acquired the station in March 1995.


     In June 1996, Cox Radio agreed to acquire WMMO-FM, WHTQ-FM and WHOO-AM (the Orlando Acquisition). Pending consummation of the Orlando Acquisition, pursuant to an agreement between Cox Radio and NewCity, NewCity provides programming, sales and marketing services to those stations under an LMA. WHOO-AM utilizes an Adult Standards format to capture the growing target market of Adults 55 and over. WMMO-FM, which is the market's only Rock Adult Contemporary station, and WHTQ-FM, which is the market's sole Classic Rock station, capture an 11.1 combined audience share among Adults 25-54.



                                                                                                 1996
                                                                                              LATEST FOUR
                                                                                             BOOK AVERAGE/
                                                                                                LATEST
                                                                                               SIX MONTH
                                                                  1993     1994     1995     REVENUE DATA
                                                                  -----    -----    -----    -------------
                                                                       (AUDIENCE SHARE AND RANK DATA
                                                                           BASED ON ADULTS 25-54)
WDBO-AM (NewCity Acquisition)
  Audience Share................................................   6.7      6.0      5.3          4.3
  Audience Rank.................................................    5        6        9           11
WWKA-FM (NewCity Acquisition)
  Audience Share................................................   9.4      7.2      7.7          8.5
  Audience Rank.................................................    1        3        3            2
WCFB-FM (NewCity Acquisition)(1)
  Audience Share................................................   3.9      3.0      3.1          5.1
  Audience Rank.................................................   12       14       14            9
WZKD-AM (NewCity Acquisition)(2)
  Audience Share................................................  N.A.     N.A.     N.A.         N.A.
  Audience Rank.................................................  N.A.     N.A.     N.A.         N.A.
WHOO-AM (Orlando Acquisition)(3)
  Audience Share................................................   0.4      0.7      0.6          0.6
  Audience Rank.................................................  19(4)    19(4)     20           19
WHTQ-FM (Orlando Acquisition)(3)
  Audience Share................................................   4.0      4.6      4.3          4.9
  Audience Rank.................................................   11       13       11           10
WMMO-FM (Orlando Acquisition)(3)
  Audience Share................................................   7.5      5.8      7.5          5.8
  Audience Rank.................................................    3        7        4            6
Combined Audience Share.........................................  31.9     27.3     28.5         29.2
Combined Revenue Share..........................................  25.1(5)  22.0(5)  20.6(5)     21.4(5)
Combined Revenue Rank...........................................    1        1        1          N.A.


- ---------------

(1) WCFB-FM was operated pursuant to an LMA beginning in August 1992 and was acquired in May 1995.


(2) WZKD-AM was operated pursuant to an LMA beginning in December 1994 and was acquired in March 1995. WZKD-AM Audience and Revenue Share data are not reported in industry guides.


(3) NewCity began operating the station pursuant to an LMA in July 1996.


(4) Tied.


(5) Excludes revenue from WZKD-AM, WHOO-AM, WHTQ-FM and WMMO-FM.

SAN ANTONIO, TEXAS Market Revenue Rank: 29 -- KCYY-FM (Country), KKYX-AM (Classic Country), KCJZ-FM (Jazz).

     San Antonio is the nation's twenty-ninth largest radio revenue market in the United States based on 1995 radio advertising revenue of $57.6 million, a 9.3% increase from 1994. Upon consummation of the Pending Transactions, Cox Radio will own three stations in the San Antonio market which, on an aggregate basis, accounted for 14.3% of the market's 1995 radio advertising revenues. KCYY-FM, the market's leading Country station in terms of audience share, targets Adults 25-54. KKYX-AM, the market's only Classic Country station, whose daytime signal covers all of South Texas, targets Adults 35-64. The stations are sold as a package, providing advertisers with an effective vehicle to reach the majority of country music listeners in San Antonio. KCJZ-FM, which targets Adults 25-54, recently changed its format and is the market's only commercial Jazz station.


                                                                                        1996
                                                                                     LATEST FOUR
                                                                                    BOOK AVERAGE/
                                                                                       LATEST
                                                                                      SIX MONTH
                                                         1993     1994     1995     REVENUE DATA
                                                         -----    -----    -----    -------------
                                                              (AUDIENCE SHARE AND RANK DATA
                                                                  BASED ON ADULTS 25-54)
KCYY-FM (NewCity Acquisition)
  Audience Share.......................................   9.7      7.8      7.3          7.4
  Audience Rank........................................    2        3        3            2
KKYX-AM (NewCity Acquisition)
  Audience Share.......................................   1.6      1.8      1.6          1.2
  Audience Rank........................................   18       18       19           17
KCJZ-FM (NewCity Acquisition)(1)
  Audience Share.......................................   2.4      2.9      3.9          4.8
  Audience Rank........................................   11       10       10           10
Combined Audience Share................................  13.7     12.5     12.8         13.4
Combined Revenue Share.................................  16.4     15.7     14.3         13.8
Combined Revenue Rank..................................    3        2        4          N.A.


- ---------------
(1) KCJZ-FM was operated pursuant to an LMA beginning in March 1992 and was acquired in March 1995. The station reported as KDIL-FM through the Fall 1994 Arbitron Market Report.

LOUISVILLE, KENTUCKY Market Revenue Rank: 45 -- WRKA-FM (Oldies), WRVI-FM (Rock Adult Contemporary), WXNU-FM (Contemporary Alternative).

     Louisville is the forty-fifth largest radio revenue market in the United States based on 1995 radio advertising revenue of $35.8 million, a 5.6% increase from 1994. Cox Radio acquired WRKA-FM and WRVI-FM in January 1996 and has an agreement to acquire a third station, WXNU-FM. WRKA-FM, which plays Oldies music and targets Adults 35-54, is currently ranked fourth in its target demographic. WRVI-FM, which plays Rock Adult Contemporary music and targets Adults 25-49, has only been in operation since December 1995. Cox Radio has agreed to acquire WXNU-FM (the Louisville Acquisition), which plays Contemporary Alternative music and targets Adults 18-34. The Company intends to sell advertising time on these three stations through a single sales force. Cox Radio's acquisitions in Louisville represent an example of the Company's acquisition strategy, whereby it purchases an underperforming station or group of stations in order to establish a platform on which to build a station cluster. Through this strategy, Cox Radio cost effectively built a significant market presence, which captured approximately 8% of the market's 1995 radio advertising revenues.


                                                                                        1996
                                                                                     LATEST FOUR
                                                                                    BOOK AVERAGE/
                                                                                       LATEST
                                                                                      SIX MONTH
                                                         1993     1994     1995     REVENUE DATA
                                                         -----    -----    -----    -------------
                                                              (AUDIENCE SHARE AND RANK DATA
                                                                  BASED ON ADULTS 25-54)
WRKA-FM(1)
  Audience Share.......................................   8.6      7.1      6.6          5.5
  Audience Rank........................................    4        3        3            7
WRVI-FM(1)
  Audience Share.......................................  N.A.     N.A.     N.A.        1.9(2)
  Audience Rank........................................  N.A.     N.A.     N.A.         14(2)
WXNU-FM (Louisville Acquisition)(3)
  Audience Share.......................................  N.A.      0.8      1.7          1.4
  Audience Rank........................................  N.A.     17(4)     14           15
Combined Audience Share................................   8.6      7.9      8.3          8.8
Combined Revenue Share.................................  N.A.     N.A.     7.9(5)      7.6(5)
Combined Revenue Rank..................................  N.A.     N.A.       5          N.A.


- ---------------
(1) WRKA-FM and WRVI-FM were acquired in January 1996.


(2) Broadcasting on WRVI-FM began in December 1995. Accordingly, Audience Share and Audience Rank are based only on the Winter 1996 and Spring 1996 Arbitron Market Reports.


(3) Reported under the call letters WQNF-FM through the Summer 1995 Arbitron Market Report.

(4) Tied.

(5) Excludes revenue from WXNU-FM.

BIRMINGHAM, ALABAMA Market Revenue Rank: 51 -- WZZK-FM (Country), WZZK-AM (Country), WODL-FM (Oldies).

     Birmingham is the fifty-first largest radio revenue market in the United States based on 1995 market radio advertising revenue of $31.4 million, a 5.0% increase from 1994. Upon consummation of the Pending Transactions, Cox Radio will own three stations which, on an aggregate basis, accounted for 32.5% of the market's 1995 radio advertising revenue. WZZK-FM shifted to its current Country format in 1980. For the past five years, WZZK-FM has ranked number one in terms of audience share among Adults 25-54 and has consistently captured over 25% of the market's revenues since 1988. WZZK-AM was acquired in 1985 and since that time has simulcast WZZK-FM's programming. Management believes that the WZZK-AM facility provides the Company with programming flexibility as opportunities arise in the Birmingham market. NewCity began operating WODL-FM under an LMA in the fall of 1992, and acquired the station in May 1993. WODL-FM, Birmingham's only Oldies station, currently ranks number five in terms of audience share and accounts for 8% of the market's radio advertising revenue.


                                                                                          1996
                                                                                       LATEST FOUR
                                                                                      BOOK AVERAGE/
                                                                                         LATEST
                                                                                        SIX MONTH
                                                           1993     1994     1995     REVENUE DATA
                                                           -----    -----    -----    -------------
                                                                (AUDIENCE SHARE AND RANK DATA
                                                                    BASED ON ADULTS 25-54)
WZZK-AM/FM (NewCity Acquisition)(1)
  Audience Share.........................................  18.6     19.1     14.1         14.1
  Audience Rank..........................................    1        1        1            1
WODL-FM (NewCity Acquisition)
  Audience Share.........................................   8.6      6.3      7.8          8.3
  Audience Rank..........................................    4        5        5            5
Combined Audience Share..................................  27.2     25.4     21.9         22.4
Combined Revenue Share...................................  35.6     34.7     32.5         32.2
Combined Revenue Rank....................................    1        1        1          N.A.


- ---------------


(1) Audience share and audience rank information for WZZK-AM and WZZK-FM report are combined because the stations are simulcast.

DAYTON, OHIO  Market Revenue Rank: 55 -- WHIO-AM (News/Talk), WHKO-FM (Country).

     Dayton is the fifty-fifth largest radio revenue market in the United States based on 1995 radio advertising revenue of $28.8 million, a 5.9% increase from 1994. Cox Radio currently owns two stations which accounted for over 25% of the market's 1995 radio advertising revenues. WHKO-FM, which plays Country music and targets Adults 25-54, consistently ranks number one in terms of audience share in its target demographic. WHIO-AM, which features a News/Talk format and targets Adults 35-64, is the leading News/Talk station in Dayton and broadcasts sports programming such as the Cincinnati Reds and the University of Dayton Flyers. The stations are very active in producing revenue from alternative sources, including production of events (Baby Fair, A Day in the Country), local print media (Home Magazine, What's Happening Magazine) and other special projects which contribute significantly to the stations' profitability.


                                                                                          1996
                                                                                       LATEST FOUR
                                                                                      BOOK AVERAGE/
                                                                                         LATEST
                                                                                        SIX MONTH
                                                           1993     1994     1995     REVENUE DATA
                                                           -----    -----    -----    -------------
                                                                (AUDIENCE SHARE AND RANK DATA
                                                                    BASED ON ADULTS 25-54)
WHIO-AM
  Audience Share.........................................   4.7      4.3      4.4          3.7
  Audience Rank..........................................    8        8        9            9
WHKO-FM
  Audience Share.........................................  12.6     13.4     12.3         14.2
  Audience Rank..........................................    1        1        1            1
Combined Audience Share..................................  17.3     17.7     16.7         17.9
Combined Revenue Share...................................  31.2     28.8     25.5         27.9
Combined Revenue Rank....................................    2        2        2          N.A.

TULSA, OKLAHOMA Market Revenue Rank: 56 -- KRMG-AM (News/Talk), KWEN-FM (Country), KJSR-FM (70's Oldies), KRAV-FM (Adult Contemporary), KGTO-AM (Standards).



     Tulsa is the fifty-sixth largest radio revenue market based on 1995 radio advertising revenue of $28.7 million, a 7.1% increase from 1994. Upon consummation of the Pending Transactions, Cox Radio will own five stations in Tulsa which, on an aggregate basis, accounted for 35.5% of the market's 1995 radio advertising revenues. KRMG-AM, a full-service News/Talk station, broadcasts "Rush Limbaugh" and "Dr. Laura" and has consistently ranked among the top stations in the Tulsa market. KRMG-AM was also a recent recipient of the National Association of Broadcasters' prestigious Crystal Award for unparalleled community service. KWEN-FM, a Country station targeting Adults 25-54, has ranked number one in terms of audience share since 1988 and revenue share since 1991. NewCity began operating KJSR-FM in January 1995 under an LMA and changed its format from Country to 70's Oldies. In the Fall 1995 Arbitron Market Report, KJSR-FM ranked number two in terms of audience share among Adults 25-54. NewCity acquired KJSR-FM in May 1995. KRAV-FM and KGTO-AM, with respect to which the Company expects to enter into a definitive purchase agreement shortly, broadcast an Adult Contemporary and a Standards format, respectively.



                                                                                          1996
                                                                                       LATEST FOUR
                                                                                      BOOK AVERAGE/
                                                                                         LATEST
                                                                                        SIX MONTH
                                                           1993     1994     1995     REVENUE DATA
                                                           -----    -----    -----    -------------
                                                                (AUDIENCE SHARE AND RANK DATA
                                                                    BASED ON ADULTS 25-54)
KRMG-AM (NewCity Acquisition)
  Audience Share.........................................  10.6      8.8      7.0          7.0
  Audience Rank..........................................    2        3        4            5
KWEN-FM (NewCity Acquisition)
  Audience Share.........................................  18.6     15.1     12.5         12.8
  Audience Rank..........................................    1        1        1            1
KJSR-FM (NewCity Acquisition)(1)
  Audience Share.........................................   3.1      2.7      6.5          8.7
  Audience Rank..........................................    6        6        4            3
KRAV-FM (Tulsa Acquisition)
  Audience Share.........................................   6.3      6.0      5.6          4.9
  Audience Rank..........................................    5        6        7            8
KGTO-AM (Tulsa Acquisition)
  Audience Share.........................................   0.9      0.8      0.4          0.4
  Audience Rank..........................................   17       16       21           20
Combined Audience Share..................................  39.5     33.4     32.0         33.8
Combined Revenue Share...................................  37.1(2)  35.5(2)  35.5(3)     37.2(3)
Combined Revenue Rank....................................    1        1        1          N.A.


- ---------------
(1) KJSR-FM was operated pursuant to an LMA beginning in January 1995 and was acquired in May 1995.


(2) Excludes revenue from KJSR-FM, KRAV-FM and KGTO-AM.



(3) Excludes revenue from KRAV-FM and KGTO-AM.

BRIDGEPORT/FAIRFIELD COUNTY, CONNECTICUT Market Revenue Rank: 58 - WEZN-FM (Adult Contemporary).


     The Bridgeport/Fairfield County market is the nation's fifty-eighth largest radio revenue market based on 1995 radio advertising revenue of $27.3 million, an 11.4% increase from 1994. Fairfield County, one of the nation's most affluent regions, is a particularly attractive market to advertisers and therefore receives an above-average share of local and national media expenditures relative to its population. WEZN-FM is currently ranked number one in terms of audience share among Adults 25-54 and accounted for 21.6% of the market's 1995 radio advertising revenues. WEZN-FM also has a significant presence in adjoining New Haven County, resulting in a significant contribution to the station's advertising revenue.



                                                                                     1996
                                                                                  LATEST FOUR
                                                                                 BOOK AVERAGE/
                                                                                    LATEST
                                                                                   SIX MONTH
                                                      1993     1994     1995     REVENUE DATA
                                                      -----    -----    -----    -------------
                                                           (AUDIENCE SHARE AND RANK DATA
                                                               BASED ON ADULTS 25-54)
WEZN-FM (NewCity Acquisition)
  Audience Share(1).................................  13.9     12.7     13.0         12.2
  Audience Rank.....................................    2        2        1            1
Combined Revenue Share..............................  24.1     22.5     21.6         22.6
Combined Revenue Rank...............................  N.A.     N.A.       3          N.A.


- ---------------

(1) Audience share and rank data are based only on Arbitron Market Reports for the Spring and Fall Arbitron Market Reports for the related years because Arbitron does not produce Summer and Winter Arbitron Market Reports for the Bridgeport/Fairfield County market.

SYRACUSE, NEW YORK Market Revenue Rank: 71 -- WSYR-AM (News/Talk), WYYY-FM (Adult Contemporary), WBBS-FM (Country), WHEN-AM (Sports/Talk), WWHT-FM (Adult Hit Radio).


     Syracuse is the seventy-first largest radio revenue market based on 1995 radio advertising revenue of $19.7 million, a 2.1% increase from 1994. Upon consummation of the Pending Transactions, Cox Radio will own five radio stations in the Syracuse market which, on an aggregate basis, accounted for over 55% of the market's 1995 radio advertising revenues. NewCity entered the Syracuse market in 1982 with the acquisition of WSYR-AM and WSYR-FM. In early 1983, the Company changed the format of WSYR-FM to Adult Contemporary, and changed its call letters to WYYY-FM. With the exception of a few ratings periods, WYYY-FM has ranked number one with Adults 25-54 with respect to audience share and has ranked number one in terms of revenue share since 1988. WSYR-AM has consistently ranked among the top stations in the market in terms of audience share and currently ranks number one among Adults 35-64, its target demographic. WSYR-AM carries Syracuse University football and basketball and broadcasts both "Rush Limbaugh" and "Dr. Laura." NewCity acquired WBBS-FM in 1993 and converted the station to its present Country format. WBBS-FM has consistently performed well as a Country station and is currently ranked number three in terms of audience share for Adults 25-54. Cox Radio acquired WHEN-AM and WWHT-FM (formerly WHEN-FM) in June 1996 and entered into an LMA with NewCity to operate these stations. The Company has recently changed the format of WWHT-FM from Country to Adult Hit Radio.



                                                                                          1996
                                                                                       LATEST FOUR
                                                                                      BOOK AVERAGE/
                                                                                         LATEST
                                                                                        SIX MONTH
                                                           1993     1994     1995     REVENUE DATA
                                                           -----    -----    -----    -------------
                                                                (AUDIENCE SHARE AND RANK DATA
                                                                    BASED ON ADULTS 25-54)
WSYR-AM (NewCity Acquisition)
  Audience Share.........................................   7.9      8.5      7.1          6.6
  Audience Rank..........................................    4        4        6            6
WYYY-FM (NewCity Acquisition)
  Audience Share.........................................  12.8     14.4     14.0         12.1
  Audience Rank..........................................    1        1        1            1
WBBS-FM (NewCity Acquisition)(1)
  Audience Share.........................................   7.2      7.7      9.4          9.9
  Audience Rank..........................................    5        6        3            3
WHEN-AM(2)
  Audience Share.........................................   2.1      2.5      2.6          2.2
  Audience Rank..........................................   10       10       10           11
WWHT-FM(2)
  Audience Share.........................................   3.0      3.8      4.2          3.3
  Audience Rank..........................................    9        7        8            8
Combined Audience Share..................................  33.0     36.9     37.3         34.1
Combined Revenue Share...................................  45.6(3)  51.2(4)  51.7(4)     53.0(4)
Combined Revenue Rank....................................    1        1        1          N.A.


- ---------------


(1) WBBS-FM was acquired by NewCity in August 1993.



(2) WHEN-AM and WWHT-FM were acquired by Cox Radio in June 1996. NewCity operates these stations pursuant to an LMA.


(3) Excludes revenue from WHEN-AM, WWHT-FM and WBBS-FM.

(4) Excludes revenue from WHEN-AM and WWHT-FM.

ORGANIZATIONAL HISTORY


     Cox Radio is currently an indirect, wholly-owned subsidiary of CEI. Upon completion of the Offerings and the issuance of 155,000 shares of restricted Class A Common Stock to management, CEI will own approximately 71.9% of the Common Stock of Cox Radio and have 96.2% of the voting power of Cox Radio. Immediately prior to the closing of the Offerings, the Cox Radio Consolidation will be effected through the transfer to Cox Radio of all CEI's U.S. radio operations.


INDUSTRY OVERVIEW

     The primary source of revenues for radio stations is generated from the sale of advertising time to local and national spot advertisers and national network advertisers. During the past decade, local advertising revenue as a percentage of total radio advertising revenue in a given market has ranged from approximately 72% to 87%. The growth in total radio advertising revenue tends to be fairly stable and has generally grown at a rate faster than the Gross National Product ("GNP"). With the exception of 1991, when total radio advertising revenue fell by approximately 3.1% compared to the prior year, advertising revenue has risen in each of the past 15 years more rapidly than both inflation and the GNP. Total domestic radio advertising revenue in 1995 of $11.5 billion, as reported by the RAB, was at its highest level in the industry's history.

     According to the RAB's Radio Marketing Guide and Fact Book for Advertisers, 1994-1995, radio reaches approximately 96% of all Americans over the age of 12 every week. More than one-half of all radio listening is done outside the home, in contrast to other advertising media, and three out of four adults are reached by car radio each week. The average listener spends approximately three hours and 20 minutes per day listening to radio. Most radio listening occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 85% of people over the age of 12 and, as a result, radio advertising sold during this period achieves premium advertising rates. Radio listeners have gradually shifted over the years from AM to FM stations. FM reception, as compared to AM, is generally clearer and provides greater tonal range and higher fidelity. In comparison to AM, FM's listener share is now in excess of 75%, despite the fact that the number of AM and FM commercial stations in the United States is approximately equal.

     Radio is considered an efficient, cost-effective means of reaching specifically identified demographic groups. Stations are typically classified by their on-air format, such as country, adult contemporary, oldies and news/talk. A station's format and style of presentation enables it to target certain demographics. By capturing a specific share of a market's radio listening audience, with particular concentration in a targeted demographic, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations utilize data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographics listen to specific stations.

     The number of advertisements that can be broadcast without jeopardizing listening levels (and the resulting ratings) is limited in part by the format of a particular station and the local competitive environment. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

     A station's local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station usually will engage a firm that specializes in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station's market and receive commissions based on the revenue from the advertising obtained.

COMPETITION; CHANGES IN THE BROADCASTING INDUSTRY

     The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations depends largely upon its audience ratings and its share of the overall advertising revenue within its market. The Company's stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a target demographic group. By building a strong listener base consisting of a specific demographic in each of its markets, Cox Radio is able to attract advertisers seeking to reach those listeners.

     Factors that are material to a station's competitive position include management experience, the station's audience share rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance, and the number and characteristics of other stations in the market area. Cox Radio attempts to improve its competitive position with promotional campaigns aimed at the demographics targeted by its stations and by sales efforts designed to attract advertisers. Recent changes in the law and in FCC rules and policies have increased the number of radio stations a broadcaster may own in a given market and permit, within limits, joint arrangements with other stations in the market relating to programming, advertising sales, and station operation. Management believes that radio stations that elect to take advantage of these opportunities may, in certain circumstances, have lower operating costs and may be able to offer advertisers more attractive rates and services.

     Although the radio broadcasting industry is highly competitive, some barriers to entry exist. The operation of a radio broadcast station requires a license from the FCC and the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market, as well as by the FCC's multiple ownership rules, which regulate the number of stations that may be owned and controlled by a single entity.

     The Company's stations also compete for advertising revenue with other radio stations and with other electronic and print media. Potential advertisers can substitute advertising through broadcast television, cable television systems (which can offer concurrent exposure on a number of cable networks to enlarge the potential audience), daily, weekly, and free-distribution newspapers, other print media, direct mail, and on-line computer services for radio advertising. Competing media commonly target the customers of their competitors, and advertisers regularly shift dollars from radio to these competing media and vice versa. Accordingly, there can be no assurance that any of the Company's stations will be able to maintain or increase its current audience ratings and advertising revenue share. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite and by DAB. The delivery of information through the Internet also could create a new form of competition. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as broadcast television, cable television, audio tapes and compact discs. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

     The FCC currently has before it proceedings that will permit the use of DAB to deliver audio programming, and has allocated spectrum for the provision of satellite DAB service. DAB provides a medium for the delivery by satellite or terrestrial means of multiple new, high quality audio programming formats to local and national audiences. This technology also may be used in the future by radio broadcast stations either on existing or alternate broadcasting frequencies or on new frequency bands. In addition, the FCC has authorized an additional 100 kHz of spectrum for the AM band and will soon allocate frequencies in this new band to certain existing AM station licensees. By the end of a transition period to be determined by the FCC, those licensees will be required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station.

     Cox Radio cannot predict what other matters might be considered in the future by the FCC, nor can it assess in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

FEDERAL REGULATION OF RADIO BROADCASTING

     The ownership, operation and sale of radio stations, including those licensed to Cox Radio, are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content, employment practices, and business of stations; and has the power to impose penalties, including license revocations, for violations of its rules or the Communications Act.

     The 1996 Act, which significantly amended the Communications Act in numerous respects, dramatically changed the ground rules for competition and regulation in virtually all sectors of the telecommunications industry, including broadcasting, local and long-distance telephone services, cable television services and telecommunications equipment manufacturing.

     The following is a brief summary of certain provisions of the Communications Act, as amended by the 1996 Act, and of specific FCC rules and policies. Reference should be made to the Communications Act, FCC rules and public notices and rulings of the FCC for further information concerning the nature and extent of FCC regulation of broadcast stations.

     License Renewal. Broadcast station licenses are subject to renewal upon application to the FCC. Under the Communications Act, radio licenses are granted by the FCC for maximum terms of seven years. The 1996 Act provides that radio licenses may be granted for a period not to exceed eight years and authorizes the FCC to prescribe the period or periods for which licenses shall be granted and renewed for particular classes of radio stations. In April 1996, the FCC issued a Notice of Proposed Rulemaking seeking comment on a proposal to extend broadcast station license terms to eight years and implementation of new license term rules.

     Under the Communications Act, interested parties, including members of the public, may file petitions to deny a license renewal application, but competing applications for the license will not be accepted unless the current licensee's renewal application is denied. If a petition to deny presents information from which the FCC concludes (or if the FCC concludes on its own) that there is a "substantial and material" question whether grant of the renewal application would be in the public interest under applicable rules and policy, the FCC will conduct a hearing on specified issues to determine whether renewal should be granted. The FCC is required to grant a license renewal application if (i) the licensee has served the public interest; (ii) the licensee has not engaged in any serious violations of the Communications Act or the FCC's rules and regulations; and (iii) the licensee has not engaged in any other violations that would indicate a pattern of abuse of FCC rules or the Communications Act. The FCC may deny a license renewal application only if it finds that a licensee has failed to meet this three-pronged test and that there are no mitigating circumstances to warrant grant of the license renewal for a shorter period than the full license term, or to warrant the grant of a renewal with certain conditions attached to the grant. Only in the event of such a denial of a license renewal application will the FCC accept new applications for the broadcast frequency occupied by the incumbent broadcast licensee. Also, during certain periods when a renewal application is pending (generally four months prior to expiration of the license), the transferability of the applicant's license may be restricted.


     Historically, Cox Radio's management has not experienced any material difficulty in obtaining renewal from the FCC of any of the broadcast licenses of stations under its control.

     The following table sets forth, among other things, the frequency on which each of the stations owned by Cox Radio and NewCity broadcasts, and the date on which each station's FCC license expires (a station may continue to operate beyond the expiration date if a timely filed license renewal application is pending):


                                                                                                            HEIGHT
                                                                                                             ABOVE
                                                                                   EXPIRATION        FCC    AVERAGE
MARKET(1)                                             STATION     FREQUENCY     DATE OF LICENSE     CLASS   TERRAIN      POWER
- --------------------------------------------------  ------------  ---------   --------------------  -----   -------   ------------
Los Angeles.......................................  KFI-AM        640 kHz     December 1, 1997       A       N.A.     50 kw
                                                    KOST-FM       103.5 MHz   December 1, 1997       B       949 m    12.5 kw
                                                    KACE-FM       103.9 MHz   December 1, 1997       A       119 m    1.65 kw
Atlanta...........................................  WSB-AM        750 kHz     April 1, 2003          A       N.A.     50 kw
                                                    WSB-FM        98.5 MHz    April 1, 2003          C       311 m    100 kw
                                                    WJZF-FM(2)(3) 104.1 MHz   April 1, 2003          C1      371 m    60 kw
                                                    WCNN-AM(3)     680 KHz    April 1, 2003          B       N.A.     50 kw day
                                                                                                                      10 kw night
Miami.............................................  WFLC-FM       97.3 MHz    February 1, 2003       C       307      100 kw
                                                    WHQT-FM       105.1MHz    February 1, 2003       C       307      100 kw
Tampa.............................................  WWRM-FM       94.9 MHz    February 1, 2003       C       393 m    95 kw
                                                    WCOF-FM       107.3 MHz   February 1, 2003       C1      189 m    100 kw
                                                    WSUN-AM       620 kHz     February 1, 2003       B       N.A.     5 kw
                                                    WFNS-AM(4)    910 kHz     February 1, 2003       B       N.A.     5 kw
Orlando...........................................  WDBO-AM(2)    580 kHz     February 1, 2003       B       N.A.     5 kw
                                                    WWKA-FM(2)    92.3 MHz    February 1, 2003       C       408 m    98 kw
                                                    WCFB-FM(2)    94.5 MHz    February 1, 2003       C       448 m    96 kw
                                                    WZKD-AM(2)    950 kHz     February 1, 2003       B       N.A.     5 kw
                                                    WHOO-         990 kHz     February 1, 2003       B       N.A.     50 kw day
                                                    AM(6)(7)                                                          5 kw night
                                                    WHTQ-         96.5 MHz    February 1, 2003       C       487 m    100 kw
                                                    FM(6)(7)
                                                    WMMO-         98.9 MHz    February 1, 2003       C2      134 m    38 kw
                                                    FM(6)(7)
San Antonio.......................................  KCYY-FM(2)    100.3 MHz   August 1, 1997         C       300 m    98 kw
                                                    KCJZ-FM(2)    106.7 MHz   August 1, 1997         C       310 m    100 kw
                                                    KKYX-AM(2)    680 kHz     August 1, 1997         B       N.A.     50 kw day
                                                                                                                      10 kw night
Louisville........................................  WRKA-FM       103.1 MHz   August 1, 1996(5)      A       95 m     6 kw
                                                    WRVI-FM       94.7 MHz    August 1, 2003         A       100 m    3 kw
                                                    WXNU-FM(8)    105.9 MHz   August 1, 2003         A       100 m    3 kw
Birmingham........................................  WZZK-AM(2)    610 kHz     April 1, 2003          B       N.A.     5 kw day
                                                                                                                      1 kw night
                                                    WZZK-FM(2)    104.7 MHz   April 1, 2003          C       396 m    99 kw
                                                    WODL-FM(2)    106.9 MHz   April 1, 2003          C       351 m    99 kw

Dayton............................................  WHIO-AM       1290 KHz    October 1, 1996(5)     B       N.A.     5 kw
                                                    WHKO-FM       99.1 MHz    October 1, 1996(5)     B       325 m    50 kw
Tulsa.............................................  KRMG-AM(2)    740 kHz     June 1, 1997           B       N.A.     50 kw day
                                                                                                                      25 kw night
                                                    KWEN-FM(2)    95.5 MHz    June 1, 1997           C       405 m    96 kw
                                                    KJSR-FM(2)    103.3 MHz   June 1, 1997           C       390 m    100 kw
                                                    KRAV-FM(9)    96.5 MHz    June 1, 1997           C       405 m    100 kw
                                                    KGTO-AM(9)    1050 kHz    June 1, 1997           B       N.A.     1 kw
Bridgeport........................................  WEZN-FM(2)    99.9 MHz    April 1, 1998          B       204 m    27.5 kw
Syracuse..........................................  WSYR-AM(2)    570 kHz     June 1, 1998           B       N.A.     5 kw
                                                    WHEN-AM(7)    620 kHz     June 1, 1998           B       N.A.     5 kw
                                                    WYYY-FM(2)    94.5 MHz    June 1, 1998           B       198 m    100 kw
                                                    WBBS-FM(2)    104.7 MHz   June 1, 1998           B       150 m    50 kw
                                                    WWHT-FM(7)    107.9 MHz   June 1, 1998           B       152 m    50 kw



- ---------------
(1) Metropolitan market served; city of license may differ.

(2) Station to be acquired by Cox Radio pursuant to the NewCity Acquisition.


(3) Cox Radio provides programming to this station pursuant to an LMA.



(4) Cox Radio provides sales and related services to this station through a JSA; station to be acquired pursuant to the Tampa Acquisition.



(5) Cox Radio has filed an application with the FCC to renew such licenses. Such applications are pending FCC approval as of August 28, 1996.



(6) Station to be acquired by Cox Radio pursuant to the Orlando Acquisition.



(7) Station operated by NewCity pursuant to an LMA.



(8) Station to be acquired by Cox Radio pursuant to the Louisville Acquisition



(9) Station to be acquired by Cox Radio pursuant to the Tulsa Acquisition.

     Ownership Matters. The Communications Act prohibits the assignment of a license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant or renew a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with the Communications Act's limitations on alien ownership, compliance with various rules limiting common ownership of broadcast, cable and newspaper properties, and the "character" of the licensee and those persons holding "attributable" interests in the licensee.


     Under Section 310 of the Communications Act, broadcast licenses may not be granted to or held by any foreign government, any representative of a foreign government or by any non-U.S. citizen or his representative, or by any corporation organized under the laws of any foreign government, or by any corporation of which more than one-fifth of the capital stock is owned of record or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by any corporation organized under the laws of a foreign country. In addition, broadcast licenses may not be granted to or held by any corporation directly or indirectly controlled by any other corporation of which more than one-fourth of the capital stock is owned of record or voted by non-U.S. citizens, their representatives, or by a foreign government or its representatives, or by any corporation organized under the laws of any foreign government, unless the FCC finds that the public interest would be served by granting such a license under such circumstances. The FCC has never to date made such a public interest finding. The foregoing restrictions in modified form apply to forms of business organizations other than corporations, including general partnerships and limited partnerships. As a result of these provisions, Cox Radio, which holds certain radio station licenses directly and serves as a holding company for various radio station licensee subsidiaries, cannot have more than 25% of its capital stock owned of record or voted by aliens or their representatives, by a foreign government or its representative or by any corporation organized under the laws of any foreign government.


     Recent Changes. The FCC's local radio multiple ownership rule (the "Radio Contour Overlap Rule") provides for certain limits on the number of radio stations that one entity may own in a local geographic market. These limits are as follows:

          (a) In a radio market with 45 or more commercial radio stations, a party may own, operate or control up to eight commercial radio stations, not more than five of which are in the same broadcast service (i.e., AM or FM);

          (b) In a radio market with between 30 and 44 (inclusive) commercial radio stations, a party may own, operate or control up to seven commercial radio stations, not more than four of which are in the same broadcast service (i.e., AM or FM);

          (c) In a radio market with between 15 and 29 (inclusive) commercial radio stations, a party may own, operate or control up to six commercial radio stations, not more than four of which are in the same broadcast service (i.e., AM or FM); and

          (d) In a radio market with 14 or fewer commercial radio stations, a party may own, operate or control up to five commercial radio stations, not more than three of which are in the same broadcast service (i.e., AM or FM), except that a party may not own, operate or control more than 50 percent of the stations in the market.

     The FCC does not regulate the number of radio stations that may be owned or controlled by one entity nationally.


     LMAs between two stations in the same market that involve more than 15% of the brokered station's broadcast hours per week are treated as if the brokered station is owned by the brokering station for purposes of the Radio Contour Overlap Rule.



     Notwithstanding the limits contained in the Radio Contour Overlap Rule, the FCC has the authority to permit any person or entity to own, operate or control, or have a cognizable interest in, a number of radio broadcast stations in excess of the rule's limits if the FCC determines that such ownership, operation, control or interest will result in an increase in the number of radio broadcast stations that are in operation. Although the 1996 Act, which granted the FCC such authority, does not explain the intent or rationale for this provision, Cox Radio believes that this exception may apply to newly-constructed stations and/or stations that have been off the air but are resuming broadcast operations.


     FCC rules also generally prohibit or restrict the cross-ownership, operation or control of a radio broadcast station and a television broadcast station serving the same geographic market, and of a radio broadcast station and a daily newspaper serving the same geographic market. Under these rules, absent waivers, Cox Radio would not be permitted to acquire any radio broadcast station in a geographic market in which it, or a person with an attributable interest in Cox Radio, such as CEI, now owns a television station (other than a low power television station) or a daily newspaper. The FCC's rules provide for the liberal grant of waivers of the rule prohibiting common ownership of radio and television stations in the same geographic market (the "one-to-a-market rule") for stations located in the top 25 television markets. Under the 1996 Act and upon satisfaction of certain conditions, the FCC must extend its "top-25" waiver policy to proposed station combinations in any of the top 50 markets, consistent with a determination that the combination would serve the public interest, convenience and necessity. Additionally, in December 1994, the FCC initiated a rulemaking proceeding soliciting further public comment on proposals to relax further or to repeal the FCC's one-to-a-market rule. The FCC's standards for granting waivers of its radio-newspaper cross-ownership rule are more stringent, and such standards permit waiver only in those situations where application of the rule would be unduly harsh. In 1993, Congress authorized the FCC to grant waivers of the radio-newspaper cross-ownership rule to permit cross-ownership of a radio station and a daily newspaper in a top 25 market with at least 30 independent media voices, provided the FCC finds the transaction to be in the public interest. The FCC has not yet proposed any rules to implement its authority in this regard.



     Because of these multiple and cross-ownership rules, a purchaser of Cox Radio's Common Stock who acquires an attributable interest in Cox Radio may violate and may cause Cox Radio to violate the FCC's ownership rules if such purchaser also has an attributable interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the companies in which it may invest, to the extent that those investments give rise to an attributable interest. If a stockholder of Cox Radio who holds an attributable interest in Cox Radio violates any of these ownership rules, Cox Radio may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.



     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock are generally deemed to be attributable, as are positions of an officer or director of a corporate parent of a broadcast licensee. Cox Radio's indirect parent, CEI, has attributable ownership interests in television stations located in Orlando, Florida; Charlotte, North Carolina; Pittsburgh, Pennsylvania; Dayton, Ohio; Atlanta, Georgia; Oakland, California; and El Paso, Texas and in daily newspapers located in Scottsdale, Yuma, Tempe, Mesa, Chandler and Gilbert, Arizona; Grand Junction, Colorado; Palm Beach, Florida; Atlanta, Georgia; Greenville, North Carolina; Dayton and Springfield, Ohio; and Austin, Longview, Lufkin, Waco, and Nacogdoches, Texas. CEI has a non-attributable ownership interest in a daily newspaper located in Daytona Beach, Florida. Currently, James C. Kennedy and Ben F. Love, directors of CEI, are also directors of Texas Commerce Bancshares, Inc., the holding company of Texas Commerce Bank, N.A. which, through a wholly-owned subsidiary, Gordon Holdings, Inc., owns KRZQ-FM, Tahoe City, California. Mr. Kennedy's and Mr. Love's responsibilities as directors of Texas Commerce Bancshares, Inc. do not extend to the day-to-day operations or business of the licensee of KRZQ-FM, the service area of which station is not located in any market in which Cox Radio owns or, subsequent to the consummation of the Pending Transactions will own, any radio stations. Paul J. Rizzo, a director of CEI, is a director of The McGraw-Hill Companies, Inc. which, through a wholly-owned subsidiary, owns and operates television stations KMGH-TV, Denver, Colorado; WRTV, Indianapolis, Indiana; KERO-TV, Bakersfield, California, and KGTV, San Diego, California. Mr. Rizzo has no involvement in the day-to-day operations and management of any of the McGraw-Hill television stations, only one of which, KERO-TV, is located in a market (Los Angeles, CA) in which Cox Radio owns radio stations. None of the other officers, directors or 5% or greater shareholders of the voting stock of Cox Radio or of its subsidiaries has any attributable interest in any broadcast stations other than through Cox Radio and its subsidiaries.


     The FCC treats all partnership interests as attributable, except for those limited partnership interests that are "insulated" by the terms of the limited partnership agreement from "material involvement" in the media-related activities of the partnership under FCC policies. Stock interests held by insurance companies, mutual funds, bank trust departments and certain other passive institutional investors that hold stock for investment purposes only become attributable with the ownership of 10% or more of the stock of a corporation holding broadcast licenses. To assess whether a voting stock interest in a direct or indirect parent corporation of a broadcast licensee is attributable, the FCC uses a "multiplier" analysis in which non-controlling voting stock interests are deemed proportionally reduced at each non-controlling link in a multi-corporation ownership chain.



     In March 1992, the FCC initiated an inquiry and rulemaking proceeding in which it solicited comment on whether it should alter its ownership attribution rules by (i) raising the basic benchmark for attributing ownership in a corporate licensee from 5% to 10% of the licensee's voting stock; (ii) increasing the attribution benchmark for "passive institutional investors" in corporate licensees from 10% to 20% of the licensee's voting stock; (iii) broadening the class of investors eligible for "passive institutional investor" status to include Small Business and Minority Enterprise Small Business Investment Companies; and (iv) exempting certain widely-held limited partnership interests from attribution where each individual interest represents an insignificant percentage of total partnership equity. Cox Radio cannot predict when or whether any of these proposals will ultimately be adopted by the FCC.



     The FCC initiated a further rulemaking proceeding in December 1994 to solicit additional public comment on proposed attribution rules. Among the issues being explored in the proceeding are: (a) whether the FCC should raise the benchmarks for determining voting stock interests to be "attributable" from 5% to 10% for those stockholders other than passive institutional investors, and from 10% to 20% for passive institutional investors; (b) whether to consider non-voting stock interests to be attributable under the multiple ownership rules (at present such interests are not attributable); (c) whether to consider generally attributable voting stock interests which account for a minority of the issued and outstanding shares of voting stock of a corporate licensee, where the majority of the corporation's voting stock is held by a single stockholder;
(d) whether to relax, for attribution purposes, the FCC's insulation standards for business development companies and other widely-held limited partnerships;
(e) whether to adopt an equity threshold for non-insulated limited partnerships below which a limited partner would not be considered to have an attributable interest in the partnership, regardless of that partner's insulation from day-to-day management and operations of the media enterprises of the partnership; (f) how to treat limited liability companies and other new business forms for purposes of the FCC's attribution rules; (g) the impact of limited liability companies on broadcast ownership opportunities for women and minorities; and (h) whether to adopt a new attribution policy under which the FCC would scrutinize multiple "cross interests" or other significant business relationships, which are held in combination among ostensibly arm's-length competing broadcasters in the same market, to determine whether the combined interests, which individually would not raise concerns as to potential diminution of competition and diversity of viewpoints, would nonetheless raise such concerns in light of the totality of the relationships among the parties (including, e.g., LMAs, JSAs, debt relationships, holdings of non-attributable interests, or other relationships among competing broadcasters in the same market). Cox Radio cannot predict when or whether any of these proposals will ultimately be adopted by the FCC.


     Furthermore, the FCC has a "cross-interest" policy that under certain circumstances could prohibit a person or entity with an attributable interest in a broadcast station or daily newspaper from having a "meaningful" non-attributable interest in another broadcast station or daily newspaper in the same local market. Among other things, "meaningful" interests could include significant equity interests (including non-voting stock, voting stock, and limited partnership interests) and significant employment positions. This policy may limit the permissible acquisitions and investments Cox Radio may make and the permissible investments a purchaser of Cox Radio's Common Stock may make or hold. If the FCC determines that a stockholder of Cox Radio has violated this cross-interest policy, Cox Radio may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions. In December 1994, as part of its rulemaking proceeding soliciting public comment on various proposals to modify its broadcast attribution policies, the FCC also solicited public comment on whether to eliminate or codify the remaining aspects of the cross-interest policy with respect to significant employment positions, non-attributable equity interests and joint venture arrangements.

     Under the 1996 Act, the FCC is required to review all of its broadcast ownership rules every other year to determine whether the public interest dictates that such rules be repealed or modified.

     The 1996 Act imposes numerous requirements on the FCC to launch new inquiries and rulemaking proceedings, perhaps 80 in all, involving a multitude of telecommunications issues, including those described hereinabove that will directly affect the broadcast industry. The 1996 Act mandates that such rulemaking proceedings be completed within certain time frames, in some cases as short as six months.


     Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. However, licensees are still required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates a licensee's license renewal application, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisements of contests and lotteries, obscene and indecent broadcasts and technical operations, including limits on radio frequency radiation. In addition, broadcast licensees must develop and implement programs designed to promote equal employment opportunities for minorities and women and must submit reports to the FCC with respect to these matters annually and in connection with the station's license renewal application.


     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of short-term (i.e., less than the full seven-year term) renewals or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     LMAs and JSAs. Over the past several years, a significant number of radio broadcast licensees, including certain of Cox Radio's subsidiaries, have entered into LMAs and JSAs. See "Business -- Local Marketing Agreements." Under a typical LMA, separately owned and licensed radio stations agree to enter into cooperative arrangements subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these types of arrangements, separately-owned stations serving a common geographic area agree to function cooperatively in terms of programming, advertising sales, etc., subject to the licensee of each station maintaining independent control over the programming and station operations of its own station. Such arrangements are an extension of the concept of "time brokerage," under which a licensee of a station sells the right to broadcast blocks of time on its station to an entity or entities which program the blocks of time and sell their own commercial advertising announcements for their own account during the time periods in question. Under a typical JSA, two separately owned radio stations serving a common service area agree to function cooperatively in terms of advertising sales only. Under such an arrangement, the licensee of one station sells the advertising time on the other licensee's station, for its own account but does not provide any programming to the other licensee's station. This arrangement is also subject to ultimate control by the latter licensee.

     The FCC has heretofore determined that issues of joint advertising sales should be left to antitrust enforcement and has specifically exempted LMAs from its "cross-interest" policy. Further, the FCC and the staff of the FCC's Mass Media Bureau have held that LMAs do not per se constitute a transfer of control and are not contrary to the Communications Act, provided that the licensee of the brokered station maintains complete responsibility for and control over operations of its broadcast station (including, specifically, control over station finances, personnel and programming) and complies with applicable FCC rules and with antitrust laws. However, in December 1994, as part of its rulemaking proceeding soliciting public comment on various proposals to modify its broadcast attribution policies, the FCC also solicited public comment on whether to adopt a new attribution policy under which the FCC would scrutinize multiple "cross-interests" or other significant business relationships, which are held in combination among ostensibly arm's-length competing broadcasters in the same market, to determine whether the combined interests, which individually would not raise concerns as to potential diminution of competition and diversity of viewpoints, would nonetheless raise such concerns in light of the totality of the relationships among the parties (including, e.g., LMAs, JSAs, debt relationships, holdings of non-attributable interests, or other relationships among competing broadcasters in the same market).

     Under certain circumstances, the FCC will consider a station brokering time on another station serving the same market to have an attributable ownership interest in the brokered station for purposes of the FCC's Radio Contour Overlap Rule. See "Business -- Regulation of Radio Broadcasting -- Ownership Matters." In particular, a broadcast station is not permitted to enter into an LMA giving it the right to program more than 15% of the broadcast time, on a weekly basis, of another local station which it could not own under the FCC's Radio Contour Overlap Rule. A JSA where no programming is provided is not considered an attributable ownership interest under current FCC rules.

     The FCC's rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) whether it owns both stations or operates both through an LMA where the brokered and brokering stations serve substantially the same geographic area.

     Proposed Changes. The Congress and the FCC have under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly: (i) affect the operation, ownership and profitability of Cox Radio and its radio broadcast stations; (ii) result in the loss of audience share and advertising revenue of the Company's radio broadcast stations; and (iii) affect the ability of Cox Radio to acquire additional radio broadcast stations or finance such acquisitions. Such matters include, for example, changes to the license renewal process; proposals to impose spectrum use or other governmentally-imposed fees upon licensees; proposals to expand the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in broadcasting; proposals to repeal or modify some or all of the FCC's multiple ownership rules and/or policies; proposals to increase the benchmarks or thresholds for attributing ownership interests in broadcast media; proposals to change rules or policies relating to political broadcasting; technical and frequency allocation matters, including those relative to the implementation of DAB on both a satellite and terrestrial basis and AM stereo broadcasting; proposals to permit expanded use of FM translator stations; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership, alien ownership and cross-ownership rules and policies; changes to broadcast technical requirements; proposals to allow telephone companies to deliver audio and video programming to homes through existing phone lines; proposals to limit the tax deductibility of advertising expenses by advertisers; and proposals to auction the right to use the radio broadcast spectrum to the highest bidder, instead of granting broadcast licenses and subsequent license renewals free of charge.

     Digital Audio Broadcasting. The FCC recently has allocated spectrum to a new technology, DAB, to deliver satellite-based audio programming to a national or regional audience and is considering regulations for a DAB service. DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats with compact disc quality sound to local and national audiences. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcast frequencies. In addition, applications by several entities currently are pending at the FCC for authority to offer multiple channels of digital, satellite-delivered S-Band aural services that could compete with conventional terrestrial radio broadcasting. These satellite radio services use technology that may permit higher sound quality than is possible with conventional AM and FM terrestrial radio broadcasting. Thus far, the FCC has not granted the pending requests for authorizations to offer satellite radio, nor has it adopted regulations for the proposed satellite radio service. A rule making proceeding is, however, pending before the FCC to adopt DAB regulations. The FCC has granted at least one applicant a waiver to begin satellite construction. Implementation of DAB would provide an additional audio programming service that could compete with the Company's radio stations for listeners, but the effect upon Cox Radio cannot be predicted.

     In addition, the FCC has authorized an additional 100 kHz of bandwidth for the AM band and will soon allocate frequencies in this new band to certain existing AM station licensees which seek to modify their existing AM band licenses and operate their stations on frequencies in the expanded AM band. At the end of a transition period to be determined by the FCC, those licensees will be required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station.

     Cox Radio cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.


SEASONALITY

     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures. Cox Radio's revenues and broadcast cash flows are typically lowest in the first quarter and higher in the second and fourth quarters.

EMPLOYEES

     As of July 15, 1996 and prior to the consummation of the Pending Transactions, Cox Radio employed 377 full-time and 258 part-time employees. Of these employees, 52 were represented by American Federation of Television and Radio Announcers ("AFTRA"), two were represented by National Association of Broadcasting Employees and Technicians, AFL-CIO ("NABET") and one was represented by the International Brotherhood of Electrical Workers ("IBEW"). As of July 15, 1996, NewCity employed 421 full-time and 183 part-time employees, none of whom were represented by unions. Cox Radio considers its employee relations to be satisfactory.


     Cox Radio employs several on-air personalities with large audiences in their respective markets. Cox Radio enters into employment agreements with these personalities to protect its interests in those relationships that it believes to be valuable. Cox Radio does not believe that the loss of any one of these personalities would have a material adverse effect on Cox Radio's financial condition or results of operations.


PATENTS AND TRADEMARKS

     Cox Radio and NewCity both own numerous domestic trademark registrations related to the business of the Company's stations. Neither Cox Radio nor NewCity owns any patents or patent applications. Cox Radio does not believe that any of its or NewCity's trademarks are material to its business or operations.

PROPERTIES AND FACILITIES

     Cox Radio's corporate offices are located in Atlanta, Georgia. The types of properties required to support each of the Company's radio stations include offices, studios, transmitter sites and antenna sites. The transmitter sites and antenna sites generally are located so as to provide maximum market coverage.


     Cox Radio owns transmitter and antenna sites in the Tampa, Miami and Los Angeles markets. Cox Radio also leases transmitter and antenna sites in the Los Angeles, Atlanta, Miami, Chicago, Tampa, Dayton, Louisville and Syracuse markets. In the markets in which it does not own transmitter and antenna sites, Cox Radio typically leases studio and office space, although it owns its studio and office facilities in Los Angeles and Miami. Cox Radio leases studio and office facilities in Atlanta, Tampa, Dayton, Louisville, Syracuse and Chicago. Cox Radio generally considers its facilities to be suitable and of adequate size for its current and intended purposes. Cox Radio does not anticipate any difficulties in renewing any facility leases or in leasing additional space, if required.


     Cox Radio owns substantially all of its other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by the Company's stations are generally in good condition, although opportunities to upgrade facilities are continuously reviewed.

     NewCity's corporate offices are located in Bridgeport, Connecticut. The types of properties required to support each of NewCity's radio stations include offices, studios, transmitter sites and antenna sites. The transmitter sites and antenna sites generally are located so as to provide maximum market coverage.

     NewCity owns transmitter and antenna sites in the Orlando, San Antonio, Syracuse, Tulsa, and Atlanta markets. NewCity also leases transmitter and antenna sites in the Birmingham, Bridgeport, Orlando, San

Antonio, Syracuse, and Tulsa markets. In the markets in which it does not own transmitter and antenna sites, NewCity typically leases studio and office space, although it owns its studio and office facilities in the Birmingham and Orlando markets. NewCity generally considers its facilities to be suitable and of adequate size for its current and intended purposes. NewCity does not anticipate any difficulties in renewing any facility leases or in leasing additional space, if required.


LITIGATION

     Cox Radio is involved in litigation from time to time in the ordinary course of its business. In management's opinion, the litigation in which Cox Radio is currently involved, individually and in the aggregate, is not material to Cox Radio's financial condition or results of operations.


     In connection with the negotiation of the NewCity Acquisition, management of Cox Radio was informed of the litigation in which NewCity is involved. In the opinion of the management of Cox Radio, on the basis of such information, such NewCity litigation is not material to NewCity's financial condition or results of operations.

                            THE NEWCITY ACQUISITION

GENERAL


     On July 1, 1996, Cox Radio entered into an Agreement and Plan of Merger (the "Merger Agreement") with NewCity and certain stockholders of NewCity (the "Stockholders"). Pursuant to the Merger Agreement, New Cox Radio II, Inc., a wholly-owned subsidiary of Cox Radio, will be merged with and into NewCity (the "Merger"), with NewCity continuing as the surviving corporation as a wholly-owned subsidiary of Cox Radio. The aggregate purchase price for NewCity is approximately $253 million, consisting of approximately $166 million payable in cash and approximately $87 million of existing NewCity debt. Upon payment of the consideration described above, Cox Radio will be the sole stockholder of the surviving corporation. Cox Radio will be required to borrow approximately $164 million to consummate the NewCity Acquisition. Cox Radio expects to be able to obtain the required loan from a syndicate of banks. See "Use of Proceeds."



     The Communications Act and FCC rules and policies require the prior consent of the FCC to any transfer of control of broadcast licensees and assignments of FCC licenses and, therefore, consummation of the NewCity Acquisition is subject to the receipt of such FCC approval. The NewCity Acquisition is also being reviewed by the DOJ pursuant to HSR. In connection with the NewCity Acquisition, the DOJ has issued the NewCity Second Request seeking the production of documents and other information on the Orlando radio market. There can be no assurance that such FCC approval will be obtained or that in connection with such HSR review, the DOJ will not require restructuring of such transactions. See "Risk Factors -- Failure to Consummate the Pending Transactions" and "Business -- Federal Regulation of Radio Broadcasting."


THE MERGER AGREEMENT

     Representations and Warranties. In the Merger Agreement, NewCity has made a number of customary representations and warranties. Such representations relate to, among other things, the corporate organization and qualifications of NewCity; the authorization, execution, delivery, performance and enforceability (subject to stockholder approval of the Merger Agreement) of the Merger Agreement; the capitalization of NewCity; the accuracy of the historical financial statements of NewCity; the conduct of the business of NewCity; the absence of undisclosed material litigation; compliance with applicable law; the absence of undisclosed liabilities; material contracts and other agreements and arrangements of NewCity; the employee benefit plans of NewCity; environmental matters; certain tax matters; certain intellectual property rights; and compliance with the requirements, rules and regulations of the FCC.

     Covenants. NewCity has agreed, among other things, that pending consummation of the NewCity Acquisition, NewCity will not acquire or agree to acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any properties material to NewCity, except in the ordinary course of business.

     Conditions. The obligation of each party to effect the Merger is conditioned upon, among other things, the absence of an order or other ruling of a court of competent jurisdiction preventing the consummation of the Merger; the expiration of the waiting period applicable to the consummation of the Merger under the HSR Act; the absence of any material adverse change to the transactions contemplated by the Merger Agreement required to obtain approval under the HSR Act; and the receipt of or filing for all consents from the FCC and other third parties required with respect to the Merger. In addition, the obligation of Cox Radio to effect the Merger is conditioned upon certain other customary conditions.

     Termination. The Merger Agreement may be terminated at any time prior to the Merger becoming effective: (i) by mutual consent of Cox Radio and NewCity;
(ii) by either Cox Radio or NewCity if the Merger is not consummated by June 30, 1997, provided that the terminating party is not in material breach of its obligations under the Merger Agreement; and (iii) by either party if certain conditions to such party's obligation to effect the Merger have not been waived and are incapable of being satisfied by June 30, 1997.

     Indemnification. After the closing of the Merger, the Stockholders, jointly and severally, have agreed to indemnify, and hold Cox Radio and the employees, officers, directors and stockholders of Cox Radio harmless from and against liabilities arising from, among other things, the breach of any of the representations and warranties made by NewCity and any of the Stockholders, and the failure of NewCity or any of the Stockholders to fulfill the obligations of NewCity or any of the Stockholders. The Merger Agreement provides that the indemnification obligations of the Stockholders are limited to $4 million in the aggregate. Cox Radio has also agreed to indemnify and hold the Stockholders harmless from and against certain matters.

THE GUARANTY


     Cox Broadcasting, Inc., a wholly owned subsidiary of CEI ("Cox Broadcasting") has provided a guaranty (the "Guaranty") of Cox Radio's obligations to NewCity in connection with the NewCity Acquisition. Cox Radio will be required to borrow approximately $164 million to consummate the NewCity Acquisition. Cox Radio expects to be able to obtain the required loan from a syndicate of banks. If such bank financing is not available, the required funds will be loaned by CEI to Cox Radio at market rates.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following sets forth certain information with respect to the Directors and executive officers of Cox Radio (ages as of August 1, 1996):



             NAME                 AGE                POSITION WITH COX RADIO
- ------------------------------    ---     ---------------------------------------------
Nicholas D. Trigony...........    55      Chairman of the Board of Directors
Robert F. Neil................    37      President, Chief Executive Officer, Director
Maritza C. Pichon.............    42      Chief Financial Officer
Marc W. Morgan................    46      Senior Vice President
Robert B. Green...............    43      Regional Vice President
James C. Kennedy..............    48      Director
David E. Easterly.............    54      Director


     NICHOLAS D. TRIGONY has served as Chairman of the Cox Radio Board since July 1996 and has served as President of Cox Broadcasting since March 1990. Mr. Trigony joined Cox Broadcasting in September 1986 as Executive Vice
President -- Radio and was Executive Vice President -- Broadcast from April 1989 to March 1990. He is also a board member of the National Association of Television Program Executives and serves on its Executive Committee. Mr. Trigony is the immediate past chairman and current board member of the Television Operators Caucus, a member of the TV Board of Directors of the National Association of Broadcasters ("NAB") and chairman of NAB's Media Convergence Task Force.

     ROBERT F. NEIL has served as President, Chief Executive Officer and a Director of Cox Radio since July 1996 and was Executive Vice President -- Radio of Cox Broadcasting from June 1992 to 1996. Previously, he was Vice President and General Manager of WSB-AM/FM. Mr. Neil joined Cox Broadcasting in November 1986. Previously, Mr. Neil was Operations Manager from December 1984 to November 1986 at WYAY-FM (Gainesville), a former NewCity station. He served as Operations Manager from October 1983 to December 1984 and as Program Director from March 1983 to October 1983 at WYYY-FM and WSYR-AM, two of NewCity's Syracuse stations.

     MARITZA C. PICHON has served as Chief Financial Officer of Cox Radio since July 1996. She was Assistant Controller of CEI from June 1990 through June 1996. Previously, she served as manager of accounting, senior accountant and staff accountant. Ms. Pichon joined CEI in September 1984.

     MARC W. MORGAN has served as Senior Vice President of Cox Radio since July 1996 and has been Vice President and General Manager of WSB Radio and Regional Radio Vice President of Cox Broadcasting since July 1992. Mr. Morgan was Vice President and General Manager of WCKG-FM (Chicago) from January 1984 to July 1992.

     ROBERT B. GREEN has served as Regional Vice President of Cox Radio since July 1996 and has been Vice President and General Manager of the Company's Miami radio stations, WIOD-AM, WFLC-FM and WHQT-FM, since September 1992. Mr. Green was Station Manager of WSB-AM/FM from January 1990 to September 1992.

     JAMES C. KENNEDY has served as a Director of Cox Radio since July 1996. He has served as Chairman of the Board of Directors and Chief Executive Officer of CEI since January 1988, and prior to that time was CEI's President and Chief Operating Officer. Mr. Kennedy joined CEI in 1972 and initially worked with CEI's Atlanta newspapers. Mr. Kennedy serves on the Board of Governors and the Executive Board of the Newspaper Association of America. He is Chairman of the Board of Directors of CCI, and a Director of National Service Industries, Inc. and Flagler Systems, Inc. He is an advisory director of Texas Commerce Bankshares, Inc.

     DAVID E. EASTERLY has served as a Director of Cox Radio since July 1996 and has served as President and Chief Operating Officer of CEI since October 1994. He was President of Cox Newspapers, Inc. ("Cox Newspapers"), a subsidiary of CEI, which prior to 1993 was a division of CEI, from May 1986 through

October 1994. Mr. Easterly joined CEI in 1970 at the Dayton Daily News, transferring to Atlanta in 1981 as Vice President of Operations for Cox Newspapers. He was named Publisher of The Atlanta Journal/ Constitution in April 1984. Mr. Easterly is a member of the Board of Directors of the Associated Press, the American Press Institute and the Southern Newspapers Publishers Association. He is a Director of CEI and CCI.

     Directors and executive officers are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of Cox Radio are elected at the annual meeting of stockholders. Officers of Cox Radio are elected at the Board of Director's first meeting after each annual meeting of stockholders.

     The Company anticipates that the size of the Cox Radio Board will be increased to seven directors, and that two additional directors who are not affiliated with Cox Radio, NewCity or CEI will be elected to the Cox Radio Board. Cox Radio also anticipates that, upon consummation of the NewCity Acquisition, Richard A. Ferguson will be elected to serve as a member of the Cox Radio Board.

     RICHARD A. FERGUSON has served as President, Chief Executive Officer and a Director of NewCity since its organization in 1986. He served as the President of Katz Broadcasting Company, Inc., a subsidiary of Katz Communications, Inc., from 1981 to 1986, when he led a management group in organizing NewCity to purchase all of the stock of Katz Broadcasting Company, Inc. Prior to 1981, he served as the President of Park City Communications, Inc. ("Park City"), until Park City was acquired by Katz Communications, Inc. Mr. Ferguson is Chairman of the Radio Board of Directors of the NAB and a member of the Radio Operators Caucus.

     In addition, upon consummation of the NewCity Acquisition, certain officers of NewCity are expected to become executive officers of Cox Radio.

     JAMES T. MORLEY has been a Director and Executive Vice President of NewCity since its organization in 1986. In 1971, he joined RKO General Broadcasting in Boston, Massachusetts and joined the sales staff of WROR-FM in February 1972. In October 1975, Mr. Morley became the General Sales Manager for Plough Broadcasting's Boston radio stations, WCOP-AM/FM. He became General Sales Manager of WEZN-FM in November 1978, was elected Vice President of Park City in May 1979 and became Station Manager of WEZN-FM in November 1979. In August 1981, he became General Manager of WEZN-FM. From 1981 until 1986, he was Senior Vice President of the Broadcasting Company, then a subsidiary of Katz Broadcasting Company, Inc. He is a member of the Board of Directors of the New York Marketing and Radio Association.

     RICHARD A. REIS has been a Director and Group Vice President of NewCity since its organization in 1986. From 1983 to 1984, he served as Vice President of the Broadcasting Company, then a subsidiary of Katz Broadcasting Company, Inc, becoming Group Vice President in 1984. He was General Manager of WFTQ-AM and WAAF-FM in Worcester, Massachusetts from 1981 and 1983, respectively, to 1989. Since 1989, he has served as General Manager of WDBO-AM and WWKA-FM in Orlando, Florida and of WCFB-FM since 1992. He is a member of the Orlando Radio Broadcasters Association.

     Upon consummation of the NewCity Acquisition, it is expected that the Company's senior operating management will consist of Mr. Neil, Mr. Ferguson, Mr. Morgan, Mr. Green, Mr. Morley and Mr. Reis.

EXECUTIVE COMPENSATION



     The following table sets forth certain information for the year ended December 31, 1995 concerning the cash and non-cash compensation earned by or awarded to the Chief Executive Officer and the other executive officers of Cox Radio whose combined salary and bonus exceeded $100,000 in such periods (the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                                                       UNIT
                                          ANNUAL COMPENSATION      APPRECIATION
                NAME AND                  --------------------         PLAN          ALL OTHER
           PRINCIPAL POSITION              SALARY       BONUS       PAYOUTS(1)      COMPENSATION
- ----------------------------------------  --------     -------     ------------     ------------
Robert F. Neil..........................  $266,890     $93,450       $ 28,478          $6,000(2)
  President and Chief Executive Officer
Marc W. Morgan..........................   225,216      87,565             --           6,000(3)
  Senior Vice President
Robert B. Green.........................   175,770      86,277             --           6,000(3)
  Regional Vice President

- ---------------
(1) Reflects cash payouts and the value as of the date of issuance of CEI stock awards under the Cox Enterprises, Inc. Unit Appreciation Plan. See "-- Cox Enterprises, Inc. Unit Appreciation Plan."

(2) Includes $3,960 contributed to the Cox Enterprises, Inc. Savings and Investment Plan (the "401(k) Plan") and $2,040 credited under the Cox Enterprises, Inc. Executive Savings Plus Restoration Plan (the "Restoration Plan").

(3) Includes $4,620 contributed to the 401(k) Plan and $1,380 credited under the Restoration Plan.

COX ENTERPRISES, INC. UNIT APPRECIATION PLAN

     The Cox Enterprises, Inc. Unit Appreciation Plan (the "UAP") provides incentive compensation to key employees of CEI and its divisions and subsidiaries. The UAP is administered by appointed members from the Board of Directors of CEI (the "CEI Committee"). The CEI Committee, in its discretion, designates key employees as participants, determines the number of units to be awarded to the participants and retains the right to award additional units at any time. No CEI Committee member may vote on any decision to award units to that member. Upon award, the beginning base price of each unit is equal to the appraised fair market value of a share of common stock of CEI on the date of the award, as determined by an independent appraisal firm or firms selected by the Board of Directors of CEI.

     The appreciation period for units awarded under the UAP begins on the date of award, which is January 1 of the year of the award, and ends on the earlier of the last day of the fifth calendar year after the award or the December 31 which precedes the date the participant terminates employment with CEI or one of its subsidiaries. Awarded units are subject to a five-year vesting schedule, with no vesting rights earned in the first two years after the award, sixty percent vesting after completion of the third year and twenty percent additional vesting in each of the next two years. A participant who retires at 65, becomes disabled or dies becomes fully vested in the awarded units. A special twenty percent per year vesting schedule applies in the case of participants who elect early retirement. Participants who are terminated by CEI for cause forfeit all rights under the UAP.

     The measure of benefit payable to any participant is equal to the appreciated value of units from the award date to the end of the appreciation period multiplied by the vested percentage (the "Standard Benefit"). If the appreciation period ends on the last day of the fifth year after the award date, the benefit payable to any participants is equal to the greater of the Standard Benefit or the excess of the average of the appraised unit values at the end of the last two years in the appreciation period over the unit value as of the date of award. However, the maximum award per unit shall not exceed 150% of the beginning unit base price as of the date of award.

     The appreciated value of units as of any time in the appreciation period is based on the value of a share of common stock of CEI, as determined by an independent appraisal firm or firms selected by CEI. Since 1969, CEI has commissioned annual appraisals of its common stock by two appraisal firms. The CEI common stock is appraised as of December 31, with the appraisals generally completed in the first quarter of the next year. The average of the two appraisals has historically been considered the fair market value of the common stock.


     The following table sets forth information, valued as of December 31, 1995, concerning the value of UAP awards issued to each Named Executive Officer:

                        1995 FISCAL YEAR-END UAP VALUES

                                                             NUMBER                      VALUE
                      NAME                       AWARD      OF UNITS     % VESTED     OF UNITS(1)
    -----------------------------------------  ---------    --------     --------     -----------
    Robert F. Neil...........................  1992 UAP      16,500          80%       $ 410,685
                                               1994 UAP      23,880           0%       $ 387,095
    Marc W. Morgan...........................  1992 UAP      12,375          80%       $ 308,014
                                               1994 UAP      13,430           0%       $ 217,700
    Robert B. Green..........................  1992 UAP       2,250          80%       $  56,003
                                               1994 UAP       9,700           0%       $ 157,237

- ---------------
(1) Values are expressed as fully vested amounts.

No units were awarded under the UAP to the Named Executive Officers for the fiscal years ended December 31, 1993 and 1995.

LONG-TERM INCENTIVE PLAN


     Cox Radio will adopt the Cox Radio, Inc. Long-Term Incentive Plan (the "LTIP") prior to the consummation of the Offerings. Pursuant to the LTIP, executive officers and selected employees of Cox Radio who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock and awards consisting of combinations of such incentives. Subsequent to the consummation of the Pending Transactions, there will be approximately 100 individuals eligible to be selected to receive awards under the LTIP. Cox Radio has reserved 2,400,000 shares of Class A Common Stock for issuance under the LTIP.


     Subject to the maximum shares reserved under the LTIP, no individual may receive a stock option covering more than 300,000 shares of Class A Common Stock in any year and be granted more than 100,000 shares of Class A Common Stock, in any combination of performance awards, restricted stock or other stock-based awards that are subject to performance criteria in any year. The maximum payout for any individual for a performance award paid in cash is 100% of his or her base salary as of the beginning of the year of the performance award payment.


     The LTIP is to be administered by the Board of Directors or, if the Board of Directors shall determine, a committee of the Board of Directors. Subject to the provisions of the LTIP, the Board of Directors is to have sole discretionary authority to interpret the LTIP and to determine the type of awards to grant, when, if, and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.



     Options granted under the LTIP may be "Incentive Stock Options" ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), or Nonqualified Stock Options ("NQSOs"). The exercise price of the options will be determined by the Board of Directors when the options are granted, but shall be no less than the Fair Market Value (as defined in the LTIP) of the Class A Common Stock on the date of grant. In the discretion of the Board of Directors, the option exercise price may be paid in cash or in shares of Class A Common Stock having a Fair Market Value on the date of exercise equal to the option exercise price, or by delivering to Cox Radio a copy of irrevocable instructions to a stockbroker to deliver promptly to Cox Radio an amount of sale or loan proceeds sufficient to pay the exercise price. There is no current intention to grant ISOs to any LTIP participant.


     The LTIP permits the Board of Directors to grant Class A Common Stock appreciation rights ("SARs"). An SAR granted as an alternative or a supplement to a related stock option will entitle its holder to be paid an amount equal to the Fair Market Value of the Class A Common Stock subject to the SAR on the date of exercise of the SAR less the exercise price of the related stock option, or such other price as the Board of Directors may determine under the LTIP for such stock option. There is no current intention to grant SARs to any LTIP participant.



     Shares of Class A Common Stock covered by a restricted stock award will be issued to the recipient at the time the award is granted but will be subject to forfeiture in the event continued employment and/or other restrictions and conditions established by the Board of Directors at the time the award is granted are not satisfied. Upon the effective date of the Offerings, UAP units awarded in 1994 that would have matured in 1998, will be converted into 155,000 restricted shares of Class A Common Stock issued pursuant to the LTIP. These restricted shares will remain unvested until the end of the original five-year UAP appreciation period. UAP units awarded in 1996 will be cancelled and converted to options to acquire Class A Common Stock pursuant to the LTIP.



     A performance award or a deferred stock award will provide for the future payment of cash or the issuance of shares of Class A Common Stock to the recipient if continued employment or other performance objectives established by the Board of Directors at the time of grant are attained. The performance objectives that must be attained to receive any award subject to performance criteria shall be selected by the Board of Directors and shall be based on preestablished amounts of annual net income, operating income, cash flow, return on assets, return on equity, return on capital or total stockholder return. There is no current intention to grant performance awards or deferred stock awards to any LTIP participant.


     Dividend equivalents may be granted that provide for current or accrued value of dividends that may be paid in the future. Such dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares or awards, or otherwise reinvested. There is no current intention to grant dividend equivalents to any LTIP participant.


     Stock bonus awards, restricted stock awards and performance awards may, in the discretion of the Board of Directors, be settled in cash, on each date on which shares of Class A Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the Fair Market Value of such shares on such date.


     In general, in the event of a "change in control" and a "qualified termination:" (i) the performance criteria of all performance awards and performance-based restricted stock will be deemed fully achieved and all such awards will become fully earned and vested; (ii) all options and stock appreciation awards will become fully exercisable and vested; and (iii) the restrictions, deferral limitations and forfeiture conditions applicable to any other awards granted under the LTIP will lapse and such awards will become fully vested. A "change in control" means any transaction that results in CEI's voting control of Cox Radio falling below 50.1%. In general, a "qualified termination" means termination of employment for reasons other than "cause," death, disability, retirement, or the voluntary resignation of a participant without "good reason" within one year following a change in control.

     The LTIP may be amended, suspended or terminated by the Cox Radio Board in whole or in part at any time, provided that no such amendment, suspension or termination of the LTIP may adversely affect the rights of or obligations to the participants without such participants' consent, and any such amendment, suspension or termination will be subject to the approval of Cox Radio's stockholders to the extent required by any federal or state law or regulation of any stock exchange on which Class A Common Stock is listed.

EMPLOYEE STOCK PURCHASE PLAN


     Cox Radio will adopt the Cox Radio, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") prior to the consummation of Offerings. The Cox Radio Board has authorized a maximum of 350,000 shares of Class A Common Stock to be issued under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under Section 423 of the Code. Under the terms of the Stock Purchase Plan, eligible employees may subscribe to purchase shares of Class A Common Stock in a designated amount (the "Subscription Amount"). Eligible employees are any employees who are regularly scheduled to work at least 20 hours per week and who are employed on December 1, 1996. The price of Class A Common Stock offered to employees will be 85% of the market value of the Class A Common Stock on the grant date. In order to participate, employees will authorize Cox Radio to withhold from their monthly pay an amount equal to one twenty-fifth of the Subscription Amount commencing June 1, 1997. In no case shall an employee subscribe for more than $25,000 in Class A Common Stock during the entire subscription period. An employee may elect to withdraw from the Stock Purchase Plan at any time and may request his or her aggregate contributions to be paid in cash or in Class A Common Stock. In the event that the aggregate subscriptions exceed the authorized 350,000 shares, each participant's subscription will be reduced on a pro rata basis. The Stock Purchase Plan will be administered by the Board of Directors.


     The Stock Purchase Plan may be amended, suspended or terminated by the Cox Radio Board in whole or in part at any time, provided that no such amendment, suspension or termination of the Stock Purchase Plan may adversely affect the rights of or obligations to the participants without such participants' consent and any such amendment, suspension or termination will be subject to the approval of Cox Radio's stockholders to the extent required by any federal or state law or regulation of any stock exchange on which Class A Common Stock is listed.

RETIREMENT PLANS

     Cox Enterprises, Inc. Pension Plan. The Cox Enterprises, Inc. Pension Plan (the "Plan") is a tax-qualified defined benefit pension plan. The Plan covers all eligible employees of CEI and any of its affiliates who have adopted the Plan (including the Cox Radio Named Executive Officers). The Plan is funded through a tax-exempt trust, into which contributions are made as necessary based on an actuarial funding analysis.

     The Plan provides for the payment of benefits upon retirement, early retirement, death, disability and termination of employment. Participants become vested in their benefits under the Plan after completing five years of vesting service. The Plan benefit is determined under a formula based on a participant's compensation and years of benefit accrual service. Participants may elect from several option forms of benefit distribution.

     Cox Executive Supplemental Plan. The Cox Executive Supplemental Plan (the "CESP") is a non-qualified defined benefit pension plan providing supplemental retirement benefits to certain CEI management employees (including the Cox Radio Named Executive Officers). The CESP is administered by the Executive Benefit Committee whose members are appointed by the CEI Board of Directors. Such committee designates management employees to participate in the CESP.

     The CESP monthly benefit formula, payable at normal retirement, is 2.5% of a participant's average compensation, as calculated in the CESP multiplied by the participant's years of benefit service credited under the CESP. The normal retirement benefit will not exceed 50 percent of a participant's average compensation at retirement. Benefits payable with respect to early retirement are reduced to reflect an earlier commencement date. Special disability, termination of employment and death benefits also are provided. All benefits payable under the CESP are reduced by benefits payable to the participant under the Plan. Participants may elect from several optional forms of benefit distributions.

     The CESP is not funded currently by CEI. In the future, Cox Radio will make annual payments to CEI arising from its employees' participation in this plan. However, all payments of current and future benefits due to Cox Radio employees will be made from the general funds of CEI.

     The following table provides estimates of annual retirement income benefits payable to certain executives under the Plan and the CESP:

                               PENSION PLAN TABLE

                                                              YEARS OF SERVICE
                  FINAL AVERAGE                -----------------------------------------------
                  COMPENSATION                                                         20 OR
                    (5 YEARS)                     5           10           15          MORE
    -----------------------------------------  --------    ---------    ---------    ---------
    $150,000.................................  $ 18,750    $  37,500    $  56,250    $  75,000
     250,000.................................    31,250       62,500       93,750      125,000
     350,000.................................    43,750       87,500      131,250      175,000
     450,000.................................    56,250      112,500      168,750      225,000
     550,000.................................    68,750      137,500      206,250      275,000
     650,000.................................    81,250      162,500      243,750      325,000
     750,000.................................    93,750      187,500      281,250      375,000


     The Named Executive Officers have been credited with the following years of benefit service: Mr. Neil, ten years; Mr. Morgan, 12 years; and Mr. Green, six years.



     Following the Offerings, Cox Radio may permit its employees to continue to participate in the Plan and/or the CESP or Cox Radio may cease such participation for some or all of its employees or may establish one or more separate plans for Cox Radio employees.


COMPENSATION OF DIRECTORS

     The Directors of Cox Radio currently receive no compensation for serving on the Cox Radio Board. Cox Radio anticipates that the Directors of Cox Radio who are not affiliates of CEI will be paid fees and reimbursed for expenses consistent with industry norms, but the precise amount of such compensation has not yet been determined.


     Cox Radio will adopt the Cox Radio, Inc. Restricted Stock Plan for Non-Employee Directors (the "Directors Restricted Stock Plan") prior to the consummation of the Offerings. Pursuant to the Directors Restricted Stock Plan, Directors who are not employees of Cox Radio or any of its subsidiaries or affiliates will receive 50% of any annual Cox Radio Board retainer fee in the form of Class A Common Stock, subject to certain restrictions and forfeitures prior to the expiration of the period ending five years after the date of the grant of the award or, if earlier, the date of death or disability in certain circumstances. The maximum number of shares of Class A Common Stock that may be granted pursuant to restricted stock awards under the Directors Restricted Stock Plan is 25,000. The Directors of Cox Radio who are employees of Cox Radio do not receive any compensation for serving on the Cox Radio Board.


COMMITTEES OF DIRECTORS


     The Company will form the Audit Committee and the Executive Committee of the Cox Radio Board.



CEI COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION



     For the fiscal year ended December 31, 1995, the Compensation Committee of CEI, which consists of Ben F. Love, Barbara Cox Anthony and Anne Cox Chambers, determined the compensation of the executive officers of Cox Radio.



     Of the 202,644,870 shares of CEI common stock outstanding, Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%), Anne Cox Chambers, as the trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 58, 316,422 shares (28.8%) and Barbara Cox Anthony, Anne Cox Chambers and Marion H. Allen, III, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 82,745,685 shares (40.8%). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise sole or shared beneficial ownership over 199,378,529 shares (98.4%) of the common stock of CEI. In addition, Garner Anthony, the husband of Barbara Cox Anthony, holds beneficially and of record 14,578 shares of common stock of CEI. Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of CEI and a Director of Cox Radio.



     Cox Radio is currently an indirect, wholly-owned subsidiary of CEI. As of June 30, 1996, the indirect, wholly-owned subsidiaries of CEI through which the U.S. radio operations of CEI are conducted (the "CEI Radio Subsidiaries") owed to CEI and one of its other subsidiaries $137.9 million. As of June 30, 1996, CEI, through subsidiaries, contributed $33.4 million to the capital of certain of the CEI Radio Subsidiaries. The remaining $104.5 million owed by the CEI Radio Subsidiaries to CEI is evidenced by the CEI Notes which bear interest at the prime rate (as reported by Chase Manhattan Bank, N.A.) plus 1.5%. Prior to the consummation of the Offerings, CEI or one of its subsidiaries will loan to Cox Radio an additional $2.6 million to fund the Louisville Acquisition which will be evidenced by an additional CEI Note causing the total principal amount of the CEI Notes to be approximately $107.1 million. Immediately prior to the consummation of the Offerings, the Cox Radio Consolidation will be effected through the transfer to Cox Radio of all of CEI's U.S. radio operations and Cox Radio and its subsidiaries will be indebted to CEI under the CEI Notes. In connection with the Cox Radio Consolidation, the common stock in Cox Radio currently held by an indirect subsidiary of CEI will be converted into 19,577,672 shares of Class B Common Stock. Cox Radio will apply approximately $107.1 million of the net proceeds of the Offerings to discharge completely all amounts owed under the CEI Notes. See "Use of Proceeds."



     Cox Radio has entered into a revolving credit facility with CEI (the "New CEI Credit Facility"). Borrowings under the New CEI Credit Facility will not bear interest until the consummation of the Offerings. All interest accrued and principal owed under the New CEI Credit Facility immediately prior to the consummation of the Offerings will be contributed by CEI to Cox Radio. Upon consummation of the Offerings, all existing and future borrowings under the New CEI Credit Facility will accrue interest at the prime rate (as reported by Chase Manhattan Bank, N.A.) plus 1.5%.



     Immediately prior to the consummation of the Offerings, Cox Radio will declare a dividend in the amount of any account receivable from CEI or any of its affiliates.



     CEI performs, and after the Offerings will continue to perform, day-to-day cash management services for Cox Radio, whereby the bank sends daily notification of Cox Radio's checks presented for payment and CEI transfers funds from other sources to cover Cox Radio's checks presented for payment. Settlements of debit or credit balances between Cox Radio and CEI occur monthly at market interest rates. Certain other management services have been and will continue to be provided to Cox Radio by CEI. Such services include rent, legal, corporate secretarial, tax, treasury, internal audit, risk management, benefits administration and other support services. Cox Radio was allocated expenses for the years ended December 31, 1993, 1994 and 1995 of $1.6 million, $1.8 million, and $2.2 million, respectively, for such services. Allocated expenses are based on CEI's estimate of expenses related to the services provided to Cox Radio in relation to those provided to other divisions of CEI. Rent and occupancy expense is allocated based on occupied space. Management believes that these allocations are made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had Cox Radio operated on a stand-alone basis. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties could have been. The fees and expenses to be paid by Cox Radio to CEI are subject to change.



     Cox Broadcasting has provided a guaranty of Cox Radio's payment obligations to NewCity in connection with the NewCity Acquisition. See "The NewCity Acquisition -- The Guaranty."



     Prior to the Offerings, Cox Radio will enter into leases with subsidiaries of CEI with respect to studio and tower site properties in Atlanta and Dayton that are used for Cox Radio's radio operations and CEI's television operations in those markets. It is anticipated that these leases will have three year terms and the annual rental cost in the aggregate will be less than $0.5 million.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     All information required to be disclosed under this caption is set forth above in "Management -- CEI Compensation Committee Interlock and Insider Participation."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table provides information as of the date of this Prospectus as adjusted to reflect the effect of the Cox Radio Consolidation and as adjusted to reflect the shares of Class A Common Stock to be sold in the Offerings with respect to the shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each person known by Cox Radio to own more than 5% of the outstanding voting securities of Cox Radio; (ii) each of the Directors;
(iii) each of the Named Executive Officers; and (iv) all Directors and officers as a group:



                         CLASS A COMMON STOCK                           CLASS B COMMON STOCK                  PERCENT OF VOTE
             ---------------------------------------------  --------------------------------------------     OF ALL CLASSES OF
                                      PERCENT OF CLASS                                PERCENT OF CLASS         COMMON STOCK
  NAME OF                          -----------------------                          --------------------  -----------------------
 BENEFICIAL   BEFORE      AFTER     BEFORE       AFTER        BEFORE      AFTER      BEFORE      AFTER     BEFORE       AFTER
   OWNER     OFFERINGS  OFFERINGS  OFFERINGS  OFFERINGS(4)  OFFERINGS   OFFERINGS   OFFERINGS  OFFERINGS  OFFERINGS  OFFERINGS(4)
- ------------ ---------  ---------  ---------  ------------  ----------  ----------  ---------  ---------  ---------  ------------
Cox
Enterprises,
  Inc.(1)(2)(3)  --           --       --%          --%     19,577,672  19,577,672     100%      100.0%     100.0%       96.2%
Nicholas D.
  Trigony...     --           --       --           --              --          --      --          --         --          --
Robert F.
  Neil......     --       36,671       --            *              --          --      --          --         --           *
Marc W.
  Morgan....     --       20,623       --            *              --          --      --          --         --           *
Robert B.
  Green.....     --       14,896       --            *              --          --      --          --         --           *
James C.
  Kennedy...     --           --       --           --              --          --      --          --         --          --
David E.
 Easterly...     --           --       --           --              --          --      --          --         --          --
All
  directors
  and
  officers
  as a group
  (six
  persons,
  including
  those
  named
  above)....     --       72,190       --%           *              --          --     100%        100%        --           *


     The following table provides information regarding the beneficial ownership of the common stock of CEI by (i) each person known by Cox Radio to own more than 5% of the outstanding voting securities of Cox Radio; (ii) each of the Directors; (iii) each of the Named Executive Officers; and (iv) all Directors and officers as a group:


                                                                         NUMBER OF SHARES OF
                                   NAME OF                                       CEI
                               BENEFICIAL OWNER                           COMMON STOCK OWNED
        --------------------------------------------------------------  ----------------------
        Cox Enterprises, Inc.(1)(2)(3)................................               --
        Nicholas D. Trigony...........................................           24,374
        Robert F. Neil................................................            3,068
        Marc W. Morgan................................................            4,350
        Robert B. Green...............................................               --
        James C. Kennedy..............................................               --
        David E. Easterly.............................................          111,049
                                                                             ----------
        All directors and officers as a group (six persons, including
          those named above)..........................................          142,841
                                                                        ========================


- ---------------

 * Less than 1%


(1) The business address for CEI is 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319.

(2) All the shares of Common Stock of Cox Radio that are beneficially owned by CEI are held of record by Cox Broadcasting. All the shares of outstanding capital stock of Cox Broadcasting are beneficially owned by Cox Holdings, Inc., and all of the shares of outstanding capital stock of Cox Holdings, Inc. are beneficially owned by CEI. The beneficial ownership of the outstanding capital stock of CEI is described in footnote (3) below.

(3) There are 202,644,870 shares of common stock of CEI outstanding, with respect to which (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%); (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%); (iii) Barbara Cox Anthony, Anne Cox Chambers and Marion H. Allen, III, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 82,745,685 shares (40.8%); and (iv) 226 individuals and trusts exercise beneficial ownership over the remaining 3,266,341 shares (1.6%). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise sole or shared beneficial ownership over 199,378,529 shares (98.4%) of the common stock of CEI. In addition, Garner Anthony, the husband of Barbara Cox Anthony, holds beneficially and of record 14,578 shares of common stock of CEI. Barbara Cox Anthony disclaims beneficial ownership of such shares. Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of CEI and a Director of Cox Radio.


(4) Includes 155,000 shares of restricted Class A Common Stock to be issued to management at the effective time of the Offerings pursuant to Cox Radio's Long-Term Incentive Plan.

                          DESCRIPTION OF CAPITAL STOCK


     The following summary description of the capital stock of Cox Radio is qualified by reference to the Cox Radio Certificate and Cox Radio's Bylaws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part and are incorporated herein by reference.


     Cox Radio's authorized capital stock consists of: (i) 70,000,000 shares of Class A Common Stock, $1.00 par value per share; (ii) 45,000,000 shares of Class B Common Stock, $1.00 par value per share; and (iii) 5,000,000 shares of Preferred Stock, $1.00 par value per share (the "Preferred Stock").


RESTRICTIONS ON PURPOSE OF THE COMPANY



     The Cox Radio Certificate restricts the purpose of the Company to (i) engaging in the business of radio broadcasting within the United States, (ii) purchasing or otherwise acquiring (for cash, property, notes, stock or bonds of the Company) assets used or useful in the radio broadcasting business, (iii) selling, assigning, transferring or purchasing the assets or stock of radio stations, businesses or properties within the United States, and (iv) undertaking any other activity in connection with (i) through (iii) above.


COMMON STOCK

     General. Except with respect to voting and conversion, shares of Class A Common Stock and Class B Common Stock are identical in all respects. Holders of shares of Class A Common stock are entitled to one vote per share, and holders of shares of Class B Common Stock are entitled to ten votes per share.

     Voting. Except as set forth below, all actions submitted to a vote of Cox Radio's stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class. The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and/or Class B Common Stock voting separately as a class is required (i) to approve any amendment to the Cox Radio Certificate that would alter or change the powers, preferences, or special rights of such class so as to affect the holders of such class adversely and (ii) to approve such other matters as may require a class vote under the Delaware General Corporation Law (the "DGCL").


     Dividends and Other Distributions (Including Distributions upon Liquidation or Sale of Cox Radio). Each share of Class A Common Stock and Class B Common Stock is equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of Cox Radio and consideration to be received upon a sale or conveyance of all or substantially all of Cox Radio's assets); except that in the case of dividends or other distributions payable on the Class A Common Stock or Class B Common Stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A Common Stock will be distributed with respect to Class A Common Stock and only Class B Common Stock will be distributed with respect to Class B Common Stock. In no event will any of the Class A Common Stock or Class B Common Stock be split, divided or combined unless each other class is proportionately split, divided or combined.



     Convertibility of Class B Common Stock into Class A Common Stock. All of the Class B Common Stock outstanding currently is held by CEI. The Class B Common Stock is convertible at any time, or from time to time, at the option of the holder of such Class B Common Stock, and without cost to such holder (except any transfer taxes that may be payable, as in the case of any transfer of Class A Common Stock, if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock on a share-for-share basis.



     In the event of any such conversion of Class B Common Stock, certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent a like number of shares of Class A Common Stock.


     In addition to conversions into Class A Common Stock as described above, a record or beneficial owner of shares of Class B Common Stock may transfer such shares of Class B Common Stock (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee.

     Preemptive Rights. Neither the Class A Common Stock nor the Class B Common Stock carry any preemptive rights enabling a holder to subscribe for or receive shares of stock of Cox Radio of any class or any other securities convertible into shares of stock of Cox Radio. The Cox Radio Board possesses the power to issue shares of authorized but unissued Class A Common Stock, Class B Common Stock and Preferred Stock without further stockholder action.

     Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of Cox Radio, whether voluntarily or involuntarily, after payment or provision for payment of the debts and other liabilities of Cox Radio and the preferential amounts to which the holders of any stock ranking prior to the Class A Common Stock and the Class B Common Stock in the distribution of assets shall be entitled upon liquidation, the holders of the Class A Common Stock and the Class B Common Stock shall be entitled to share pro rata in the remaining assets of Cox Radio according to their respective interests.


     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Class A Common Stock is First Chicago Trust Company of New York.


PREFERRED STOCK


     Shares of preferred stock may be issued by Cox Radio from time to time in one or more series. Except as may be provided by the Cox Radio Board in a certificate of designation or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by Cox Radio or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall be retired and shall not be reissued. The Cox Radio Board is authorized to fix or alter the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.


ANTI-TAKEOVER PROVISIONS


     Elimination of Stockholder's Power to Call Special Stockholders Meeting and Right to Act Without a Meeting. The Cox Radio Certificate provides that a special meeting of stockholders may be called only by the Cox Radio Board. The principal effect of this provision is to prevent stockholders from forcing a special meeting to consider a proposal by the Cox Radio Board. In addition, the Cox Radio Certificate provides that any action required by the DGCL to be taken at any annual or special meeting of stockholders, and any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of shares of the outstanding stock of the Company having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, if stockholder action is taken by written consent, the Company, in accordance with the rules and regulations of the SEC, will be required to send each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, a written information statement at least 20 calendar days prior to the earliest date on which the corporate action may be taken. Such information statement will contain information substantially similar to that which would have been contained in a proxy statement complying with Schedule 14A of the Securities Exchange Act of 1934.


     Procedures for Stockholder Proposals. The Cox Radio Certificate provides that a stockholder must furnish written notice to the Secretary of Cox Radio of any nomination or business proposal to be brought before a stockholders meeting not less than 30 nor more than 60 days prior to the meeting as originally scheduled. In the event that less than 40 days' public notice of a meeting is given by Cox Radio, a stockholder must furnish notice of a nomination or business proposal not later than the close of business on the tenth day following the mailing or the public disclosure of notice of the meeting date. These procedures prohibit last minute attempts by any stockholder to nominate a director or present a business proposal at an annual stockholders meeting, even if such a nomination or proposal might be desired by a majority of the stockholders.


     Amendment of Charter Provisions. The Cox Radio Certificate provides that any alteration, amendment, repeal or rescission of the provisions contained in the Cox Radio Certificate must be approved by a majority of the Directors of Cox Radio then in office and by the affirmative vote of the holders of voting stock representing a majority of the voting power of all voting stock of the Company.



LIMITATION OF DIRECTOR LIABILITY



     The Cox Radio Certificate limits the liability of directors of the Company to the Company and its stockholders to the fullest extent permitted by Delaware law. Specifically, a director of the Company will not be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability arising under Section 174 of the DGCL (relating to the declaration of dividends and purchase of redemption of shares in violation of the DGCL), or (iv) for any transaction from which the director derived an improper personal benefit. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors. In addition, these provisions do not limit the rights of the Company or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.



     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



SECTION 203 OF THE DGCL



     Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: (i) prior to such date, the transaction is approved by the Board of Directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or (iii) on or after such date, the business combination is approved by the Board of Directors of the corporation and by affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Corporations, pursuant to a provision in their certificate of incorporation, may choose not to be governed by Section 203 of the DGCL. The Company has elected, pursuant to a provision in the Cox Radio Certificate, not to be governed by Section 203 of the DGCL.



FOREIGN OWNERSHIP



     The Cox Radio Certificate restricts the ownership, voting and transfer of the Company's capital stock, including the Class A Common Stock and the Class B Common stock, in accordance with the Communications Act and the rules of the FCC, to prohibit ownership of more than 25% of the Company's outstanding capital stock (or more than 25% of the voting rights it represents) by or for the account of aliens or corporations otherwise subject to domination or control by aliens. The Cox Radio Certificate also prohibits any transfer of the Company's capital stock that would cause the Company to violate this prohibition. In addition, the Cox Radio Certificate authorizes the Cox Radio Board to adopt such provisions as it deems necessary to enforce these prohibitions, including the inclusion of a legend regarding restrictions on foreign ownership of the capital stock of the Company on the certificates representing such capital stock. The Company's Class A

Common Stock certificates contain a certification that must be executed by the transferee of any such certificate before transfers of the shares represented thereby may be made on the books of the Company. Such certification addresses whether such transferee, or any person or entity for whose account such shares will be held, is an alien. In addition, the Cox Radio Certificate provides that the Company reserves the right to refuse to honor any transfer of the capital stock of the Company which, in the judgment of the Company or its transfer agent, would or might constitute a violation of the Communications Act or the FCC rules and regulations.


                          DESCRIPTION OF INDEBTEDNESS


     The summaries contained herein of the material provisions of certain indebtedness of Cox Radio do not purport to be complete and are qualified by reference to the provisions of the various agreements related thereto, which are filed as exhibits to the Registration Statement of which this Prospectus is a part and to which exhibits reference is hereby made.


CEI INDEBTEDNESS


     The CEI Radio Subsidiaries have entered into the CEI Notes, which bear interest at the prime rate (as reported by Chase Manhattan Bank, N.A.) plus 1.5%. In addition, Cox Radio has entered into the New CEI Credit Facility. Borrowings under the New CEI Credit Facility currently bear no interest. All interest accrued and principal owed under the New CEI Credit Facility immediately prior to the consummation of the Offerings will be contributed by CEI to Cox Radio. Upon consummation of the Offerings, all existing and future borrowings under the New CEI Credit Facility will accrue interest at the prime rate (as reported by Chase Manhattan Bank, N.A.) plus 1.5%. See "Certain Relationships and Related Transactions." Upon the consummation of the Offerings, Cox Radio will use $107.1 million of the net proceeds of the Offerings to completely discharge all amounts owed under the CEI Notes.


NEWCITY NOTES


     Pursuant to the NewCity Acquisition, Cox Radio will assume certain indebtedness of NewCity, including NewCity's obligations under an indenture with Shawmut Bank Connecticut, dated November 2, 1993 (the "Indenture") which governs the terms and conditions of the NewCity Notes. The NewCity Notes are general unsecured obligations of NewCity and are subordinated to all existing and future senior indebtedness of NewCity. The NewCity Notes are redeemable at the option of NewCity, in whole or in part, at any time on or after November 1, 1998, at an initial redemption price of 104.266% of the principal amount, plus accrued and unpaid interest through the date of redemption. The NewCity Acquisition will trigger an obligation on the part of NewCity to offer to repurchase such NewCity Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of any such repurchase. Because the NewCity Notes since the announcement of the acquisition of NewCity by Cox Radio have consistently traded at prices in excess of 101% of the principal amount thereof, Cox Radio does not expect any holders of NewCity Notes to accept the repurchase offer. If NewCity is required to repurchase any of the NewCity Notes, the Company expects to fund such repurchase through debt financing, including bank financing.



     The Indenture contains certain covenants that, among other things, limit the ability of NewCity and its subsidiaries to incur additional indebtedness, pay dividends and make other restricted payments, issue or sell common stock of its subsidiaries, enter into sale and leaseback transactions, create liens, or engage in mergers, consolidations and asset sales. Following consummation of the NewCity Acquisition, the NewCity Notes will be obligations of NewCity as a wholly-owned subsidiary of the Company. Accordingly, the covenants in the Indenture which affect subsidiaries will only limit the actions of NewCity and its subsidiaries and not Cox Radio or the other subsidiaries of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offerings and the issuance of 155,000 shares of restricted Class A Common Stock to management, Cox Radio will have outstanding 7,655,000 shares of Class A Common Stock (assuming no exercise of the Underwriters' overallotment option) and 19,577,672 shares of Class B Common Stock. In addition, Cox Radio will have outstanding options to purchase 760,000 shares of Class A Common Stock. Of these shares, the 7,500,000 shares of Class A Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold subject to certain restrictions as to timing, manner and volume. The remaining 155,000 shares of Class A Common Stock outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Such shares and the 19,577,672 shares of Class B Common Stock held indirectly by CEI (an Affiliate) may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption afforded by Rule 144 under the Securities Act.



     The Company, its directors, CEI and certain officers of the Company, who will directly or indirectly own 19,577,672 shares of Class B Common Stock, 155,000 shares of restricted Class A Common Stock and options to purchase 760,000 shares of Class A Common Stock upon completion of the Offerings, have agreed not to, directly or indirectly, offer for sale, sell or otherwise dispose of, or announce the offering of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc.



     In general, under Rule 144 as currently in effect, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Class A Common Stock or the average weekly trading volume in the Class A Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.



     The Company intends to file registration statements on Form S-8 under the Securities Act immediately following the consummation of the Offerings to register all shares of Class A Common Stock issuable under the LTIP and the Stock Purchase Plan. The registration statements are expected to be filed on or shortly after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the lock-up agreements noted above.



     Prior to the Offerings, there has been no public market for the Class A Common Stock. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of Common Stock in the public market could adversely affect the market price of the Class A Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

                                  UNDERWRITING


     Under the terms of and subject to the conditions contained in the U.S. Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the underwriters (the "U.S. Underwriters"), for whom Lehman Brothers Inc., Allen & Company Incorporated, CS First Boston Corporation and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from Cox Radio, and Cox Radio has agreed to sell to each U.S. Underwriter, the aggregate number of shares of Class A Common Stock set forth opposite the name of such U.S. Underwriter below:


    U.S. UNDERWRITERS                                                      NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Lehman Brothers Inc..................................................
    Allen & Company Incorporated.........................................
    CS First Boston Corporation..........................................
    Morgan Stanley & Co. Incorporated....................................

              Total......................................................


     Under the terms of and subject to the conditions contained in the International Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the international managers (the "International Managers"), for whom Lehman Brothers International (Europe), Allen & Company Incorporated, CS First Boston Limited and Morgan Stanley & Co. International Limited are acting as lead managers (the "Lead Managers"), have severally agreed to purchase from Cox Radio, and Cox Radio has agreed to sell to each International Manager, the aggregate number of shares of Class A Common Stock set forth opposite the name of such Manager below:


    INTERNATIONAL MANAGERS                                                 NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Lehman Brothers International (Europe)...............................
    Allen & Company Incorporated.........................................
    CS First Boston Limited..............................................
    Morgan Stanley & Co. International Limited...........................
              Total......................................................

     The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers, respectively, to purchase shares of Class A Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions and that, if any of the shares of Class A Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the

International Managers pursuant to the International Underwriting Agreement, all the shares of Class A Common Stock agreed to be purchased by the U.S. Underwriters or the International Managers, as the case may be, pursuant to their respective Underwriting Agreements must be so purchased. The initial public offering price and underwriting discounts and commissions for each of the U.S. Offering and the International Offering are identical. The closing of each of the U.S. Offering and the International Offering is conditioned upon the closing of the other.

     Cox Radio has been advised by the Representatives and the Lead Managers that the U.S. Underwriters and the International Managers propose to offer part of the shares to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $     per share under the public offering price (the "selling
concession"). The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other Underwriters, or to
certain other brokers or dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives and the Lead Managers.


     Cox Radio has granted to the U.S. Underwriters and the International Managers an option to purchase up to an additional 900,000 shares and 225,000 shares of Class A Common Stock, respectively, exercisable solely to cover over-allotments, at the initial offering price to the public, less the underwriting discounts and commissions, shown on the cover page of this Prospectus. Any or all of such options may be exercised at any time until 30 days after the date of the U.S. Underwriting Agreement and the International Underwriting Agreement, as the case may be. To the extent that an option is exercised, each U.S. Underwriter or International Manager, as the case may be, will be committed, subject to certain conditions, to purchase a number of the additional shares of Class A Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding tables.


     The U.S. Underwriters and the International Managers have entered into an Agreement Between U.S. Underwriters and International Managers (the "Agreement Between") pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of Class A Common Stock offered in the United States and Canada, (a) it is not purchasing any of such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to such shares to anyone other than a U.S. or Canadian Person. In addition, pursuant to the Agreement Between, each International Manager has agreed that, as part of the distribution of the shares of Class A Common Stock offered outside the United States and Canada, (a) it is not purchasing any of such shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to such shares to any U.S. or Canadian Person.

     The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between, including (i) certain purchases and sales between the U.S. Underwriters and the International Managers; (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager for the account of a Person other than a U.S. or Canadian Person and by an International Manager who is also acting as a U.S. Underwriter for the account of a U.S. or Canadian Person; and (iv) other transactions specifically approved by the U.S. Underwriters and International Managers. As used herein, "U.S. or Canadian Person" means any resident or citizen of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation or Canadian income taxation regardless of the source (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person. The term "United States" means the United States of America (including the states thereof and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction and the term "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for Class A Common Stock being sold by the U.S. Underwriters and International Managers, less an amount not greater than the selling concession unless otherwise determined by mutual agreement. To the extent that there are sales pursuant to the Agreement Between, the number of shares initially available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount specified on the cover page of this Prospectus.

     The Representatives and the Lead Managers have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     This Prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of the Class A Common Stock in Canada or any province or territory thereof. Any offer or sale of the shares of Class A Common Stock in Canada may only be made pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made.

     Each International Manager has represented and agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the shares of Class A Common Stock will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 (the "1986 Act") with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue and pass on to any person in the United Kingdom, any investment advertisement (within the meaning of the 1986 Act) relating to the shares of Class A Common Stock if that person falls within
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995.


     No action has been taken or will be taken in any jurisdiction by Cox Radio or the International Managers that would permit a public offering of the shares offered pursuant to the Offerings in any jurisdiction where action for that purpose is required, other than the United States. Persons into whose possession this Prospectus comes are required by Cox Radio and the International Managers to inform themselves about, and to observe any restrictions as to, the offering of the shares offered pursuant to the Offerings and the distribution of this Prospectus.


     Purchasers of the shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     Cox Radio has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has agreed to reimburse certain expenses of the Underwriters.


     At the request of Cox Radio, the Underwriters will reserve up to 250,000 shares of Class A Common Stock (approximately 3.3% of the Offerings assuming the Underwriters' over-allotment option is not exercised) for sale at the initial public offering price to certain of Cox Radio's employees and certain other persons. The number of shares available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares of Class A Common Stock that are not so purchased by such persons at the closing of the Offerings will be offered to the general public on the same terms as the other shares of Class A Common Stock offered by this Prospectus.



     Application has been made for listing of the Class A Common Stock on the NYSE. In order to meet one of the requirements for listing of the Class A Common Stock on the NYSE, the Underwriters have agreed to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.


     Cox Radio, its Directors, CEI and certain officers of Cox Radio, subject to certain exceptions, have agreed not to, directly or indirectly, offer for sale, sell or otherwise dispose of or announce the offering of, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc.

     The Underwriters have from time to time rendered investment banking and financial advisory services to CEI, its subsidiaries and its affiliates for which they have received customary fees.

DETERMINATION OF THE OFFERING PRICE


     Prior to the Offerings, there has been no public market for the Class A Common Stock. The initial public offering price for the Class A Common Stock will be determined by negotiations among the Company, the Representatives and the Lead Managers. Among the factors considered in such negotiations will be prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the demand for the Class A Common Stock and for similar securities of companies comparable to Cox Radio, the current state of Cox Radio's development and other factors deemed relevant. There can, however, be no assurance that the prices at which the Class A Common Stock will sell in the public market after the Offerings will not be lower than the price at which it will be sold in the Offerings.


                   CERTAIN UNITED STATES TAX CONSEQUENCES TO
               NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK

     The following is a general discussion of certain United States federal income and estate and gift tax consequences of the ownership and sale or other disposition of Class A Common Stock by a holder that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means a citizen or resident (as determined for U.S. federal income tax purposes) of the United States; a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or a person or entity the income of which is includible in gross income for United States federal income tax purposes regardless of its source. Resident alien individuals will be subject to United States federal income tax with respect to the Class A Common Stock as if they were United States citizens.

     THIS DISCUSSION IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND THE ADMINISTRATIVE INTERPRETATIONS AS OF THE DATE HEREOF, ALL OF WHICH MAY BE CHANGED EITHER RETROACTIVELY OR PROSPECTIVELY. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY, DOES NOT CONSIDER ANY SPECIFIC FACTS OR CIRCUMSTANCES THAT MAY APPLY TO A PARTICULAR NON-UNITED STATES HOLDER AND DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF CLASS A COMMON STOCK (INCLUDING THE INVESTOR'S STATUS AS A UNITED STATES PERSON OR NON-UNITED STATES HOLDER), AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

DIVIDENDS

     Dividends paid to a Non-United States Holder will generally be subject to the withholding of United States federal income tax at the rate of 30%, unless the dividend is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder, in which case the dividend will be subject to the rules described in the next paragraph. Non-United States Holders should consult any applicable income tax treaties, which may provide for reduced withholding or other rules different from those described above. For purposes of determining whether tax is to be withheld at a 30% rate or a reduced rate as specified by an income tax treaty, current law permits Cox Radio to presume that dividends paid to an address in a foreign country are paid to a resident of such country absent definite knowledge that such presumption is not warranted. However, under proposed U.S. Treasury regulations, which have not yet been put into effect, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-United States Holder generally would be subject to United States withholding tax at a 31% rate under the backup withholding rules described below, rather than at a 30% rate or a reduced rate under an income tax treaty, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through an intermediary. A Non-United States Holder who is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing a tax return with the Internal Revenue Service (the "Service").

     Cox Radio will not withhold federal income tax upon dividends paid to a Non-United States Holder if the company receives the appropriate form of the Service (currently Form 4224) from that Non-United States Holder, establishing that such income is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder, unless Cox Radio has knowledge to the contrary. Dividends paid to a Non-United States Holder of Class A Common Stock that are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder are generally taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

GAIN ON SALE OR OTHER DISPOSITION


     Subject to special rules applicable to individuals as described below, a Non-United States Holder will generally not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of Class A Common Stock, unless (i) the gain is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder or of a partnership, trust or estate in which the Non-United States Holder is a partner or beneficiary, or (ii) Cox Radio has been, is or becomes a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such sale or other disposition or such Non-United States Holder's holding period for the Class A Common Stock.


     A corporation is generally considered to be a United States real property holding corporation if the fair market value of its "United States real property interests" within the meaning of Section 897(c)(1) of the Code equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus the fair market value of any other of its assets used or held for use in a trade or business. Cox Radio believes that it has not been, is not currently and is not likely to become a United States real property holding corporation. Further, even if Cox Radio were to become a United States real property holding corporation, any gain recognized by a Non-United States Holder still would not be subject to U.S. federal income tax if the Class A Common Stock were considered to be "regularly traded" (within the meaning of applicable U.S. Treasury regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Class A Common Stock will be listed), and the Non-United States Holder did not own, directly or indirectly, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of the Class A Common Stock.


     Gains realized by a Non-United States Holder of Class A Common Stock that are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment," as defined therein) within the United States of the Non-United States Holder are generally taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.


     In addition to being subject to the rules described above, an individual Non-United States Holder who holds Class A Common Stock as a capital asset will generally be subject to tax at a 30% rate on any gain recognized on the sale or other disposition of such stock if (i) such gain is not effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is not attributable to a "permanent establishment," as defined therein) within the United States of the Non-United States Holder, and (ii) such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either (A) has a "tax home" in the United States (as specially defined for purposes of the United States federal income tax), or
(B) maintains an office or other fixed place of business in the United States and the income from the sale of the stock is attributable to such office or other fixed place of business. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates.


     In past years, legislation has been introduced that, if enacted, would under certain circumstances have imposed United States federal income tax on gain realized from the sale or other disposition of Class A Common Stock by certain Non-United States Holders who owned, at or prior to the time of sale or other disposition, 10% or more of the Class A Common Stock. There can be no assurance that similar legislation will not again be proposed in the future and, if proposed, enacted.

FEDERAL ESTATE AND GIFT TAXES


     Class A Common Stock owned or treated as owned by an individual (regardless of whether such an individual is a citizen or a resident of the United States) at the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. A Non-United States Holder will not be subject to United States federal gift tax on a transfer of Class A Common Stock, unless such person is a domiciliary of the United States, or such person is an individual subject to provisions of United States federal gift tax law applicable to certain United States expatriates.


INFORMATION REPORTING AND BACKUP WITHHOLDING

     Cox Radio must report annually to the Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such Non-United States Holder, regardless of whether tax was actually withheld and whether withholding was reduced or eliminated by an applicable income tax treaty. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-United States Holder resides.

     United States federal backup withholding (which generally is withholding imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain identifying information) will generally not apply to
(i) dividends paid to a Non-United States Holder that is subject to withholding at the

30% rate (or that is subject to withholding at a reduced rate under an applicable income tax treaty), or (ii) under current law, dividends paid to a Non-United States Holder at an address outside of the United States (unless the payor has knowledge that the payee is a United States person). However, under proposed U.S. Treasury regulations, which have not yet been put into effect, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-United States Holder generally would be subject to United States withholding tax at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through an intermediary.

     The backup withholding and information reporting requirements also apply to the gross proceeds paid to a Non-United States Holder upon the sale or other disposition of Class A Common Stock by or through a United States office of a United States or foreign broker, unless the Non-United States Holder certifies to the broker under penalties of perjury as to, among other things, its name, address and status as a Non-United States Holder by filing the Service's Form W-8 with the broker, or unless the Non-United States Holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale or other disposition of Class A Common Stock effected at a foreign office of (i) a United States broker; (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business within the United States; or (iii) a foreign broker that is a "controlled foreign corporation" for United States federal income tax purposes, unless the broker has documentary evidence in its records that the Non-United States Holder is a Non-United States Holder (and the broker has no knowledge to the contrary) and certain other conditions are met, or unless the Non-United States Holder otherwise establishes an exemption. Neither backup withholding nor information reporting will generally apply to a payment of the proceeds of a sale or other disposition of Class A Common Stock effected at a foreign office of a foreign broker not subject to the preceding sentence.

     Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the Non-United States Holder files a tax return with the Service.

     These backup withholding and information reporting requirements are under review by the Service, and their application to the Class A Common Stock could be changed by future regulations.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered hereby will be passed upon for Cox Radio by Dow, Lohnes & Albertson, PLLC, Washington, D.C. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Cox Radio at December 31, 1994 and 1995 and for each of the three years in the period ending December 31, 1995 included in this Prospectus and Registration Statement and the related consolidated financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement (which reports express an unqualified opinion and include an explanatory paragraph referring to changes in the methods of accounting for postretirement benefits other than pensions, income taxes, and postemployment benefits), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of NewCity at December 31, 1994 and 1995, and for each of the three years in the period ending December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Infinity Holdings Corp. of Orlando at December 31, 1995 and for the year then ended included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION


     Cox Radio has filed with the Securities and Exchange Commission ("the Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement for further information with respect to Cox Radio and the Class A Common Stock offered hereby. Any statements contained herein concerning the provisions of any contract or other document are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. Copies of the Registration Statement may be examined or copied at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can also be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
COX RADIO, INC.
Independent Auditors' Report..........................................................   F-2
Consolidated Balance Sheets, December 31, 1994 and 1995 and (Unaudited) June 30,
  1996................................................................................   F-3
Consolidated Statements of Operations, Years Ended December 31, 1993, 1994 and 1995
  and (Unaudited) Six Months Ended June 30, 1995 and 1996.............................   F-4
Consolidated Statements of Shareholder's Equity, Years Ended December 31, 1993, 1994
  and 1995 and (Unaudited) Six Months Ended June 30, 1996.............................   F-5
Consolidated Statements of Cash Flows, Years Ended December 31, 1993, 1994 and 1995
  and (Unaudited) Six Months Ended June 30, 1995 and 1996.............................   F-6
Notes to Consolidated Financial Statements............................................   F-7
NEWCITY COMMUNICATIONS, INC.
Report of Independent Auditors........................................................  F-18
Consolidated Balance Sheets, December 31, 1994 and 1995...............................  F-19
Consolidated Statements of Operations, Years Ended December 31, 1993, 1994 and 1995...  F-20
Consolidated Statements of Stockholders' Deficiency, Years Ended December 31, 1993,
  1994 and 1995.......................................................................  F-21
Consolidated Statements of Cash Flows, Years Ended December 31, 1993, 1994 and 1995...  F-22
Notes to Consolidated Financial Statements............................................  F-23
Consolidated Balance Sheets (Unaudited) June 30, 1996 and December 31, 1995...........  F-34
Consolidated Statements of Operations, (Unaudited) Six Months Ended June 30, 1996 and
  1995................................................................................  F-35
Consolidated Statements of Cash Flows, (Unaudited) Six Months Ended June 30, 1996
  and 1995............................................................................  F-36
Notes to Consolidated Interim Financial Statements (Unaudited)........................  F-37
INFINITY HOLDINGS CORP. OF ORLANDO
Independent Auditors' Report..........................................................  F-38
Consolidated Balance Sheets, December 31, 1995 and (Unaudited) June 30, 1996..........  F-39
Consolidated Statements of Operations, Year Ended December 31, 1995 and (Unaudited)
  Six Months Ended June 30, 1995 and 1996.............................................  F-40
Consolidated Statements of Cash Flows, Year Ended December 31, 1995 and (Unaudited)
  Six Months Ended June 30, 1995 and 1996.............................................  F-41
Notes to Consolidated Financial Statements............................................  F-42

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder of
Cox Radio, Inc.

     We have audited the accompanying consolidated balance sheets of Cox Radio, Inc. ("Cox Radio") as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Cox Radio's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cox Radio, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Notes 2, 7 and 8 to the consolidated financial statements, during 1993 Cox Radio changed its methods of accounting for postretirement benefits other than pensions, income taxes, and postemployment benefits to conform with Statements of Financial Accounting Standards No. 106, 109 and 112, respectively.

                                          DELOITTE & TOUCHE LLP

Atlanta, Georgia
July 18, 1996

                                COX RADIO, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                   DECEMBER 31,
                                                                -------------------    JUNE 30,
                                                                  1994       1995        1996
                                                                --------   --------   -----------
                                                                                      (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................................  $  1,897   $  1,691    $   1,666
  Accounts and notes receivable, less allowance for doubtful
     accounts of $760, $774 and $893..........................    28,446     30,667       31,285
  Prepaid expenses and other current assets...................     3,152      3,289        4,804
                                                                --------   --------   -----------
          Total current assets................................    33,495     35,647       37,755
Plant and equipment, net......................................    26,255     28,020       29,614
Intangible assets, net........................................   120,053    126,798      135,630
Other assets..................................................       220      1,302        1,767
                                                                --------   --------   -----------
          Total assets........................................  $180,023   $191,767    $ 204,766
                                                                ========   ========    =========
                              LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.......................  $ 11,455   $ 10,924    $   8,982
  Unit appreciation plan liability............................       187        963        1,422
  Income taxes payable........................................       315        278          166
  Other current liabilities...................................       518        873          888
                                                                --------   --------   -----------
          Total current liabilities...........................    12,475     13,038       11,458
Amounts due to Cox Enterprises, Inc...........................   120,308    125,089      104,508
Deferred income taxes.........................................     6,833      6,470        7,468
                                                                --------   --------   -----------
          Total liabilities...................................   139,616    144,597      123,434
                                                                --------   --------   -----------
Commitments and contingencies (Note 12)
SHAREHOLDER'S EQUITY:
  Common stock, $1.00 par value; 6,000 shares authorized and
     600 shares outstanding...................................         1          1            1
  Additional paid-in capital..................................    90,947     90,947      124,360
  Deficit in retained earnings................................   (50,541)   (43,778)     (43,029)
                                                                --------   --------   -----------
          Total shareholder's equity..........................    40,407     47,170       81,332
                                                                --------   --------   -----------
          Total liabilities and shareholder's equity..........  $180,023   $191,767    $ 204,766
                                                                ========   ========    =========


                See notes to consolidated financial statements.

                                COX RADIO, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                    SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                                   ---------------------------   -----------------
                                                    1993      1994      1995      1995      1996
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues:
  Local..........................................  $68,018   $80,484   $93,465   $43,202   $50,414
  National.......................................   26,202    30,193    29,385    15,024    15,479
  Other..........................................      730       858       722       325       415
                                                   -------   -------   -------   -------   -------
          Total net revenues.....................   94,950   111,535   123,572    58,551    66,308
Costs and expenses:
  Operating......................................   29,903    32,218    41,831    18,252    20,564
  Selling, general and administrative............   38,045    44,096    48,131    24,757    26,733
  Corporate general and administrative...........    2,522     2,667     5,853     1,873     2,341
  Depreciation and amortization..................    7,224     6,995     7,247     3,715     3,979
                                                   -------   -------   -------   -------   -------
Operating income.................................   17,256    25,559    20,510     9,954    12,691
Other income (expense):
  Interest expense...............................   (5,590)   (5,229)   (5,974)   (2,942)   (2,856)
  Gain on disposition of radio station...........    1,060        --        --        --        --
  Other -- net...................................     (187)     (260)     (147)     (268)     (275)
                                                   -------   -------   -------   -------   -------
Income before income taxes and cumulative effect
  of accounting changes..........................   12,539    20,070    14,389     6,744     9,560
Income taxes.....................................    6,048     8,863     6,226     2,948     4,347
                                                   -------   -------   -------   -------   -------
Income before cumulative effect of accounting
  changes........................................    6,491    11,207     8,163     3,796     5,213
Cumulative effect of accounting changes..........   (7,592)       --        --        --        --
                                                   -------   -------   -------   -------   -------
Net income (loss)................................  $(1,101)  $11,207   $ 8,163   $ 3,796   $ 5,213
                                                   =======   =======   =======   =======   =======
Pro forma net income (loss) per share (unaudited)
  (Note 2):
  For Cox Radio Consolidation....................                      $   .42   $   .19   $   .27
                                                                       =======   =======   =======
  For Cox Radio Consolidation and the
     Transactions................................                      $   .04   $  (.03)  $   .06
                                                                       =======   =======   =======
Pro forma common shares outstanding (unaudited)
  (Note 2):
  For Cox Radio Consolidation....................                       19,578    19,578    19,578
                                                                       =======   =======   =======
  For Cox Radio Consolidation and the
     Transactions................................                       27,233    27,233    27,233
                                                                       =======   =======   =======


                See notes to consolidated financial statements.

                                COX RADIO, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY


                                               COMMON STOCK     ADDITIONAL
                                              ---------------    PAID-IN        DEFICIT IN
                                              SHARES   AMOUNT    CAPITAL     RETAINED EARNINGS    TOTAL
                                              ------   ------   ----------   -----------------   --------
                                                                    (IN THOUSANDS)
BALANCE AT JANUARY 1, 1993 (UNAUDITED)......     1      $  1     $ 106,335       $ (36,055)      $ 70,281
  Net loss..................................    --        --            --          (1,101)        (1,101)
  Dividends to CEI..........................    --        --        (4,114)           (886)        (5,000)
                                                --
                                                       ------   ----------   -----------------   --------
BALANCE AT DECEMBER 31, 1993................     1         1       102,221         (38,042)        64,180
  Net income................................    --        --            --          11,207         11,207
  Dividends to CEI..........................    --        --       (11,274)        (23,706)       (34,980)
                                                --
                                                       ------   ----------   -----------------   --------
BALANCE AT DECEMBER 31, 1994................     1         1        90,947         (50,541)        40,407
  Net income................................    --        --            --           8,163          8,163
  Dividends to CEI..........................    --        --            --          (1,400)        (1,400)
                                                --
                                                       ------   ----------   -----------------   --------
BALANCE AT DECEMBER 31, 1995................     1         1        90,947         (43,778)        47,170
  Net income (unaudited)....................    --        --            --           5,213          5,213
  Dividends to CEI (unaudited)..............    --        --            --          (4,464)        (4,464)
  Capital contribution by CEI (unaudited)...    --        --        33,413              --         33,413
                                                --
                                                       ------   ----------   -----------------   --------
BALANCE AT JUNE 30, 1996 (UNAUDITED)........     1      $  1     $ 124,360       $ (43,029)      $ 81,332
                                              =====    ======     ========   =============       ========


                See notes to consolidated financial statements.

                                COX RADIO, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                                 -----------------------------   -----------------
                                                  1993       1994       1995      1995      1996
                                                 -------   --------   --------   -------   -------
                                                                                    (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................  $(1,101)  $ 11,207   $  8,163   $ 3,796   $ 5,213
  Items not requiring cash:
     Cumulative effect of accounting changes...    7,592         --         --        --        --
     Depreciation..............................    2,273      2,216      2,382     1,210     1,287
     Amortization..............................    4,951      4,779      4,865     2,505     2,692
     Gain on disposition of radio station......   (1,060)        --         --        --        --
     Deferred income taxes.....................      (28)        34       (441)     (403)      984
  (Increase) decrease in accounts receivable...   (2,385)    (6,109)    (2,221)      433      (618)
  Increase in prepaid expenses and other
     current assets............................     (347)      (296)       (57)   (2,159)   (1,501)
  Increase (decrease) in accounts payable and
     accrued expenses..........................      808      1,902       (299)        9       332
  Increase in unit appreciation plan
     liability.................................       --        187        776       388       459
  Increase (decrease) in taxes payable.........      672       (257)       (37)      289      (112)
  Other, net...................................       54        405        856       206       334
                                                 -------   --------   --------   -------   -------
          Net cash provided by operating
            activities.........................   11,429     14,068     13,987     6,274     9,070
                                                 -------   --------   --------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.........................   (1,065)    (2,705)    (4,073)   (1,308)   (1,153)
  Acquisitions.................................   (9,390)    (9,954)   (11,697)       --   (13,188)
  (Increase) decrease in other long-term
     assets....................................     (301)       337     (1,580)     (811)     (842)
  Proceeds from disposition of radio station...    4,688         --         --        --        --
  Other, net...................................       15         30          8        --        (6)
                                                 -------   --------   --------   -------   -------
          Net cash used in investing
            activities.........................   (6,053)   (12,292)   (17,342)   (2,119)  (15,189)
                                                 -------   --------   --------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in amounts due to CEI....    3,762     30,658      4,781    (2,898)   12,832
  Repayment of debt............................   (3,000)        --         --        --        --
  Dividends paid...............................   (5,000)   (34,980)    (1,400)       --    (4,464)
  Increase (decrease) in book overdrafts.......     (538)     2,715       (232)   (1,357)   (2,274)
                                                 -------   --------   --------   -------   -------
          Net cash provided by (used in)
            financing activities...............   (4,776)    (1,607)     3,149    (4,255)    6,094
                                                 -------   --------   --------   -------   -------
  NET INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS...............................      600        169       (206)     (100)      (25)
  CASH AND CASH EQUIVALENTS AT BEGINNING OF
     PERIOD....................................    1,128      1,728      1,897     1,897     1,691
                                                 -------   --------   --------   -------   -------
  CASH AND CASH EQUIVALENTS AT END OF PERIOD...  $ 1,728   $  1,897   $  1,691   $ 1,797   $ 1,666
                                                 =======   ========   ========   =======   =======


                See notes to consolidated financial statements.

                                COX RADIO, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION


     Cox Radio, Inc. ("Cox Radio" or "the Company"), a wholly-owned indirect subsidiary of Cox Enterprises, Inc. ("CEI"), is a leading national radio broadcasting company whose business is devoted exclusively to operating, acquiring and developing radio stations located throughout the United States. Immediately prior to the closing of the Offerings, CEI will transfer direct or indirect ownership of its U.S. radio broadcast properties to Cox Radio (the "Cox Radio Consolidation"). In connection with the Cox Radio Consolidation, the Company's capital stock will consist of 70,000,000 authorized shares of Class A Common Stock, 45,000,000 authorized shares of Class B Common Stock and 5,000,000 authorized shares of Preferred Stock, all at $1.00 par value per share. CEI will receive 19,577,672 shares of the Company's Class B Common Stock for its ownership interests. CEI's historical basis in the assets and liabilities of the operations will be carried over to Cox Radio.


     The Consolidated Financial Statements of Cox Radio represent the operations of the radio stations currently owned or operated by CEI or its other subsidiaries or to which sales and marketing services were provided in connection with CEI's radio broadcasting operations. The consolidated historical financial statements do not necessarily reflect the results of operations or financial position that would have existed had Cox Radio been an independent company. All significant intercompany accounts (other than amounts due to CEI) have been eliminated in the consolidated financial statements of Cox Radio.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Fair value approximates carrying value.

  Revenue Recognition

     Revenue is recognized as advertising air time is broadcast and is net of advertising agency commissions.

  Corporate General and Administrative Expenses

     Corporate general and administrative expenses consist of corporate overhead costs not specifically allocable to any of the Company's individual stations and expenses related to the CEI Unit Appreciation Plan. In 1995, corporate general and administrative expenses included a nonrecurring corporate charge.

  Plant and Equipment

     Plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using principally the straight-line method at rates based upon estimated useful lives of 5 to 40 years for buildings and building improvements and 5 to 20 years for broadcast equipment.

     Expenditures for maintenance and repairs are charged to operating expense as incurred. At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are written off.

  Intangible Assets

     Intangible assets consist primarily of goodwill/FCC broadcast licenses, an option to purchase WJZF-FM (Atlanta) and non-compete agreements. Goodwill/FCC broadcast licenses recorded in business combinations and the purchase option related to WJZF-FM generally are amortized on a straight-line basis over 30 to 40 years. Non-compete agreements are amortized on a straight-line basis over the contractual lives of the agreements, generally 3 to 5 years. Cox Radio assesses, on an on-going basis, the recoverability of intangible

                                COX RADIO, INC.

assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value of the related intangible asset. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the estimated fair value. Cox Radio also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives.

  Income Taxes

     The accounts of Cox Radio are included in the consolidated federal income tax return and certain state income tax returns of CEI. Current federal and state income tax expenses and benefits are allocated on a separate return basis to Cox Radio based on (i) the current year tax effects of the inclusion of its income, expenses and credits in the consolidated federal income tax returns of CEI or (ii) separate state income tax returns.

     Deferred income taxes arise from temporary differences between income taxes and financial reporting and principally relate to depreciation, amortization and employee benefits.

     On January 1, 1993, Cox Radio adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires, among other things, that deferred taxes, including those previously recorded, be adjusted to current rates. Cox Radio reported as the cumulative effect of an accounting change an expense related to the adoption of SFAS No. 109 of $4.9 million.

  Pension, Postretirement and Postemployment Benefits

     CEI generally provides defined pension benefits to all employees based on years of service and compensation during those years. CEI also provides certain health care and life insurance benefits to substantially all retirees and employees. For employees and retirees of Cox Radio, these benefits are provided through the CEI benefit plans. Expenses related to these plans are allocated to Cox Radio through intercompany transfers. The amount of the allocations is generally based on actuarial determinations of the effects of Cox Radio employees' participation in the plans.

     On January 1, 1993, Cox Radio adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires accrual of postretirement benefits during the years an employee provides services. Cox Radio also adopted, as of January 1, 1993, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This statement requires an accrual method of recognizing postemployment benefits such as disability-related benefits. Cox Radio elected to immediately recognize the obligation for both of these new statements. The adoption of SFAS No. 106 resulted in a $4.1 million ($2.6 million net-of-tax) charge to income and SFAS No. 112 resulted in a $0.2 million ($0.1 million net-of-tax) charge. These one-time, net-of-tax charges were reported as the cumulative effect of accounting changes.


  Pro Forma Per Share Information (Unaudited)



     Historical net income (loss) per common share is not presented in light of the proposed Cox Radio Consolidation as discussed in Note 1. Pro forma net income per share amounts are calculated for the Cox Radio Consolidation based upon the historical net income divided by the pro forma number of common shares outstanding assuming the proposed Cox Radio Consolidation was completed as of January 1, 1995. Pro forma net income (loss) per share amounts are calculated for the Cox Radio Consolidation and the Transactions based on the pro forma net income (loss) divided by the pro forma number of common shares outstanding assuming the proposed Cox Radio Consolidation and Transactions were completed as of January 1, 1995.

                                COX RADIO, INC.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Risk


     A significant portion of the Company's business is conducted in Los Angeles, Atlanta and Miami. Revenues earned from radio stations located in Los Angeles, Atlanta, and Miami represented 40%, 18% and 20%, respectively, of total revenues for the year ended December 31, 1993, 37%, 19% and 18%, respectively, of total revenues for the year ended December 31, 1994, and 35%, 25% and 17%, respectively, of total revenues for the year ended December 31, 1995. As discussed in Note 13, in April 1996, Cox Radio agreed to sell WIOD-AM (Miami), which, upon closing of the transaction, will reduce the Company's concentration of risk in Miami.


  Recently Issued Accounting Pronouncements

     In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," was issued. This statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amount or fair value less cost to sell. Cox Radio adopted SFAS No. 121 in the first quarter of 1996. The adoption of SFAS No. 121 did not have a material impact on Cox Radio's financial statements.

     In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. The adoption of the new recognition provisions for stock-based compensation expense included in SFAS No. 123 is optional; however, the pro forma effects on net income and earnings per share had the new recognition provisions been elected is required to be disclosed in the financial statements. Cox Radio will continue to follow the requirements of APB No. 25, "Accounting for Stock Issued to Employees," in its accounting for employee stock options; therefore, no impact on the Company's financial position and results of operations is expected. Cox Radio will provide the required disclosures under SFAS No. 123 in the annual financial statements for the year ended December 31, 1996.

  Unaudited Interim Financial Statements


     The consolidated financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year.


3. CASH MANAGEMENT SYSTEM

     Cox Radio participates in CEI's cash management system, whereby the bank sends daily notification of Cox Radio's checks presented for payment. CEI transfers funds from other sources to cover Cox Radio's checks presented for payment. Book overdrafts of $1.1 million, $3.8 million and $3.6 million existed at December 31, 1993, 1994 and 1995, respectively, as a result of Cox Radio's checks outstanding. These book overdrafts were reclassified as accounts payable on Cox Radio's financial statements.

                                COX RADIO, INC.

4. ACQUISITIONS AND DISPOSITIONS OF BUSINESSES


     In December 1993, Cox Radio acquired WYSY-FM (Chicago) for $9.4 million. Also in December 1993, Cox Radio exchanged KLRX-FM (Dallas) for WYNF-FM (Tampa), and approximately $4.7 million. Given the significant monetary consideration received, this transaction was accounted for as a monetary transaction. Accordingly, the "sale" of KLRX-FM and the "purchase" of WYNF-FM were recorded at fair value. The "sale" of KLRX-FM resulted in a pre-tax gain of $1.1 million. Subsequent to the exchange, the Company switched the call letters and format of WYNF-FM with its existing Tampa station, WWRM-FM, and then subsequently changed the new WYNF-FM's call letters to WCOF-FM.


     In January 1994, Cox Radio entered into a local marketing agreement ("LMA") to operate WJZF-FM (Atlanta). In September 1994, the Company paid $9.4 million (including legal fees) for an option to purchase, pending FCC approval, substantially all of the station's assets.

     In August 1994, the Company began operating KACE-FM in Inglewood, California, a suburb of Los Angeles, as an LMA until it acquired the station in August 1995 for $11.7 million. In April 1995, Cox Radio entered into an LMA to operate WCNN-AM (Atlanta). In June 1995, Cox Radio entered into a joint sales agreement ("JSA") with WFNS-AM (Tampa).


     Under an LMA or a JSA, Cox Radio provided or provides a combination of programming, sales, marketing and similar services for WJZF-FM, KACE-FM, WCNN-AM and WFNS-AM. The broadcast revenues and operating expenses of stations operated under LMAs and JSAs have been included in the Company's operations since the respective dates of such agreements.


     The acquisitions were accounted for by the purchase method, and accordingly, the purchase price has been allocated to the assets acquired based on their estimated fair values at the date of the acquisition. A substantial portion of each purchase price was allocated to intangible assets to reflect the FCC broadcasting licenses acquired. The excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill and is being amortized over 30 to 40 years using the straight-line basis. No liabilities were assumed by Cox Radio as a result of the acquisitions.


     Operations of each of such acquired radio stations have been included in the consolidated results of Cox Radio since the acquisition date of such stations. These acquisitions are not considered to be significant and thus, pro forma results of operations are not presented.


5. PLANT AND EQUIPMENT

     Plant and equipment is summarized as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1994       1995
                                                                       --------   --------
                                                                           (DOLLARS IN
                                                                           THOUSANDS)
    Land and land improvements.......................................  $ 14,845   $ 14,845
    Buildings and building improvements..............................     5,769      5,782
    Broadcast equipment..............................................    25,154     27,461
    Construction in progress.........................................       222      1,629
                                                                       --------   --------
      Plant and equipment, at cost...................................    45,990     49,717
    Less accumulated depreciation....................................   (19,735)   (21,697)
                                                                       --------   --------
              Net plant and equipment................................  $ 26,255   $ 28,020
                                                                       ========   ========

                                COX RADIO, INC.

6. INTANGIBLE ASSETS

     Intangible assets are summarized as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1994       1995
                                                                       --------   --------
                                                                           (DOLLARS IN
                                                                           THOUSANDS)
    Goodwill/FCC broadcast licenses..................................  $151,416   $162,433
    WJZF-FM purchase option..........................................     9,381      9,381
    Non-compete agreements...........................................     5,207      5,707
    Other............................................................     1,418      1,511
                                                                       --------   --------
              Total..................................................   167,422    179,032
    Less accumulated amortization....................................   (47,369)   (52,234)
                                                                       --------   --------
              Net intangible assets..................................  $120,053   $126,798
                                                                       ========   ========

7. INCOME TAXES

     Effective January 1, 1993, Cox Radio adopted SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. Financial statements for prior years were not restated to apply the provisions of SFAS No. 109. The cumulative effect of this accounting change was a decrease in net income of $4.9 million.

     Income tax expense (benefit) is summarized as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                                   ------------------------
                                                                    1993     1994     1995
                                                                   ------   ------   ------
                                                                    (DOLLARS IN THOUSANDS)
    Current:
      Federal....................................................  $4,890   $7,439   $5,226
      State......................................................   1,186    1,390    1,441
                                                                   ------   ------   ------
              Total current......................................   6,076    8,829    6,667
                                                                   ------   ------   ------
    Deferred:
      Federal....................................................      56      137     (589)
      State......................................................     (84)    (103)     148
                                                                   ------   ------   ------
              Total deferred.....................................     (28)      34     (441)
                                                                   ------   ------   ------
              Total income taxes.................................  $6,048   $8,863   $6,226
                                                                   ======   ======   ======

                                COX RADIO, INC.

     The tax effects of significant temporary differences which comprise the net deferred tax liability are as follows:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                      1994          1995
                                                                     -------       -------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Current deferred tax asset:
      Provision for doubtful accounts..............................  $   221       $   301
                                                                     -------       -------
    Noncurrent deferred tax assets (liabilities):
      Plant and equipment..........................................   (2,339)       (2,463)
      Intangibles..................................................   (5,516)       (5,550)
      Net operating loss carryforwards.............................    1,055         1,056
      Employee benefits............................................      428         1,028
      State taxes..................................................     (379)         (473)
      Other........................................................      (82)          (68)
                                                                     -------       -------
              Total net noncurrent liability.......................   (6,833)       (6,470)
                                                                     -------       -------
              Net deferred tax liability...........................  $(6,612)      $(6,169)
                                                                     =======       =======

     Income tax expense computed using the United States federal statutory rate is reconciled to the reported income tax provisions as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                                   ------------------------
                                                                    1993     1994     1995
                                                                   ------   ------   ------
                                                                    (DOLLARS IN THOUSANDS)
      U.S. federal statutory income tax rate.....................      35%      35%      35%
      Computed tax expense at federal statutory rates on income
         before income taxes.....................................  $4,389   $7,025   $5,036
      State income taxes (net of federal tax benefit)............     717      836    1,033
      Non-deductible amortization of intangibles.................   1,102    1,028      811
      1% increase in enacted tax rate............................      65       --       --
      Benefit arising from low income housing credits............      --     (125)    (555)
      Other, net.................................................    (225)      99      (99)
                                                                   ------   ------   ------
              Income tax provision...............................  $6,048   $8,863   $6,226
                                                                   ======   ======   ======

     The consolidated federal income tax returns of CEI for 1986 through 1994 and the combined California franchise tax returns of CEI for 1984 through 1990 are presently under audit. Management believes that any additional liabilities arising from current tax-related audits are sufficiently provided for at December 31, 1995.

8. RETIREMENT PLANS

     Substantially all of Cox Radio's employees participate in the funded, non-contributory defined benefit pension plan of CEI and certain key employees participate in an unfunded, non-qualified supplemental pension plan. The plans call for benefits to be paid to eligible employees at retirement based primarily upon years of service with Cox Radio and compensation rates during those years. Pension expense allocated to Cox Radio by CEI was $431,000, $412,000, and $636,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

                                COX RADIO, INC.

     The following table sets forth certain information attributable to the Cox Radio employees' participation in the CEI pension plans:

                                                          DECEMBER 31,         DECEMBER 31,
                                                              1994                 1995
                                                       ------------------   ------------------
                                                       FUNDED    UNFUNDED   FUNDED    UNFUNDED
                                                        PLANS     PLANS      PLANS     PLANS
                                                       -------   --------   -------   --------
                                                               (DOLLARS IN THOUSANDS)
    Actuarial present value of benefit obligations:
      Vested benefits................................  $ 7,916    $  786    $10,276    $1,233
      Nonvested benefits.............................      672        96      1,012       199
                                                       -------   --------   -------   --------
    Accumulated benefit obligation...................  $ 8,588    $  882    $11,288    $1,432
                                                       =======   =======    =======   =======
    Projected benefit obligation.....................  $11,081    $1,242    $13,965    $1,879
                                                       =======   =======    =======   =======

     Assumptions used in the actuarial computations were:

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1994     1995
                                                                             ----     ----
    Discount rate..........................................................  8.50%    7.25%
    Rate of increase in compensation levels................................  6.25%    5.00%
    Expected long-term rate of return on assets............................  9.00%    9.00%


     Any qualified pension plan or non-qualified supplemental pension plan payments due to Cox Radio employees will be made by CEI. However, Cox Radio will continue to recognize the annual expenses associated with these plans.


     CEI provides certain health care and life insurance benefits to substantially all retirees of CEI and its subsidiaries. In January 1993, Cox Radio, along with CEI, adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires companies to accrue the cost of postretirement health care and life insurance benefits within the period the employee provides services. Cox Radio, along with CEI, elected to immediately recognize the cumulative effect of a change in accounting for postretirement benefits. Cox Radio's allocated portion of this cumulative effect was $4,061,000 ($2,597,000 net of related tax benefits) which represented the accumulated postretirement benefit obligation ("APBO") existing at January 1, 1993, net of previously recorded liabilities. Prior to the adoption of SFAS No. 106, health benefits for eligible retirees were generally expensed as the claims were incurred. Postretirement expense allocated to Cox Radio by CEI was $331,000, $298,000 and $218,000 for the years ended December 31, 1993, 1994 and
1995, respectively. Cox Radio's APBO at December 31, 1995 was $4,239,000.

     The funded status of the portion of the postretirement plan covering the employees of Cox Radio is not determinable. The APBO for the postretirement plan of CEI substantially exceeded the fair value of assets held in the plan at December 31, 1995.

     Actuarial assumptions used to determine the APBO include a discount rate of 7.25% and an expected long-term rate of return on plan assets of 9%. The assumed health care cost trend rate for retirees is 11.5%. For participants under the age of 65, the trend rate gradually decreases to 5.5% by year 2007 and remains level thereafter. For retirees at age 65 or older, this rate decreases to 5.0% by year 2008. Increasing the assumed health care cost trend rate by one percentage point would have resulted in an increase in the CEI plan's APBO of approximately 7.5% and an increase in the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost of approximately 5.9% for 1995.

     In addition, substantially all of Cox Radio's employees are eligible to participate in the savings and investment plan of CEI. Under the terms of the plan, Cox Radio matches 50% of employee contributions up to

                                COX RADIO, INC.

a maximum of 6% of the employee's base salary. Cox Radio's expense under the plan was $448,000, $471,000 and $523,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

     Cox Radio employees whose savings and investment plan contributions are at the Internal Revenue Service ("IRS") maximum or are restricted in order to pass the nondiscrimination test required by the IRS are eligible to participate in CEI's non-qualified savings restoration plan, which began in 1995. Under the terms of this plan, Cox Radio matches 50% of employee contributions to both the savings and investment and restoration plans up to a maximum percentage of the employee's eligible compensation. Cox Radio's expense under the non-qualified savings restoration plan was $23,000 for the year ended December 31, 1995.

9. UNIT APPRECIATION PLANS


     Certain of the executives and key employees of Cox Radio participate in certain CEI Unit Appreciation Plans ("UAP") that provide for payment of benefits in the form of shares of CEI common stock, cash, or both, generally five years after the date of award. Unit benefits are based on the excess, if any, over a base amount (value of award), of the fair value of a share of CEI common stock five years after the effective date of award. Fair values are determined by independent appraisal. The plans provide for a maximum unit benefit of 150% of the base amount and benefits vest over the five year period following the date of award. The cost of awards made under the plans was allocated to Cox Radio by CEI over the applicable vesting periods and was charged to corporate general and administrative expenses. Amounts charged to expense for Cox Radio employees for the years ended December 31, 1993, 1994 and 1995 were $880,000, $833,000 and
$1,646,000, respectively. Amounts accrued under the 1992 plan were $1,070,000 and $1,875,000 as of December 31, 1994 and 1995, respectively, and are included in Amounts due to CEI in the accompanying Consolidated Balance Sheets. Amounts accrued under the 1994 plan were $187,000 and $963,000 as of December 31, 1994 and 1995, respectively, and are reported as a separate line in current liabilities. In connection with the Offerings, the 1994 plan is expected to be settled through the issuance of 155,000 shares of restricted Class A Common Stock of Cox Radio.


10. TRANSACTIONS WITH AFFILIATED COMPANIES

     Cox Radio borrows funds for working capital and other needs from CEI. Certain management services are provided to Cox Radio by CEI. Such services include rent, legal, corporate secretarial, tax, treasury, internal audit, risk management, benefits administration and other support services and are included in corporate general and administrative expenses in the Consolidated Statements of Operations. Cox Radio was allocated expenses for the years ended December 31, 1993, 1994 and 1995 of approximately $1,642,000, $1,834,000 and $2,207,000, respectively, related to these services. Cox Radio pays rent and certain other occupancy costs to CEI for office facilities. Related rent and occupancy expense was approximately $395,000 for each of the years ended December 31, 1993 and 1994 and approximately $378,000 for the year ended December 31, 1995. Corporate general and administrative expense allocations are based on a specified percentage of expenses related to the services provided to Cox Radio in relation to those provided to CEI's other subsidiaries. Rent and occupancy expense is allocated based on occupied space. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had Cox Radio contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by Cox Radio to CEI are subject to change.

                                COX RADIO, INC.

     The amounts due to CEI represent the net of various transactions, including those described above. The amounts due to CEI are classified as long-term because the Company has the ability and the intent to refinance these obligations on a long-term basis. The amounts due to CEI are as follows:


                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1993       1994       1995
                                                              -------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
    Notes payable to CEI....................................  $63,498   $ 58,918   $ 58,918
    Other intercompany amounts due to CEI...................   26,152     61,390     66,171
                                                              -------   --------   --------
              Total.........................................  $89,650   $120,308   $125,089
                                                              =======   ========   ========


     Notes payable to CEI bear interest at the prime rate plus 1.5%. These interest rates are established at the beginning of each quarter and are as follows:

                                                                      1993    1994    1995
                                                                      ----    ----    -----
    First quarter..................................................   7.50%   7.50%   10.00%
    Second quarter.................................................   7.50    7.75    10.50
    Third quarter..................................................   7.50    8.75    10.50
    Fourth quarter.................................................   7.50    9.25    10.25

     Interest is not charged by CEI on other intercompany balances except for amounts related to reserves for possible tax contingencies. Interest on those amounts is accrued based on the applicable federal rates for the years to which the contingencies relate. The rates used for the interest charges ranged from 7% to 13% in 1993, from 7% to 13% in 1994, and from 7% to 12% in 1995.

     Included in the other intercompany amounts due to CEI are the following transactions (in thousands):


    Intercompany due to CEI, December 31, 1992...............................  $  11,577
      Dividends to CEI.......................................................      5,000
      Cash transferred to CEI................................................    (85,537)
      Acquisitions...........................................................      9,390
      Net operating expense allocations and reimbursements...................     85,722
                                                                               ---------
    Intercompany due to CEI, December 31, 1993...............................     26,152
      Dividends to CEI.......................................................     34,980
      Cash transferred to CEI................................................    (96,501)
      Acquisitions...........................................................      9,954
      Net operating expense allocations and reimbursements...................     86,805
                                                                               ---------
    Intercompany due to CEI, December 31, 1994...............................     61,390
      Dividends to CEI.......................................................      1,400
      Cash transferred to CEI................................................   (110,617)
      Acquisitions...........................................................     11,697
      Net operating expense allocations and reimbursements...................    102,301
                                                                               ---------
    Intercompany due to CEI, December 31, 1995...............................  $  66,171
                                                                               =========


     In accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," Cox Radio has estimated the fair value of its intercompany advances and notes payable. Given the short-term nature of these advances, the carrying amounts reported in the balance sheets approximate fair value.

                                COX RADIO, INC.

11. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                        1993     1994     1995
                                                                       ------   ------   ------
                                                                        (DOLLARS IN THOUSANDS)
Additional cash flow information:
  Cash paid for interest.............................................  $5,285   $5,354   $6,071
  Cash paid for income taxes.........................................   5,184    9,943    7,844

12. COMMITMENTS AND CONTINGENCIES

     Cox Radio leases land, office facilities, and various items of equipment under noncancellable operating leases. Rental expense under operating leases amounted to $1,405,000 in 1993, $1,676,000 in 1994 and $1,735,000 in 1995.
Future minimum lease payments as of December 31, 1995 for all noncancellable operating leases are as follows (in thousands):

    1996........................................................................  $  885
    1997........................................................................     721
    1998........................................................................     665
    1999........................................................................     668
    2000........................................................................     678
    Thereafter..................................................................   3,321
                                                                                  ------
              Total.............................................................  $6,938
                                                                                  ======

     Cox Radio has contracts for sports programming and on-air personalities with future minimum payments for 1996, 1997, 1998 and 1999 of $9.2 million, $9.7 million, $10.1 million and $9.0 million, respectively.

     Cox Radio is a party to various legal proceedings which are ordinary and incidental to its business. Management does not expect that any legal proceedings currently pending will have a material adverse impact on Cox Radio's consolidated financial position or consolidated results of operations.

13. SUBSEQUENT EVENTS


     In January 1996, Cox Radio completed the acquisition of Louisville stations WRKA-FM and WRVI-FM for $8.7 million. In June 1996, the Company agreed to acquire WXNU-FM (Louisville) for $2.5 million (the Louisville Acquisition). The Company expects to consummate the Louisville Acquisition during the last quarter of 1996.



     In April 1996, the Company agreed to sell WIOD-AM (Miami) for $13.0 million (the Miami Disposition). This transaction is expected to close during the last quarter of 1996.



     In June 1996, the Company agreed to exchange WCKG-FM (Chicago) and WYSY-FM (Chicago) for WHOO-AM, WHTQ-FM and WMMO-FM (Orlando) (the Orlando Acquisition). In addition to receiving the three Orlando stations, Cox Radio will also receive approximately $20 million in cash, subject to certain adjustments. The Company expects to consummate the Orlando Acquisition in the first half of 1997.



     For tax purposes, the Company will account for the Orlando Acquisition and Miami Disposition as like-kind exchanges. Tax rules will allow the Company to defer a substantial portion of the related tax gains on these transactions upon the reinvestment of the $32.5 million in net proceeds in qualifying future acquisitions. It is not expected that any of the Pending Transactions, with the possible exception of the Tulsa Acquisition, will qualify for reinvestment. The Company is presently pursuing additional qualifying reinvestment properties.


     In June 1996, the Company acquired WHEN-AM and WWHT-FM (Syracuse) for $4.5 million.


     In June 1996, the Company and its subsidiaries which operated the Company's radio operations owed to CEI and one of its subsidiaries $137.9 million. In June 1996, CEI contributed to the capital of the Company and its subsidiaries $33.4 million. The remaining $104.5 million owed by the Company and its subsidiaries to CEI is evidenced by interest bearing notes accruing interest at Chase Manhattan Bank's prime rate plus 1.5%.

                                COX RADIO, INC.

     In July 1996, the Company entered into an agreement to acquire NewCity Communications, Inc. for approximately $253 million, subject to certain working capital adjustments, of which $166 million is to be paid in cash and $87 million in assumption of debt (the "NewCity Acquisition"). The NewCity Acquisition is expected to be financed primarily with proceeds from a new bank credit facility to be negotiated prior to the consummation of the acquisition. The consummation of the NewCity Acquisition, which is anticipated to occur in early 1997, is subject to certain closing conditions, including receipt of FCC approval.


     In July 1996, the Company decided to exercise its option to purchase WFNS-AM (Tampa) for an aggregate consideration of $1.5 million.


     In August 1996, the Company entered into negotiations to acquire KRAV-FM and KGTO-AM (Tulsa) for $5.5 million.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
NewCity Communications, Inc.

     We have audited the accompanying consolidated balance sheet of NewCity Communications, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NewCity Communications, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Stamford, Connecticut
March 1, 1996

                          NEWCITY COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1994        1995
                                                                                 --------    --------
                                                                                     (DOLLARS IN
                                                                                  THOUSANDS, EXCEPT
                                                                                   FOR SHARE DATA)
                                               ASSETS
Current Assets:
  Cash and cash equivalents...................................................   $    168    $    206
  Accounts receivable, less allowances of $989 and $678.......................     10,654      10,709
  Prepaid expenses and other current assets...................................        749         608
  Deferred barter expenses....................................................      1,051       1,104
                                                                                 --------    --------
         Total current assets.................................................     12,622      12,627
Property and equipment:
  Land........................................................................      1,312       2,237
  Buildings...................................................................      2,232       2,269
  Equipment...................................................................     14,149      16,800
  Leasehold improvements......................................................        350         559
  Construction in progress....................................................         62          --
                                                                                 --------    --------
                                                                                   18,105      21,865
Less accumulated depreciation and amortization................................     11,439      12,828
                                                                                 --------    --------
                                                                                    6,666       9,037
Other assets:
  Cash in escrow..............................................................      1,175          --
  Intangibles, primarily cost in excess of net assets of businesses acquired,
    less accumulated amortization of $11,372 and $13,195......................     51,840      60,064
  Other.......................................................................        141         212
                                                                                 --------    --------
                                                                                   53,156      60,276
                                                                                 --------    --------
         Total assets.........................................................   $ 72,444    $ 81,940
                                                                                 =========   =========
                              LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable............................................................   $  1,145    $    933
  Accrued expenses............................................................      2,296         927
  Salaries, wages and commissions payable.....................................        688         733
  Accrued interest payable....................................................      1,422       1,671
  State income taxes payable..................................................        907         898
  Deferred barter revenue.....................................................      1,546       1,736
  Current portion of long-term debt...........................................         --       1,200
                                                                                 --------    --------
         Total current liabilities............................................      8,004       8,098
Long-term debt, less current portion..........................................     76,000      85,800
$166.67 Cumulative redeemable preferred stock held by certain Investors
  (preference in liquidation, redemption value in 2005 -- $14,000) Authorized,
  issued and outstanding shares -- 6,000......................................     10,348      11,348
Commitments and Contingencies (Notes 9 and 12)
Stockholders' deficiency:
  Preferred Stock, par value $.05:
    Authorized shares -- 5,000
    Issued shares -- none.....................................................         --          --
  9% Convertible Preferred Stock held by certain Investors (preference in liquidation), par value $.05:
    Authorized, issued and outstanding shares -- 8,000........................         --          --
  Class A Common Stock, par value $.01:
    Authorized shares -- 500,000
    Issued and outstanding shares -- 262,000..................................          3           3
  Class B Common Stock, par value $.01:
    Authorized shares -- 700,000
    Issued and outstanding shares -- 168,317..................................          2           2
  Additional paid-in capital..................................................        292          --
  Accumulated deficit.........................................................    (21,565)    (22,671)
  8% Notes receivable from officers and shareholders for Class A Common
    Stock.....................................................................       (640)       (640)
                                                                                 --------    --------
                                                                                  (21,908)    (23,306)
                                                                                 --------    --------
         Total liabilities and stockholders' deficiency.......................   $ 72,444    $ 81,940
                                                                                 =========   =========

                            See accompanying notes.

                          NEWCITY COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                    1993       1994      1995
                                                                  --------   --------   -------
                                                                     (DOLLARS IN THOUSANDS)
Broadcasting revenues:
  Local.........................................................  $ 39,854   $ 39,572   $42,774
  National and regional.........................................    18,395     17,781    17,335
  Other.........................................................     2,066      2,193     2,571
                                                                  --------   --------   -------
                                                                    60,315     59,546    62,680
  Less advertising agency commissions...........................     7,025      6,878     7,044
                                                                  --------   --------   -------
          Net revenues..........................................    53,290     52,668    55,636
Station operating costs and expenses:
  Broadcasting operations.......................................    17,096     17,226    20,059
  Selling, general and administrative...........................    19,654     19,694    20,654
  Depreciation and amortization.................................     3,871      3,070     3,510
Corporate general and administrative expenses...................     1,918      1,802     1,745
                                                                  --------   --------   -------
          Total operating costs.................................    42,539     41,792    45,968
                                                                  --------   --------   -------
Operating income................................................    10,751     10,876     9,668
Interest expense................................................   (11,645)   (10,050)   (9,817)
Gain on sale of broadcasting property assets....................    15,038      1,585        --
                                                                  --------   --------   -------
          Income (loss) before income taxes and extraordinary
            item................................................    14,144      2,411      (149)
Income taxes....................................................     1,058        165       249
                                                                  --------   --------   -------
          Income (loss) before extraordinary item...............    13,086      2,246      (398)
Extraordinary item, loss on extinguishment of debt..............    (2,048)      (182)       --
                                                                  --------   --------   -------
          Net income (loss) before preferred stock dividends....    11,038      2,064      (398)
Preferred stock dividends.......................................    (2,026)    (1,176)   (1,000)
                                                                  --------   --------   -------
          Net income (loss) available to common shareholders....  $  9,012   $    888   $(1,398)
                                                                  ========   ========   =======


                            See accompanying notes.

                          NEWCITY COMMUNICATIONS, INC.

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                                                                                            COMMON STOCK
                                                                                 -----------------------------------
                                                               9% CONVERTIBLE
                                                               PREFERRED STOCK       CLASS A            CLASS B        ADDITIONAL
                                                               ---------------   ----------------   ----------------    PAID-IN
                                                               SHARES   AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT    CAPITAL
                                                               ------   ------   -------   ------   -------   ------   ----------
                                                                             (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Balance at December 31, 1992.................................  8,000     $-0-    262,000     $3     168,317     $2      $  3,494
  Redeemable Preferred Stock cash dividends (Series A).......                                                               (987)
  Cash dividends accrued on $166.67 Redeemable Preferred
    Stock....................................................                                                             (1,000)
  Cash dividends accrued on $50 Redeemable Preferred Stock
    (Series B)...............................................                                                                (27)
  Cash dividends accrued on $50 Redeemable Preferred Stock
    (Series C)...............................................                                                                (12)
  Net income.................................................
                                                                                             --                 --
                                                               ------   ------   -------            -------            ----------
Balance at December 31, 1993.................................  8,000      -0-    262,000      3     168,317      2         1,468
  Cash dividends accrued on $166.67 Redeemable Preferred
    Stock....................................................                                                             (1,000)
  Cash dividends accrued on $50 Redeemable Preferred Stock
    (Series B)...............................................                                                               (121)
  Cash dividends accrued on $50 Redeemable Preferred Stock
    (Series C)...............................................                                                                (55)
  Net Income.................................................
                                                                                             --                 --
                                                               ------   ------   -------            -------            ----------
Balance at December 31, 1994.................................  8,000      -0-    262,000      3     168,317      2           292
  Cash dividends accrued on $166.67 Redeemable Preferred
    Stock....................................................                                                               (292)
  Net loss...................................................
                                                                                             --                 --
                                                               ------   ------   -------            -------            ----------
Balance at December 31, 1995.................................  8,000     $-0-    262,000     $3     168,317     $2      $      0
                                                               ======   =======  =======   =======  =======   =======  =========


                                                                             NOTES RECEIVABLE
                                                               ACCUMULATED    FROM OFFICERS
                                                                 DEFICIT     AND SHAREHOLDERS    TOTAL
                                                               -----------   ----------------   --------

Balance at December 31, 1992.................................   $ (34,667)        $ (640)       $(31,808)
  Redeemable Preferred Stock cash dividends (Series A).......                                       (987)
  Cash dividends accrued on $166.67 Redeemable Preferred
    Stock....................................................                                     (1,000)
  Cash dividends accrued on $50 Redeemable Preferred Stock
    (Series B)...............................................                                        (27)
  Cash dividends accrued on $50 Redeemable Preferred Stock
    (Series C)...............................................                                        (12)
  Net income.................................................      11,038                         11,038

                                                               -----------        ------        --------
Balance at December 31, 1993.................................     (23,629)          (640)        (22,796)
  Cash dividends accrued on $166.67 Redeemable Preferred
    Stock....................................................                                     (1,000)
  Cash dividends accrued on $50 Redeemable Preferred Stock
    (Series B)...............................................                                       (121)
  Cash dividends accrued on $50 Redeemable Preferred Stock
    (Series C)...............................................                                        (55)
  Net Income.................................................       2,064                          2,064

                                                               -----------        ------        --------
Balance at December 31, 1994.................................     (21,565)          (640)        (21,908)
  Cash dividends accrued on $166.67 Redeemable Preferred
    Stock....................................................        (708)                        (1,000)
  Net loss...................................................        (398)                          (398)

                                                               -----------        ------        --------
Balance at December 31, 1995.................................   $ (22,671)        $ (640)       $(23,306)
                                                               ===========   ===============    ========

                            See accompanying notes.

                          NEWCITY COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                   1993       1994       1995
                                                                 --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
Operating activities:
  Net income (loss)............................................  $ 11,038   $  2,064   $   (398)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization of intangibles and deferred
       interest expense........................................     7,383      4,168      3,892
     Provision for losses on accounts receivable...............       497        538        434
     Gain on sale of broadcasting property assets..............   (15,038)    (1,585)        --
     Extraordinary item........................................     2,048        182         --
     Other.....................................................        21         64        (71)
     Net changes in operating assets and liabilities...........       956     (1,256)    (1,507)
                                                                 --------   --------   --------
          Net cash provided by operating activities............     6,905      4,175      2,350
Investing activities:
  Purchases of property and equipment..........................    (1,545)    (1,307)    (1,514)
  Cash in escrow...............................................        --       (175)     1,175
  Purchase of Birmingham Communications, Inc...................       (10)        --         --
  Purchase of radio station assets:
     Property and equipment....................................      (148)        --     (2,608)
     Intangibles...............................................    (3,602)        --     (9,844)
  Increase in intangibles......................................       (67)      (267)      (521)
  Net proceeds from sale of broadcasting property assets.......    18,222      8,895         --
                                                                 --------   --------   --------
          Net cash provided (used) by investing activities.....    12,850      7,146    (13,312)
Financing activities:
  Long-term debt borrowings....................................    86,950      3,000     17,200
  Extinguishment of debt.......................................   (67,383)    (3,360)        --
  Redemption of Cumulative Preferred Stock:
     Series A..................................................    (6,790)        --         --
     Series B..................................................        --       (842)        --
     Series C..................................................        --       (374)        --
  Deferred financing and other costs...........................    (3,809)        --         --
  Prepayment penalties on long-term debt extinguishment........    (1,000)        --         --
  Payments of deferred interest to Investors...................    (6,412)    (1,457)        --
  Proceeds from sale of preferred stock to Investors...........       290         --         --
  Payments on long-term debt borrowings........................   (21,988)   (10,527)    (6,200)
                                                                 --------   --------   --------
          Net cash provided (used) by financing activities.....   (20,142)   (13,560)    11,000
                                                                 --------   --------   --------
Increase (decrease) in cash and cash equivalents...............      (387)    (2,239)        38
Cash and cash equivalents at beginning of year.................     2,794      2,407        168
                                                                 --------   --------   --------
Cash and cash equivalents at end of year.......................  $  2,407   $    168   $    206
                                                                 ========   ========   ========

                            See accompanying notes.

                          NEWCITY COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. BUSINESS DATA AND SIGNIFICANT ACCOUNTING POLICIES

  Business

     NewCity Communications, Inc. (the "Company") operates exclusively in the radio broadcasting industry. Through its subsidiaries, the Company is the owner and operator of seventeen radio stations that are located in six geographical markets in the Southeastern, Southwestern and Northeastern regions of the United States.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, NewCity Broadcasting Company, Inc., which itself has various wholly-owned subsidiaries. Upon consolidation, all significant intercompany accounts and transactions are eliminated.


  Revenue Recognition



     Revenue is recognized as advertising time is broadcast.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Property and Equipment


     Property and equipment is stated on the basis of cost. Depreciation of buildings and equipment is computed by the straight-line method over the estimated useful lives of the assets (ranging from three to 20 years). Leasehold improvements are amortized by the straight-line method over the lesser of the useful lives of the improvements or the lease term.


 Intangibles

     The excess of cost over the net assets of broadcasting properties acquired (attributable primarily to FCC licenses) is being amortized over a forty year period by the straight-line method. Other intangible assets are amortized over the economic useful lives of such assets. Upon the determination by management that any impairment has occurred in the carrying value of an intangible, based on economic events or circumstances, an adjustment is recorded reducing such intangible during such determination period. The valuation method used to determine if any impairment has occurred is based on fair value measurements provided by independent sources or undiscounted future cash flows. Such cash flows are defined by management as earnings before interest, income taxes, depreciation and amortization expenses. There were no impairment adjustments to goodwill during 1995, 1994 or 1993.

  Barter Transactions

     The Company records barter transactions at the fair value of goods and/or services received. Expenses from barter transactions are recognized when goods and/or services received have been used. Revenue from barter transactions is recognized when advertising time is provided.

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Fair value approximates carrying value.

                          NEWCITY COMMUNICATIONS, INC.

  Defined Contribution Plan

     The Company sponsors a defined contribution plan (the "Plan") that covers all employees who meet the eligibility conditions of the Plan, as defined. Contributions to the Plan by the Company are determined annually by its Board of Directors in accordance with the terms of the Plan. During the years ended December 31, 1995, 1994 and 1993, the Company contribution to the Plan was approximately $10,000 each year. Employee contributions to the Plan are voluntary and are based on eligible compensation, as defined.

  Radio Station Format Costs

     The Company considers all costs incurred in connection with changing the programming format of its radio stations to be period costs expensed as incurred.


  Earnings per Share



     Earnings per share information has not been presented as NewCity does not have publicly traded equity securities and is not registering stock to be sold in a public market.


  Impairment of Long-Lived Assets

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

2. DEBT

     Long-term debt is comprised of the following (in thousands):

                                                                     DECEMBER 31,
                                                                   -----------------      1995
                                                                    1994      1995     FAIR VALUE
                                                                   -------   -------   ----------
Borrowings under Senior Credit Facility:
  Line of Credit due in 2000.....................................  $ 1,000   $ 6,000    $  6,000
  Term Loan due in 1999..........................................              4,000       4,000
                                                                   -------   -------
                                                                     1,000    10,000
  16.33% promissory note.........................................              2,000       2,000
  11.375% senior subordinated notes due November 1, 2003.........   75,000    75,000      69,375
                                                                   -------   -------
                                                                    76,000    87,000
Less current portion.............................................              1,200
                                                                   -------   -------
                                                                   $76,000   $85,800
                                                                   =======   =======

     The fair value of the Company's 11.375% subordinated notes is based on published market prices.

     On November 1, 1993 in connection with a refinancing, the Company entered into a loan agreement with Fleet National Bank ("Fleet") (the "Fleet Agreement") that provided for an aggregate senior credit facility of $15,000,000. One portion of the senior credit facility provided an $11,000,000 reducing revolving line of credit maturing on March 31, 2000 (the "Line of Credit"). Beginning on March 31, 1996, the Line of Credit is subject to permanent quarterly reductions that continue until maturity on March 31, 2000, when a final aggregate reduction of $2,000,000 occurs. As of December 31, 1995, the Line of Credit availability was

                          NEWCITY COMMUNICATIONS, INC.

$8,510,000 as the result of an open standby letter of credit of $2,490,000 issued by Fleet in May 1995 in connection with the Company's issuance of the 16.33% promissory note due May 16, 1997. The Line of Credit availability will continue to be reduced by any outstanding standby letter of credit issued, or to be issued, in connection with the 16.33% promissory note. The Fleet Agreement also provided for a separate revolving line of credit of $4,000,000 to be used for future acquisitions of radio stations, as defined, that will convert to a term loan on March 31, 1996 and mature on December 31, 1999 (the "Term Loan"). Principal payments for any borrowings outstanding on the conversion date will commence on June 30, 1996 and continue on a quarterly basis until maturity in amounts ranging from $66,666 to $400,000. Collectively, the Line of Credit and the Term Loan represent the Company's aggregate senior credit facility (the "Senior Credit Facility").

     Interest on any borrowings under the Fleet Agreement is payable at the prime interest rate maintained by Fleet plus 1.5% or, at the Company's option, the London Interbank Offered Rate ("LIBOR") plus 2.75% (the "LIBOR Option"). At December 31, 1994 and 1995, the Company had exercised its LIBOR Option for the entire principal balances outstanding with Fleet, thereby setting its interest rates on such borrowings at approximately 8.9% through May 1995, and 8.4% through November 1996, respectively. The effective interest rate for the Fleet borrowings, including amortization of deferred financing costs, was 7.7% for the period from November 1, 1993 through December 31, 1993 and 9.4% and 10% for the years ended December 31, 1994 and 1995, respectively. The Company has pledged all assets to Fleet. In addition, the terms of the Fleet Agreement, among other conditions, restrict the Company's ability to pay dividends and incur additional indebtedness; require the Company to maintain an annual minimum level of cash flow, as defined; and restrict annual capital expenditures.

     The 16.33% promissory note was issued on May 17, 1995 in connection with the acquisition of substantially all the assets of radio station KJSR-FM in Tulsa, (see Note 3). Such promissory note, which will be constantly secured by a standby letter of credit for all future debt service payments, requires annual principal payments of $1,000,000, plus interest, on May 16, 1996 and 1997, respectively.

     On November 2, 1993, the Company entered into an agreement with Shawmut Bank Connecticut, National Association (the "Trustee") that governs the terms and conditions of the 11.375% Senior Subordinated Notes (the "Notes") (the "Indenture"). Among the conditions of the Indenture are limitations on the Company's ability to incur additional indebtedness and make restricted payments, as defined. Interest on the Notes is payable each May 1 and November 1 to the Trustee. For the period from November 2, 1993 through December 31, 1993 and for the years ended December 31, 1994 and 1995, the effective interest rate for the Notes, including amortization of deferred financing costs, approximated 12%, respectively.

     The Company also entered into an Amended and Restated Note and Stock Purchase Agreement on November 2, 1993 with its Investors, as defined in Note 6, (the "Amended Investor Agreement") in connection with its refinancing. The Amended Investor Agreement provides for limitations on additional indebtedness and restricted payments, as defined, among other conditions. In addition, the Amended Investor Agreement provides for limitations, as defined, on any distributions related to, or redemptions of, its capital stock and grants certain registration rights, as defined, to the Investors in connection with certain future events affecting the Common Stock of the Company. The Company has also agreed to indemnify the Investors for any future incremental income taxes incurred by the Investors arising as a result of the refinancing of certain Investor indebtedness in 1993 that was paid in 1994.

     The Company recorded an extraordinary loss related to its refinancing of $2,048,000 during the year ended December 31, 1993. The components of the extraordinary loss include prepayment penalties of $1,000,000 related to the early retirement of certain indebtedness. In addition, the extraordinary loss includes $644,000 related to the write-off of unamortized deferred financing costs and $404,000 due to the recognition of a liability in an amount equal to the present value of future payments due on existing interest rate swap agreements that expired in April and June 1994.

                          NEWCITY COMMUNICATIONS, INC.

     During the year ended December 31, 1994, the Company also recorded an extraordinary loss of $182,000 related to its early retirement of certain indebtedness to Investors. Such loss represents the write-off of unamortized deferred financing costs.

     Annual principal maturities of long-term debt through the year 2000 at December 31, 1995 are as follow (in thousands):

    1996.......................................................................  $ 1,200
    1997.......................................................................    2,890
    1998.......................................................................    3,800
    1999.......................................................................    4,110
                                                                                 -------
                                                                                 $12,000
                                                                                 =======

3. SALE OF BROADCASTING PROPERTY AND AGREEMENT TO SELL AND LEASE BROADCASTING PROPERTY

     On August 17, 1993, the Company sold substantially all the assets of WYAY-FM, a radio broadcasting property located in Atlanta, for a gross selling price of $19,000,000. The net proceeds received on such date, approximately $18,222,000 after deducting direct selling expenses, plus working capital, were entirely used to concurrently reduce certain indebtedness outstanding at that time by $18,500,000.

     As a result of the sale of the assets of WYAY-FM, the Company recorded a gain of $15,038,000 for financial reporting purposes equal to the difference between the contract selling price less all related selling expenses, and the net carrying value of the assets sold on August 17, 1993. A substantial portion of the assets sold was comprised of intangibles and equipment.

     In a separate transaction, on June 18, 1993 the Company entered into a contract for the sale of substantially all the assets of WJZF-FM (formerly WYAI-FM), a radio broadcasting property also located in Atlanta, for $8,000,000. A challenge to such contract was filed with the Federal Communications Commission ("FCC") which significantly delayed the completion of the contract closing. On May 5, 1995, the FCC dismissed the application for consent to the sale of WJZF-FM. The prospective buyer has appealed the FCC ruling. The FCC's decision and the ultimate outcome of any appeal related to WJZF-FM should not have a material financial impact on the Company.

     The company that is appealing the FCC's decision to allow the purchase of WJZF-FM also entered into an agreement effective January 1, 1994 to begin leasing substantially all the assets of such radio station. The lease may be terminated at the option of either party, as defined.

     On September 20, 1994, the Company amended the existing leasing arrangement for radio station WJZF-FM (the "Amendment"). Among other items, the Amendment provided for the extension of the lease term through December 31, 1999 and the issuance by the Company to the lessee of an exclusive option to purchase substantially all the assets of radio station WJZF-FM during the lease term (the "Option"). In consideration for the Option, the Company received a cash payment of $9,123,000 that is nonrefundable (the "Option Payment"). Upon the exercise of the Option, the Company will receive additional cash consideration of $100. In addition, upon the exercise of the option, the Company is obligated to execute a new definitive agreement for the sale of substantially all the assets of WJZF-FM. Of the total cash proceeds received, $6,033,000 was immediately paid to the Investors to retire certain indebtedness, plus deferred interest, and all the outstanding shares of certain redeemable preferred stock, plus accrued dividends (see Note 6). An additional $3,000,000 was concurrently used to reduce outstanding borrowings under the Company's Senior Credit Facility. Because the cash proceeds received from the Option Payment are nonrefundable and such proceeds, in the opinion of management, approximated the fair market value of the assets of WJZF-FM, the Company accounted for the economic substance of this transaction as if a sale of substantially all the assets of WJZF-FM had occurred. Accordingly, a gain of $1,585,000 was recorded for financial reporting purposes

                          NEWCITY COMMUNICATIONS, INC.

equal to the difference between the Option Payment received, less all related selling expenses, and the net carrying value of the assets of WJZF-FM, including all intangibles and equipment. For income tax purposes, the Company recognized a loss related to the WJZF-FM transaction.

     Net broadcasting revenues and operating costs and expenses for the broadcasting properties sold or held for sale or lease were as follows:

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                      --------------------
                                                                       1993    1994   1995
                                                                      ------   ----   ----
                                                                          (DOLLARS IN
                                                                           THOUSANDS)
    Net broadcasting revenues.......................................  $3,714   $270   $349
    Operating costs and expenses....................................   3,556    485    270

4. ACQUISITIONS

     During the three year period ended December 31, 1995, the Company acquired substantially all the assets of the following radio broadcasting properties:

                                                  PURCHASE       RADIO BROADCASTING
                 ACQUISITION DATE                  PRICE       PROPERTY AND LOCATION
    -------------------------------------------  ----------   ------------------------
    May 31, 1995...............................  $6,000,000   WCFB-FM (Orlando)
    May 17, 1995...............................   3,500,000   KJSR-FM (Tulsa)
    March 17, 1995.............................   3,206,000   KCJZ-FM (San Antonio)
    March 3, 1995..............................     500,000   WZKD-AM (Orlando)
    August 3, 1993.............................   3,750,000   WBBS-FM (Syracuse)

     Each of these acquisitions was financed with a combination of borrowings under the Senior Credit Facility (see Note 2), promissory notes to seller, certain indebtedness to Investors, cash in escrow or cash on hand. One promissory note to seller and certain indebtedness to Investors issued in connection with the purchase of WBBS-FM was repaid in 1993 and 1994, respectively.

     On March 1, 1993, the Company acquired 100% of the voting common stock of Birmingham Communications, Inc. (BCI), a corporation originally established by certain Investors with a capitalization of subordinated debt borrowings from such Investors of $2,160,000 bearing 25% deferred interest and proceeds of $540,000 from the issuance of preferred stock, bearing cumulative $25 per share annual cash dividends to such Investors. The total BCI purchase price was $2,991,000 consisting of $10,000 in cash and the assumption of BCI's subordinated debt and preferred stock obligations having a carrying amount of $2,385,000 and $596,000, respectively. In a separate transaction, in February 1993, BCI also entered into an asset purchase agreement to purchase the FM radio station being leased by the Company in Birmingham, WODL-FM. On May 19, 1993, the FCC approved the purchase of such FM radio station by BCI. All BCI indebtedness to Investors was repaid in 1994 (see Note 6).

     The purchase method of accounting for business combinations was used to record all acquisitions and, accordingly, the accompanying consolidated financial statements reflect the operating results of the radio stations from the respective dates of acquisition. A substantial portion of each purchase price was allocated to intangibles to reflect the FCC broadcasting licenses acquired.

                          NEWCITY COMMUNICATIONS, INC.

     The unaudited consolidated results of operations of the Company on a pro forma basis for the years ended December 31, 1993, 1994 and 1995, assuming all acquisitions occurred on January 1 of each respective year, are as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1993      1994      1995
                                                                -------   -------   -------
                                                                  (DOLLARS IN THOUSANDS)
    Net broadcasting revenues.................................  $54,577   $53,995   $55,636
    Loss before extraordinary item............................   (3,079)      (34)     (675)
    Net income (loss).........................................    9,911     1,369      (675)

5. LEASING ARRANGEMENTS FOR BROADCASTING PROPERTIES

     During the three year period ended December 31, 1995, the Company leased substantially all the assets of certain radio broadcasting properties under separate leasing arrangements, including two such leasing arrangements for KCJZ-FM and WODL-FM with its Investors. As of December 31, 1995, the Company had acquired each of the radio broadcasting properties that had been leased.

     The Company has treated all leasing arrangements for radio stations as operating leases. It has included the broadcasting revenues and operating costs and expenses of each radio station from the respective initial lease dates in its consolidated statement of operations.

6. TRANSACTIONS WITH INVESTORS

     During 1990, the Company entered into a Note and Stock Purchase Agreement ("Investor Agreement") with an association of investment partnerships and individual investors (collectively, the "Investors") that provided for an aggregate cash investment in the Company by the Investors of $20,000,000. As consideration for such investment, the Investors received 6,000 shares of newly created $166.67 Redeemable Preferred Stock, 8,000 shares of newly created 9% Convertible Preferred Stock and $6,000,000 of 25% subordinated promissory notes. Each share of these two new classes of preferred stock was sold to the Investors at $1,000 per share.

     On November 2, 1993, as a result of a refinancing of the Company's long-term indebtedness, the 25% $6,000,000 subordinated promissory notes, plus deferred interest through such date and a prepayment penalty of $600,000, were paid in full. As part of the Refinancing, the Company entered into an Amended Investor Agreement that provided for the Company to issue two new series of Redeemable Preferred Stock to the Investors in exchange for certain outstanding shares of Preferred Stock held by the Investors prior to the refinancing which had been issued by two subsidiaries to assist in financing certain acquisitions. As a result, the Company issued to its Investors 2,700 shares of newly created Series B Redeemable Preferred Stock and 1,450 shares of newly created Series C Redeemable Preferred Stock. The Preferred Stock shares returned to the Company by the Investors were retired. Both the Series B and C shares were subject to a mandatory redemption on December 31, 2005. However, on September 20, 1994, the Company redeemed all shares of its Series B and C Preferred Stock for $830,000 and paid aggregate accrued cumulative dividends thereon of $385,700 to its Investors (see Note 3 for additional details). In addition, on September 20, 1994, the Company retired certain indebtedness due to the Investors of $3,360,000, plus deferred interest through such date. The Company had borrowed such indebtedness from the Investors to assist in financing the acquisitions of certain radio broadcasting properties. As part of the Amended Investor Agreement, the Company amended its certificate of incorporation on November 2, 1993 to provide for the extension of the mandatory redemption date for the $166.67 Redeemable Preferred Stock to December 31, 2005. Also, such amendment provides that dividends on the $166.67 Preferred Stock cease to accrue after July 31, 1998 and that the aggregate maximum redemption value is $14,000,000.

                          NEWCITY COMMUNICATIONS, INC.

     On March 17, 1995, the Company acquired substantially all the assets of KCJZ-FM, located in San Antonio, from its Investors for a cash payment of $3,206,000 (see Note 3). Previously, such radio station had been leased from the Investors (see Note 9).

     The $166.67 Redeemable Preferred Stock shareholders are entitled to a cumulative cash dividend each year on July 31. However, the declaration and payment date for such dividends is subject to the approval of the Board of Directors. Since the date of issuance, the Company has not paid a cash dividend on this stock. Convertible Preferred Stock dividends are payable only if and when declared by the Board of Directors.

     The $166.67 Redeemable Preferred Stock has a mandatory redemption value of $1,000 per share plus any unpaid cumulative dividends. Also, the $166.67 Redeemable Preferred Stock is subject to a mandatory redemption and, accordingly, dividends are accrued ratably over the period by increasing the carrying amount of the Redeemable Preferred Stock obligation with a corresponding charge to additional paid-in capital or accumulated deficit. At December 31, 1995, aggregate cumulative accrued dividends amounted to $5,348,000 on such stock. In the event of the Company's liquidation or similar circumstances, as defined in the Investor Agreement, the Redeemable Preferred Stock shareholders are entitled to receive $1,000 per share plus any unpaid cumulative dividends while the Convertible Preferred Stock shareholders are entitled to receive $1,000 per share before any payments can be made to Common Stock shareholders.

     However, the liquidation value per share for the Convertible Preferred Stock reduces annually by $125 each August 1. The Convertible Preferred Stock provides the option, at any time, to convert each share into 44.26 shares of the Company's Class B Common Stock, subject to certain adjustments, and to exercise registration rights in certain circumstances. The $166.67 Redeemable Preferred Stock and Convertible Preferred Stock provide for shareholder voting approval of certain transactions, as defined. The Investor Agreement also provides that no more than 7,111 shares of such stock may be converted into Class B Common Stock prior to March 15, 1996. The Company has reserved 354,080 shares of Class B stock for such conversion.

     The amendment to the certificate of incorporation on November 2, 1993 required by the Amended Investor Agreement also provided that the approval of a majority in interest of the holders of the $166.67 Redeemable Preferred Stock is required for any future changes to the Company's existing capital stock structure.

     Because the Series B and C Preferred Stock shares redeemed in 1994 were subject to a mandatory redemption, dividends were accrued ratably over the period by increasing the carrying amount of the respective obligations with a corresponding charge to additional paid-in capital due to the absence of accumulated earnings.

     All shares outstanding for the $166.67 Redeemable Preferred Stock are nonvoting except as required by law or agreement.

7. CAPITAL STOCK

     The $.05 Preferred Stock is issuable in designated series at the discretion of the Board of Directors. The Board of Directors also has the authority to determine all rights and restrictions associated with any designated series to be issued including redemption and liquidation values, and dividend and conversion rights. All series of Preferred Stock are nonvoting, except as required by law or agreement.

     The Board of Directors designated 25,000 shares of Preferred Stock as Cumulative Preferred Stock, Series A, with a redemption value of $1,000 per share and an annual dividend rate of $200 per share in cash or additional shares of Series A Preferred Stock payable on each December 31. The Series A Preferred Stock was subject to a mandatory redemption on July 31, 1998 and accordingly dividends were accrued ratably over

                          NEWCITY COMMUNICATIONS, INC.

the period by increasing the carrying amount of the Series A Preferred Stock obligation with a corresponding charge to additional paid-in capital.

     During 1993, the Company redeemed all outstanding shares of Series A Preferred Stock as part of a refinancing and paid cash dividends related to such shares of $474,000. As a result of the redemption of all Series A shares plus cash dividends thereon, cash payments made to Series A shareholders included $2,889,000 in aggregate to officers and directors of the Company and $567,000 to an Investor.

     The shareholders of Class A and Class B Common Stock have the right to vote, with Class A shares having ten times the voting rights of Class B shares. Under the terms of its loan agreements, the Company cannot pay cash dividends on its Class A and Class B Common Stock until minimum annual cash flow and operating income requirements, as defined in the respective loan agreements, have been attained.

     Additionally, all holders of currently outstanding Common Stock have entered into, and anyone purchasing Common Stock shall be required to enter into, a "Purchase Agreement" containing restrictions on the resale or transfer of that stock. Any sale, assignment, transfer or other disposition of Common Stock is subject to the Company's right of first refusal and upon the other terms and conditions as offered by a third party.

     In total, the Company had reserved 515,994 shares of Class B Common Stock for future issuance at December 31, 1995.

     All repurchases of Common Stock are subject to compliance with covenants contained in the Company's loan agreements as well as restrictions imposed by applicable legal requirements regarding sufficiency of capital surplus. The Purchase Agreement provides that the Company may purchase shares of Common Stock with either cash or, if not permitted by its loan agreements to pay cash, a noninterest bearing promissory note which will be subordinated to the Company's other debt instruments. The promissory notes will have no stated maturity, permitting the Company to defer payment of such notes until it is permitted to do so under its various loan agreements.

     See Notes 6 and 8 for additional information concerning the Company's capital stock.

8. STOCK OPTION PLAN AND EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Incentive Stock Option Plan (the "Plan") and has authorized 100,000 shares of Class B Common Stock for issuance thereunder, of which 53,070 are available for grant at December 31, 1995. Under terms of the Plan, the exercise price of any options will not be less than the fair market value of such shares at the date such options are granted. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." At December 31, 1995, there were no options outstanding under such plan. During 1995, 1994 and 1993, there were no such options exercised.

     On February 1, 1996, the Company granted an option to an officer that permits the purchase of up to 3,534 shares of Class B Common Stock at an exercise price of $20 per share. Such option expires in 2001.

     The Company also has an Employee Stock Purchase Plan and has reserved 158,500 shares of Class B Common Stock and 694 shares of Series A Redeemable Preferred Stock for issuance thereunder, of which 108,883 shares and 62 shares, respectively, are available for purchase at December 31, 1995. The purchase price per share for both the Class B Common Stock and the Series A Redeemable Preferred Stock shall be determined by the Board of Directors on the date such shares are authorized to be granted. During 1995, 1994 and 1993, respectively, no shares of Class B Common Stock or Series A Stock were sold under the Plan.

                          NEWCITY COMMUNICATIONS, INC.

9. LEASE COMMITMENTS

     The Company conducts a substantial portion of its operations from leased premises and also leases various equipment. The leases, classified as operating leases, extend through 2010 and provide for options to extend lease terms in certain instances.

     Future annual minimum payments under noncancellable office space and equipment operating leases are as follows at December 31, 1995 (in thousands):

    1996.............................................................    $1,319
    1997.............................................................     1,055
    1998.............................................................       951
    1999.............................................................       689
    2000.............................................................       338
    Thereafter.......................................................       933
                                                                         ------
                                                                         $5,285
                                                                         ======

     Rent expense attributable to all operating leases was $1,893,000, $1,805,000 and $1,693,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

     Included in such rental expense is $600,000, $618,000 and $380,000 in 1993, 1994 and 1995, respectively, for operating lease arrangements related to broadcasting properties of which $179,000, $171,000 and $43,000 was paid to an Investor, respectively.

10. BARTER TRANSACTIONS

     Excluding barter transactions related to its broadcasting properties sold the accompanying consolidated statement of operations includes revenue from barter transactions of $3,493,000, $3,180,000 and $4,346,000, and expenses from barter transactions of $3,595,000, $3,230,000 and $4,292,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

11. INCOME TAXES

     Significant components of the Company's deferred income tax liability and assets are as follows:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1994         1995
                                                                      -------     --------
                                                                          (DOLLARS IN
                                                                           THOUSANDS)
    Deferred income tax liability -- property and equipment.........  $     3     $     --
                                                                      =======     ========
    Deferred income tax assets:
      FCC broadcast licenses........................................  $    --     $  7,796
      Allowance for bad debts.......................................      336          264
      Net operating loss carryforwards..............................    1,058        3,407
      All others....................................................      268          289
                                                                      -------     --------
              Total deferred income tax assets......................    1,662       11,756
    Valuation allowance for deferred income tax assets..............   (1,659)     (11,756)
                                                                      -------     --------
              Net deferred income tax assets........................  $     3     $     --
                                                                      =======     ========

     The valuation allowance for deferred income tax assets was $3,329,000 at January 1, 1994.

                          NEWCITY COMMUNICATIONS, INC.

     The reconciliation of income tax attributable to income before extraordinary item computed at the U.S. federal statutory tax rates to income tax expense follows:

                                                               LIABILITY METHOD
                                           ---------------------------------------------------------
                                                 1993                 1994                1995
                                           -----------------    -----------------   ----------------
                                           AMOUNT    PERCENT    AMOUNT    PERCENT   AMOUNT   PERCENT
                                           -------   -------    ------    -------   ------   -------
                                                            (DOLLARS IN THOUSANDS)
    Tax at U.S. federal statutory
      rates..............................  $ 4,850     34.3%    $ 820      34.0%     $(51)     (34)%
    State income taxes, net of federal
      tax benefit........................      500      3.5       109        4.5      164      110
    Amortization of goodwill.............      524      3.7       440       18.2      188      126
    Gain on sale of broadcasting
      property...........................       --       --      (663 )    (27.5)      --       --
    Use of net operating loss
      carryforwards......................   (4,079)   (28.8)     (718 )    (29.8)      --       --
    Effect of extraordinary item.........     (696)    (4.9)      (61 )     (2.6)      --       --
    Other................................      (41)     (.3)      238       10.0      (52)     (35)
                                           -------   -------    ------    -------   ------   -------
                                           $ 1,058      7.5%    $ 165        6.8%    $249      167%
                                           =======    =====     ======     =====    ======   =====

     At December 31, 1995, the Company had a federal net operating loss carryforward of approximately $10,400,000 that expires in various amounts in years through 2010. Pursuant to the Internal Revenue Code, the Company's loss carryforwards could be limited under certain circumstances.

     During 1995, the Company obtained the approval of the Internal Revenue Service ("IRS") to begin amortizing, for federal income tax reporting purposes, the costs attributable to the Federal Communications Commission ("FCC") broadcasting licenses acquired in 1986. The total of such costs of $33,317,000 will be included as additional amortization expense in the Company's income tax returns through 2000.

     The Company reported the following current provisions for income taxes:

                                                                   1993      1994     1995
                                                                  ------     ----     ----
                                                                   (DOLLARS IN THOUSANDS)
    Federal.....................................................  $  300       --       --
    State.......................................................     758     $165     $249
                                                                  ------     ----     ----
                                                                  $1,058     $165     $249
                                                                  ======     ====     ====

     For the year ended December 31, 1993, the federal provision is attributable to the alternative minimum tax arising from the limitation on the use of net operating loss carryforwards in calculating such tax. For the years ended December 31, 1993, 1994 and 1995, the Company also recorded provisions for state franchise taxes. However, such amounts, which are immaterial to consolidated results of operations, are included in selling, general and administrative expenses.

     On April 17, 1993, the Department of Revenue of the Commonwealth of Massachusetts made an assessment against the Company of approximately $451,000 relating to the tax years 1987 to 1989. The Company intends to defend this assessment vigorously through the administrative process and, if necessary, in the courts. In the opinion of management, the outcome of the matter described in this paragraph will not have a material adverse effect on the Company's financial condition or results of operations.

12. CONTINGENCIES

     The Company is party to certain litigation arising in the ordinary course of business. Management believes, based upon discussion with counsel, that such litigation will not have any material adverse effect on the financial condition or results of operations of the Company.

                          NEWCITY COMMUNICATIONS, INC.

13. SUPPLEMENTAL CASH FLOW INFORMATION

     Net changes in operating assets and liabilities include:

                                                                 1993      1994      1995
                                                                -------   -------   -------
                                                                  (DOLLARS IN THOUSANDS)
    Accounts receivable.......................................  $(1,185)  $  (575)  $  (489)
    Prepaid expenses and other assets.........................     (127)      246       141
    Deferred barter expenses..................................      227       165       (53)
    Accounts payable..........................................      542      (158)     (212)
    Accrued expenses..........................................      503      (527)   (1,369)
    Salaries, wages and commissions payable...................     (195)       21        45
    Accrued interest payable..................................    1,175      (402)      249
    State taxes payable.......................................      411       107        (9)
    Deferred barter revenue...................................     (395)     (133)      190
                                                                -------   -------   -------
                                                                $   956   $(1,256)  $(1,507)
                                                                =======   =======   =======

     The components of depreciation, amortization and deferred interest expense are as follows:

                                                                    1993     1994     1995
                                                                   ------   ------   ------
                                                                    (DOLLARS IN THOUSANDS)
    Depreciation and amortization of property and equipment......  $1,997   $1,282   $1,751
    Amortization of intangibles..................................   3,059    1,788    1,759
    Deferred interest expense....................................   2,327    1,098      382
                                                                   ------   ------   ------
                                                                   $7,383   $4,168   $3,892
                                                                   ======   ======   ======

     Income tax payments were $670,000, $190,000 and $267,000 in 1993, 1994 and
1995, respectively.

     During the years ended December 31, 1993, 1994 and 1995, interest payments amounted to $7,473,000, $9,425,000 and $9,125,000, respectively, excluding aggregate deferred interest payments to Investors of $6,412,000, $1,457,000 and none, respectively.

     See Notes 2, 4, 6 and 10 for description of noncash transactions.

14. SUBSEQUENT EVENT

     On February 22, 1996, the Company acquired an office building in Birmingham, Alabama for $900,000 that will eventually become the operating site for the Company's radio broadcasting properties presently located in Birmingham. The funds to finance such acquisition were provided by a mortgage loan from a local bank. The mortgage loan bears interest at prime plus one-half percent and has escalating annual principal payments ranging from $32,400 in the first year to $423,000 in 2006.

                          NEWCITY COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                                 JUNE 30,     DECEMBER 31,
                                                                                   1996           1995
                                                                                -----------   ------------
                                                                                       (UNAUDITED)
                                                                                  (DOLLARS IN THOUSANDS,
                                                                                  EXCEPT FOR SHARE DATA)
                                                  ASSETS
Current assets:
  Cash and cash equivalents...................................................   $     638      $    206
  Accounts receivable, less allowances of $667 and $678.......................      11,783        10,709
  Prepaid expenses and other current assets...................................       1,208           608
  Deferred barter expenses....................................................       1,597         1,104
                                                                                -----------   ------------
         Total current assets.................................................      15,226        12,627
Property and equipment:
  Land........................................................................       2,154         2,237
  Buildings...................................................................       3,044         2,269
  Equipment...................................................................      17,265        16,800
  Leasehold improvements......................................................         563           559
                                                                                -----------   ------------
                                                                                    23,026        21,865
Less accumulated depreciation and amortization................................      13,568        12,828
                                                                                -----------   ------------
                                                                                     9,458         9,037
Other assets:
  Intangibles, primarily cost in excess of net assets of businesses acquired,
    less accumulated amortization of $14,268 and $13,195......................      59,041        60,064
  Other.......................................................................         164           212
                                                                                -----------   ------------
                                                                                    59,205        60,276
                                                                                -----------   ------------
         Total assets.........................................................   $  83,889      $ 81,940
                                                                                ===========   ============
                                 LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable............................................................   $   1,090      $    933
  Accrued expenses............................................................         957           927
  Salaries, wages and commissions payable.....................................         746           733
  Accrued interest payable....................................................       1,657         1,671
  State income taxes payable..................................................       1,009           898
  Deferred barter revenue.....................................................       2,388         1,736
  Current portion of long-term debt...........................................       1,700         1,200
                                                                                -----------   ------------
         Total current liabilities............................................       9,547         8,098
Long-term debt, less current portion..........................................      85,589        85,800
$166.67 Cumulative redeemable preferred stock held by certain Investors
  (preference in liquidation, redemption value in 2005 -- $14,000):
  Authorized, issued and outstanding shares -- 6,000..........................      11,848        11,348
Stockholders' deficiency:
  Preferred Stock, par value $.05
    Authorized shares -- 5,000
    Issued shares -- none.....................................................          --            --
  9% Convertible Preferred Stock held by certain Investors (preference in liquidation), par value $.05:
    Authorized, issued and outstanding shares -- 8,000........................          --            --
  Class A Common Stock, par value $.01:
    Authorized shares -- 500,000
    Issued and outstanding shares -- 262,000..................................           3             3
  Class B Common Stock, par value $.01:
    Authorized shares -- 700,000
    Issued and outstanding shares -- 166,817..................................           2             2
  Accumulated deficit.........................................................     (22,460)      (22,671)
  8% Notes receivable from certain officers and shareholders for Class A
    Common Stock..............................................................        (640)         (640)
                                                                                -----------   ------------
                                                                                   (23,095)      (23,306)
                                                                                -----------   ------------
         Total liabilities and stockholders' deficiency.......................   $  83,889      $ 81,940
                                                                                ===========   ============


                            See accompanying notes.

                          NEWCITY COMMUNICATIONS, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                         SIX MONTHS ENDED JUNE
                                                                                  30,
                                                                         ---------------------
                                                                          1996          1995
                                                                         -------       -------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
Broadcasting revenues:
  Local................................................................  $21,986       $20,877
  National and regional................................................    9,315         8,611
  Other................................................................    1,229         1,274
                                                                         -------       -------
                                                                          32,530        30,762
Less advertising agency commissions....................................   (3,665)       (3,390)
                                                                         -------       -------
          Net revenues.................................................   28,865        27,372
Station operating costs and expenses:
  Broadcasting operations..............................................    9,723         9,558
  Selling, general and administrative..................................   10,548        10,761
  Depreciation and amortization........................................    1,642         1,518
Corporate general and administrative expenses..........................      888           964
                                                                         -------       -------
          Total operating costs........................................   22,801        22,801
                                                                         -------       -------
Operating income.......................................................    6,064         4,571
Interest expense.......................................................    5,102         4,760
                                                                         -------       -------
Income (loss) before income taxes......................................      962          (189)
Income tax expense.....................................................      250           136
                                                                         -------       -------
          Net income (loss) before preferred stock dividends...........      712          (325)
Preferred stock dividends..............................................     (500)         (618)
                                                                         -------       -------
          Net income (loss) available to common shareholders...........  $   212       $  (943)
                                                                         =======       =======


                            See accompanying notes.

                          NEWCITY COMMUNICATIONS, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                     SIX MONTHS ENDED JUNE
                                                                              30,
                                                                     ---------------------
                                                                      1996          1995
                                                                     -------       -------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Operating activities:
      Net income (loss)............................................  $   712       $  (325)
      Adjustments to reconcile net income (loss) to net cash
         provided by operating activities:
         Depreciation and amortization.............................    1,837         1,709
         Provision for losses on accounts receivable...............      258           292
      Changes in operating assets and liabilities:
         Increase in accounts receivable...........................   (1,332)         (565)
         Increase in prepaid expenses and other current assets.....     (600)         (637)
         Increase in deferred barter expenses......................     (493)         (597)
         Increase in accounts payable..............................      157           647
         Increase (decrease) in accrued expenses...................       30          (961)
         Increase (decrease) in salaries, wages and commissions
           payable.................................................       13           (98)
         Increase (decrease) in state income taxes payable.........      111           (82)
         Increase (decrease) in accrued interest payable...........      (14)           48
         Increase in deferred barter revenue.......................      652           650
         (Increase) decrease in other assets.......................       48           (80)
                                                                     -------       -------
              Net cash provided by operating activities............    1,379             1
    Investing activities:
      Purchase of property, plant and equipment....................   (1,483)       (1,066)
      Purchases of radio station assets:
         Intangibles...............................................       --        (9,844)
         Property and equipment....................................       --        (2,608)
      Increase in intangibles......................................      (53)         (355)
      Decrease in cash in escrow...................................       --         1,175
      Proceeds from sale of land and equipment.....................      300            --
                                                                     -------       -------
              Net cash used by investing activities................   (1,236)      (12,698)
    Financing activities:
      Principal payments on long-term borrowings...................   (5,311)       (1,600)
      Proceeds from long-term borrowings...........................    5,600        14,200
                                                                     -------       -------
              Net cash provided (used) by financing activities.....      289        12,600
                                                                     -------       -------
    Increase (decrease) in cash and cash equivalents...............      432           (97)
    Cash and cash equivalents at beginning of period...............      206           168
                                                                     -------       -------
    Cash and cash equivalents at end of period.....................  $   638       $    71
                                                                     =======       =======


                            See accompanying notes.

                          NEWCITY COMMUNICATIONS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                 JUNE 30, 1996


1. BASIS OF PRESENTATION


     The accompanying unaudited consolidated financial statements of NewCity Communications, Inc. ("the Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, certain information and footnote disclosures required by generally accepted accounting principles for complete financial statements have been excluded. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.


     The balance sheet data at December 31, 1995 was derived from the audited consolidated financial statements included in the Form 10-K Annual Report filed by the Company for the year ended December 31, 1995. The accompanying unaudited consolidated financial statements should be read in conjunction with such audited consolidated financial statements.


2. INCOME TAXES



     The Company's effective tax rate differs from the Federal statutory tax rate because of the use of Federal net operating loss carryforwards.



3. SUBSEQUENT EVENT



     On July 3, 1996, the Company executed a definitive agreement to sell all of its outstanding shares of capital stock to Cox Radio, Inc. (Cox Radio), a wholly-owned subsidiary of Cox Broadcasting, Inc. in exchange for aggregate consideration, as defined, of approximately $250,000,000. Payment of such consideration will be made by a combination of cash and the assumption of certain indebtedness on the closing date. The definitive agreement payment obligations of Cox Radio have been unconditionally guaranteed by Cox Broadcasting, Inc. Consummation of the transaction will require necessary federal regulatory approvals as well as the approvals of the Company's Stockholders and Investors.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of Cox Radio, Inc.:

     We have audited the accompanying consolidated balance sheet of Infinity Holdings Corp. of Orlando (the "Company") as of December 31, 1995, and the related consolidated statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Infinity Holdings Corp. of Orlando at December 31, 1995 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
July 19, 1996

                       INFINITY HOLDINGS CORP. OF ORLANDO

                          CONSOLIDATED BALANCE SHEETS



                                                                        DECEMBER 31,    JUNE 30,
                                                                            1995          1996
                                                                        ------------   -----------
                                                                                       (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
                                                                        PREDECESSOR     SUCCESSOR
                                                                        ------------   -----------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................................    $    164       $   348
  Accounts receivable, less allowance for doubtful accounts of $47 and
     $74..............................................................       1,756         1,595
  Prepaid expenses and other current assets...........................          39            98
                                                                        ------------   -----------
          Total current assets........................................       1,959         2,041
Plant and equipment, net..............................................       3,635         3,438
Intangible assets, net................................................      11,948        35,266
Other assets..........................................................          20            20
                                                                        ------------   -----------
          Total assets................................................    $ 17,562       $40,765
                                                                        ==========     =========
                               LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...............................    $    514       $   534
  Other current liabilities...........................................         145            30
                                                                        ------------   -----------
          Total current liabilities...................................         659           564
Amounts due to Affiliate..............................................      11,802        40,000
Other long-term liability.............................................         300           200
                                                                        ------------   -----------
          Total liabilities...........................................      12,761        40,764
                                                                        ------------   -----------
Commitments and contingencies (Note 9)
SHAREHOLDER'S EQUITY:
  Common Stock, $.01 par value; 50,000 shares authorized; 9,800 shares
     issued and outstanding...........................................           1             1
  Additional paid-in capital..........................................       9,458            --
  Deficit in retained earnings........................................      (4,658)           --
                                                                        ------------   -----------
          Total shareholder's equity..................................       4,801             1
                                                                        ------------   -----------
          Total liabilities and shareholder's equity..................    $ 17,562       $40,765
                                                                        ==========     =========


                See notes to consolidated financial statements.

                       INFINITY HOLDINGS CORP. OF ORLANDO

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                  SIX MONTHS
                                                            YEAR ENDED          ENDED JUNE 30,
                                                           DECEMBER 31,   ---------------------------
                                                               1995           1995           1996
                                                           ------------   ------------   ------------
                                                                                  (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
Net revenues:
  Local and regional.....................................    $  3,602       $  1,453       $  2,530
  National...............................................       1,863            855            816
  Other..................................................         167             76             24
                                                           ------------   ------------   ------------
          Total net revenues.............................       5,632          2,384          3,370
Costs and expenses:
  Operating..............................................       1,488            678            926
  Selling, general and administrative....................       3,281          1,608          1,884
  Corporate general and administrative...................         418            252            672
  Depreciation and amortization..........................       1,216            570            682
                                                           ------------   ------------   ------------
Operating loss...........................................        (771)          (724)          (794)
Other expense:
  Interest expense.......................................        (902)          (348)          (480)
  Other -- net...........................................         (39)            --           (340)
                                                           ------------   ------------   ------------
Loss before extraordinary item...........................      (1,712)        (1,072)        (1,614)
Extraordinary item.......................................         (36)           (36)          (346)
                                                           ------------   ------------   ------------
Net loss.................................................    $ (1,748)      $ (1,108)      $ (1,960)
                                                           ==========     ==========     ==========


                See notes to consolidated financial statements.

                       INFINITY HOLDINGS CORP. OF ORLANDO

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                SIX MONTHS ENDING
                                                              YEAR ENDED            JUNE 30,
                                                             DECEMBER 31,   -------------------------
                                                                 1995          1995          1996
                                                             ------------   -----------   -----------
                                                                                   (UNAUDITED)
                                                                      (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................................    $ (1,748)      $(1,108)      $(1,960)
Items not requiring cash:
  Depreciation and amortization............................       1,216           570           682
  Extraordinary item.......................................          36            36           346
(Increase) decrease in accounts receivable.................      (1,055)         (539)          134
Increase (decrease) in accounts payable and accrued
  expenses.................................................         341           467           (95)
Other, net.................................................        (290)         (243)          (74)
                                                               --------       -------       -------
          Net cash used in operating activities............      (1,500)         (817)         (967)
                                                               --------       -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.......................................        (588)         (503)          (76)
                                                               --------       -------       -------
          Net cash used in investing activities............        (588)         (503)          (76)
                                                               --------       -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in amounts due to Affiliate.......................       1,684         1,259         1,227
                                                               --------       -------       -------
          Net cash provided by financing activities........       1,684         1,259         1,227
                                                               --------       -------       -------
Net increase (decrease) in cash and cash equivalents.......        (404)          (61)          184
Cash and cash equivalents at beginning of period...........         568           568           164
                                                               --------       -------       -------
Cash and cash equivalents at end of period.................    $    164       $   507       $   348
                                                               ========       =======       =======
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest.....................................    $    764       $   179       $   630
                                                               ========       =======       =======


                See notes to consolidated financial statements.

                       INFINITY HOLDINGS CORP. OF ORLANDO

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION


     Infinity Holdings Corp. of Orlando, formerly GCI Orlando Holding, Inc., ("the Company"), is a wholly-owned subsidiary of Infinity Broadcasting Corporation ("Infinity"), which acquired the Company in connection with its purchase of the operating subsidiaries of Granum Holdings, L.P. ("Granum") on June 26, 1996. Subsequently in June 1996, Cox Radio entered into an agreement with Infinity to purchase the Company. The Company operates three radio stations, WHOO-AM, WHTQ-FM and WMMO-FM, located and broadcast in Orlando.



     The acquisition of the Company by Infinity was recorded, effective June 30, 1996, using the purchase method of accounting, whereby the allocable share of the Granum purchase price was pushed down to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as follows (in thousands):



          Net working capital.............................................    1,596
          Plant and equipment.............................................    3,438
          Goodwill/FCC broadcast licenses.................................   35,266
                                                                            -------
                                                                            $40,300
                                                                            =======



     For balance sheet purposes, the Company is referred to as "Predecessor" at December 31, 1995 and as "Successor" at June 30, 1996.



     The historical financial statements do not necessarily reflect the results of operations or financial position that would have existed had the Company been an independent company. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts have been eliminated in consolidation.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is recognized as advertising air time is broadcast and is net of advertising agency commissions.

  Corporate General and Administrative Expenses

     Corporate general and administrative expenses consist of corporate overhead costs not specifically allocable to any of the Company's individual stations and primarily includes management fees charged by Granum.

  Plant and Equipment

     Plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates based upon estimated useful lives of 8 to 15 years for building, tower, antennae and broadcast equipment, 5 to 7 years or term of the lease for leasehold improvements and 5 years for furniture, fixtures and other assets.

  Intangible Assets

     Intangible assets consist primarily of goodwill/FCC broadcast licenses and covenants not to compete. Goodwill/FCC broadcast licenses recorded in business combinations are amortized on a straight-line basis over 25 years. Non-compete agreements are amortized on a straight-line basis over the contractual lives of the agreements, generally 3 to 5 years. Other intangibles associated with the business combinations are amortized on a straight-line basis over 5 years. The Company assesses the recoverability of intangible assets based on estimates of future undiscounted cash flows from operations for the applicable business acquired compared to

                       INFINITY HOLDINGS CORP. OF ORLANDO
net book value. Such assessment is made whenever events or changes in circumstances indicate that the net book value of an asset may not be recoverable. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the estimated fair value. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives.

  Income Taxes

     The Company files its federal, state and local tax returns on a consolidated basis. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires, among other things, the recognition of deferred income taxes which arise from temporary differences in the basis of the assets between income taxes and financial reporting. Deferred tax assets relate principally to net operating loss carryforwards ("NOLs") while deferred tax liabilities relate to depreciation and amortization. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recently Issued Accounting Pronouncements

     In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," was issued. This Statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amount or fair value less cost to sell. The Company adopted SFAS No. 121 in the first quarter of 1996. The effect on the financial statements upon adoption of SFAS No. 121 was not material.

  Unaudited Interim Financial Statements


     The consolidated financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year.


3. ACQUISITION OF BUSINESS

     In November 1994, Granum entered into an agreement to purchase certain assets of Orlando radio stations WHTQ-FM and WHOO-AM from TK Communications, Inc. ("TK") for $11.5 million. Concurrently, Granum entered into a local marketing agreement ("LMA") with TK to operate WHTQ-FM and WHOO-AM beginning on December 1, 1994. Operations of the radio stations have been included in the consolidated results of the Company since the effective date of the LMA. Granum consummated the asset purchase on March 31, 1995. The stations' assets were contributed by Granum to the Company at the time of acquisition together with a capital contribution of approximately $3.2 million and intercompany debt of

                       INFINITY HOLDINGS CORP. OF ORLANDO
approximately $8.3 million. Subsequently, an additional $1.8 million capital contribution was made by Granum to the Company in the form of forgiveness of intercompany debt.

     This acquisition was accounted for by the purchase method, and accordingly, the purchase price has been allocated to the assets acquired based on their estimated fair values at the date of the acquisition. No liabilities were assumed by the Company as a result of the acquisition.

     Amounts allocated to goodwill/FCC licenses in connection with this acquisition are being amortized over 25 years using the straight-line basis.

4. PLANT AND EQUIPMENT

     Plant and equipment at December 31, 1995 is summarized as follows (in thousands):

    Land and land improvements..................................................  $  788
    Buildings and building improvements.........................................     644
    Broadcast equipment.........................................................   2,494
    Furniture and fixtures, other...............................................     507
                                                                                  ------
              Plant and equipment, at cost......................................   4,433
    Less accumulated depreciation...............................................    (798)
                                                                                  ------
              Net plant and equipment...........................................  $3,635
                                                                                  ======

5. INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 are summarized as follows (in thousands):

    Goodwill/FCC broadcast licenses............................................  $11,533
    Non-compete agreements.....................................................      500
    Other......................................................................    1,358
                                                                                 -------
              Total............................................................   13,391
    Less accumulated amortization..............................................   (1,443)
                                                                                 -------
              Net intangible assets............................................  $11,948
                                                                                 =======

                       INFINITY HOLDINGS CORP. OF ORLANDO

6. INCOME TAXES

     The Company recorded no income tax expense or benefit in 1995. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1995 are as follows (in thousands):

    Deferred tax assets:
      Net operating loss carryforwards.........................................  $ 1,670
      Provision for doubtful accounts..........................................       18
                                                                                 -------
              Total deferred tax assets........................................    1,688
      Valuation allowance......................................................   (1,428)
                                                                                 -------
              Net deferred tax assets..........................................      260
                                                                                 -------
    Deferred tax liabilities:
      Plant and equipment......................................................      (90)
      Intangibles..............................................................     (170)
                                                                                 -------
              Total deferred tax liabilities...................................     (260)
                                                                                 -------
              Net deferred tax asset (liability)...............................  $    --
                                                                                 =======

     The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the differences summarized below (in thousands):

    Computed tax benefit at statutory rate.......................................  $(594)
    Non-deductible amortization of intangibles...................................    (40)
    Increase in valuation allowance..............................................    631
    Other........................................................................      3
                                                                                   -----
              Net tax expense (benefit)..........................................  $  --
                                                                                   =====

     The Company has approximately $4,400,000 of NOLs that expire from 2007 to 2010. The utilization of such NOLs is subject to certain limitations under federal, state and local income tax laws. Therefore, realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The NOLs have a full valuation allowance against them to the extent they will not be realized through the reversal of deferred tax liabilities.

7. RETIREMENT PLANS

     The Company sponsors a defined contribution 401(k) savings plan for its full-time employees through Granum. Neither the Company nor Granum match employees' contributions nor do they provide any other retirement benefits to its employees.

8. TRANSACTIONS WITH AFFILIATED COMPANIES


     During 1995, the Company was allocated fees of $417,714 from Granum for certain management activities and corporate overhead. The amounts due Granum and its affiliates at December 31, 1995 represent the net of various transactions and the allocation of interest expense on Granum's long-term debt. The allocated long-term debt bears interest consistent with Granum's credit facility which provides for interest based on various rate alternatives. Prior to the sale of the Company to Infinity on June 26, 1996, all intercompany debt was forgiven by Granum in the form of a capital contribution. At June 30, 1996, the balance of Amounts due to Affiliate represents an intercompany allocation of Infinity's long-term debt.

                       INFINITY HOLDINGS CORP. OF ORLANDO

9. COMMITMENTS AND CONTINGENCIES

     The Company leases office facilities and various items of equipment under noncancellable operating leases. Rental expense under operating leases amounted to $212,635 in 1995. Future minimum lease payments as of December 31, 1995 for all noncancellable operating leases are as follows (in thousands):

        1996................................................................  $  218
        1997................................................................     218
        1998................................................................     218
        1999................................................................     218
        2000................................................................     155
        Thereafter..........................................................     776
                                                                              ------
                  Total.....................................................  $1,803
                                                                              ======

10. SHAREHOLDER'S EQUITY


     The following reflects the changes in shareholder's equity of the Company for the year ended December 31, 1995 and the six months ended June 30, 1996 (in thousands, except share data):



                                                                                                     TOTAL
                                      SHARES      COMMON     ADDITIONAL         DEFICIT IN       SHAREHOLDER'S
                                    OUTSTANDING   STOCK    PAID-IN-CAPITAL   RETAINED EARNINGS      EQUITY
                                    -----------   ------   ---------------   -----------------   -------------
Balance, January 1, 1995..........     9,800       $  1        $ 4,400            $(2,910)         $   1,491
Capital contributions.............        --         --          5,058                 --              5,058
Net loss..........................        --         --             --             (1,748)            (1,748)
                                    -----------   ------   ---------------   -----------------   -------------
Balance, December 31, 1995........     9,800          1          9,458             (4,658)             4,801
Forgiveness of intercompany debt
  (unaudited).....................                              12,251                                12,251
Net loss (unaudited)..............        --         --             --             (1,960)            (1,960)
Elimination of Predecessor equity
  accounts (unaudited)............        --         --        (21,709)             6,618            (15,091)
                                    -----------   ------   ---------------   -----------------   -------------
Balance June 30, 1996, Successor
  (unaudited).....................     9,800       $  1        $    --            $    --          $       1
                                    =========     ======   ===========       =============        ==========



     In accordance with purchase accounting, the historical equity accounts of the Predecessor have been eliminated so as to properly reflect the equity accounts of the Successor as of June 30, 1996.


11. EXTRAORDINARY ITEMS

     During March 1995, Granum negotiated a new loan facility and repaid its then outstanding borrowings resulting in an extraordinary loss on the extinguishment of debt. The Company's allocable portion of that extraordinary loss was $36,031.


     In connection with Infinity's purchase of Granum during June 1996 and the repayment by Granum of its then outstanding borrowings, Granum wrote off unamortized deferred financing costs resulting in an extraordinary loss on the extinguishment of debt. The Company's allocable portion of that extraordinary loss was $346,120.

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Certain Definitions and Market and Industry
  Data.....................................   ii
Prospectus Summary.........................    1
Risk Factors...............................    9
Use of Proceeds............................   14
Dividend Policy............................   14
Dilution...................................   15
Capitalization.............................   16
Unaudited Pro Forma Combined Financial
  Data.....................................   17
Unaudited Pro Forma Combined Balance
  Sheet....................................   18
Unaudited Pro Forma Combined Statements of
  Operations...............................   21
Selected Historical Consolidated Financial
  Data.....................................   27
Management's Discussion and Analysis of the
  Pro Forma Combined Results of
  Operations...............................   31
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of Cox Radio..................   34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of NewCity....................   41
Business...................................   46
The NewCity Acquisition....................   77
Management.................................   79
Certain Relationships and Related
  Transactions.............................   87
Security Ownership of Certain Beneficial
  Owners...................................   88
Description of Capital Stock...............   89
Description of Indebtedness................   92
Shares Eligible for Future Sale............   93
Underwriting...............................   94
Certain United States Federal Tax
  Consequences to Non-United States Holders
  of Class A Common Stock..................   97
Legal Matters..............................  100
Experts....................................  100
Available Information......................  101
Index to Financial Statements..............  F-1


                          ---------------------------

    UNTIL            , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS U.S. UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------


                                7,500,000 SHARES


                             [LOGO COX RADIO, INC.]

                                COX RADIO, INC.
                              CLASS A COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                                          , 1996

                          ---------------------------
                                LEHMAN BROTHERS

                                ALLEN & COMPANY
                                  INCORPORATED

                                CS FIRST BOSTON

                              MORGAN STANLEY & CO.
                                 INCORPORATED

             ------------------------------------------------------
             ------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                     ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
               Subject to Completion, dated                , 1996

PROSPECTUS


                                           7,500,000 SHARES
                                            COX RADIO, INC.                             COX RADIO, INC.
                                         CLASS A COMMON STOCK


                          ---------------------------

     All of the shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), offered hereby are being sold by Cox Radio, Inc. ("Cox Radio" or the "Company"). Of the 7,500,000 shares of Class A Common Stock being offered, 6,000,000 shares are being offered initially outside the United States and Canada (the "International Offering") by the International Managers and shares are being concurrently offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (together with the International Managers, the "Underwriters"). The International Offering and the U.S. Offering are collectively referred to as the "Offerings."



     Cox Radio's authorized capital stock includes Class A Common Stock and Class B Common Stock, par value $1.00 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). Except with respect to voting and conversion, the rights of holders of Class A Common Stock and Class B Common Stock are identical. Each share of Class B Common Stock generally entitles its holder to ten votes, whereas each share of Class A Common Stock entitles its holder to one vote. Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. After giving effect to the sale of Class A Common Stock offered hereby and the issuance of 155,000 shares of restricted Class A Common Stock to management at the effective time of the Offerings (assuming that the Underwriters' over-allotment option is not exercised), Cox Enterprises, Inc. ("CEI") will own approximately 71.9% of the outstanding Common Stock and have 96.2% of the voting power of the Company. See "Description of Capital Stock."



     Prior to the Offerings, there has been no public market for the Class A Common Stock. The initial public offering price is expected to be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The initial public offering price and the underwriting discounts and commissions per share are identical for each of the Offerings. Application has been made for listing of the Class A Common Stock on the New York Stock Exchange ("NYSE") under the symbol "CXR."

                          ---------------------------

SEE "RISK FACTORS" COMMENCING ON PAGE 9 HEREIN FOR CERTAIN FACTORS THAT SHOULD
                   BE CONSIDERED BY PROSPECTIVE INVESTORS.
                         ---------------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------
                                                      PRICE TO     UNDERWRITING DISCOUNTS   PROCEEDS TO
                                                       PUBLIC        AND COMMISSIONS(1)      COMPANY(2)
- ----------------------------------------------------------------------------------------------------------
Per Share......................................... $              $                       $
- ----------------------------------------------------------------------------------------------------------
Total(3).......................................... $              $                       $
- ----------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Cox Radio has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by Cox Radio estimated to be $        .


(3) Cox Radio has granted the Underwriters a 30-day option to purchase up to an aggregate of 1,125,000 additional shares of Class A Common Stock on the same terms and conditions as set forth herein, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $      , $      and $      , respectively. See "Underwriting."

                          ---------------------------
     The shares of Class A Common Stock offered by this Prospectus are offered by the International Managers subject to prior sale, to withdrawal, cancellation, or modification of the offer without notice, to delivery to and acceptance by the International Managers and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about           , 1996.
                          ---------------------------
LEHMAN BROTHERS
                  ALLEN & COMPANY
                      INCORPORATED
                                     CS FIRST BOSTON
                                                  MORGAN STANLEY & CO.
                                                              INTERNATIONAL
          , 1996

                               ALTERNATE PAGE FOR
                            INTERNATIONAL PROSPECTUS

- ------------------------------------------------------

- ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE INTERNATIONAL MANAGERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                          ---------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Certain Definitions and Market and Industry
  Data.....................................   ii
Prospectus Summary.........................    1
Risk Factors...............................    9
Use of Proceeds............................   14
Dividend Policy............................   14
Dilution...................................   15
Capitalization.............................   16
Unaudited Pro Forma Combined Financial
  Data.....................................   17
Unaudited Pro Forma Combined Balance
  Sheet....................................   18
Unaudited Pro Forma Combined Statements of
  Operations...............................   21
Selected Historical Consolidated Financial
  Data.....................................   27
Management's Discussion and Analysis of the
  Pro Forma Combined Results of
  Operations...............................   31
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of Cox Radio..................   34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of NewCity....................   41
Business...................................   46
The NewCity Acquisition....................   77
Management.................................   79
Certain Relationships and Related
  Transactions.............................   87
Security Ownership of Certain Beneficial
  Owners...................................   88
Description of Capital Stock...............   89
Description of Indebtedness................   92
Shares Eligible for Future Sale............   93
Underwriting...............................   94
Certain United States Federal Tax
  Consequences to Non-United States Holders
  of Class A Common Stock..................   97
Legal Matters..............................  100
Experts....................................  100
Available Information......................  101
Index to Financial Statements..............  F-1


                          ---------------------------

    UNTIL            , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS INTERNATIONAL MANAGERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------


                                7,500,000 SHARES


                            [LOGO] COX RADIO, INC.

                                COX RADIO, INC.
                              CLASS A COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                                          , 1996

                          ---------------------------
                                LEHMAN BROTHERS

                                ALLEN & COMPANY
                                  INCORPORATED

                                CS FIRST BOSTON

                             MORGAN STANLEY & CO.
                                INTERNATIONAL

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the expenses of issuance and distribution of the shares of Class A Common Stock registered hereunder on Form S-1, other than underwriting discounts and commissions. All amounts except the Registration fee are estimated.

    Registration fee...........................................................  $47,587
    NASD Registration fees.....................................................   14,300
              fees.............................................................     *
    Blue Sky fees and expenses.................................................     *
    Legal fees and expenses....................................................     *
    Accounting fees and expenses...............................................     *
    Printing and engraving expenses............................................     *
    Registrar and Transfer Agent's fees........................................     *
    Miscellaneous..............................................................     *
                                                                                   -----
              Total............................................................  $  *
                                                                                   =====

- ---------------

* To be supplied by amendment.

     All of the above expenses have been or will be paid by the Company.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation contains a provision which eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Amended and Restated Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     There have been no sales of unregistered securities of the Company in the last three years.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                                           DESCRIPTION
- -------       ---------------------------------------------------------------------------------
   1.1   --   Form of Underwriting Agreement, dated as of             , 1996, by and among Cox
              Radio, Inc. and Lehman Brothers Inc., Allen & Company Incorporated, CS First
              Boston Corporation and Morgan Stanley & Co. Incorporated.
 **1.2   --   Form of International Underwriting Agreement, dated as of             , 1996, by
              and among Cox Radio, Inc. and Lehman Brothers International (Europe), Allen &
              Company Incorporated, CS First Boston Limited and Morgan Stanley & Co.
              International Limited.
  *2.1   --   Agreement and Plan of Merger, dated as of July 1, 1996, by and among Cox Radio,
              Inc., New Cox Radio II, Inc., NewCity Communications, Inc. and certain stockholders of NewCity Communications, Inc.
  *2.2   --   Guaranty by Cox Broadcasting, Inc., dated as of July 1, 1996, in favor of NewCity
              Communications, Inc.
   3.1   --   Amended and Restated Certificate of Incorporation of Cox Radio, Inc.
   3.2   --   Amended and Restated Bylaws of Cox Radio, Inc.
  *4.1   --   Indenture between NewCity Communications, Inc. and Shawmut Bank Connecticut,
              National Association, as Trustee, dated as of November 2, 1993, relating to the
              11 3/8% Notes due 2003 of NewCity Communications, Inc.
   4.2   --   First Supplemental Indenture between NewCity Communications, Inc. and Shawmut
              Bank Connecticut, National Association, as Trustee, dated as of September 16,
              1994, relating to the 11 3/8% Notes due 2003 of NewCity Communications, Inc.
   4.3   --   Specimen of Class A Common Stock Certificate.
   5.1   --   Opinion of Dow, Lohnes & Albertson, PLLC (including consent).
  10.1   --   Promissory Note for Cox Radio, Inc.
  10.2   --   Promissory Note for WSB, Inc.
  10.3   --   Promissory Note for Cox Kentucky, Inc.
  10.4   --   Promissory Note for WHIO, Inc.
  10.5   --   Promissory Note for Cox Syracuse, Inc.
  10.6   --   Promissory Note for WWRM, Inc.
  10.7   --   Promissory Note for WCKG, Inc.
  10.8   --   Form of New CEI Credit Facility.
  10.9   --   Cox Radio, Inc. Long-Term Incentive Plan.
  10.10  --   Cox Radio, Inc. Employee Stock Purchase Plan.
  10.11  --   Cox Radio, Inc. Restricted Stock Plan for Non-Employee Directors.
  11     --   Cox Radio, Inc. Statement Regarding: Computation of Earnings per Share.
  21     --   Subsidiaries of the Registrant.
  23.1   --   Consent and Report on Schedule of Deloitte & Touche LLP.
  23.2   --   Consent of Ernst & Young LLP.
  23.3   --   Consent of Deloitte & Touche LLP.
  23.4   --   Consent of Dow, Lohnes & Albertson, PLLC (contained in their opinion filed as
              Exhibit 5.1).
  23.5   --   Consent of Richard A. Ferguson to Become a Director.
 *24.1   --   Power of Attorney (included on page II-4).
  27.1   --   Financial Data Schedule (for SEC use only).


- ---------------


 * Previously filed.


** To be filed by amendment.

     (b) Financial Statement Schedule



     II. Valuation and Qualifying Account


     All other schedules for which provisions are made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.


ITEM 17.  UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:


          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.


          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1, to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of
Atlanta, State of Georgia, on August   , 1996.


                                          COX RADIO, INC.


                                          By:                  *

                                            ------------------------------------
                                            Robert F. Neil
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following person on behalf of the Registrant and in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                     DATE
- ---------------------------------------------    ----------------------------   ----------------
                     *                           Chairman of the Board of       August   , 1996
- ---------------------------------------------    Directors
             Nicholas D. Trigony

                     *                           President and Chief            August   , 1996
- ---------------------------------------------    Executive Officer, Director
               Robert F. Neil

          /s/  MARITZA C. PICHON                 Chief Financial Officer        August   , 1996
- ---------------------------------------------    (Principal Financial Officer
              Maritza C. Pichon                  and Principal Accounting
                                                 Officer)

                     *                           Director                       August   , 1996
- ---------------------------------------------
              James C. Kennedy

                     *                           Director                       August   , 1996
- ---------------------------------------------
              David E. Easterly


- ---------------


* Maritza C. Pichon, by signing her name hereto, does sign this document in behalf of each of the persons indicated above for whom she is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.



                                          By: /s/  MARITZA C. PICHON

                                            ------------------------------------

                                            Maritza C. Pichon


                                            Attorney-in-Fact

                                COX RADIO, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNT


                                   COLUMN A         COLUMN B              COLUMN C              COLUMN D       COLUMN E
                              ------------------  ------------   ---------------------------   -----------   -------------
                                                                          ADDITIONS
                                                                 ---------------------------
                                                                                  CHARGED TO
                                                   BALANCE AT      CHARGED TO       OTHER
                                                  BEGINNING OF     COSTS AND      ACCOUNTS --  DEDUCTIONS --  BALANCE AT
                                 DESCRIPTION         PERIOD         EXPENSES       DESCRIBE    DESCRIBE(1)   END OF PERIOD
                              ------------------  ------------   --------------   ----------   -----------   -------------
                                                                     (IN THOUSANDS)
Year Ended
  December 31, 1993.........  Allowance for
                              doubtful accounts
                              receivable              $697            $496           $ --         $ 647          $ 546
                                                  =========      ===========      ========     ==========    ==========
Year Ended
  December 31, 1994.........  Allowance for
                              doubtful accounts
                              receivable              $546            $620           $ --         $ 406          $ 760
                                                  =========      ===========      ========     ==========    ==========
Year Ended
  December 31, 1995.........  Allowance for
                              doubtful accounts
                              receivable              $760            $554           $ --         $ 540          $ 774
                                                  =========      ===========      ========     ==========    ==========


- ---------------

(1) Represents the net of accounts written off and accounts recovered.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                           DESCRIPTION
- -------       ---------------------------------------------------------------------------------
   1.1   --   Form of Underwriting Agreement, dated as of             , 1996, by and among Cox
              Radio, Inc. and Lehman Brothers Inc., Allen & Company Incorporated, CS First
              Boston Corporation and Morgan Stanley & Co. Incorporated.
 **1.2   --   Form of International Underwriting Agreement, dated as of             , 1996, by
              and among Cox Radio, Inc. and Lehman Brothers International (Europe), Allen &
              Company Incorporated, CS First Boston Limited and Morgan Stanley & Co.
              International Limited.
  *2.1   --   Agreement and Plan of Merger, dated as of July 1, 1996, by and among Cox Radio,
              Inc., New Cox Radio II, Inc., NewCity Communications, Inc. and certain stockholders of NewCity Communications, Inc.
  *2.2   --   Guaranty by Cox Broadcasting, Inc., dated as of July 1, 1996, in favor of NewCity
              Communications, Inc.
   3.1   --   Amended and Restated Certificate of Incorporation of Cox Radio, Inc.
   3.2   --   Amended and Restated Bylaws of Cox Radio, Inc.
  *4.1   --   Indenture between NewCity Communications, Inc. and Shawmut Bank Connecticut,
              National Association, as Trustee, dated as of November 2, 1993, relating to the
              11 3/8% Notes due 2003 of NewCity Communications, Inc.
   4.2   --   First Supplemental Indenture between NewCity Communications, Inc. and Shawmut
              Bank Connecticut, National Association, as Trustee, dated as of September 16,
              1994, relating to the 11 3/8% Notes due 2003 of NewCity Communications, Inc.
   4.3   --   Specimen of Class A Common Stock Certificate.
   5.1   --   Opinion of Dow, Lohnes & Albertson, PLLC (including consent).
  10.1   --   Promissory Note for Cox Radio, Inc.
  10.2   --   Promissory Note for WSB, Inc.
  10.3   --   Promissory Note for Cox Kentucky, Inc.
  10.4   --   Promissory Note for WHIO, Inc.
  10.5   --   Promissory Note for Cox Syracuse, Inc.
  10.6   --   Promissory Note for WWRM, Inc.
  10.7   --   Promissory Note for WCKG, Inc.
  10.8   --   Form of New CEI Credit Facility.
  10.9   --   Cox Radio, Inc. Long-Term Incentive Plan.
  10.10  --   Cox Radio, Inc. Employee Stock Purchase Plan.
  10.11  --   Cox Radio, Inc. Restricted Stock Plan for Non-Employee Directors.
  11     --   Cox Radio, Inc. Statement Regarding: Computation of Earnings per Share.
  21     --   Subsidiaries of the Registrant.
  23.1   --   Consent and Report on Schedule of Deloitte & Touche LLP.
  23.2   --   Consent of Ernst & Young LLP.
  23.3   --   Consent of Deloitte & Touche LLP.
  23.4   --   Consent of Dow, Lohnes & Albertson, PLLC (contained in their opinion filed as
              Exhibit 5.1).
  23.5   --   Consent of Richard A. Ferguson to Become a Director.
 *24.1   --   Power of Attorney (included on page II-4).
  27.1   --   Financial Data Schedule (for SEC use only).


- ---------------


 * Previously filed.


** To be filed by amendment.